    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997.


                                                      REGISTRATION NO. 333-21459
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HARTFORD LIFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  6719                                 06-1470915
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089
                                 (860) 843-7716
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                GREGORY A. BOYKO
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                              HARTFORD LIFE, INC.
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089
                                 (860) 843-7716
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

     GEORGE W. BILICIC, JR.            MICHAEL S. WILDER                ANDREW S. ROWEN
    CRAVATH, SWAINE & MOORE         ITT HARTFORD GROUP, INC.          SULLIVAN & CROMWELL
       825 EIGHTH AVENUE                 HARTFORD PLAZA                 125 BROAD STREET
    NEW YORK, NEW YORK 10019      HARTFORD, CONNECTICUT 06115       NEW YORK, NEW YORK 10004
         (212) 474-1000                  (860) 547-5000                  (212) 558-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



================================================================================================================
                                     PROPOSED             PROPOSED                                AMOUNT OF
    TITLE OF EACH CLASS OF        MAXIMUM AMOUNT      MAXIMUM OFFERING    MAXIMUM AGGREGATE     REGISTRATION
  SECURITIES TO BE REGISTERED    TO BE REGISTERED    PRICE PER SHARE(1)   OFFERING PRICE(1)       FEE(2)(3)
----------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
$.01 per share(4)..............   26,000,000 shares        $27.00           $702,000,000         $212,727.28
================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee.


(2) Includes $3,030.31 paid previously in connection with the filing of the Registration Statement on February 10, 1997.


(3) Calculated pursuant to Rule 457(a) promulgated under the Securities Act of 1933.


(4) Includes 3,000,000 shares of Class A Common Stock subject to the Underwriters' over-allotment options.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus: one to be used in connection with the offering in the United States (the "U.S. Prospectus") and one to be used in the concurrent international offering outside the United States (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page and the section entitled "Underwriting". The form of U.S. Prospectus included herein is followed by the front cover page, the inside front cover page, the Section entitled "Underwriting" and the back cover page to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus".

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997


                               23,000,000 SHARES


                              HARTFORD LIFE, INC.
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
[HARTFORD LOGO]
HARTFORD LIFE
                            ------------------------


    Of the 23,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered, 18,400,000 shares are being offered hereby in the United States and 4,600,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both Equity Offerings. See "Underwriting".



    Hartford Life, Inc. (the "Company") is an indirect wholly owned subsidiary of ITT Hartford Group, Inc. ("The Hartford") and, upon completion of the Equity Offerings, The Hartford will beneficially own 100% of the outstanding shares of Class B Common Stock, which will represent approximately 83.2% of the economic interest (i.e., the right to participate in distributions in respect of the common equity) in the Company (approximately 81.4% if the Underwriters' over-allotment options are exercised in full).



    Holders of Class A Common Stock generally have rights identical to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of the Company's stockholders. Following completion of the Equity Offerings, The Hartford will beneficially own shares of Class B Common Stock representing approximately 96.1% of the combined voting power of all the Company's classes of voting stock (approximately 95.6% if the Underwriters' over-allotment options are exercised in full) and will thereby be able, among other things, to direct the election of all the Company's directors and exercise a controlling influence over the business and affairs of the Company. See "Risk Factors -- Control by and Relationship with The Hartford" and "Description of Capital Stock".


    The Hartford has advised the Company that its current intention is to continue to hold all the shares of Class B Common Stock it beneficially owns. However, The Hartford has no contractual obligation to retain its shares of Class B Common Stock, except for a limited period described in "Underwriting".


    Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share will be between $24 and $27. For factors to be considered in determining the initial public offering price, see "Underwriting".



    Up to 700,000 shares of Class A Common Stock are being reserved for sale to certain employees of the Company, The Hartford and their respective affiliates, and the respective directors thereof, at the initial public offering price.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.



    The Class A Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange, Inc. under the symbol "HLI".

                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                             INITIAL PUBLIC         UNDERWRITING           PROCEEDS TO
                                             OFFERING PRICE          DISCOUNT(1)           COMPANY(2)
                                          --------------------- --------------------- ---------------------
Per Share................................           $                     $                     $
Total(3).................................           $                     $                     $


---------------

(1) The Company and The Hartford have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".


(2) Before deducting estimated expenses of $5,000,000 payable by the Company.


(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 2,400,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 600,000 shares of Class A Common Stock as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Company
    will be $        , $        and $        , respectively. See "Underwriting".

                            ------------------------

    The shares of Class A Common Stock offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares of Class A Common Stock will be ready
for delivery in New York, New York on or about           , 1997, against payment
therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                     DEAN WITTER REYNOLDS INC.
                                             MERRILL LYNCH & CO.
                                                                     MORGAN
STANLEY & CO.
                                             INCORPORATED

                                                               SMITH BARNEY INC.
                            ------------------------

               The date of this Prospectus is            , 1997.

                             AVAILABLE INFORMATION


     Hartford Life, Inc. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and the Class A Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto, filed with the Commission by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or on the internet at http://www.sec.gov. Copies of such materials also may be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


     Upon the completion of the offering made hereby in the United States (the "U.S. Offering") by the underwriters therefor (the "U.S. Underwriters") and the concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Equity Offerings") by the underwriters therefor (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"), the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission.


     The Class A Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE"). Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

                            ------------------------


     CERTAIN PERSONS PARTICIPATING IN THE EQUITY OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE EQUITY OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------

     THE COMPANY IS A HOLDING COMPANY WHICH OWNS DIRECTLY OR INDIRECTLY ALL THE OUTSTANDING SHARES OF CAPITAL STOCK OF CERTAIN INSURANCE COMPANY SUBSIDIARIES DOMICILED IN CONNECTICUT AND NEW JERSEY. INSURANCE LAWS OF SUCH STATES APPLICABLE TO THE COMPANY GENERALLY PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF THESE INSURANCE COMPANY SUBSIDIARIES, WITHOUT THE PRIOR APPROVAL OF THE APPROPRIATE INSURANCE REGULATORS. IN GENERAL, ANY PERSON WHO ACQUIRES BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE VOTING SECURITIES OF THE COMPANY WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, ALTHOUGH THE APPROPRIATE INSURANCE REGULATORS, UPON APPLICATION, MAY DETERMINE OTHERWISE.
                            ------------------------


     FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" means Hartford Life, Inc. and its consolidated subsidiaries. See "Glossary of Selected Insurance and Other Terms" for the definitions of certain insurance-related terms which are printed in boldface type the first time they appear in this Prospectus.

     Unless otherwise indicated, financial information, operating statistics and ratios applicable to the Company set forth in this Prospectus are based on United States generally accepted accounting principles ("GAAP") rather than STATUTORY ACCOUNTING PRACTICES. In addition, unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment options.

                                    GENERAL


     The Company is a leading insurance and financial services company with operations that provide (i) annuity products such as individual VARIABLE ANNUITIES and FIXED MVA ANNUITIES, deferred compensation and retirement plan services and mutual funds for savings and retirement needs to over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers and (iii) employee benefits products such as group life and group disability insurance for the benefit of over 15 million individuals. According to the latest publicly available data identified below, with respect to the United States, the Company is the largest writer of both total individual annuities and individual variable annuities based on sales for the year ended December 31, 1996, the eighth largest consolidated life insurance company based on STATUTORY ASSETS as of December 31, 1995, and the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance based on full-year 1995 new PREMIUMS and PREMIUM EQUIVALENTS.



     The Company's assets have grown at a compound annual growth rate of 36%, from $23 billion in 1992 to $80 billion in 1996. The Company has achieved rapid growth of assets by pursuing a strategy of selling diverse and innovative products through multiple distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent UNDERWRITING techniques and capitalizing on its brand name and customer recognition of the Hartford stag logo (the "Stag Logo"), one of the most recognized symbols in the financial services industry. During this period, the Company has attained strong market positions for its principal product offerings -- annuities, individual life insurance and employee benefits. In particular, the Company holds the leading market position in the individual variable annuity industry based on sales for the year ended December 31, 1996. The Company's sales of individual variable annuities grew from $1.8 billion in 1992 to $9.3 billion in 1996, and, for the year ended December 31, 1996, the Company had a 13% market share (according to information compiled by Variable Annuities Research and Data Service ("VARDS")). During this period of growth, the Company's separate account assets, which are generated principally by the sale of annuities, grew from 36% of total assets at December 31, 1992 to 62% of total assets at December 31, 1996. The Company believes that such asset growth stems from various factors including the variety and quality of its product offerings, the performance of its products, the effectiveness of its multiple channel distribution network, the quality of its customer service and the overall growth of the variable annuity industry and the stock and bond markets. However, there is no assurance that the Company's historical growth rate will continue. See "Risk Factors -- Risks Associated with Certain Economic and Market Factors".



     Management believes the Company's substantial growth in assets, together with management's effort to control expenses, has made the Company one of the most efficient competitors in the insurance industry, placing it among the top ten of the fifty largest life insurers (based on statutory assets) in operating efficiency. The Company's ratio of GENERAL INSURANCE EXPENSES to statutory assets, an industry measure of operating efficiency, improved to .64% in 1996, from .72% in 1995 and 1.38% in 1992, as compared with the average ratio for the top fifty life insurance companies, for the year ended December 31, 1995, of 1.50%, based on information compiled by A.M. Best Company, Inc. ("A.M. Best").

                             ANALYSIS OF NET INCOME



     As shown in the following table, the Company's operating results by segment reflect: (i) strong results from its Annuity, Individual Life Insurance and Employee Benefits segments, offset by (ii) results in its Guaranteed Investment Contracts segment, from which management expects no material income or loss in the future as described herein, and (iii) results in the Company's corporate operation (the "Corporate Operation"). In response to the results in the Guaranteed Investment Contracts segment in 1994, the Company undertook a thorough review of the guaranteed investment contract market and determined to substantially withdraw from the GENERAL ACCOUNT guaranteed rate contract ("GRC") business in 1995. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the investment portfolio of Closed Book GRC (as defined below). Because the Company does not expect any material income or loss from the Guaranteed Investment Contracts segment in the years subsequent to 1996, management believes that future earnings will be dependent on income from the Annuity, Individual Life Insurance and Employee Benefits segments, net of the Corporate Operation.



     In the first quarter of 1997, net income increased by $24 million, or 62%, to $63 million from $39 million in the first quarter of 1996 due to growth in the Annuity, Individual Life Insurance and Employee Benefits segments of 30%, 22% and 13%, respectively, and the elimination of losses in the Guaranteed Investment Contracts segment. These results were partially offset by higher unallocated expense in the Corporate Operation primarily due to an increase in interest expense related to the Pre-Offering Indebtedness. See "Company Financing Plan".



                                                                                  FOR THE
                                                                               THREE MONTHS
                                          FOR THE YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                         ---------------------------------   -----------------
                                         1992   1993   1994   1995   1996    1996        1997
                                         ----   ----   ----   ----   -----   ----       ------
                                                             (IN MILLIONS)
Annuity................................  $ 35   $ 54   $ 84   $113   $ 145   $ 33       $   43
Individual Life Insurance..............    17     21     27     37      44      9           11
Employee Benefits......................    36     48     53     67      78     16           18
Guaranteed Investment Contracts(1).....    21     30      1    (67)   (225)   (15)          --
Corporate Operation(2).................   (16)   (28)   (14)     3     (18)    (4)         (10)
Unallocated net realized capital gains
  (losses)(3)..........................     8      5     --     (3)     --     --            1
Cumulative effect of changes in
  accounting principles(4).............   (47)    --     --     --      --     --           --
                                         ----   ----   ----   ----    ----    ---         ----
  Net income...........................  $ 54   $130   $151   $150   $  24   $ 39       $   63
                                         ====   ====   ====   ====    ====    ===         ====


---------------

(1) The Company substantially withdrew from the general account GRC business in 1995. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future as described herein.



(2) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any segment such as items related to the ITT Spin-Off (as defined herein). For a discussion of the Corporate Operation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".



    The following table details the components of the Corporate Operation:



                                                                                                     FOR THE
                                                                                                  THREE MONTHS
                                                       FOR THE YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                                  -----------------------------------------     -----------------
                                                  1992     1993     1994     1995     1996      1996        1997
                                                  ----     ----     ----     ----     -----     ----       ------
                                                                           (IN MILLIONS)
    Unallocated income and expense..............  $(11)    $ (3)    $ (7)    $(14)    $ (18)    $ (4)      $  (10)
    Group medical business......................    (5)     (25)      (7)      (1)        1       --           --
    ITT Spin-Off related items and other........    --       --       --       18        (1)      --           --
                                                  ----     ----     ----     ----      ----      ---         ----
            Total Corporate Operation...........  $(16)    $(28)    $(14)    $  3     $ (18)    $ (4)      $  (10)
                                                  ====     ====     ====     ====      ====      ===         ====



(3) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.



(4) Reflects the cumulative effect of adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.

                                SEGMENT ANALYSIS



     Annuity net income has grown at a compound annual rate of 43%, from $35 million in 1992 to $145 million in 1996. This segment offers individual variable annuities and fixed MVA annuities, deferred compensation and retirement plan services, mutual funds, investment management services and other financial products. As indicated above, the Company is the largest writer of individual annuities (according to information compiled by Life Insurance Marketing and Research Association ("LIMRA")) and the largest writer of individual variable annuities (according to information compiled by VARDS). In 1996, the Company sold $9.8 billion of individual annuities, of which $9.3 billion were individual variable annuities; of the Company's total individual annuities, $6.6 billion were sold through broker-dealers and $3.2 billion were sold through banks. The Company's variable annuity product offerings include the Putnam Capital Manager Variable Annuity and The Director, two of the four highest selling variable annuity contracts in the United States for the year ended December 31, 1996. These variable annuity products allow customers to save for retirement on a tax-deferred basis through a variety of mutual funds provided by the Company. The Company's fixed MVA annuity also provides customers a tax-deferred savings vehicle with fixed rates for guaranteed periods. As of December 31, 1996, such fixed rates ranged from 3.4% to 9.3% and averaged 6.53%, while the periods over which such rates are to be paid ranged from one to ten years and averaged approximately seven years. The Company has distribution arrangements to sell its individual annuity products with approximately 1,350 national and regional broker-dealers and approximately 450 banks. Management believes that it has established a strong distribution franchise through its long-standing relationships with the members of its bank and broker-dealer network and is committed both to expanding sales through these established channels of distribution and promoting new distributors for all its products and services.



     Individual Life Insurance net income has grown at a compound annual rate of 27%, from $17 million in 1992 to $44 million in 1996. This segment, which focuses on the high-end estate and business planning markets, sells a variety of individual life insurance products, including VARIABLE LIFE and UNIVERSAL LIFE INSURANCE policies. The Company believes that it is one of the leading competitors in the high-end estate and business planning markets as indicated by its relatively high average face value per POLICY. The Company has distribution arrangements to sell its individual life insurance products in the United States with approximately 137,000 licensed life insurance agents.



     Employee Benefits net income has grown at a compound annual rate of 21%, from $36 million in 1992 to $78 million in 1996. This segment sells group insurance products, including group life and group disability insurance and corporate-owned life insurance ("COLI"), and engages in certain international operations. As indicated above, the Company is the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance, as well as the fourth largest writer of group life insurance, based on full-year 1995 new premiums and premium equivalents (according to information reported to the Employee Benefits Plan Review ("EBPR")). Management believes that, as a result of the Company's name recognition, the value-added nature of its managed disability products and its effective claims administration, it is one of the leading sellers in the "large case" group market (companies with over 1,000 employees) and that further growth opportunities exist in the "small" and "medium case" group markets. The Company uses an experienced group of employees to distribute its Employee Benefits products through a variety of distribution outlets, including insurance agents, brokers, associations and THIRD-PARTY ADMINISTRATORS.



     Guaranteed Investment Contracts net income has declined from net income of $21 million in 1992 to a net loss of $225 million in 1996. The results of this segment have been primarily affected by prepayments substantially in excess of assumed and historical levels of mortgage-backed securities ("MBSS") and collateralized mortgage obligations ("CMOS") supporting a block of traditional general account GRC written by the Company prior to 1995 ("Closed Book GRC"). The Company substantially withdrew from the general account GRC business in 1995 and now writes a limited amount of such business primarily as an accommodation to customers. For example, in the first quarter of 1997 the Company wrote $13 million of general account GRC (most of which was renewals to existing customers), representing an expected annual net income of less than $30,000. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. The Company expects no material income or loss from the Guaranteed Investment Contracts segment in the future. For a discussion of Closed Book GRC and the risk of future losses, see "Risk Factors --

Interest Rate Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Guaranteed Investment Contracts Segment Results -- Closed Book GRC".



     The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. The Corporate Operation includes (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as items related to the ITT Spin-Off (as defined below).


     The Company's principal insurance subsidiaries currently are rated "A+ (superior)" by A.M. Best and have claims-paying ability ratings of "AA" from Standard and Poor's ("S&P") and "AA+" from Duff & Phelps Credit Rating Co. ("Duff & Phelps"), and one such insurance subsidiary, Hartford Life Insurance Company ("Hartford Life"), has an insurance financial strength rating of "Aa3" from Moody's Investors Service, Inc. ("Moody's").


     The Company is a direct subsidiary of Hartford Accident and Indemnity Company ("Hartford Accident and Indemnity") and an indirect subsidiary of ITT Hartford Group, Inc. ("The Hartford"). The Hartford is among the largest domestic and international providers of commercial property-casualty insurance, property-casualty REINSURANCE and personal lines (including homeowners and auto) coverages. On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all of the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date (the transactions relating to such distribution are referred to herein as the "ITT Spin-Off"). As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company.


                               BUSINESS STRATEGY

     Management believes that its corporate strategies will maintain and enhance its position as a market leader within the financial services industry and will maximize stockholder value. In addition, the Company's strong positions in each of its businesses, coupled with the growth potential management believes exists in its markets, provide opportunities to increase sales of its products and services, as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations. Management has established the following strategic priorities for the Company:


     LEVERAGE THE COMPANY'S MULTIPLE CHANNEL DISTRIBUTION NETWORK. Management believes that the Company's multiple channel distribution network provides a distinct competitive advantage in selling its products and services to a broad cross-section of customers throughout varying economic and market cycles. The Company has access to a variety of distribution outlets through which it sells its products and services, including approximately 1,350 national and regional broker-dealers, approximately 450 banks (including 21 of the 25 largest banks in the United States), 137,000 licensed life insurance agents, 2,900 insurance brokers, 244 third-party administrators and 165 associations. In particular, the Company believes that the bank and broker-dealer network employed by its Annuity segment is among the largest in the insurance industry. Management believes that this extensive distribution system generally provides the Company with greater opportunities to access its customer base than its competitors and allows the Company to introduce new products and services quickly through this established distribution network as well as new channels of distribution. For example, the Company sells fixed MVA annuities, variable annuities, mutual funds, single premium variable life insurance and Section 401(k) plan services through its broker-dealer and bank distribution systems.



     OFFER DIVERSE AND INNOVATIVE PRODUCTS. The Company provides its customers a diverse mix of products and services aimed at serving their needs throughout the different stages of their lives and during varying economic cycles. The Company offers a variety of variable and fixed MVA annuity products with funds managed both internally and by outside money managers such as Wellington Management Company, LLP ("Wellington"), Putnam Financial Services, Inc. ("Putnam") and Dean Witter InterCapital, Inc. ("Dean Witter"). The Company also regularly develops and brings to market innovative products and services. For example, the Company was the first major seller of individual annuities to successfully develop and market fixed annuities with an MVA feature which protects the Company from losses due to higher interest rates in the event of early surrender. The Company also was a leader in introducing the "managed disability" approach to the group disability insurance market. This approach focuses on early claimant intervention in an effort to facilitate a claimant's return to work and to contain costs.


     CAPITALIZE ON ECONOMIES OF SCALE, CUSTOMER SERVICE AND TECHNOLOGY. As a result of its growth and attention to maintaining low expenses, the Company believes it has achieved advantageous economies of scale and operating efficiencies in its businesses which together enable the Company to competitively price its products for its distribution network and policyholders. For example, as noted above, the Company is the eighth largest consolidated life insurance company based on statutory assets as of December 31, 1995, with a ratio (as of such date) of general insurance expenses to statutory assets that is less than half the average ratio of its principal competitors. In addition, the Company has reduced its individual annuity expenses as a percentage of total individual annuity account value to 28 BASIS POINTS in 1996 from 43 basis points in 1992. In addition, the Company believes that it maintains high-quality service for its customers and utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products. In 1996, the Company received one of the five Quality Tested Service Seals awarded by DALBAR Inc. ("DALBAR"), a recognized independent research organization, for its achievement of the highest tier of customer service in the variable annuity industry.



     CONTINUE PRUDENT RISK MANAGEMENT. The Company's product designs, prudent underwriting standards and risk management techniques protect it against DISINTERMEDIATION risk and greater than expected MORTALITY and MORBIDITY. As of December 31, 1996, the Company had limited exposure to disintermediation risk on approximately 99% of its insurance liabilities through the use of NON-GUARANTEED SEPARATE ACCOUNTS, MVA features, policy loans, SURRENDER CHARGES and non-surrenderability provisions. With respect to the Company's individual annuities, 97% of the related total account value was subject to surrender charges as of December 31, 1996. The Company also enforces disciplined claims management to protect the Company against greater than expected mortality and morbidity. The Company regularly monitors its underwriting, mortality and morbidity assumptions to determine whether its experience remains consistent with these assumptions and to ensure that the Company's product pricing remains appropriate.



     BUILD ON BRAND NAME AND FINANCIAL STRENGTH. Management believes that the combined effect of the above-mentioned strengths, The Hartford's 187-year history and customer recognition of the Stag Logo have produced a distinguished brand name for the Company. The Company's financial strength, characterized by sound ratings and a balance sheet of well-protected liabilities and highly rated assets, also has enhanced the Company's brand name within the financial services industry. Management believes that brand awareness, an established reputation and financial strength will continue to be important factors in maintaining distribution relationships, enhancing investment advisory alliances and generating new sales with customers.


               RELATIONSHIP BETWEEN THE COMPANY AND THE HARTFORD


     Following the Equity Offerings, The Hartford will continue to be the controlling stockholder of the Company and will beneficially own 100% of the outstanding Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which will represent approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the over-allotment options of the Underwriters are exercised in full). The Hartford has advised the Company that its current intention is to continue to hold all the shares of Class B Common Stock it beneficially owns. However, The Hartford has no contractual obligation to retain its shares of Class B Common Stock, except for a limited period described in "Underwriting".


     Promptly following the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with The Hartford or the Company. The Board of Directors of the Company (the "Board of Directors") will then consist of ten members, including eight who are directors and/or officers of The Hartford. See "Management -- Directors". The Hartford will have the ability to change the size and composition of the Company's Board of Directors.

     For additional information concerning the Company's relationship with The Hartford following the Equity Offerings, see "Risk Factors -- Control by and Relationship with The Hartford" and "Certain Relationships and Transactions".

                             COMPANY FINANCING PLAN



     Historically, for financial reporting purposes, The Hartford internally allocated a portion of its third-party indebtedness (referred to as the "Allocated Advances") to the Company's life insurance subsidiaries. Cash was contributed to the life insurance subsidiaries in connection with certain of such Allocated Advances. In February 1997, the Company (i) declared a dividend of $1.184 billion payable to Hartford Accident and Indemnity, (ii) obtained a line of credit from a syndicate of four banks (the "Line of Credit") in the amount of $1.3 billion, (iii) borrowed $1.084 billion under the Line of Credit and (iv) paid to Hartford Accident and Indemnity the $1.184 billion dividend, which consisted of the $1.084 billion in cash borrowed under the Line of Credit and $100 million in the form of a promissory note executed by the Company for the benefit of Hartford Accident and Indemnity (the "$100 Million Promissory Note"). $893 million of such dividend constituted a repayment of the Allocated Advances. In addition, on April 4, 1997, the Company declared and paid a dividend of $25 million to Hartford Accident and Indemnity in the form of a promissory note executed by the Company for the benefit of Hartford Accident and Indemnity (the "$25 Million Promissory Note" and, together with the $100 Million Promissory Note, the "Promissory Notes"). The Line of Credit and the Promissory Notes are hereinafter referred to as the "Pre-Offering Indebtedness".



     The Company will use the net proceeds from the Equity Offerings to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes.



     Promptly following the Equity Offerings, subject to market conditions, the Company plans to offer approximately $650 million of debt securities (the "Debt Securities") in one or more offerings (the "Debt Offering") pursuant to a shelf registration statement. The completion of the Equity Offerings will not be conditioned on the completion of the Debt Offering. The Company will use the net proceeds from the Debt Offering to further reduce the Pre-Offering Indebtedness. For a description of certain transactions effected prior to the Equity Offerings and the actions to be taken concurrently with or promptly after the Equity Offerings, see "Company Financing Plan".


                              THE EQUITY OFFERINGS


Class A Common Stock offered(1):
     United States Offering.....    18,400,000  shares
     International Offering.....     4,600,000  shares
                                  ------------
          Total.................    23,000,000  shares
Common Stock to be outstanding
  after the Equity
  Offerings(1)(2):
     Class A Common Stock.......    23,000,000  shares
     Class B Common Stock.......   114,000,000  shares
                                  ------------
          Total.................   137,000,000  shares


---------------

(1) Assumes the Underwriters' over-allotment options are not exercised. See "Underwriting". If the Underwriters exercise such over-allotment options in full, the number of shares of Class A Common Stock sold in the U.S. Offering and the International Offering will be 20,800,000 and 5,200,000, respectively.



(2) Does not include shares reserved for issuance pursuant to the Company's benefit plans and its restricted stock plan for non-employee directors.

Dividend Policy............  The holders of Class A Common Stock and Class B
                             Common Stock will share ratably on a per share basis in all dividends and other distributions declared by the Board of Directors. The Board of Directors currently intends to declare quarterly dividends on the Common Stock and expects that the first quarterly dividend payment will be $.09 per share, with the initial dividend to be declared and paid in the third quarter of 1997. For a discussion of the tax treatment of such dividends, see "Dividend Policy". For a discussion of the factors that affect the determination by the Board of Directors to declare dividends, as well as certain other matters concerning the Company's dividend policy, see "Dividend Policy" and "Risk
                             Factors -- Holding Company Structure; Restrictions on Dividends".



Voting Rights..............  On all matters submitted to a vote of stockholders, holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share. The Class A Common Stock and Class B Common Stock generally will vote together as a single class on all matters, except as otherwise required by law. See "Description of Capital Stock -- Class A Common Stock and Class B Common Stock -- Voting Rights".



Conversion.................  Under certain circumstances, shares of Class B
                             Common Stock will convert or are convertible into an equivalent number of shares of Class A Common Stock. See "Description of Capital Stock -- Class A Common Stock and Class B Common Stock -- Conversion".



Use of Proceeds............  Based upon an assumed initial offering price of
                             $25.50 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus), the net proceeds to the Company from the Equity Offerings are estimated to be $546.3 million (or $618.2 million if the Underwriters' over-allotment options are exercised in full), after deducting the underwriting discounts and estimated expenses for the Equity Offerings payable by the Company. The Company will use the net proceeds of the Equity Offerings to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes. See "Use of Proceeds".



New York Stock Exchange
  Listing..................  The Class A Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the symbol "HLI".


                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors" before purchasing shares of the Class A Common Stock offered hereby.

                             SUMMARY FINANCIAL DATA


     The summary income statement data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company and its subsidiaries. The Company's consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and are included elsewhere in this Prospectus, together with the report of Arthur Andersen LLP thereon. The Company's consolidated financial statements as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 were derived from audited consolidated financial statements of certain of the Company's subsidiaries and The Hartford and include all adjustments that management considers necessary for a fair presentation of the data for such periods. The summary income statement data and balance sheet data for the three months ended March 31, 1996 and 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the full fiscal year. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements, the notes thereto and the other financial information included elsewhere in this Prospectus.



                                                                                                        AS OF OR FOR
                                                                                                      THE THREE MONTHS
                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                   -----------------------------------------------   ------------------
                                                    1992      1993      1994      1995      1996      1996       1997
                                                   -------   -------   -------   -------   -------   -------    -------
                                                                    (IN MILLIONS)                      (IN MILLIONS,
                                                                                                         UNAUDITED)
INCOME STATEMENT DATA
Revenues:
  Premiums and other considerations............... $ 1,273   $ 1,755   $ 2,139   $ 2,643   $ 3,069   $   941    $   679
  Net investment income...........................   1,038     1,160     1,403     1,451     1,534       362        375
  Net realized capital gains (losses).............      10         7         1        (4)     (219)       --          1
                                                   -------   -------   -------   -------   -------   -------    -------
    Total revenues................................   2,321     2,922     3,543     4,090     4,384     1,303      1,055
                                                   -------   -------   -------   -------   -------   -------    -------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment
    expenses......................................   1,663     1,903     2,254     2,395     2,727       651        659
  Amortization of deferred policy acquisition
    costs.........................................      74       188       149       205       241        66         83
  Dividends to policyholders(1)...................      48       228       419       675       635       286         54
  Interest expense(2).............................      26        25        29        35        55        11         16
  Other insurance expense.........................     360       377       469       554       695       230        143
                                                   -------   -------   -------   -------   -------   -------    -------
    Total benefits, claims and expenses...........   2,171     2,721     3,320     3,864     4,353     1,244        955
                                                   -------   -------   -------   -------   -------   -------    -------
Income before income tax expense..................     150       201       223       226        31        59        100
Income tax expense................................      49        71        72        76         7        20         37
Income before cumulative effect of changes in
  accounting principles...........................     101       130       151       150        24        39         63
Cumulative effect of changes in accounting
  principles(3)...................................     (47)       --        --        --        --        --         --
                                                   -------   -------   -------   -------   -------              -------
    Net income.................................... $    54   $   130   $   151   $   150   $    24   $    39    $    63
                                                   =======   =======   =======   =======   =======   =======    =======
BALANCE SHEET DATA
General account invested assets................... $13,514   $15,866   $18,078   $20,072   $19,830              $19,593
SEPARATE ACCOUNT assets(4)........................   8,550    16,314    22,847    36,296    49,770               51,413
All other assets..................................   1,430     7,454     9,324     9,594    10,333               10,496
                                                   =======   =======   =======   =======   =======              =======
  Total assets.................................... $23,494   $39,634   $50,249   $65,962   $79,933              $81,502
                                                   -------   -------   -------   -------   -------              -------
Policy liabilities................................ $13,040   $20,863   $25,208   $26,318   $26,239              $25,817
Separate account liabilities(4)...................   8,550    16,314    22,847    36,296    49,770               51,413
Allocated Advances from parent(2)(5)..............     375       425       525       732       893                   --
All other liabilities.............................     802     1,107     1,283     1,439     1,757                3,348
                                                   -------   -------   -------   -------   -------              -------
  Total liabilities............................... $22,767   $38,709   $49,863   $64,785   $78,659              $80,578
                                                   =======   =======   =======   =======   =======              =======
Stockholder's equity(5)(6)........................ $   727   $   925   $   386   $ 1,177   $ 1,274              $   924
                                                   =======   =======   =======   =======   =======              =======
Stockholder's equity, excluding net unrealized
  capital gains (losses), net of tax(5)........... $   727   $   931   $ 1,116   $ 1,221   $ 1,245              $ 1,017
                                                   =======   =======   =======   =======   =======              =======

                                                                                                    As of or for the
                                                                                                   Three Months Ended
                                                   As of or for the Year Ended December 31,             March 31,
                                                -----------------------------------------------   ---------------------
                                                 1992      1993      1994      1995      1996      1996          1997
                                                -------   -------   -------   -------   -------   -------       -------
                                                                                                      (in millions,
                                                                 (in millions)                    unaudited)
OTHER FINANCIAL DATA (AFTER TAX)

Analysis of Net Income:
  Annuity.....................................  $    35   $    54   $    84   $   113   $   145   $    33       $    43
  Individual Life Insurance...................       17        21        27        37        44         9            11
  Employee Benefits...........................       36        48        53        67        78        16            18
  Guaranteed Investment Contracts.............       21        30         1       (67)     (225)      (15)           --
  Corporate Operation(7)......................      (16)      (28)      (14)        3       (18)       (4)          (10)
  Unallocated net realized capital gains
    (losses)(8)...............................        8         5        --        (3)       --        --             1
  Cumulative effect of changes in accounting
    principles(3).............................      (47)       --        --        --        --        --            --
                                                -------   -------   -------   -------   -------   -------       -------
        Net income............................  $    54   $   130   $   151   $   150   $    24   $    39       $    63
                                                =======   =======   =======   =======   =======   =======       =======
Selected Segment Data
Annuity:
  Individual annuity sales....................  $ 2,212   $ 4,232   $ 7,005   $ 6,947   $ 9,841   $ 2,240       $ 2,572
  Group annuity sales.........................      326       370       366       495       634        90           165
  Account value
    General account...........................    3,779     4,767     5,499     6,892     7,411     6,950         7,522
    Guaranteed separate account(9)............    2,663     3,989     7,026     8,996     9,130     8,790         9,189
    Non-guaranteed separate account(10).......    5,451    11,003    14,282    21,970    34,219    24,996        36,007
                                                -------   -------   -------   -------   -------   -------       -------
        Total account value...................  $11,893   $19,759   $26,807   $37,858   $50,760   $40,736       $52,718
                                                =======   =======   =======   =======   =======   =======       =======
Individual Life Insurance:
  Individual life sales.......................  $    90   $    96   $    94   $   107   $   130   $    22       $    24
  Account value
    General account...........................      816     1,127     1,456     1,579     1,998     1,622         2,023
    Separate account..........................       --       736       836       979     1,238     1,034         1,307
                                                -------   -------   -------   -------   -------   -------       -------
        Total account value...................  $   816   $ 1,863   $ 2,292   $ 2,558   $ 3,236   $ 2,656       $ 3,330
                                                =======   =======   =======   =======   =======   =======       =======
Employee Benefits:
  Group insurance premiums....................  $   841   $   856   $   974   $ 1,103   $ 1,329   $   290       $   362
  Group insurance reserves....................    1,056     1,224     1,412     1,633     1,934     1,684         1,991
  Total group insurance invested assets.......    1,046     1,212     1,400     1,617     1,917     1,668         1,973
  COLI account value
    General account...........................      864     1,549     2,308     3,566     4,028     3,923         3,853
    Separate account..........................       --        --       897     3,484     4,441     3,537         4,352
                                                -------   -------   -------   -------   -------   -------       -------
        Total COLI account value..............  $   864   $ 1,549   $ 3,205   $ 7,050   $ 8,469   $ 7,460       $ 8,205
                                                =======   =======   =======   =======   =======   =======       =======
Guaranteed Investment Contracts:
  Guaranteed investment contract sales........  $ 1,608   $ 1,730   $ 1,732   $   893   $   169   $    70       $    41
  Account value
    General account...........................    5,673     6,216     7,257     5,722     4,124     5,318         3,758
    Guaranteed separate account...............      182       193       124       346       408       415           428
                                                -------   -------   -------   -------   -------   -------       -------
        Total account value...................  $ 5,855   $ 6,409   $ 7,381   $ 6,068   $ 4,532   $ 5,733       $ 4,186
                                                =======   =======   =======   =======   =======   =======       =======
Statutory Data(11)
Gains from operations.........................  $    59   $    61   $    45   $   175   $   148
Gains (losses)................................       70        10        29       (62)       23
                                                -------   -------   -------   -------   -------
Net income....................................  $   129   $    71   $    74   $   113   $   171
                                                =======   =======   =======   =======   =======
Capital and surplus...........................  $   824   $   956   $ 1,088   $ 1,224   $ 1,320
                                                =======   =======   =======   =======   =======



                                                                                AS OF OR FOR THE THREE MONTHS
                                                                                     ENDED MARCH 31, 1997
                                                                          ------------------------------------------
                                                                                                              AS
                                                                                        PRO FORMA          ADJUSTED
                                                                                     FOR PRE-OFFERING     FOR EQUITY
                                                                          HISTORICAL TRANSACTIONS(12)     OFFERINGS
                                                                          ------     ----------------     ----------
                                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Capitalization Data
Borrowings under Line of Credit.........................................  $1,084          $1,084            $  714
Short-term debt due parent..............................................     100             125               125
Stockholder's equity(5)(6)..............................................     924             899             1,445

Pro Forma Per Share Data(13)(14)
Net income..............................................................                  $ 0.51            $ 0.51
Book value..............................................................                    7.89             10.55

 (1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit Life Insurance Company ("Mutual Benefit") of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996 (as defined in "Risk Factors -- Adverse Effect of Legislation and Regulatory Actions").



 (2) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes. The increase in Allocated Advances from parent in 1995 was attributable to the ITT Spin-Off.


 (3) Reflects the cumulative effect of adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.


 (4) Includes both non-guaranteed and guaranteed separate accounts.



 (5) The Company has received capital contributions and paid or accrued dividends to its stockholder for the five-year period ended December 31, 1996 and for the three months ended March 31, 1996 and 1997, as set forth in the table below. The capital contributions described below exclude those amounts classified as Allocated Advances from parent. Dividends exclude those amounts classified as interest expense with respect to the Allocated Advances from parent and paid to The Hartford as described in note (2) above.



                                                                                                    FOR THE
                                                                                                 THREE MONTHS
                                                   FOR THE YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                             --------------------------------------------      -----------------
                                             1992      1993      1994      1995      1996      1996        1997
                                             ----      ----      ----      ----      ----      ----        -----
                                                                                                 (IN MILLIONS,
                                                            (IN MILLIONS)                         UNAUDITED)
        Capital contributions.............   $ --      $100      $ 50      $180      $ --      $ --        $  --
        Dividends.........................     --        24        17       226        --        --          291
                                             ----      ----      ----      ----      ----      -----       -----
            Net contributions.............   $ --      $ 76      $ 33      $(46)     $ --      $ --        $(291)
                                             ====      ====      ====      ====      ====      =====       =====



 (6) Stockholder's equity beginning December 31, 1994 reflects the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. See Note 2 of notes to consolidated financial statements included elsewhere in this Prospectus.



 (7) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".



    The following table details the components of the Corporate Operation:



                                                                                                      FOR THE
                                                                                                   THREE MONTHS
                                                                                                       ENDED
                                                          FOR THE YEAR ENDED DECEMBER 31,            MARCH 31,
                                                      ----------------------------------------     -------------
                                                      1992     1993     1994     1995     1996     1996     1997
                                                      ----     ----     ----     ----     ----     ----     ----
                                                                   (IN MILLIONS)                   (IN MILLIONS,
                                                                                                    UNAUDITED)
        Unallocated income and expense................ $(11)   $ (3)    $ (7)    $(14)    $(18)    $ (4)    $(10)
        Group medical business........................   (5)    (25)      (7)      (1)       1       --       --
        ITT Spin-Off related items and other..........   --      --       --       18       (1)      --       --
                                                      ----     ----     ----     ----     ----     ----     ----
            Total Corporate Operation................. $(16)   $(28)    $(14)    $  3     $(18)    $ (4)    $(10)
                                                      ====     ====     ====     ====     ====     ====     ====



 (8) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.



 (9) Guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and on which the Company contractually guarantees a minimum return, subject, in most cases, to an MVA feature if the relevant product is surrendered prior to the end of the applicable guarantee period.



(10) Non-guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and as to which the Company does not guarantee a minimum return.

(11) Statutory data has been derived from Annual Statements of Hartford Life and Accident Insurance Company ("Hartford Life and Accident"), Hartford Life and ITT Hartford Life and Annuity Insurance Company ("ITT Hartford Life and Annuity") filed with insurance regulatory authorities, each in accordance with statutory accounting practices. Gains (losses) are net of IMR and taxes.



(12) The pro forma capitalization data reflects the Pre-Offering Transactions (as defined in "Capitalization"), as if such transactions had occurred as of March 31, 1997.



(13) Pro forma per share data is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings plus an assumed issuance of 9.64 million shares of Class A Common Stock in the Equity Offerings (the number of shares which, based on the midpoint of the range of the initial public offering prices set forth on the cover page of this Prospectus and the estimated underwriting discounts and expenses payable by the Company, would result in estimated net proceeds equal to the excess of the amount of the February and April 1997 dividends over the earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 and the Allocated Advances from parent). Pro forma net income per share for the year ended December 31, 1996 was $0.19, determined in a manner consistent with that set forth in the preceding sentence.



(14) As adjusted net income per share is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings, an assumed issuance of 9.64 million shares of Class A Common Stock in the Equity Offerings (as discussed in note (13) above) and an additional assumed issuance of 2.29 million shares of Class A Common Stock (the number of shares which, based on the midpoint of the range of the initial public offering prices set forth on the cover page of this Prospectus and the estimated underwriting discounts and expenses payable by the Company, would result in a reduction of the Pre-Offering Indebtedness and Allocated Advances from parent by $54.3 million). As adjusted net income is based upon historical amounts adjusted to reflect a reduction in interest expense, net of tax, from historical levels that would result from the completion of the Equity Offerings. As adjusted book value per share represents total stockholders' equity, as of March 31, 1997, together with the effect of the Pre-Offering Transactions and the $546.3 million of estimated net proceeds from the issuance and sale of 23 million shares of Class A Common Stock. The foregoing assumes that the Company does not cancel any portion of the Promissory Notes. See "Company Financing Plan". As adjusted net income per share for the year ended December 31, 1996 was $0.21, determined in a manner consistent with that set forth in this note
     (14).

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Class A Common Stock offered hereby.

CONTROL BY AND RELATIONSHIP WITH THE HARTFORD

  CONTROLLING STOCKHOLDER


     The Hartford is currently the beneficial owner of all the capital stock of the Company. Following the Equity Offerings, The Hartford will continue to be the controlling stockholder of the Company and will beneficially own 100% of the outstanding Class B Common Stock, which will represent approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the Underwriters' over-allotment options are exercised in full). For as long as The Hartford continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the outstanding Common Stock, it generally will be able to approve any matter submitted to a vote of the stockholders, including, among other things, the election of the entire Board of Directors and the amendment of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws of the Company, without the consent of the other stockholders of the Company. In addition, through its controlling beneficial ownership (as well as certain provisions of a master intercompany agreement between the Company, The Hartford and, with respect to certain sections, Hartford Fire Insurance Company ("Hartford Fire") (the "Master Intercompany Agreement") described under "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement"), The Hartford will be able to exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the Company's access to the capital markets, the payment of dividends and any change in control of the Company. In the foregoing situations or otherwise, various conflicts of interest or areas of competition between the Company and The Hartford could arise. Furthermore, ownership interests of directors or officers of the Company in common stock of The Hartford or service as a director or officer of both the Company and The Hartford could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and The Hartford. See "Certain Relationships and Transactions -- General".



     Promptly following the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with The Hartford or the Company. The Board of Directors will then consist of ten members, including eight who are directors and/or officers of The Hartford. Members of the Board of Directors will be divided into three classes and serve staggered three-year terms. See
"Management -- Directors". The Hartford will have the ability to change the size and composition of the Company's Board of Directors.


  INTERCOMPANY ARRANGEMENTS


     The Company's relationship with The Hartford will be governed by, among other things, certain agreements to be entered into in connection with the Equity Offerings and possibly in the future, including the Master Intercompany Agreement, certain investment management agreements (the "Investment Management Agreements"), a tax sharing agreement (the "Tax Sharing Agreement") and the sublease of the Company's headquarters (the "Simsbury Sublease"). See "Certain Relationships and Transactions -- Intercompany Arrangements". The agreements entered into in connection with the Equity Offerings generally will maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. Under applicable insurance holding company laws, agreements between the Company's insurance subsidiaries and The Hartford or its affiliates must be fair and reasonable and may be subject to the approval of applicable state insurance commissioners. However, none of these agreements, nor any agree-ments entered into in the future between the Company and The Hartford or their respective subsidiaries (for so long as The Hartford maintains its controlling beneficial ownership in the Company), will result from arm's-length negotiations and, as a result, the terms of certain of such agreements may be less favorable to the Company than could be obtained from an independent third party.



     MASTER INTERCOMPANY AGREEMENT. The Master Intercompany Agreement will identify the services that will be provided by The Hartford to the Company and by the Company to The Hartford following the completion of the Equity Offerings, specify certain significant corporate activities that the Company only may undertake upon the prior written consent of The Hartford and provide for the assumption of liabilities and cross-indemnities allocating liabilities between the Company and The Hartford. The Company also will agree to use its best efforts, pursuant to the Master Intercompany Agreement, to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock beneficially owned by The Hartford or any transferee in respect of at least 5% of the then outstanding Common Stock (together, the "Rights Holders").



     Pursuant to the Master Intercompany Agreement, Hartford Fire, the principal subsidiary of The Hartford, will grant to the Company a non-exclusive right and license (the "Hartford License") (and the right to grant sublicenses (the "Hartford Sublicenses") to certain qualified subsidiaries) to use the "Hartford" name, various versions of the Stag Logo and certain other trademarks and service marks in connection with the products and services sold through the Company's Annuity, Individual Life Insurance and Employee Benefits segments on a worldwide basis, and any property-casualty products offered outside the United States and Canada by the Company in the future, subject to customary usage restrictions. The Hartford License and any Hartford Sublicenses will be perpetual, except that, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the Company's then outstanding securities eligible to vote in the election of directors of the Company (other than securities having such power only upon the occurrence of a default or any other extraordinary contingency) (the "Voting Stock"), Hartford Fire may revoke the Hartford License and/or any Hartford Sublicenses upon the later of the fifth anniversary of the date of consummation of the Equity Offerings or one year after receipt by the Company of written notice of Hartford Fire's intention to revoke the Hartford License and/or any Hartford Sublicenses. In addition, the Hartford License and/or any Hartford Sublicenses may be revoked immediately in certain other limited, customary circumstances. Subject to the terms of the Master Intercompany Agreement, upon the revocation of any such licenses, the Company and any of its subsidiaries affected thereby will change their name to exclude "Hartford" and will discontinue the use of the Stag Logo and the other licensed trademarks and service marks. The revocation of the Hartford License and/or any Hartford Sublicenses, in whole or in part, could have a material adverse effect on the Company's ability to conduct its business. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- License and Sublicense".



     TAX SHARING AGREEMENT. Pursuant to the Tax Sharing Agreement, the Company, its subsidiaries and The Hartford will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of The Hartford arising from an audit or otherwise). With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the consolidated group. In addition, The Hartford will control all the tax decisions of the Company, as is presently the case, by virtue of its controlling beneficial ownership of the Company and the terms of the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and The Hartford. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Tax Sharing Agreement and Tax Consolidation".


     Provided that The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which The Hartford is the common parent. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, the Company could be liable for the federal income tax liability of any other member of The Hartford consolidated group in the event any such liability is incurred, and not discharged, by such other member. Similar principles apply with respect to members of a combined group for state tax purposes. In addition, provided that The Hartford continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the controlled group of which The Hartford is the common parent. Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable for pension funding, pension termination liabilities and certain other pension-related excise taxes, as well as other taxes, of another member of The Hartford controlled group in the event any such liability is incurred, and not discharged, by such other member.



     INVESTMENT MANAGEMENT AGREEMENTS. Management of the Company's general accounts and certain of its separate accounts has been, prior to the Equity Offerings, and will be, following the Equity Offerings, conducted by the Company. The Company's investment strategy group is responsible for determining investment allocations for its general account and guaranteed separate account investment portfolios. The Investment Management Agreements will provide that the investment staff of The Hartford will implement (e.g., selection, purchase and sale of securities) the investment strategies determined by the investment strategy group of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds. The Investment Management Agreements also will provide that the Company will pay a fee designed to reflect the actual costs of providing such services. In addition, the Investment Management Agreements generally will provide that, prior to April 1, 2000, The Hartford may not terminate such Agreements, and the Company may only terminate such Agreements, upon six months' written notice, based on The Hartford's failure to satisfy performance benchmarks agreed to by the parties. Further, the Investment Management Agreements generally will provide that from and after April 1, 2000, the Investment Management Agreements will continue unless 180 days' prior written notice of termination is provided on or after October 1, 1999 by one party to the other. The Investment Management Agreements for the Company's mutual funds may be terminated by the mutual funds' boards of directors at any time. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements".



     HARTFORD FIRE GUARANTEE. Pursuant to a guarantee agreement between Hartford Fire, Hartford Life and Accident Insurance Company ("Hartford Life and Accident") and Hartford Life (the "Guarantee Agreement"), Hartford Fire has provided to Hartford Life and Accident and Hartford Life an unconditional guarantee since 1990, on behalf of and for the benefit of such subsidiaries and the owners of the life, disability and other insurance and annuity contracts issued by either such subsidiary, in respect of contractual claims made under such contracts by the beneficiaries thereof. Upon the completion of the Equity Offerings, Hartford Fire will terminate such guarantee; however, the guarantee will remain in full force and effect with respect to any outstanding contracts at the time of such termination. Although management does not believe the termination of the Guarantee Agreement will have an adverse impact on sales, it is possible that future sales of some of the Company's products could be adversely affected as a result of the absence of the marketing benefit associated with such guarantee.


IMPORTANCE OF COMPANY RATINGS

     Ratings are an important factor in establishing the competitive position of insurance companies. Insurers compete with other insurance companies, financial intermediaries and other financial institutions on the basis of a number of factors, including the ratings assigned by nationally recognized statistical rating organizations. In September 1996, S&P announced that it reduced the claims-paying ability ratings of The Hartford group of companies from "AA+" to "AA" and, in

January 1997, Moody's announced that it downgraded various ratings of The Hartford and its subsidiaries, including the insurance financial strength ratings of The Hartford's insurance subsidiaries, from Aa2 to Aa3. Taken together, S&P and Moody's expressed concern with, among other things, the overall strength of The Hartford's consolidated capital, the recent charges it had taken relating to the environmental and asbestos reserves of The Hartford's property-casualty insurance operations (which are not part of the Company's operations) and Closed Book GRC and the competitive nature of the business in which The Hartford and its subsidiaries operate. Further ratings downgrades (or the potential for such downgrades) of the Company could, among other things, materially increase surrender levels, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of the Company's products and services, negatively impact PERSISTENCY, adversely affect the Company's ability to compete and thereby materially and adversely affect the Company's business, financial condition and results of operations.


     Moreover, for so long as The Hartford maintains a controlling interest in the Company, a deterioration in the financial condition or significant insured losses from a catastrophic event or other unforeseen occurrence that materially affects the financial results of The Hartford and results in a downgrade of The Hartford's ratings could adversely impact the ratings of the Company.

     Claims-paying ability or insurance financial strength ratings reflect a rating agency's opinion of the Company's principal life insurance subsidiaries' financial strength, operating performance and ability to meet their respective obligations to policyholders and are not evaluations directed toward the protection of investors.

     For more information on the ratings of the Company, see
"Business -- Ratings".

RISKS ASSOCIATED WITH CERTAIN ECONOMIC AND MARKET FACTORS


     The Company's results of operations are affected by certain economic and market factors, including the level of volatility in the markets in which the Company invests and the overall investment returns provided thereby. In particular, significant growth in the retirement-oriented investment market and uncommonly strong stock and bond market appreciation have been material factors in the growth of the Company's assets and its ability to generate new sales in recent years. There can be no assurance, however, that these economic and market trends will continue. While management believes that the Company operates in growing markets and that its business strategy will foster continued asset growth, adverse economic conditions and other factors, including a protracted and/or precipitous decline in the stock market and other economic factors that affect the popularity of the Company's products and services, may negatively impact the Company's business, financial condition and results of operations. Accordingly, no assurance can be given that the Company's historic growth of net income, revenues and assets will continue.


INTEREST RATE RISK


     Changes in interest rates can have significant effects on the Company's profitability. Under certain circumstances of interest rate volatility, the Company is exposed to disintermediation risk and reduction in net interest spread or profit margins. The Company's investment portfolio primarily consists of investment-grade, fixed maturity securities, including MBSs and CMOs. The fair value of these and the Company's other invested assets fluctuates depending on market and other general economic conditions as well as the interest rate environment. During periods of declining interest rates, MBSs and CMOs prepay faster as the underlying mortgages are prepaid and refinanced at lower interest rates. In addition, during such periods, the Company generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally slows.


     Management believes that its asset/liability management strategies minimize the effects of such interest rate volatility, including product design (e.g., the use of surrender charges or MVA features in certain products), the use of certain hedging techniques, the purchase of securities structured to protect against prepayments and consistent monitoring of the pricing of the Company's products. See "Business -- Investment Operations -- Asset/Liability Management Strate-gies". No assurance can be given, however, that management will successfully implement such strategies. Any such failure could have a material adverse impact on the Company's business, financial condition and results of operations.


     During the early 1990s, the Closed Book GRC investment portfolio, which was principally composed of MBSs and CMOs, was materially and adversely affected by lower investment rates and earnings due to prepayments substantially in excess of assumed and historical levels, as well as the interest rate rise in 1994, which caused a mismatch in the DURATION of such assets and liabilities. As a result, the Company's net income fell to $150 million in 1995 and $24 million in 1996. Management expects that the net income or loss from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC, the Company's expectations regarding future sales of assets from the Closed Book GRC investment portfolio from time to time in order to make the necessary payments on maturing Closed Book GRC liabilities and the stabilizing effect of certain hedge transactions. To date, such asset sales have been consistent with the Company's expectations. However, no assurance can be given that, under certain unanticipated economic circumstances which result in the Company's assumptions proving incorrect, further losses in respect of Closed Book GRC will not occur in the future. For more information on Closed Book GRC, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment
Results -- Closed Book GRC".



     In response to the losses associated with the Closed Book GRC investment portfolio, the Company instituted an improved risk management process during 1995 and 1996. In addition, the Company recently enhanced its computerized analytical systems to allow for more effective management of its portfolio positions and potential exposures in an effort to identify possible asset/liability mismatches earlier. As a result, all material portfolios, including Closed Book GRC, are now reviewed on a monthly basis to determine if the net economic sensitivity of the assets and the related liabilities to interest rate changes are within a pre-determined range. For a further discussion of the Company's risk management process, see "Business -- Investment Operations". Nonetheless, there can be no assurance that such improvements will eliminate the possibility that asset/liability mismatches may occur in the future.


INVESTMENT PORTFOLIO EXPOSURE

     The Company's investment portfolio consists primarily of investment-grade debt securities. The market value of these investments varies depending on general economic and market conditions and the interest rate environment. In general, the market value of the fixed maturity securities held by the Company increases or decreases in inverse relationship with fluctuations in interest rates. For a further discussion of the effect of interest rates on the Company's investment portfolio, particularly its MBSs and CMOs, and the related risk to its results of operations, see "-- Interest Rate Risk".


     The Company is also subject to credit risk relating to the uncertainty associated with the continued ability of an issuer to make timely payments of principal and interest. Although almost all fixed maturity securities held by the Company in its portfolio are investment grade and the Company believes that it maintains prudent issuer diversification, no assurance can be given that, under certain unanticipated economic circumstances, issuer defaults would not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Investment Operations".


DEPENDENCE ON CERTAIN THIRD-PARTY RELATIONSHIPS

     The Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third-party marketing organizations. In connection with the distribution or investment management of these products, certain third-party service providers have materially contributed to the growth of the Company, particularly in its individual annuity business. The Company periodically negotiates renewal terms for these relationships and there can be no assurance that such renewal terms will remain acceptable to the Company or such service providers. An interruption in the Company's continuing relationship with certain of these third parties or the impairment of their reputation or creditworthiness could materially and adversely affect the Company's ability to market its products. There can be no assurance that the Company would be able to find alternate sources of distribution in a timely manner. See "Business -- Annuity -- Marketing and Distribution".


ADVERSE EFFECT OF LEGISLATION AND REGULATORY ACTIONS


     The insurance business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States. The purpose of such regulation is primarily to provide safeguards for policyholders rather than to protect the interests of stockholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuation of investments permitted. State insurance regulators and the National Association of Insurance Commissioners (the "NAIC") continually re-examine existing laws and regulations. It is impossible to predict the future impact of potential state and federal regulations on the Company's operations, and there can be no assurance that future insurance-related laws and regulations, or the interpretation thereof, will not have an adverse effect on the operations of the Company's business.


     Although the United States federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry and thus the Company. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products, the removal of barriers preventing banks from engaging in the insurance business, changes in regulations for the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the alteration of the federal income tax structure and the availability of
Section 401(k) or individual retirement accounts. It is not possible to predict whether future legislation or regulation adversely affecting the insurance industry may be enacted or, if enacted, the extent to which such legislation or regulation would have an effect on the Company and its competitors.


     The Health Insurance Portability and Accountability Act of 1996 (the "HIPA Act of 1996") phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. The Company's leveraged COLI product has been an important contributor to its profitability in recent years. During 1994, 1995 and 1996, leveraged COLI sales generated revenues of $892 million, $1.226 billion and $1.298 billion, respectively, which represented 25%, 30% and 30% of the Company's total revenues. Leveraged COLI will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result, net income contributed by COLI may be lower in the future (particularly during 1999 and later years) as a result of the elimination of leveraged COLI sales.


     For additional information on other laws and regulations that affect the Company's operations, see "Business -- Insurance Regulation".

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDENDS


     As a holding company with no significant business operations of its own, the Company relies on dividends from its subsidiaries, which are primarily domiciled in the State of Connecticut, as the principal source of cash to meet its obligations, including the payment of principal and interest on debt obligations of the Company and the payment of dividends to holders of its capital stock. The payment of dividends by Connecticut-domiciled insurers is limited under the insurance holding company laws of Connecticut which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend that, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of
(i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner. Based on these limitations and statutory results, as of December 31, 1996, the Company would be able to receive $132 million in dividends in 1997 from Hartford Life and Accident, the Company's direct subsidiary, without obtaining the approval of the Connecticut Insurance Commissioner. There can be no assurance that dividends will be declared by the Company in the future or if declared that it will obtain any required approvals from the applicable state insurance commissioners. See "Dividend Policy".


     As discussed under "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- Approval of Corporate Activities", the Company must obtain The Hartford's approval for the declaration or payment of dividends other than dividends on the Common Stock which are consistent with the Company's dividend policy then in effect. In addition, for so long as the Line of Credit remains outstanding, its provisions limit the payment of cash dividends by the Company following the Equity Offerings to, among other things, the aggregate amount of cash dividends and distributions received by the Company from its insurance subsidiaries.


     From time to time, the NAIC and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval. No assurance can be given that there will not be any further regulatory action restricting the ability of the Company's insurance subsidiaries to pay dividends. Inability to pay dividends to the Company in an amount sufficient to enable the Company to meet its debt service and other cash requirements (including dividend payments on the Common Stock) could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL NEW ACCOUNTING POLICY FOR DERIVATIVES


     In June 1996, the Financial Accounting Standards Board ("FASB") issued an exposure draft of an accounting standard entitled "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities". This exposure draft, if adopted in the form in which it was issued, would require companies to report derivatives on the balance sheet at fair value with changes in fair value recorded in income or equity. The exposure draft also would change the accounting for derivatives used in hedging strategies from traditional deferral accounting to a current recognition approach which could impact a company's income statement and balance sheet and expand the definition of a derivative instrument to include certain structured securities currently accounted for as fixed maturities. Management expects that this accounting standard, in whatever form, will not be effective until 1999. FASB's Rules of Procedure require that, prior to approving a new accounting standard, extensive "due process" be followed. FASB requests written comments from interested parties on an exposure draft and also may hold public hearings. This exposure draft has drawn widespread criticism primarily because the required accounting treatment would not match the perceived economic effect of such hedging strategies. As a result of, among other things, the concerns and criticisms in comment letters and at public hearings held on this exposure draft, FASB continued to deliberate with regard to this exposure draft during the first quarter of 1997 and has emphasized that a final decision has not been reached. FASB has stated that it expects to conclude its review of this matter in the second quarter of 1997. The Company is unable to predict the form that the final accounting standard, if adopted, may take and believes it would be inappropriate to speculate on the effects of any such adoption at this time. However, the Company believes the adoption of a new accounting standard similar to this exposure draft could cause substantial volatility in the Company's reported net income if certain of the Company's current derivatives and hedging strategies were continued after the adoption of such accounting standard. Were the Company to continue to employ its current derivatives strategies, the Company's reported net income as a general matter would, in the short-term, be adversely affected as interest rates rise and positively affected as interest rates decline. In addition, if adopted in its present form, the Company would be required to make a cumulative effect adjustment to its net income and/or stockholder's equity, which adjustment would vary based on its then current holdings of derivatives and the economic and market circumstances present at the time such adjustment was implemented. For a discussion of the Company's use of derivatives, see "Business -- Investment Operations -- Asset/Liability Management Strategies".


COMPETITION


     The Company competes with over 2,000 life insurance companies in the United States, as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. Some of these competitors have greater financial resources and currently have higher financial strength and claims-paying ability ratings from major rating agencies than the Company. National banks, in particular, may become more significant competitors in the future for the Company as a result of certain recent court decisions and regulatory actions discussed under "Business -- Insurance Regulation -- Regulation at Federal Level". Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products could be materially impacted in the future. Also, several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended (the "Glass-Steagall Act"), and the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), have been made by members of Congress and the Executive Branch. Certain of these proposals would repeal or modify the current restrictions that prevent banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, what their potential effect on the Company or its competitors would be.


     The Company also competes for distributors of its products such as banks, broker-dealers and wholesalers. Since the Company does not have a career agency force, it must compete with other insurers and financial services providers to attract and maintain productive independent distributors to sell its products. Moreover, the Company does not have exclusive agency agreements with many of its distributors and believes that certain of them sell products similar to those marketed by the Company for other insurance companies. The Company's ability to attract distributors of its products could be adversely affected if for any reason the Company's products became less competitive or concerns arose regarding the Company's asset quality or ratings.


     In addition, the investment performance of investment managers chosen by the Company to manage the assets related to its products may vary and non-competitive investment performance could adversely affect the Company's ability to market its products.


     For additional information on the competitive forces affecting the Company, see "Business -- Competition".

CERTAIN LITIGATION


     Companies in the life insurance industry historically have been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper sales practices relating to sales of certain life insurance products. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. The Company is not and has not been a defendant in any such class-action lawsuit alleging improper sales practices. No assurance can be given that such class-action lawsuits or other litigation against the Company would not materially and adversely affect the Company's business, financial condition or results of operations.

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF COMMON STOCK PRICE AND THE SECURITIES MARKETS


     Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. The Class A Common Stock has been approved for listing, subject to notice of issuance, on the NYSE. The initial public offering price of the Class A Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters. There can be no assurance that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Equity Offerings or that an active trading market for the Class A Common Stock will develop and continue after the completion of the Equity Offerings. See "Underwriting". In addition, the market price of the Class A Common Stock upon the completion of the Equity Offerings could be subject to significant fluctuations in response to variations in the Company's quarterly financial results or other developments, such as announcements of new products by the Company or the Company's competitors, enactment of legislation or regulation affecting the insurance industry, interest rate movements or general economic conditions.


POSSIBLE FUTURE SALES OF COMMON STOCK BY THE HARTFORD

     Subject to applicable federal and state securities laws and the restrictions set forth below, after completion of the Equity Offerings, The Hartford may sell any and all of the shares of Common Stock it beneficially owns or distribute any or all of such shares of Common Stock to its stockholders. Sales or distributions by The Hartford of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the shares of Class A Common Stock.


     The Hartford has advised the Company that its current intention is to continue to hold all the Common Stock it beneficially owns. However, The Hartford has no contractual obligation to retain its shares of Common Stock, except for a limited period described in "Underwriting". Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time and is convertible automatically in certain circumstances. See "Description of Capital Stock -- Class A Common Stock and Class B Common Stock -- Conversion". There can be no assurance that shares of Class B Common Stock will not be converted into Class A Common Stock or that The Hartford or any other Rights Holder would not seek to sell their shares of Common Stock following the Equity Offerings pursuant to registration rights or otherwise. In addition, the Company has agreed that it will, upon the request of The Hartford or any other Rights Holder and pursuant to the terms of the Master Intercompany Agreement, except for a limited period described in "Underwriting", use its best efforts to effect the registration under applicable federal and state securities laws of any shares of the Company's Common Stock held by The Hartford or any other such Rights Holder, as applicable, or any of its affiliates (with such rights to be assignable by The Hartford or any other Rights Holder under certain circumstances), which would facilitate any future disposition. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- Registration Rights" and "Shares Eligible for Future Sale".



IMMEDIATE AND SIGNIFICANT DILUTION



     Based on an assumed initial public offering price of $25.50 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus) and assuming no exercise of the Underwriters' over-allotment options, the Company's net tangible book value as of March 31, 1997, after giving effect to the transactions set forth in "Capitalization", would be $10.35 per share of Common Stock. Accordingly, purchasers of Class A Common Stock offered hereby would suffer an immediate dilution in net tangible book value of $15.15 per share. See "Dilution".


ANTI-TAKEOVER PROVISIONS


     Certain provisions of the Company's Certificate of Incorporation and By-laws may be deemed to have anti-takeover effects and, although of little practical significance for so long as The Hartford maintains controlling beneficial ownership of the Company, may, under certain circumstances, delay, defer or prevent a takeover attempt or the removal of the present management of the Company which a stockholder might consider to be in its best interest. Such provisions also may adversely affect prevailing market prices for the Class A Common Stock. These provisions include (i) the availability of 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement, pursuant to Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Certificate of Incorporation may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding; (vi) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. See "Certain Provisions of the Certificate of Incorporation and By-laws of the Company -- Potential Limits on Change of Control".

                             COMPANY FINANCING PLAN


     The Company was formed in December 1996 to serve as the holding company for Hartford Life and Accident and its subsidiaries. In connection with such formation, Hartford Accident and Indemnity contributed its ownership of all the outstanding capital stock of Hartford Life and Accident to the Company and the Company issued to Hartford Accident and Indemnity all the outstanding shares of capital stock of the Company. Subsequent to the initial capitalization of the Company, the following transactions took place or will take place:



     (1) Historically, for financial reporting purposes, The Hartford internally allocated the Allocated Advances to the Company's life insurance subsidiaries. Cash was contributed to the life insurance subsidiaries in connection with certain of such Allocated Advances. In February 1997, the Company (i) declared a dividend of $1.184 billion payable to Hartford Accident and Indemnity, (ii) obtained the $1.3 billion Line of Credit, (iii) borrowed $1.084 billion under the Line of Credit and (iv) paid to Hartford Accident and Indemnity the $1.184 billion dividend, which consisted of the $1.084 billion in cash borrowed under the Line of Credit and the $100 Million Promissory Note. $893 million of such dividend constituted a repayment of the Allocated Advances. In addition, on April 4, 1997, the Company declared and paid a dividend of $25 million to Hartford Accident and Indemnity in the form of the $25 Million Promissory Note.



     (2) The Company will use the net proceeds of the Equity Offerings to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes.



     (3) Promptly following the Equity Offerings, subject to market conditions, the Company plans to offer approximately $650 million of the Debt Securities in the Debt Offering pursuant to a shelf registration statement. The completion of the Equity Offerings will not be conditioned on the completion of the Debt Offering. The Company will use the net proceeds of the Debt Offering to further reduce the Pre-Offering Indebtedness.



     If the Underwriters' over-allotment options in respect of the Equity Offerings are exercised in full, the Company intends to use the additional proceeds to make an additional capital contribution to its life insurance subsidiaries and/or to further reduce the Pre-Offering Indebtedness. To the extent that the Debt Offering is not consummated, indebtedness that otherwise would have been repaid from the net proceeds of the Debt Offering will remain outstanding. Assuming the sale of $650 million of the Debt Securities, the Company will have $350 million of debt securities and/or preferred stock remaining available for sale in the public markets pursuant to the shelf registration statement, which may be issued at any time following the Equity Offerings. See "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".



     Upon completion of the Equity Offerings, Hartford Accident and Indemnity may cancel a portion of the then outstanding Promissory Notes in light of the Company's capital structure and its ability to access the capital markets. However, Hartford Accident and Indemnity is not legally obligated to effect any such cancellation in whole or in part.

                                 CAPITALIZATION


     The table below sets forth the capitalization of the Company as of March 31, 1997 under the following circumstances: (i) on a historical basis (which includes the borrowing of $1.084 billion under the Line of Credit and the payment of a $1.184 billion dividend to Hartford Accident and Indemnity, consisting of the $1.084 billion in cash borrowed under the Line of Credit and the $100 million Promissory Note, with $893 million of such dividend constituting a repayment of the Allocated Advances); (ii) on a pro forma basis to give effect to the reclassification of the 1,000 shares of authorized common stock of the Company into Class B Common Stock and the authorization of the Class A Common Stock and the declaration and payment to Hartford Accident and Indemnity of a $25 million dividend in the form of the $25 Million Promissory Note (together, the "Pre-Offering Transactions"); (iii) on an as adjusted basis to give effect to the issuance and sale in the Equity Offerings of 23 million shares of Class A Common Stock at an assumed initial public offering price of $25.50 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus) and the application of the estimated net proceeds of $546.3 million to make a capital contribution to the Company's insurance subsidiaries, to reduce the Pre-Offering Indebtedness and for other general corporate purposes; and (iv) as further adjusted to give effect to the completion of the Debt Offering promptly following the Equity Offerings and the application of the estimated net proceeds therefrom to further reduce the Pre-Offering Indebtedness. As of March 31, 1997, the pro forma ratio of total debt to total capital, excluding net unrealized losses on investments, net of tax, of $93 million after giving effect to the completion of the Debt Offering following the Equity Offerings, would be 35.3% (or 31.9% if the Underwriters' over-allotment options are exercised in full). See "Use of Proceeds". To the extent the Debt Offering is not consummated, the Pre-Offering Indebtedness of the Company that would otherwise have been repaid from the net proceeds of the Debt Offering will remain outstanding.



                                                                                      AS OF MARCH 31, 1997
                                                                 ---------------------------------------------------------------
                                                                                 PRO FORMA
                                                                                    FOR         AS ADJUSTED       AS FURTHER
                                                                               PRE-OFFERING     FOR EQUITY       ADJUSTED FOR
                                                                 HISTORICAL    TRANSACTIONS      OFFERINGS       DEBT OFFERING
                                                                 ----------    -------------    -----------    -----------------
                                                                                          (IN MILLIONS)
Borrowings under Line of Credit(1).............................    $1,084         $ 1,084         $   714           $    64
Short-term debt due parent(2)..................................       100             125             125               125
Long-term debt:
  Debt Offering................................................        --              --              --               650
                                                                   ------          ------          ------            ------
  Total debt...................................................    $1,184         $ 1,209         $   839           $   839
                                                                   ------          ------          ------            ------
Stockholder's equity:
  Preferred Stock, par value $.01 per share; 50,000,000 shares
    authorized; no shares issued and outstanding...............        --              --              --                --
  Common stock, par value $.01 per share; 1,000 shares
    authorized; 100 shares issued and outstanding,
    historical.................................................        --              --              --                --
  Class A Common Stock, par value $.01 per share; 600,000,000 shares authorized; no shares issued and outstanding;
    23,000,000 shares issued and outstanding, as adjusted and
    as further adjusted........................................        --              --              --                --
  Class B Common Stock, par value $.01 per share; 600,000,000 shares authorized; 114,000,000 shares issued and
    outstanding, pro forma, as adjusted and as further
    adjusted...................................................        --               1               1                 1
  Capital surplus..............................................       585             584           1,130             1,130
  Net unrealized capital gains (losses) on investments, net of
    tax........................................................       (93)            (93)            (93)              (93)
  Retained earnings............................................       432             407             407               407
                                                                   ------          ------          ------            ------
    Total stockholder's equity.................................       924             899           1,445             1,445
                                                                   ------          ------          ------            ------
        Total capitalization...................................    $2,108         $ 2,108         $ 2,284           $ 2,284
                                                                   ======          ======          ======            ======


---------------

(1) Represents $1.084 billion borrowed under the Line of Credit on February 18, 1997, with interest payable at the two-month Eurodollar rate, determined as described below, plus 15 basis points (5.65% at the inception of the borrowing) and principal payable on or before February 9, 1998. The Eurodollar rate is determined by taking the average one, two, three or six-month rate (based upon the applicable interest period selected by the Company) at which deposits in U.S. dollars are offered by each of the four participating lenders in London, England to prime banks in the London interbank market, plus an applicable margin (based upon the Company's current public debt ratings).


(2) Represents (i) the $100 Million Promissory Note executed by the Company for the benefit of Hartford Accident and Indemnity, with interest payable at the two-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.60% upon the execution of the $100 Million Promissory Note) and principal payable on February 19, 1998, and (ii) the $25 Million Promissory Note executed by the Company for the benefit of Hartford Accident and Indemnity, with interest payable at the one-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.84% upon the execution of the $25 Million Promissory Note) and principal payable on April 3, 1998.

                                USE OF PROCEEDS


     Based upon an assumed initial public offering price of $25.50 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus), the net proceeds to the Company from the sale of the Class A Common Stock in the Equity Offerings are estimated to be $546.3 million (or $618.2 million if the Underwriters' over-allotment options are exercised in full), after deducting the underwriting discounts and estimated expenses for the Equity Offerings payable by the Company. The Company will use the net proceeds to make a capital contribution of at least $150 million to its life insurance subsidiaries, to reduce the Pre-Offering Indebtedness by approximately $370 million and for other general corporate purposes.



     If the Underwriters' over-allotment options in respect of the Equity Offerings are exercised in full, the Company intends to use the additional proceeds to make an additional capital contribution to its life insurance subsidiaries and/or to further reduce the Pre-Offering Indebtedness. To the extent that the Debt Offering is not consummated, Pre-Offering Indebtedness that otherwise would have been repaid from the proceeds of the Debt Offering will remain outstanding. Assuming the sale of $650 million of the Debt Securities, the Company will have $350 million of debt securities and/or preferred stock remaining available for sale in the public markets pursuant to the shelf registration statement, which may be issued at any time following the Equity Offerings. See "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


                                DIVIDEND POLICY


     The holders of Class A Common Stock and Class B Common Stock will share ratably on a per share basis in all dividends and other distributions declared by the Board of Directors. The Board of Directors currently intends to declare quarterly dividends on the Common Stock and expects that the first quarterly dividend payment will be $.09 per share (a rate of $.36 annually), with the initial dividend to be declared and paid in the third quarter of 1997. The Company expects that any dividends paid in 1997 will consist primarily of a return of basis for U.S. federal income tax purposes. To the extent that any such dividends in fact consist of a return of basis for U.S. federal income tax purposes, such dividends will be ineligible for the dividends received deduction otherwise available to certain corporate holders and will reduce a holder's adjusted tax basis with respect to their shares of either Class A Common Stock or Class B Common Stock, as the case may be. The Company further expects that any dividends paid in 1998 and future years will constitute primarily taxable dividends for U.S. federal income tax purposes and generally will be eligible for the dividends received deduction available to certain corporate holders. See "Certain United States Federal Tax Consequences to Non-United States Holders of Class A Common Stock -- Dividends" for a discussion of certain tax consequences related to dividends paid to Non-United States Holders (as defined therein).The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. The determination to pay dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions on the payment of dividends by the Company's subsidiaries, the effect on claims-paying ability and debt ratings of the Company and its subsidiaries and such other factors as the Board of Directors may consider to be relevant. In addition, until The Hartford and its affiliates no longer own at least 50% of the combined voting power of all the outstanding Voting Stock, the approval of The Hartford, pursuant to the Master Intercompany Agreement, is required for the payment by the Company of dividends that are not consistent with the Company's then current dividend policy. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreements". Although there can be no assurance that any dividends will be paid by the Company, management believes that the Company's cash flows after the completion of the Equity Offerings should be sufficiently strong such that, barring unforeseen circumstances, the initial dividend rate can be maintained for the foreseeable future. See "Risk Factors -- Holding

Company Structure; Restrictions on Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                    DILUTION


     At March 31, 1997, the pro forma net tangible book value of the Company (after giving effect to the Pre-Offering Transactions) was approximately $872 million, or approximately $7.65 per share of Common Stock. "Net tangible book value" per share of Common Stock represents the amount of the Company's total tangible assets minus total liabilities, divided by the 114 million shares of Common Stock outstanding. After giving effect to the sale by the Company of 23 million shares of Class A Common Stock in the Equity Offerings at an assumed initial public offering price of $25.50 per share (the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus) and after deducting the estimated underwriting discounts and expenses payable by the Company, the pro forma net tangible book value of the Company at March 31, 1997 would have been approximately $1.418 billion, or approximately $10.35 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.70 per share of Class B Common Stock to The Hartford and an immediate dilution in net tangible book value of $15.15 per share to new investors purchasing shares of Class A Common Stock at the assumed initial public offering price. The following table illustrates this dilution on a per share basis:



    Assumed initial public offering price per share of Class A Common Stock.....  $25.50
    Pro forma net tangible book value per share before the Equity Offerings
      (1).......................................................................    7.65
    Increase in net tangible book value per share attributable to the sale of
      Class A Common Stock in the Equity Offerings (2)..........................    2.70
    Pro forma net tangible book value per share after giving effect to the
      Equity Offerings..........................................................   10.35
                                                                                  ------
    Dilution in net tangible book value per share to the purchasers of Class A
      Common Stock offered hereby (3)...........................................  $15.15
                                                                                  ======


---------------

(1) The Company's intangible assets are $27 million of goodwill, equivalent to $0.24 per share of Common Stock (after giving effect to the Pre-Offering Transactions).



(2) After deducting the underwriting discounts and estimated expenses for the Equity Offerings payable by the Company.


(3) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the Equity Offerings, from the assumed initial public offering price paid by a new investor for a share of Class A Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated income statement data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company and its subsidiaries. The Company's consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 and are included elsewhere in this Prospectus, together with the report of Arthur Andersen LLP thereon. The Company's consolidated financial statements as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 were derived from audited consolidated financial statements of certain of the Company's subsidiaries and The Hartford and include all adjustments that management considers necessary for a fair presentation of the data for such periods. The summary income statement data and balance sheet data for the three months ended March 31, 1996 and 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the full fiscal year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements, the notes thereto and the other financial information included elsewhere in this Prospectus.



                                                                                                       AS OF OR FOR
                                                                                                     THE THREE MONTHS
                                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                  -----------------------------------------------   -------------------
                                                   1992      1993      1994      1995      1996      1996        1997
                                                  -------   -------   -------   -------   -------   -------     -------
                                                                                                       (IN MILLIONS,
                                                                   (IN MILLIONS)                        UNAUDITED)
INCOME STATEMENT DATA
Revenues:
  Premiums and other considerations.............. $ 1,273   $ 1,755   $ 2,139   $ 2,643   $ 3,069   $   941     $   679
  Net investment income..........................   1,038     1,160     1,403     1,451     1,534       362         375
  Net realized capital gains (losses)............      10         7         1        (4)     (219)       --           1
                                                  -------   -------   -------   -------   -------   -------     -------
    Total revenues...............................   2,321     2,922     3,543     4,090     4,384     1,303       1,055
                                                  -------   -------   -------   -------   -------   -------     -------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment
    expenses.....................................   1,663     1,903     2,254     2,395     2,727       651         659
  Amortization of deferred policy acquisition
    costs........................................      74       188       149       205       241        66          83
  Dividends to policyholders(1)..................      48       228       419       675       635       286          54
  Interest expense(2)............................      26        25        29        35        55        11          16
  Other insurance expense........................     360       377       469       554       695       230         143
                                                  -------   -------   -------   -------   -------   -------     -------
    Total benefits, claims and expenses..........   2,171     2,721     3,320     3,864     4,353     1,244         955
                                                  -------   -------   -------   -------   -------   -------     -------
Income before income tax expense.................     150       201       223       226        31        59         100
Income tax expense...............................      49        71        72        76         7        20          37
Income before cumulative effect of changes in
  accounting principles..........................     101       130       151       150        24        39          63
Cumulative effect of changes in accounting
  principles(3)..................................     (47)       --        --        --        --        --          --
                                                  -------   -------   -------   -------   -------   -------     -------
    Net income................................... $    54   $   130   $   151   $   150   $    24   $    39     $    63
                                                  ========  ========  ========  ========  ========  ========    ========
BALANCE SHEET DATA
General account invested assets.................. $13,514   $15,866   $18,078   $20,072   $19,830               $19,593
Separate account assets(4).......................   8,550    16,314    22,847    36,296    49,770                51,413
All other assets.................................   1,430     7,454     9,324     9,594    10,333                10,496
                                                  -------   -------   -------   -------   -------               -------
  Total assets................................... $23,494   $39,634   $50,249   $65,962   $79,933               $81,502
                                                  ========  ========  ========  ========  ========              ========
Policy liabilities............................... $13,040   $20,863   $25,208   $26,318   $26,239               $25,817
Separate account liabilities(4)..................   8,550    16,314    22,847    36,296    49,770                51,413
Allocated advances from parent(2)(5).............     375       425       525       732       893                    --
All other liabilities............................     802     1,107     1,283     1,439     1,757                 3,348
                                                  -------   -------   -------   -------   -------               -------
  Total liabilities.............................. $22,767   $38,709   $49,863   $64,785   $78,659               $80,578
                                                  ========  ========  ========  ========  ========              ========
Stockholder's equity(5)(6)....................... $   727   $   925   $   386   $ 1,177   $ 1,274               $   924
                                                  ========  ========  ========  ========  ========              ========
Stockholder's equity, excluding net unrealized
  capital gains (losses), net of tax(5).......... $   727   $   931   $ 1,116   $ 1,221   $ 1,245               $ 1,017
                                                  ========  ========  ========  ========  ========              ========

                                                                                                       As of or for
                                                                                                         the Three
                                                                                                       Months Ended
                                                     As of or for the Year Ended December 31,            March 31,
                                                  -----------------------------------------------   -------------------
                                                   1992      1993      1994      1995      1996      1996        1997
                                                  -------   -------   -------   -------   -------   -------     -------
                                                                                                       (in millions,
                                                                   (in millions)                        unaudited)
OTHER FINANCIAL DATA (AFTER TAX)
Analysis of Net Income:
  Annuity.......................................  $    35   $    54   $    84   $   113   $   145   $    33     $    43
  Individual Life Insurance.....................       17        21        27        37        44         9          11
  Employee Benefits.............................       36        48        53        67        78        16          18
  Guaranteed Investment Contracts...............       21        30         1       (67)     (225)      (15)         --
  Corporate Operation(7)........................      (16)      (28)      (14)        3       (18)       (4)        (10)
  Unallocated net realized capital gains
    (losses)(8).................................        8         5        --        (3)       --        --           1
  Cumulative effect of changes in accounting
    principles(3)...............................      (47)       --        --        --        --        --          --
                                                  -------   -------   -------   -------   -------   -------     -------
      Net income................................  $    54   $   130   $   151   $   150   $    24   $    39     $    63
                                                  =======   =======   =======   =======   =======   =======     =======

Selected Segment Data

Annuity:
  Individual annuity sales......................  $ 2,212   $ 4,232   $ 7,005   $ 6,947   $ 9,841   $ 2,240     $ 2,572
  Group annuity sales...........................      326       370       366       495       634        90         165
  Account value
    General account.............................    3,779     4,767     5,499     6,892     7,411     6,950       7,522
    Guaranteed separate account(9)..............    2,663     3,989     7,026     8,996     9,130     8,790       9,189
    Non-guaranteed separate account(10).........    5,451    11,003    14,282    21,970    34,219    24,996      36,007
                                                  -------   -------   -------   -------   -------   -------     -------
        Total account value.....................  $11,893   $19,759   $26,807   $37,858    50,760   $40,736     $52,718
                                                  =======   =======   =======   =======   =======   =======     =======
Individual Life Insurance:
  Individual life sales.........................  $    90   $    96   $    94   $   107   $   130   $    22     $    24
  Account value
    General account.............................      816     1,127     1,456     1,579     1,998     1,622       2,023
    Separate account............................       --       736       836       979     1,238     1,034       1,307
                                                  -------   -------   -------   -------   -------   -------     -------
        Total account value.....................  $   816   $ 1,863   $ 2,292   $ 2,558   $ 3,236   $ 2,656     $ 3,330
                                                  =======   =======   =======   =======   =======   =======     =======
Employee Benefits:
  Group insurance premiums......................  $   841   $   856   $   974   $ 1,103   $ 1,329   $   290     $   362
  Group insurance reserves......................    1,056     1,224     1,412     1,633     1,934     1,684       1,991
  Total group insurance invested assets.........    1,046     1,212     1,400     1,617     1,917     1,668       1,973
  COLI account value
    General account.............................      864     1,549     2,308     3,566     4,028     3,923       3,853
    Separate account............................       --        --       897     3,484     4,441     3,537       4,352
                                                  -------   -------   -------   -------   -------   -------     -------
        Total COLI account value................  $   864   $ 1,549   $ 3,205   $ 7,050   $ 8,469   $ 7,460     $ 8,205
                                                  =======   =======   =======   =======   =======   =======     =======
Guaranteed Investment Contracts:
  Guaranteed investment contract sales..........  $ 1,608   $ 1,730   $ 1,732   $   893   $   169   $    70     $    41
  Account value
    General account.............................    5,673     6,216     7,257     5,722     4,124     5,318       3,758
    Guaranteed separate account.................      182       193       124       346       408       415         428
                                                  -------   -------   -------   -------   -------   -------     -------
        Total account value.....................  $ 5,855   $ 6,409   $ 7,381   $ 6,068   $ 4,532   $ 5,733     $ 4,186
                                                  =======   =======   =======   =======   =======   =======     =======
Statutory Data(11)
Gains from operations...........................  $    59   $    61   $    45   $   175   $   148
Gains (losses)..................................       70        10        29       (62)       23
                                                  -------   -------   -------   -------   -------
Net income......................................  $   129   $    71   $    74   $   113   $   171
                                                  =======   =======   =======   =======   =======
Capital and surplus.............................  $   824   $   956   $ 1,088   $ 1,224   $ 1,320
                                                  =======   =======   =======   =======   =======



                                                                             AS OF OR FOR THE THREE MONTHS ENDED
                                                                                        MARCH 31, 1997
                                                                          ------------------------------------------
                                                                                                              AS
                                                                                        PRO FORMA          ADJUSTED
                                                                                     FOR PRE-OFFERING     FOR EQUITY
                                                                          HISTORICAL TRANSACTIONS(12)     OFFERINGS
                                                                          ------     ----------------     ----------
                                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Capitalization Data
Borrowings under Line of Credit.........................................  $1,084          $1,084            $  714
Short-term debt due parent..............................................     100             125               125
Stockholder's equity(5)(6)..............................................     924             899             1,445

Pro Forma Per Share Data(13)(14)
Net income..............................................................                  $ 0.51            $ 0.51
Book value..............................................................                    7.89             10.55

 (1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit Life Insurance Company ("Mutual Benefit") of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996.



 (2) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes. The increase in Allocated Advances from parent in 1995 was attributable to the ITT Spin-Off.


 (3) Reflects the cumulative effect of adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.


 (4) Includes both non-guaranteed and guaranteed separate accounts.



 (5) The Company has received capital contributions and paid or accrued dividends to its stockholder for the five-year period ended December 31, 1996 and for the three months ended March 31, 1996 and 1997, as set forth in the table below. The capital contributions described below exclude those amounts classified as Allocated Advances from parent. Dividends exclude those amounts classified as interest expense with respect to the Allocated Advances from parent and paid to The Hartford as described in note (2) above.



                                                                                                     FOR THE
                                                                                                   THREE MONTHS
                                                     FOR THE YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                               --------------------------------------------      ----------------
                                               1992      1993      1994      1995      1996      1996       1997
                                               ----      ----      ----      ----      ----      ----       -----
                                                                                                  (IN MILLIONS,
                                                              (IN MILLIONS)                         UNAUDITED)
        Capital contributions...............   $ --      $100      $ 50      $180      $ --      $ --       $  --
        Dividends...........................     --        24        17       226        --        --         291
                                               ----      ----      ----      ----      -----     -----      -----
            Net contributions...............   $ --      $ 76      $ 33      $(46)     $ --      $ --       $(291)
                                               ====      ====      ====      ====      =====     =====      =====



 (6) Stockholder's equity beginning December 31, 1994 reflects the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. See Note 2 of notes to consolidated financial statements included elsewhere in this Prospectus.



 (7) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".



    The following table details the components of the Corporate Operation:



                                                                                                            FOR THE
                                                                                                         THREE MONTHS
                                                                                                             ENDED
                                                                   FOR THE YEAR ENDED DECEMBER 31,         MARCH 31,
                                                                 ------------------------------------    -------------
                                                                 1992    1993    1994    1995    1996    1996     1997
                                                                 ----    ----    ----    ----    ----    ----     ----
                                                                                                         (IN MILLIONS,
                                                                            (IN MILLIONS)                UNAUDITED)
     Unallocated income and expense............................. $(11)   $ (3)   $ (7)   $(14)   $(18)   $ (4)    $(10)
     Group medical business.....................................   (5)    (25)     (7)     (1)      1      --       --
     ITT Spin-Off related items and other.......................   --      --      --      18      (1)     --       --
                                                                 ----    ----    ----    ----    ----    ----     ----
         Total Corporate Operation.............................. $(16)   $(28)   $(14)   $  3    $(18)   $ (4)    $(10)
                                                                 =====   =====   =====   =====   =====   =====    =====

 (8) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.



 (9) Guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and on which the Company contractually guarantees a minimum return, subject, in most cases, to an MVA feature if the relevant product is surrendered prior to the end of the applicable guarantee period.



(10) Non-guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and as to which the Company does not guarantee a minimum return.



(11) Statutory data has been derived from Annual Statements of Hartford Life and Accident, Hartford Life and ITT Hartford Life and Annuity filed with insurance regulatory authorities, each in accordance with statutory accounting practices. Gains (losses) are net of IMR and taxes.



(12) The pro forma capitalization data reflects the Pre-Offering Transactions, as if such transactions had occurred as of March 31, 1997.



(13) Pro forma per share data is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings plus an assumed issuance of 9.64 million shares of Class A Common Stock in the Equity Offerings (the number of shares which, based on the midpoint of the range of the initial public offering prices set forth on the cover page of this Prospectus and the estimated underwriting discounts and expenses payable by the Company, would result in estimated net proceeds equal to the excess of the amount of the February and April 1997 dividends over the earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 and the Allocated Advances from parent). Pro forma net income per share for the year ended December 31, 1996 was $0.19, determined in a manner consistent with that set forth in the preceding sentence.



(14) As adjusted net income per share is calculated based upon the 114 million shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings, an assumed issuance of 9.64 million shares of Class A Common Stock in the Equity Offerings (as discussed in note (13) above) and an additional assumed issuance of 2.29 million shares of Class A Common Stock (the number of shares which, based on the midpoint of the range of the initial public offering prices set forth on the cover page of this Prospectus and the estimated underwriting discounts and expenses payable by the Company, would result in a reduction of the Pre-Offering Indebtedness and Allocated Advances from parent by $54.3 million). As adjusted net income is based upon historical amounts adjusted to reflect a reduction in interest expense, net of tax, from historical levels that would result from the completion of the Equity Offerings. As adjusted book value per share represents total stockholders' equity, as of March 31, 1997, together with the effect of the Pre-Offering Transactions and the $546.3 million of estimated net proceeds from the issuance and sale of 23 million shares of Class A Common Stock. The foregoing assumes that the Company does not cancel any portion of the Promissory Notes. See "Company Financing Plan". As adjusted net income per share for the year ended December 31, 1996 was $0.21, determined in a manner consistent with that set forth in this note
     (14).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of financial condition and results of operations of the Company is prepared as if the Company were a separate entity for all periods presented and should be read in conjunction with the "Selected Consolidated Financial Data", the Company's consolidated financial statements, the notes thereto and the other financial information included elsewhere in this Prospectus.


GENERAL


     The Company is a leading insurance and financial services company that provides pre-retirement savings, estate planning and employee benefit products. The Company offers variable and fixed annuities, retirement plan services, mutual funds and life and disability insurance on both an individual and group basis. Prior to the completion of the Equity Offerings, the Company operated its businesses as part of The Hartford.



     The Company attempts to attain a pre-determined return on stockholder's equity for each of its business segments. Management facilitates this "bottom-line" approach by operating the Company as a series of micro-enterprises within each of its business segments. These micro-enterprises are managed by individuals with accountability for the profit or loss of the specific operation. The Company assigns capital to each micro-enterprise based on internal formulae and each of the managers is expected to earn the Company's targeted return on the assigned capital.


     The Company derives its revenues principally from (i) asset management fees and mortality and expense fees on separate accounts, (ii) premiums, (iii) net investment income on general account assets, including the general account portion of variable annuities, and (iv) certain other fees earned by the Company. The Company generates investment and mortality and expense fees primarily from the separate account assets deposited with the Company through the sale of individual annuities and variable life products. Premium revenues are derived primarily from the sale of individual life, group life and group disability insurance and COLI. The Company's operating expenses consist of insurance benefits provided, interest credited on general account liabilities, the cost of selling and servicing the various products sold by the Company, including commissions to the various sales representatives (net of any deferrals), and general business expenses.

     The Company's profitability depends in large part upon (i) the amount of its assets, (ii) the adequacy of its product pricing (which is primarily a function of competitive conditions, management's ability to assess and manage trends in mortality and morbidity experience as compared to the level of benefit payments and its ability to maintain expenses within pricing assumptions), (iii) the maintenance of the Company's target spreads between its customer CREDITED RATES and its earned investment rates and (iv) the persistency of its policies and premiums (which determines the recoverability of the costs incurred in selling a policy). External factors, such as the impact of legislation on the Company's products, also affect the Company's profitability.


     From time to time, the Company has acquired certain COLI and individual life insurance and annuity blocks of businesses from distressed carriers. These acquisitions have contributed to the Company's growth in assets. The Company assumed COLI blocks of business of approximately $5.6 billion in 1992 and $300 million in 1993 from Mutual Benefit Life Insurance Company ("Mutual Benefit") and individual life insurance and annuity policies of $3.2 billion in 1993 from Fidelity Bankers Life Insurance Company ("Fidelity Bankers"), $434 million in 1994 from Pacific Standard Life Insurance Company ("Pacific Standard") and $77 million in 1996 from Investors Equity Life Insurance Company of Hawaii ("Investors Equity").


     The Company's income prior to the cumulative effect of changes in the Company's accounting principles grew from $101 million in 1992 to $151 million in 1994, a compound annual growth rate of 22%, due in part to internal growth and the acquisitions discussed above. In 1995 and 1996, the

Company's net income fell to $150 million and $24 million, respectively, mainly due to losses within the Guaranteed Investment Contracts segment. Because the Company does not expect any material income or loss from the Guaranteed Investment Contracts segment in the years subsequent to 1996, management believes that future earnings will be dependent on income from the Annuity, Individual Life Insurance and Employee Benefits segments, net of the Corporate Operation. Net income of these segments, net of the Corporate Operation, was $150 million, $217 million and $249 million in 1994, 1995 and 1996, respectively, representing a compound annual growth rate over such period of 29%.



     The results of the Guaranteed Investment Contracts segment were materially and adversely affected by lower investment rates and earnings in the investment portfolio supporting such segment due to prepayments on MBSs and CMOs substantially in excess of assumed and historical levels, as well as the interest rate rise in 1994, which caused a mismatch in the duration of such assets and liabilities. In 1995, the Company substantially withdrew from the general account GRC business. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. As a result, due to the foregoing actions, management expects that the net income (loss) from this segment in the years subsequent to 1996 will be immaterial. See "Risk
Factors -- Interest Rate Risks" and "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC".



RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997



  COMPARISON OF CONSOLIDATED RESULTS



     The following table details the Company's consolidated net income for the three months ended March 31, 1996 and 1997.



                                                                               FOR THE
                                                                            THREE MONTHS
                                                                           ENDED MARCH 31,
                                                                         -------------------
                                                                          1996         1997
                                                                         ------       ------
                                                                            (IN MILLIONS)
Revenues:
  Premiums and other considerations....................................  $  941       $  679
  Net investment income................................................     362          375
  Net realized capital gains (losses)..................................      --            1
                                                                         ------       ------
     Total revenues....................................................   1,303        1,055
                                                                         ------       ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses.......................     651          659
  Amortization of deferred policy acquisition costs....................      66           83
  Dividends to policyholders...........................................     286           54
  Interest expense(1)..................................................      11           16
  Other insurance expense..............................................     230          143
                                                                         ------       ------
     Total benefits, claims and expenses...............................   1,244          955
                                                                         ------       ------
Income before income tax expense.......................................      59          100
Income tax expense.....................................................      20           37
                                                                         ------       ------
     Net income........................................................  $   39       $   63
                                                                         ======       ======


---------------

(1) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes.

     Revenues decreased $248 million, or 19%, to $1.055 billion in the first quarter of 1997 from $1.303 billion in the first quarter of 1996 due to a decrease in revenues from COLI of $365 million primarily due to significantly less premiums from leveraged COLI as a result of the HIPA Act of 1996. The decrease in COLI revenues was partially offset by an increase in revenues of $117 million, or 15%, in the Company's other operations, primarily due to a $79 million increase in group insurance revenues and a $47 million increase in revenues from the Annuity segment. Similar factors caused benefits, claims and expenses to decrease by $289 million, or 23%, to $955 million in the first quarter of 1997 from $1.244 billion in the first quarter of 1996.



     Net income increased $24 million, or 62%, to $63 million in the first quarter of 1997 from $39 million in the first quarter of 1996 due to growth in the Annuity, Individual Life Insurance and Employee Benefits segments of 30%, 22% and 13%, respectively, and the elimination of losses in the Guaranteed Investment Contracts segment, partially offset by higher unallocated expense in the Corporate Operation primarily due to an increase in interest expense of $5 million to $16 million in the first quarter of 1997 from $11 million in the first quarter of 1996. This increase was primarily related to the Pre-Offering Indebtedness.



     COMPARISON OF SEGMENT RESULTS



     The following table details the Company's net income by segment for the three months ended March 31, 1996 and 1997.



                                                                                FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                            ---------------
                                                                            1996      1997
                                                                            ----     ------
Annuity...................................................................  $ 33     $   43
Individual Life Insurance.................................................     9         11
Employee Benefits.........................................................    16         18
Guaranteed Investment Contracts(1)........................................   (15)        --
Corporate Operation(2)....................................................    (4)       (10)
Unallocated net realized capital gains (losses)(3)........................    --          1
                                                                             ---       ----
  Net income..............................................................  $ 39     $   63
                                                                             ===       ====


---------------

(1) The Company substantially withdrew from the general account GRC business in 1995. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future as described herein.



(2) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any segment such as items related to the ITT Spin-Off. For a discussion of the Corporate Operation, see
    "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".



(3) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.

     The following tables detail the Annuity segment's sales, account value and individual annuity sales by distribution channel as of or for the three months ended March 31, 1996 and 1997.



                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
ANNUITY
  Quarterly sales by product
     Individual variable annuities.......................................  $ 2,200   $ 2,452
     Fixed MVA/Other individual annuities................................       40       120
     Mutual funds........................................................       --        88
     Group annuities.....................................................       90       165
  Account value
     Individual annuities
       General account...................................................  $ 2,576   $ 2,924
       Guaranteed separate account.......................................    8,790     9,024
       Non-guaranteed separate account...................................   21,259    31,666
                                                                           -------   -------
          Total account value............................................  $32,625   $43,614
                                                                           =======   =======
     Group annuities
          Total account value............................................  $ 8,111   $ 9,104
  Individual variable annuity total account value
     Beginning total account value, January 1............................  $20,691   $32,397
       Sales and other deposits..........................................    2,200     2,457
       Acquisitions......................................................       --        --
       Market appreciation...............................................      842      (155)
       Surrenders........................................................     (210)     (444)
                                                                           -------   -------
     Ending total account value, March 31................................  $23,523   $34,255
                                                                           =======   =======
  Individual annuity sales by distribution channel
     Broker-dealers......................................................  $ 1,509   $ 1,703
     Banks...............................................................      731       869
                                                                           -------   -------
          Total..........................................................  $ 2,240   $ 2,572
                                                                           =======   =======



     The following tables detail the Individual Life Insurance segment's sales, account value, insurance in force and revenues excluding a block of business acquired from Investors Equity as of or for the three months ended March 31, 1996 and 1997.



                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
INDIVIDUAL LIFE
  Quarterly sales by product
     Variable life.......................................................  $    10   $    15
     Universal life/Interest-sensitive WHOLE LIFE........................       11         8
     TERM LIFE...........................................................        1         1
     Other...............................................................       --        --
                                                                           -------   -------
          Total..........................................................  $    22   $    24
                                                                           =======   =======
  Total account value....................................................  $ 2,656   $ 3,330
  Total IN FORCE.........................................................  $48,567   $52,277
  Revenues excluding block of business acquisition from Investors
     Equity..............................................................  $   113   $   118

     The following tables detail the Employee Benefits segment's group insurance premiums, group insurance reserves and COLI account value as of or for the three months ended March 31, 1996 and 1997.



                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
EMPLOYEE BENEFITS
  Group insurance premiums
     Group disability....................................................  $   106   $   152
     Group life..........................................................      101       118
     Other...............................................................       83        92
                                                                           -------   -------
          Total..........................................................  $   290   $   362
                                                                           =======   =======
  Group insurance reserves
     Group disability....................................................  $ 1,048   $ 1,296
     Group life..........................................................      328       409
     Other...............................................................      308       286
                                                                           -------   -------
          Total..........................................................  $ 1,684   $ 1,991
                                                                           =======   =======
  COLI account value
     General account.....................................................  $ 3,923   $ 3,853
     Separate account....................................................    3,537     4,352
                                                                           -------   -------
          Total..........................................................  $ 7,460   $ 8,205
                                                                           =======   =======



     The following tables detail the Guaranteed Investment Contracts segment's sales and account value as of or for the three months ended March 31, 1996 and 1997.



                                                                           AS OF OR FOR THE
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                           -----------------
                                                                            1996      1997
                                                                           -------   -------
                                                                             (IN MILLIONS,
                                                                              UNAUDITED)
GUARANTEED INVESTMENT CONTRACTS
  Guaranteed investment contract sales
     General account.....................................................  $    28   $    13
     Separate account....................................................       42        28
                                                                           -------   -------
          Total..........................................................  $    70   $    41
                                                                           =======   =======
  Account value
     General account.....................................................  $ 5,318   $ 3,758
     Guaranteed separate account.........................................      415       428
                                                                           -------   -------
          Total..........................................................  $ 5,733   $ 4,186
                                                                           =======   =======

     COMPARISON OF ANNUITY SEGMENT RESULTS



     The following table details the Annuity segment's net income for the three months ended March 31, 1996 and 1997.



                                                                                  FOR THE
                                                                               THREE MONTHS
                                                                                ENDED MARCH
                                                                                    31,
                                                                               -------------
                                                                               1996     1997
                                                                               ----     ----
                                                                               (IN MILLIONS)
Revenues:
  Premiums and other considerations........................................    $126     $164
  Net investment income....................................................     109      118
  Net realized capital gains (losses)......................................      --       --
                                                                               ----     ----
     Total revenues........................................................     235      282
                                                                               ----     ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................     105      118
  Amortization of deferred policy acquisition costs........................      44       55
  Dividends to policyholders...............................................      --       --
  Other insurance expense..................................................      35       42
                                                                               ----     ----
     Total benefits, claims and expenses...................................     184      215
                                                                               ----     ----
Income before income tax expense...........................................      51       67
Income tax expense.........................................................      18       24
                                                                               ----     ----
     Net income............................................................    $ 33     $ 43
                                                                               ====     ====



     Revenues increased $47 million, or 20%, to $282 million in the first quarter of 1997 from $235 million in the first quarter of 1996 primarily as a result of an increase in individual annuity account value, particularly individual variable annuity account value, which generated significantly higher fee income. As of March 31, 1997, individual annuity account value increased by $11.0 billion, or 34%, to $43.6 billion from $32.6 billion. The growth in account value was the result of strong sales over the past twelve months, coupled with growth in the Company's separate accounts due to the rise in the stock market in the fourth quarter of 1996. Annuity sales were $2.57 billion in the first quarter of 1997, as compared with $2.24 billion for the first quarter of 1996, with variable annuities comprising $2.45 billion, or 96%, of such amount. Similar factors resulted in an increase in benefits, claims and expenses of $31 million, or 17%, to $215 million in the first quarter of 1997 from $184 million in the first quarter of 1996.



     Net income increased $10 million, or 30%, to $43 million in the first quarter of 1997 from $33 million in the first of quarter of 1996 as the total average account value for this segment increased $12.4 billion, or 32%, to $51.7 billion in the first quarter of 1997 from $39.3 billion in the first quarter of 1996.

  COMPARISON OF INDIVIDUAL LIFE INSURANCE SEGMENT RESULTS



     The following table details the Individual Life Insurance segment's net income for the three months ended March 31, 1996 and 1997.



                                                                                 FOR THE
                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                             ---------------
                                                                             1996       1997
                                                                             ----       ----
                                                                              (IN MILLIONS)
Revenues:
  Premiums and other considerations........................................  $ 88       $ 78
  Net investment income....................................................    34         40
  Net realized capital gains (losses)......................................    --         --
                                                                             ----       ----
     Total revenues........................................................   122        118
                                                                             ----       ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................    70         55
  Amortization of deferred policy acquisition costs........................    21         26
  Dividends to policyholders...............................................    --         --
  Other insurance expense..................................................    18         20
                                                                             ----       ----
     Total benefits, claims and expenses...................................   109        101
                                                                             ----       ----
Income before income tax expense...........................................    13         17
Income tax expense.........................................................     4          6
                                                                             ----       ----
     Net income............................................................  $  9       $ 11
                                                                             ====       ====



     Revenues decreased $4 million, or 3%, to $118 million in the first quarter of 1997 from $122 million in the first quarter of 1996 primarily as a result of an assumption of a block of business from Investors Equity, which increased revenues by $9 million in the first quarter of 1996, and a shift in the Company's mix of business towards variable universal life insurance, which generates less revenues than traditional life insurance. Similar factors resulted in benefits, claims and expenses decreasing by $8 million, or 7%, to $101 million in the first quarter of 1997 from $109 million in the first quarter of 1996.



     Net income increased $2 million, or 22%, to $11 million in the first quarter of 1997 from $9 million in the first quarter of 1996 primarily due to strong sales over the past twelve months, which increased the amount of individual life insurance in force, and favorable mortality experience. Individual life insurance sales were $24.4 million in the first quarter of 1997, as compared with $22.5 million in the first quarter of 1996.

COMPARISON OF EMPLOYEE BENEFITS SEGMENT RESULTS



     The following table details the Employee Benefits segment's net income for the three months ended March 31, 1996 and 1997.



                                                                                 FOR THE
                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                             ---------------
                                                                             1996       1997
                                                                             ----       ----
                                                                              (IN MILLIONS)
Revenues:
  Premiums and other considerations........................................  $727       $435
  Net investment income....................................................   137        143
  Net realized capital gains (losses)......................................    --         --
                                                                             ----       ----
     Total revenues........................................................   864        578
                                                                             ----       ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...........................   376        416
  Amortization of deferred policy acquisition costs........................     1          2
  Dividends to policyholders...............................................   286         54
  Other insurance expense..................................................   176         76
                                                                             ----       ----
     Total benefits, claims and expenses...................................   839        548
                                                                             ----       ----
Income before income tax expense...........................................    25         30
Income tax expense.........................................................     9         12
                                                                             ----       ----
     Net income............................................................  $ 16       $ 18
                                                                             ====       ====



     Revenues decreased $286 million, or 33%, to $578 million in the first quarter of 1997 from $864 million in the first quarter of 1996 due to a decrease in revenues from COLI of $365 million. The decrease in COLI revenues resulted from significantly less leveraged COLI premiums as a result of the HIPA Act of 1996. Such decrease was partially offset by a $79 million increase, or 25%, in group insurance revenues. Similar factors resulted in benefits, claims and expenses decreasing by $291 million, or 35%, to $548 million in the first quarter of 1997 from $839 million in the first quarter of 1996.



     Net income increased $2 million, or 13%, to $18 million in the first quarter of 1997 from $16 million in the first quarter of 1996 primarily due to growth in group insurance premiums and favorable morbidity experience. Premiums from group insurance were $362 million in the first quarter of 1997, as compared with $290 million in the first quarter of 1996.

  COMPARISON OF GUARANTEED INVESTMENT CONTRACTS SEGMENT RESULTS



     The following table details the Guaranteed Investment Contracts segment's net loss for the three months ended March 31, 1996 and 1997.



                                                                               FOR THE THREE
                                                                                MONTHS ENDED
                                                                                 MARCH 31,
                                                                               --------------
                                                                               1996      1997
                                                                               -----     ----
                                                                               (IN MILLIONS)
Revenues:
  Premiums and other considerations..........................................  $   1     $ 1
  Net investment income......................................................     72      71
  Net realized capital gains (losses)........................................     --      --
                                                                               -----     ----
     Total revenues..........................................................     73      72
                                                                               -----     ----
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses.............................     93      70
  Amortization of deferred policy acquisition costs..........................      1      --
  Dividends to policyholders.................................................     --      --
  Other insurance expense....................................................      2       2
                                                                               -----     ----
     Total benefits, claims and expenses.....................................     96      72
                                                                               -----     ----
Loss before income tax expense...............................................    (23)     --
Income tax benefit...........................................................     (8)     --
                                                                               -----     ----
     Net loss................................................................  $ (15)    $--
                                                                               ======    ====



     This segment had no net income in the first quarter of 1997, as compared with a $15 million loss in the first quarter of 1996, consistent with management's expectations that net income (loss) from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC.



RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



  SEGMENT DISCUSSION



     The following table details the Company's net income by segment for the five-year period ended December 31, 1996.



                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                        1992    1993    1994    1995    1996
                                                        ----    ----    ----    ----    -----
                                                                    (IN MILLIONS)
Annuity...............................................  $ 35    $ 54    $ 84    $113    $ 145
Individual Life Insurance.............................    17      21      27      37       44
Employee Benefits.....................................    36      48      53      67       78
Guaranteed Investment Contracts.......................    21      30       1     (67)    (225)
Corporate Operation(1)................................   (16)    (28)    (14)      3      (18)
Unallocated net realized capital gains (losses)(2)....     8       5      --      (3)      --
Cumulative effect of changes in accounting
  principles(3).......................................   (47)     --      --      --       --
                                                        ----    ----    ----    ----    -----
     Net Income.......................................  $ 54    $130    $151    $150    $  24
                                                        =====   =====   =====   =====   ======


---------------

(1) The Company maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. See "-- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Corporate Operation".



(2) Represents net realized capital gains (losses) that are not allocable to any of the Company's business segments.



(3) Reflects the cumulative effect of adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.

     The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The variety of products sold within this segment reflect the diverse nature of the market. These include individual variable annuities, fixed MVA annuities, deferred compensation and retirement plan services for municipal governments and corporations, STRUCTURED SETTLEMENT CONTRACTS and other special purpose annuity contracts, investment management contracts and mutual funds. The Annuity segment distributes its products primarily through broker-dealers and financial institutions for individual sales, and through employees of the Company for institutional sales. Account value in this segment has grown from $12 billion in 1992 to $51 billion in 1996, which, along with favorable expense trends, has resulted in an increase in this segment's net income from $35 million in 1992 to $145 million in 1996, a compound annual growth rate of 43%.



     The Individual Life Insurance segment focuses on individuals' needs regarding the transfer of wealth between generations, as well as the protection of individuals and their families against lost earnings resulting from death. The chief products sold in this market include both variable and fixed universal life insurance-type contracts (including interest-sensitive whole life insurance), as well as single premium variable life and term life insurance products. The Individual Life Insurance segment distributes its products through insurance agents, broker-dealers and financial institutions, typically assisted by a dedicated group of Company employees. Life insurance in force has increased from $29 billion in 1992 to $52 billion in 1996, of which $4.4 billion was derived from acquisitions. The Company's growth in insurance in force, together with favorable mortality results and a declining expense ratio, has resulted in an increase in this segment's net income from $17 million in 1992 to $44 million in 1996, a compound annual growth rate of 27%.



     The Employee Benefits segment focuses on the needs of employers and associations to purchase group insurance products. A significant amount of the revenue and net income in this segment is derived from the sale of group life insurance and group long-term and short-term disability products. This segment also contains specialty businesses such as COLI, life/health reinsurance and several international operations of the Company. The Employee Benefits segment distributes its products through insurance agents and brokers, usually assisted by a dedicated group of Company employees. Group insurance premiums have increased from $841 million in 1992 to $1.329 billion in 1996, which, along with favorable underwriting results, disciplined claims and expense management and sales of COLI, have resulted in an increase in this segment's net income from $36 million in 1992 to $78 million in 1996, a compound annual growth rate of 21%.



     The Guaranteed Investment Contracts segment consists of GRC that are supported by assets held in either the Company's general account or a guaranteed separate account and includes Closed Book GRC. Historically, a significant majority of these contracts were sold as general account GRC with fixed rates and fixed maturities. The Company decided in 1995, after a thorough review of its GRC business, that it would significantly de-emphasize general account GRC, choosing to focus its distribution efforts on other products sold through other segments. As a result, the Company has substantially withdrawn from the general account GRC business. As discussed in "-- Results of Operations -- Comparison of Guaranteed Investment Contracts Segment Results", this segment has reported significant losses in recent years. Management expects no material income or loss from the Guaranteed Investment Contracts segment in the future.



     The Company also maintains a Corporate Operation through which it reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items. For a further discussion of the Corporate Operation, see
"-- Results of Operations for the Years Ended 1994, 1995 and 1996 -- Corporate Operation".

  COMPARISON OF CONSOLIDATED RESULTS



     The following table details the Company's consolidated net income for the three-year period ended December 31, 1996.



                                                                 FOR THE YEAR ENDED DECEMBER
                                                                             31,
                                                                 ----------------------------
                                                                  1994       1995       1996
                                                                 ------     ------     ------
                                                                        (IN MILLIONS)
Revenues:
  Premiums and other considerations............................  $2,139     $2,643     $3,069
  Net investment income........................................   1,403      1,451      1,534
  Net realized capital gains (losses)..........................       1         (4)      (219)
                                                                 ------     ------     ------
     Total revenues............................................   3,543      4,090      4,384
                                                                 ------     ------     ------
Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...............   2,254      2,395      2,727
  Amortization of deferred policy acquisitions costs...........     149        205        241
  Dividends to policyholders(1)................................     419        675        635
  Interest expense(2)..........................................      29         35         55
  Other insurance expense......................................     469        554        695
                                                                 ------     ------     ------
     Total benefits, claims and expenses.......................   3,320      3,864      4,353
                                                                 ------     ------     ------
Income before income tax expense...............................     223        226         31
Income tax expense.............................................      72         76          7
                                                                 ------     ------     ------
     Net income................................................  $  151     $  150     $   24
                                                                 ======     ======     ======


---------------
(1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996.


(2) For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances from parent was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense prior to December 31, 1996 represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Such interest expense paid was treated as dividends for tax and statutory accounting purposes.



     PREMIUMS AND OTHER CONSIDERATIONS. Premiums and other considerations (including maintenance and expenses fees, COST OF INSURANCE charges and premiums on traditional life, group life and group disability contracts) increased $426 million, or 16%, to $3.069 billion in 1996 from $2.643 billion in 1995. This increase was principally the result of (i) a $216 million increase in the Annuity segment due to a substantial increase in aggregate fees earned on a larger block of separate account assets stemming from strong annuity sales and market appreciation and (ii) a $167 million increase in the Employee Benefits segment driven by an increase in group insurance premiums of $226 million in 1996 from strong group disability sales and renewals, partially offset by a decline in COLI premiums from 1995 levels primarily due to the enactment of the HIPA Act of 1996.



     Premiums and other considerations increased $504 million, or 24%, to $2.643 billion in 1995 from $2.139 billion in 1994. This increase primarily reflects a $505 million increase in the Employee Benefits segment, of which $376 million was due to growth in the COLI business and the remainder of which was due to increased group insurance premiums from strong group disability sales and renewals.



     NET INVESTMENT INCOME. Net investment income increased $83 million, or 6%, to $1.534 billion in 1996 from $1.451 billion in 1995 due to growth in general account assets, excluding Closed Book GRC. Net investment income in Closed Book GRC declined by $130 million as the average assets supporting Closed Book GRC declined to $4.4 billion in 1996 from $6.2 billion in 1995. Excluding

Closed Book GRC, net investment income increased $213 million, or 19%, to $1.327 billion in 1996 from $1.114 billion in 1995.


     Net investment income increased $48 million, or 3%, to $1.451 billion in 1995 from $1.403 billion in 1994 also due to growth in general account assets, excluding Closed Book GRC. Net investment income in Closed Book GRC declined by $144 million as the average assets supporting Closed Book GRC declined to $6.2 billion in 1995 from $6.7 billion in 1994. Excluding Closed Book GRC, net investment income increased $192 million, or 21%, to $1.114 billion in 1995 from $922 million in 1994.



     NET REALIZED CAPITAL GAINS (LOSSES). In 1996, the Company's net realized capital losses were $219 million due to Closed Book GRC. For additional information on the losses related to Closed Book GRC, see "-- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC". The Company's net realized capital losses in 1995 and net realized capital gains in 1994 were immaterial.



     BENEFITS, CLAIMS AND CLAIM ADJUSTMENT EXPENSES. Benefits, claims and claim adjustment expenses increased $332 million, or 14%, to $2.727 billion in 1996 from $2.395 billion in 1995. This increase was caused primarily by (i) a $311 million increase in the Employee Benefits segment chiefly due to increased blocks of group disability and COLI business and (ii) a $99 million increase in the Annuity segment principally due to increased interest credited on general account liabilities, including the general account portion of the individual variable annuity products, partially offset by a decline of $124 million in Closed Book GRC as the average assets supporting Closed Book GRC declined to $4.4 billion in 1996 from $6.2 billion in 1995.



     Benefits, claims and claim adjustment expenses increased $141 million, or 6%, to $2.395 billion in 1995 from $2.254 billion in 1994. This increase principally reflects (i) a $173 million increase in the Employee Benefits segment primarily due to an increase in the COLI block of business to $7.1 billion in 1995 from $3.2 billion in 1994 and (ii) a $27 million increase in the Annuity segment due to increased interest credited on the growth in general account liabilities, including the general account portion of the individual variable annuity products, partially offset by (iii) the one-time effect of the reserves assumed in connection with the Pacific Standard acquisition in 1994, thereby creating a one-time increase in such expenses in 1994, and (iv) a decline of $50 million in Closed Book GRC as the average assets supporting Closed Book GRC declined to $6.2 billion in 1995 from $6.7 billion in 1994.



     AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS. In connection with the sale of individual life and annuity contracts, the Company defers certain policy acquisition costs ("DPAC"), records such costs as assets and amortizes such costs against earnings over the estimated life of the contracts. The amortization of DPAC increased $36 million, or 18%, to $241 million in 1996 from $205 million in 1995 primarily due to increased sales and total account value in the Annuity segment. In 1996, approximately 70% of the Company's DPAC related to its individual annuity business. The amortization of DPAC increased $56 million, or 38%, to $205 million in 1995 from $149 million in 1994 primarily due to an increase in assets in the Annuity segment and an increase in the individual life insurance in force.


     DIVIDENDS TO POLICYHOLDERS. The Company's dividends to policyholders arise out of the Company's leveraged COLI business, a substantial portion of which was written on a participating basis. Dividends to policyholders decreased $40 million, or 6%, to $635 million in 1996 from $675 million primarily due to the elimination of sales of leveraged COLI as a result of the enactment of the HIPA Act of 1996. Dividends to policyholders increased $256 million, or 61%, to $675 million in 1995 from $419 million in 1994 primarily due to the substantial growth of the COLI block of business from 1994.


     INTEREST EXPENSE. Interest expense increased $20 million, or 57%, to $55 million in 1996 from $35 million in 1995 primarily due to an increase in Allocated Advances from parent of $207 million at December 31, 1995 and $75 million at June 30, 1996. Interest expense increased $6 million, or 21%, to $35 million in 1995 from $29 million in 1994 mainly due to an increase in Allocated Advances from parent of $100 million in 1994. The increase in Allocated Advances from parent in June 1996 was in respect of a capital contribution by The Hartford to support the Company's business growth. Allocated Advances from parent increased in 1995 as a result of the increase of indebtedness of The Hartford associated with transactions in connection with the ITT Spin-Off, a portion of which indebtedness was allocated internally by The Hartford to the Company as Allocated Advances.


     OTHER INSURANCE EXPENSE. Other insurance expense, including premium taxes, commissions and other general expenses, net of deferral, increased $141 million, or 25%, to $695 million in 1996 from $554 million in 1995 primarily reflecting increased blocks of group disability and COLI and strong individual annuity and individual life insurance sales.


     Other insurance expense increased $85 million, or 18%, to $554 million in 1995 from $469 million in 1994 primarily reflecting factors largely similar to those described in the preceding paragraph as well as additional growth in the Individual Life Insurance segment due to the Pacific Standard acquisition in 1994.



     INCOME TAX EXPENSE. Income tax expense decreased $69 million in 1996 to $7 million in 1996 from $76 million in 1995 as a result of the charges associated with Closed Book GRC. See "-- Comparison of Guaranteed Investment Contracts Segment Results -- Closed Book GRC". Income tax expense increased $4 million to $76 million in 1995 from $72 million in 1994 due to higher pre-tax income in the Annuity, Individual Life Insurance and Employee Benefits segments, partially offset by a decline in Closed Book GRC within the Guaranteed Investment Contracts segment. The Company's effective tax rate is below the statutory tax rate of 35% primarily due to the availability of the corporate dividends received deduction.



     NET INCOME. Net income decreased $126 million to $24 million in 1996 from $150 million in 1995 chiefly reflecting a $158 million decrease owing to the Guaranteed Investment Contracts segment, partially offset by growth in the Company's three other business segments. Net income was essentially unchanged in 1995 at $150 million from $151 million in 1994 primarily due to a $68 million decrease in the Guaranteed Investment Contracts segment, essentially offset by growth in the Company's three other business segments.

  COMPARISON OF ANNUITY SEGMENT RESULTS



     The following table details the Annuity segment's net income for the three-year period ended December 31, 1996.



                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                     1994     1995      1996
                                                                     ----     ----     ------
                                                                          (IN MILLIONS)
Revenues:
  Premiums and other considerations................................  $264     $323     $  539
  Net investment income............................................   330      397        434
  Net realized capital gains (losses)..............................    --       --         --
                                                                     -----    -----     -----
     Total revenues................................................   594      720        973
                                                                     -----    -----     -----

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...................   290      317        416
  Amortization of deferred policy acquisition costs................    90      117        174
  Dividends to policyholders.......................................    --       --         --
  Other insurance expense..........................................    85      118        159
                                                                     -----    -----     -----
     Total benefits, claims and expenses...........................   465      552        749
                                                                     -----    -----     -----

Income before income tax expense...................................   129      168        224
Income tax expense.................................................    45       55         79
                                                                     -----    -----     -----
     Net income....................................................  $ 84     $113     $  145
                                                                     =====    =====     =====



     Revenues increased $253 million, or 35%, to $973 million in 1996 from $720 million in 1995. This increase was principally the result of a $216 million increase in premiums and other considerations, reflecting a substantial increase in aggregate fees earned due to the Company's growing block of separate account assets. The average separate account assets of this segment increased to $37.2 billion in 1996 from $26.1 billion in 1995 primarily due to sales of individual annuities of approximately $10 billion in 1996 and $7 billion in 1995, as well as strong market appreciation in both 1996 and 1995. In addition, the average general account invested assets of this segment increased to $7.2 billion in 1996 from $6.2 billion in 1995 largely as a result of growth in the general account portion of the individual variable annuity products of the Company. The growth in this segment in 1996 also resulted in an increase in total benefits, claims and expenses of $197 million, or 36%, to $749 million in 1996 from $552 million in 1995. The 37% growth in average account value in 1996, coupled with an overall reduction in individual annuity expenses as a percentage of total individual annuity account value to 28 basis points in 1996 from 31 basis points in 1995, has contributed to the growth in net income of $32 million, or 28%, to $145 million in 1996 from $113 million in 1995. Similar factors generated an increase in 1995, as compared with 1994, in revenues of $126 million, or 21%, average general account invested assets of $1.1 billion, or 21%, average separate account assets of $8.0 billion, or 44%, total benefits, claims and expenses of $87 million, or 19%, net income of $29 million, or 35%, and a reduction in individual annuity expenses as a percentage of total individual annuity account value to 31 basis points in 1995 from 35 basis points in 1994.

  COMPARISON OF INDIVIDUAL LIFE INSURANCE SEGMENT RESULTS



     The following table details the Individual Life Insurance segment's net income for the three-year period ended December 31, 1996.



                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                                      1994       1995       1996
                                                                      -----      -----      -----
                                                                             (IN MILLIONS)
Revenues:
  Premiums and other considerations................................   $ 277      $ 266      $ 313
  Net investment income............................................     113        142        159
  Net realized capital gains (losses)..............................       1         --         --
                                                                       ----       ----       ----
     Total revenues................................................     391        408        472
                                                                       ----       ----       ----

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...................     252        217        266
  Amortization of deferred policy acquisition costs................      52         72         63
  Dividends to policyholders.......................................      --         --          1
  Other insurance expense..........................................      47         61         74
                                                                       ----       ----       ----
     Total benefits, claims and expenses...........................     351        350        404
                                                                       ----       ----       ----

Income before income tax expense...................................      40         58         68
Income tax expense.................................................      13         21         24
                                                                       ----       ----       ----
     Net income....................................................   $  27      $  37      $  44
                                                                       ====       ====       ====



     Revenues increased $64 million, or 16%, to $472 million in 1996 from $408 million in 1995. This increase was chiefly due to a $47 million increase in premiums and other considerations, reflecting the cost of insurance charges and variable life insurance fees applied to a larger block of business as insurance in force increased to $52 billion in 1996 from $48 billion in 1995. Total benefits, claims and expenses increased $54 million, or 15%, to $404 million in 1996 from $350 million in 1995. This increase also reflects the increase in the block of individual life insurance business. Additionally, in recent years, mortality results have been favorable. The combination of growth of the Company's business and favorable mortality experience resulted in an increase in net income in this segment of $7 million, or 19%, to $44 million in 1996 from $37 million in 1995.



     In addition, two other events, along with those mentioned above, influenced the results of 1995 as compared with 1994. In 1994, the Company assumed $218 million of individual life insurance reserves from Pacific Standard. This affected both revenues and total benefits, claims and expenses for 1994. Expenses were also positively influenced by the consolidation of the professional functions previously performed in Minneapolis, Minnesota into the Company's Simsbury, Connecticut operations. The combination of this acquisition, internal Company growth, expense management and favorable mortality experience caused net income in this segment to increase $10 million, or 37%, to $37 million in 1995 from $27 million in 1994.

  COMPARISON OF EMPLOYEE BENEFITS SEGMENT RESULTS



     The following table details the Employee Benefits segment's net income for the three-year period ended December 31, 1996.



                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                  1994       1995       1996
                                                                 ------     ------     ------
                                                                        (IN MILLIONS)
Revenues:
  Premiums and other considerations............................  $1,543     $2,048     $2,215
  Net investment income........................................     443        467        618
  Net realized capital gains (losses)..........................      --         --         --
                                                                 ------     ------     ------
     Total revenues............................................   1,986      2,515      2,833
                                                                 ------     ------     ------

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses...............   1,200      1,373      1,684
  Amortization of deferred policy acquisition costs............       3          4          4
  Dividends to policyholders(1)................................     419        675        634
  Other insurance expense......................................     283        362        396
                                                                 ------     ------     ------
     Total benefits, claims and expenses.......................   1,905      2,414      2,718
                                                                 ------     ------     ------

Income before income tax expense...............................      81        101        115
Income tax expense.............................................      28         34         37
                                                                 ------     ------     ------
     Net income................................................  $   53     $   67     $   78
                                                                 ======     ======     ======


---------------
(1) Growth in dividends to policyholders is a result of the November 1992 acquisition from Mutual Benefit of a block of participating leveraged COLI business and the subsequent growth in the leveraged COLI business from 1993 to 1995. Policyholder dividends are expected to decline in the future since sales of new leveraged COLI policies have been terminated as a result of the HIPA Act of 1996.


     Revenues increased $318 million, or 13%, to $2.833 billion in 1996 from $2.515 billion in 1995. This increase was largely the result of (i) a $167 million increase in premiums and other considerations, reflecting a $226 million increase in group insurance premiums from strong group disability sales and renewals, partially offset by a decline in leveraged COLI premiums primarily due to the enactment of the HIPA Act of 1996, and (ii) a $151 million increase in net investment income primarily due to an increase in the Company's COLI account value. Total benefits, claims and expenses increased $304 million, or 13%, to $2.718 billion in 1996 from $2.414 billion in 1995. This increase generally reflected an increased block of group disability business and other group insurance and an increase in the Company's COLI block of business, partially offset by a $41 million decrease in dividends to policyholders primarily due to the elimination of sales of leveraged COLI as a result of the enactment of the HIPA Act of 1996. In addition, expenses in the group insurance business, as a percentage of premiums, have declined over the past several years. This trend, along with favorable mortality and morbidity experience, as well as the factors mentioned above, resulted in an increase in net income in this segment of $11 million, or 16%, to $78 million in 1996 from $67 million in 1995.



     The Company had $306 million and $867 million of leveraged COLI sales in 1994 and 1995, respectively, which significantly affected the results of 1995 compared with 1994. Revenues increased $529 million, or 27%, in 1995 primarily due to a $353 million increase related to COLI premiums. Total benefits, claims and expenses increased $509 million, or 27%, in 1995 of which $344 million related to COLI. The additional growth in COLI, coupled with factors similar to those discussed above for 1996 compared with 1995, caused net income in this segment to increase $14 million, or 26%, to $67 million in 1995 from $53 million in 1994.



     In general, the growth in COLI account value has been a significant component of earnings for the Employee Benefits segment over the past three years, representing $26 million, or 33%, in 1996, $22 million, or 33%, in 1995 and $16 million, or 30%, in 1994 of this segment's total earnings.

  COMPARISON OF GUARANTEED INVESTMENT CONTRACTS SEGMENT RESULTS



     GENERAL. The following table details the Guaranteed Investment Contracts segment's net income (loss) for the three-year period ended December 31, 1996.



                                                                       FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                    1994     1995      1996
                                                                    ----     -----     -----
                                                                         (IN MILLIONS)
Revenues:
  Premiums and other considerations...............................  $ --     $   1     $   2
  Net investment income...........................................   481       377       251
  Net realized capital losses.....................................    --        --      (219)
                                                                    -----
                                                                       -
                                                                             ------    ------
     Total revenues...............................................   481       378        34
                                                                    -----
                                                                       -
                                                                             ------    ------

Benefits, claims and expenses:
  Benefits, claims and claim adjustment expenses..................   467       453       332
  Amortization of deferred policy acquisition costs...............     4        12         1
  Dividends to policyholders......................................    --        --        --
  Other insurance expense.........................................     8        16        47
                                                                    -----
                                                                       -
                                                                             ------    ------
     Total benefits, claims, and expenses.........................   479       481       380
                                                                    -----
                                                                       -
                                                                             ------    ------

Income (loss) before income tax expense (benefit).................     2      (103)     (346)
Income tax expense (benefit)......................................     1       (36)     (121)
                                                                    -----
                                                                       -
                                                                             ------    ------
     Net income (loss)............................................  $  1     $ (67)    $(225)
                                                                    ======   ======    ======



     The results of this segment have been materially and adversely affected by lower investment rates and earnings from the investment portfolio supporting Closed Book GRC due to prepayments on MBSs and CMOs substantially in excess of assumed and historical levels. Closed Book GRC also was negatively affected by an interest rate rise in 1994 which caused a mismatch in the duration of the related assets and liabilities.



     In 1995, the Company substantially withdrew from the general account GRC business and now writes a limited amount of such business primarily as an accommodation to customers. In 1996, the Company initiated certain asset sales and hedging transactions to insulate itself from any ongoing income or loss associated with the Closed Book GRC investment portfolio. As a result of the foregoing actions, management expects that the net income (loss) from this segment will be immaterial in the years subsequent to 1996.



     Revenues decreased $344 million to $34 million in 1996 from $378 million in 1995 due to $219 million in net realized capital losses and a decline in net investment income of $126 million. The net realized capital losses were the result of asset sales and an other than temporary impairment charge in respect of certain assets within the Closed Book GRC investment portfolio which contributed $84 million and $135 million, respectively, of net realized capital losses. Net investment income declined as the assets of this segment declined to $4.5 billion in 1996 from $6.1 billion in 1995. This decline in assets also was the principal cause of the decrease in benefits, claims and expenses of $101 million to $380 million in 1996 from $481 million in 1995. In addition, amortization of DPAC was lower in 1996 because the unamortized DPAC asset for all policies sold prior to January 1995 was fully amortized in 1995.



     Revenues decreased $103 million to $378 million in 1995 from $481 million in 1994 primarily due to lower net investment income on the assets supporting this segment as result of the MBS and CMO prepayments discussed above. Benefits, claims and expenses of $481 million in 1995 were essentially flat as compared with 1994 as a decline in assets to $6.1 billion in 1995 from $7.3 billion in 1994 was offset by higher credited rates on policies sold in 1994 due to the rise in the general level of interest rates, higher expenses and the DPAC amortization discussed above.

     CLOSED BOOK GRC. Closed Book GRC contains a segregated portfolio of assets monitored and managed by the Company on a liquidating basis; however, such designation as a "segregated" portfolio is only for internal management purposes and has no legal or regulatory effect. As of December 31, 1996, Closed Book GRC had general account assets of $3.6 billion and general account liabilities of $3.6 billion. Closed Book GRC assets consisted of $2.7 billion of fixed maturity securities (including $21 million of MBSs and $1.03 billion of CMOs), a $471 million market-neutral portfolio based on London interbank offered quotations for U.S. dollar deposits ("LIBOR") and $432 million of cash or short-term instruments. Of the $3.6 billion in Closed Book GRC liabilities remaining as of December 31, 1996, the scheduled maturity is as follows: $1.2 billion, or 33%, in 1997, $1.1 billion, or 31%, in 1998, $0.8 billion, or 22%, in 1999 and $0.5 billion, or 14%, thereafter.



     Although the Closed Book GRC asset portfolio as a whole is duration matched with its liabilities, certain investments continue to have a longer maturity than their corresponding liabilities and will need to be liquidated prior to maturity in order to meet the specific liability commitments. To protect the existing value of these investments, the Company entered into various interest rate swap, cap and floor transactions in late September 1996 with the objective of offsetting the market price sensitivity of hedged assets to changes in interest rates. The interest rate swap transactions primarily require the Company to pay fixed rates and receive variable rates. The swaps mature between 1997 and 2003. The interest rate caps mature between 1997 and 2000 and have a weighted average strike price of 7.49% (ranging from 4.5% to 8.8%). The interest rate floors mature between 1997 and 2001 and have a weighted average strike price of 5.62% (ranging from 3.7% to 6.75%). The caps and floors were entered into to support certain portfolio assets that are subject to prepayment or payment extension risk. As a result of the hedges, the Company substantially eliminated further fluctuation in the fair value of these investments due to interest rate changes, thereby substantially reducing the likelihood of any further loss on the assets due to such changes.



     During 1996, Closed Book GRC incurred a $51 million after-tax loss from operations as a result of negative interest spread, as compared with an after-tax loss from operations of $68 million in 1995. With the initiation of the hedge transactions discussed above, which eliminated the possibility that the fair value of Closed Book GRC investments would recover to their current amortized cost prior to sale, an other than temporary impairment loss of $82 million, after tax, was determined to have occurred and was recorded in September 1996. An additional other than temporary impairment loss of $6 million, after tax, occurred in the fourth quarter of 1996 bringing the total 1996 impairment to $88 million. Also, during the third quarter of 1996, Closed Book GRC had asset sales resulting in proceeds of approximately $500 million and a realized loss of $55 million, after tax. The asset sales were undertaken as a result of liquidity needs and favorable market conditions for certain securities. Other charges of $32 million, after tax, which primarily reflect an interest accrual on potential tax assessments, also were recorded in the third quarter of 1996. The interest accrual reflects the Company's assessment of the probable outcome of a United States Internal Revenue Service (the "Internal Revenue Service") examination of the tax treatment of certain hedges employed in respect of the products included in Closed Book GRC.



     In response to the losses associated with Closed Book GRC, the Company instituted an improved risk management process. The Company, among other actions, established a separate risk management unit and increased the frequency with which its material portfolios are reviewed. See "Business -- Investment Operations -- General". Management expects that the net income (loss) from Closed Book GRC in the years subsequent to 1996 will be immaterial based on the Company's current projections for the performance of the assets and liabilities associated with Closed Book GRC, the Company's expectations regarding future sales of assets from the Closed Book GRC investment portfolio from time to time in order to make the necessary payments on maturing Closed Book GRC liabilities and the stabilizing effect of the hedge transactions. To date, such asset sales have been consistent with the Company's expectations. There are no legal or regulatory restrictions that affect the Company's ability to sell any of its general account assets to satisfy any obligations in respect of Closed Book GRC liabilities. In determining the projected Closed

Book GRC net income in years subsequent to 1996, the Company assumed that yield spreads implicit in market values would be consistent with historic trends. In addition, the Company assumed that there would be no material credit losses in respect of assets supporting Closed Book GRC. However, no assurance can be given that, under certain unanticipated economic circumstances which result in the Company's assumptions proving inaccurate, further losses in respect of Closed Book GRC will not occur in the future.



  CORPORATE OPERATION



     GENERAL. The Corporate Operation includes (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and
(iii) certain other items not directly allocable to any business segment such as ITT Spin-Off related items.



     The following table details the components of the Corporate Operation (after tax) for the three-year period ended December 31, 1996:



                                                                       FOR THE YEAR ENDED
                                                                        DECEMBER 31, 1996
                                                                     -----------------------
                                                                     1994     1995     1996
                                                                     ----     ----     -----
                                                                          (IN MILLIONS)
Unallocated income and expense.....................................    (7)     (14)      (18)
Group medical business.............................................    (7)      (1)        1
ITT Spin-Off related items and other...............................    --       18        (1)
                                                                     ----     ----     -----
          Total Corporate Operation................................  $(14)    $  3     $ (18)
                                                                     =====    =====    ======



     UNALLOCATED INCOME AND EXPENSE. The Company includes in the Corporate Operation net investment income on assets representing surplus not assigned to any of its business segments, interest expense on Allocated Advances and certain other revenues and expenses not specifically allocable to any of its business segments. Excluding the impact of the other items described under "-- Group Medical Business" and "-- Other", the Corporate Operation experienced a net loss of $7 million, $14 million and $18 million in 1994, 1995, and 1996, respectively. The increase in the net loss experienced by the unallocated income and expense component of the Corporate Operation was principally due to the increase in interest expense reported over 1994, 1995 and 1996, which was partially offset by increased net investment income on capital contributions made to the Company's life insurance subsidiaries.



     In connection with the 1997 increase in the Company's indebtedness as a result of the borrowing under the Line of Credit and the execution of the $100 Million Promissory Note and the $25 Million Promissory Note, interest expense is expected to increase in 1997 as compared with prior years.



     GROUP MEDICAL BUSINESS. The Company also previously marketed group medical insurance to its customers. The Company exited this business in 1993. Management had determined that the projected future return on assigned capital for the group medical business was inadequate. This decision allowed the Company to focus its group insurance operation on group life and group disability coverage. All known material obligations related to the Company's exit from the group medical business expired as of December 31, 1996. The Company's group medical business reported a net loss of $7 million and $1 million in 1994 and 1995, respectively, and net income of $1 million in 1996.



     OTHER. In addition, the effects of an insurance guaranty fund adjustment of $10 million in 1995 made to reflect lower than expected insolvencies in the insurance industry and the impact of certain assets and liabilities assumed by the Company in 1995 in connection with the ITT Spin-Off impacted the results of the Company's Corporate Operation. Prior to 1995, as a response to certain significant insolvencies experienced in the life insurance industry during the late 1980s and early 1990s, the Company took an approach which incorporated an assumption that more companies experiencing financial difficulties would be formally determined to be insolvent, resulting in increased assess-ments based on the Company's premiums. As more historical data became available from outside sources such as the National Organization of Life and Health Guaranty Associations, the Company re-estimated reserves based on specific state assessment data and determined that $10 million of such reserve could be released.


INTERCOMPANY ARRANGEMENTS

     The Company's relationship with The Hartford generally will be governed by a series of agreements to be entered into in connection with the Equity Offerings. These agreements generally will maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. As a result, management believes that none of these arrangements will have a material impact on the results of operations and liquidity of the Company. In general, these arrangements are intended to remain in effect for so long as The Hartford continues to maintain controlling beneficial ownership of the Company.


     Under the terms of the Master Intercompany Agreement, the Company and The Hartford will agree to provide to each other, after the completion of the Equity Offerings, services largely similar to those which they provided prior to the Equity Offerings. In addition, The Hartford will agree to license to the Company and certain of its subsidiaries all the trade names, service marks, logos (including the Stag Logo) and other trademarks currently used by the Company in its domestic and international operations. Furthermore, the Master Intercompany Agreement will (i) require the Company to obtain prior written approval from The Hartford with respect to certain corporate activities, (ii) provide for the assumption of liabilities and cross-indemnities allocating liabilities between the parties and (iii) grant certain registration rights to The Hartford and any other Rights Holder. The Master Intercompany Agreement contains various termination provisions, including the ability of either party to terminate the agreement with respect to the provision of services, upon six months' written notice, in the event that The Hartford ceases to own 50% or more of the combined voting power of the outstanding Voting Stock. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement".



     The Tax Sharing Agreement will provide that The Hartford and its subsidiaries, including the Company, will file a consolidated federal income tax return and that The Hartford will have all the rights of a parent of a consolidated group. However, The Hartford and its subsidiaries will make payments to each other such that the amount of taxes each such party pays generally would be that amount it would be required to pay as a separate filer. As the controlling beneficial owner of the Company, The Hartford will control all the tax decisions in respect of the Company. The Tax Sharing Agreement will terminate when the Company ceases to be a subsidiary of The Hartford. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Tax Sharing Agreement and Tax Consolidation".



     The Investment Management Agreements will provide that the investment staff of The Hartford will implement the investment strategies of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds for a fee based on the actual costs of providing such services. During their respective initial three-year terms, the Investment Management Agreements generally will not be terminable by The Hartford and will be terminable by the Company, upon six months' written notice, only if The Hartford fails to satisfy certain performance benchmarks. In general, either party may terminate any of the Investment Management Agreements upon and after the end of the initial three-year term, upon 180 days' prior written notice. The Investment Management Agreements relating to the Company's mutual funds are terminable at any time. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements".



     The Company will sublease its headquarters from Hartford Fire pursuant to the Simsbury Sublease which currently leases it from a third party pursuant to a sale-leaseback arrangement. Hartford Fire will retain the right to purchase the facility and the renewal option in respect of such arrangement. The rental payments are fixed (but not level) over the term of the lease and sublease. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Simsbury Sublease".

LIQUIDITY AND CAPITAL RESOURCES

  HOLDING COMPANY


     Management believes that the liquidity requirements of the Company will be met by funds from the operations of its subsidiaries. As a holding company, the Company's principal source of funds is dividends from its operating subsidiaries. For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. In return, the Company paid The Hartford certain dividends (so treated for tax and statutory accounting purposes) based on The Hartford's actual (third party) external borrowing costs. In general, the Company seeks to maintain a conservative liquidity position and actively manages its capital levels, asset/liability matching and the diversification, duration and credit quality of its investments to ensure that it is able to meet its obligations.



     Historically, The Hartford has provided capital, including the Allocated Advances, to the Company's insurance subsidiaries. Following the Equity Offerings, the Company intends to independently address any capital requirements that may arise. However, for so long as The Hartford maintains a controlling interest in the Company, any deterioration in the financial condition or ratings of The Hartford (as well as the Company) could have the effect of increasing the Company's borrowing costs and/or impairing its access to the capital markets. In addition, The Hartford will have the ability, through its controlling beneficial ownership of the Company and the terms of the Master Intercompany Agreement, to limit or otherwise restrict the Company's ability to raise common or preferred equity capital or incur debt. See "Risk Factors -- Control by and Relationship with The Hartford" and "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement".


     The following table sets forth the historical amounts of capital contributed by The Hartford to the Company and the related dividends accrued or paid or interest expense paid by the Company to The Hartford in respect thereof.

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                     1992     1993     1994     1995     1996
                                                     ----     ----     ----     ----     ----
                                                                  (IN MILLIONS)
Capital contributed................................  $ --     $100     $ 50     $180     $ --
Cash received in respect of Allocated
  Advances(1)......................................    --       50      100       --      115
Dividends accrued or paid..........................    --       24       17      226       --
Interest accrued and paid..........................    26       25       29       35       55
                                                     ----     ----     ----     ----     ----
     Net Capital...................................  $(26)    $101     $104     $(81)    $ 60
                                                     ====     ====     ====     ====     ====

---------------

(1) Excludes non-cash Allocated Advances of $207 million in 1995 and $46 million in 1996.


     The payment of dividends to the Company from its life insurance subsidiaries is subject to certain regulatory restrictions. The payment of dividends by Connecticut-domiciled life insurers is limited under the insurance holding company laws of Connecticut. The Company adheres to these laws which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend that, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of
(i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on the December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner. Based on these limitations and 1996 statutory results, the Company would be able to receive $132 million in dividends in 1997 from Hartford Life and Accident, the Company's direct wholly owned subsidiary, without obtaining the approval of the Connecticut Insurance Commissioner. See "Risk Factors -- Holding Company Structure; Restrictions on Dividends".



     On February 20, 1997, the Company made a payment of $1.184 billion as a dividend to Hartford Accident and Indemnity. $893 million of such dividend constituted a repayment of the Allocated Advances. This dividend was paid with the $1.084 billion in cash borrowed by the Company under the Line of Credit, with interest payable at the two-month Eurodollar rate, determined as described below, plus 15 basis points (5.65% at the inception of the borrowing) and principal payable on or before February 9, 1998, and the $100 Million Promissory Note, with interest payable at the two-month Eurodollar rate, determined as described below with respect to the Line of Credit, plus 15 basis points (initially 5.60% upon the execution of the $100 Million Promissory Note) and principal payable on February 19, 1998. Under the terms of the Line of Credit, the Eurodollar rate is determined by taking the average one, two, three or six-month rate (based upon the applicable interest period selected by the Company) at which deposits in U.S. dollars are offered by each of the four participating lenders in London, England to prime banks in the London interbank market, plus an applicable margin (based upon the Company's current public debt ratings). The Line of Credit includes covenants that limit mergers, liens and dividends, as well as financial covenants that require minimum levels of consolidated statutory surplus, risk based capital and net worth, and certain other terms and provisions that are normal and customary for agreements of this type. In addition, on April 4, 1997, the Company made an additional payment of $25 million as a dividend to Hartford Accident and Indemnity. The dividend was paid in the form of the $25 Million Promissory Note, with interest payable at the one-month Eurodollar rate, determined as described above with respect to the Line of Credit, plus 15 basis points (initially 5.84% upon the execution of the $25 Million Promissory Note) and principal payable on April 3, 1998. See "Company Financing Plan".



     Promptly following the Equity Offerings, subject to market conditions, the Company plans to offer approximately $650 million of the Debt Securities in the Debt Offering pursuant to a shelf registration statement. The Company expects that the Debt Offering will involve the sale of fixed rate, multi-tranche securities of varying maturities and may include redemption provisions. The Company intends to use the net proceeds of the Debt Offering, as well as a portion of the Equity Offerings, to substantially reduce the borrowing under the Line of Credit. See "Capitalization". The Company believes that, after giving effect to all of the foregoing transactions, it will have sufficient liquidity to service its debt obligations. Furthermore, the Company believes that because each of the transactions described in this and the foregoing paragraph took place at the holding company level (i.e., at the Company), they will have no impact on the statutory surplus of the Company's insurance subsidiaries, other than an increase in statutory surplus to the extent of capital contributions received from the Company in respect of the Equity Offerings.



     The Company's fixed maturity investments are classified as "available-for-sale" and, accordingly, are reflected in the Company's consolidated financial statements at fair value with the corresponding impact included as a component of stockholder's equity. Changes in interest rates, accordingly, can have a significant impact on stockholder's equity. The effect of Statement of Financial Accounting Standards ("SFAS") No. 115 on stockholder's equity, which represents the net unrealized capital gain (loss), net of tax, on fixed maturity investments, was a decrease of $725 million (including a cumulative adjustment with respect to the adoption of SFAS No. 115 which increased stockholder's equity by $103 million) as of December 31, 1994 and an increase of $679 million and $71 million as of December 31, 1995 and 1996, respectively.

     Based on the Company's historic cash flow and current financial results, management believes that the cash flow from the Company's operating activities over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend payments, as described in "Dividend Policy", satisfy debt service obligations and pay other operating expenses. Management also believes that completion of the Equity Offerings and the continued execution of its business strategy for the Company will strengthen the financial position of the Company. Although the Company currently anticipates that it will be able to make dividend payments, as described in "Dividend Policy", satisfy debt service obligations and pay other operating and capital expenses for the foreseeable future, the Company can give no assurances as to whether the net cash provided primarily by dividends from Hartford Life and Accident and its other subsidiaries will provide sufficient funds for the Company to do so.


  OPERATING SUBSIDIARIES


     The principal sources of funds for the Company's operating subsidiaries are premiums, net investment income and other considerations, as well as maturities and sales of invested assets. These funds are used primarily to pay policy benefits, dividends to policyholders, claims, operating expenses, interest, commissions and dividends to stockholders, as well as to purchase new investments. The Company's life insurance and group disability products involve long-term liabilities that in general have reasonably predictable payout patterns. However, the Company's annuity products involve liabilities that are less certain as to payout timing and may be subject to unexpected increases in surrenders, which would result in increased liquidity needs. Accordingly, asset/liability management is important to maintaining appropriate liquidity for the Company's operations. The Company's investment strategies are designed to reasonably match the yields and estimated durations of its investments with the contractual obligations of its policies. The Company acquires investments that management believes will provide a predictable spread between investment earnings and amounts credited to policyholders and contractholders and will allow the Company to maintain sufficient liquidity in its investment portfolio in order to adequately satisfy policy and contract commitments under a broad range of adverse economic circumstances. In addition, the Company closely monitors market and other economic conditions that might affect the value and duration of its assets and the persistency of its liabilities. For a discussion of the Company's investment operations, see "Business -- Investment Operations".



     The Company maintained cash and short-term investments totaling $895 million, $1.2 billion, $837 million and $960 million as of December 31, 1994, 1995 and 1996 and March 31, 1997, respectively, and believes that its investment policies combined with the terms of its life insurance and annuity contracts are adequate to support its liquidity needs. Investment grade, public fixed maturity securities (including securities sold pursuant to Rule 144A of the Securities Act ("Rule 144A")) represented 99.5% of the Company's general account and guaranteed separate account investment portfolios at December 31, 1996. For a discussion of the Company's investment operations, see "Business -- Investment Operations".



     Interest rate fluctuations can affect the duration of contractual obligations as well as the value and duration of the assets supporting these obligations and expose the Company to disintermediation risk. See "Risk Factors -- Interest Rate Risk". The Company can respond to interest rate fluctuations in a number of ways, including changing investment strategies for new cash flows, adjusting interest crediting rates (subject to policy limitations in some instances) and adjusting the price on any new products.



     In addition, the Company closely evaluates and monitors the risk of early policyholder and contractholder surrender. Management believes that it has minimized the potential impact of surrenders, particularly with respect to its annuity business, by protecting approximately 99% of its insurance liabilities as of December 31, 1996 against early surrender through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions as detailed in the following table.



                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       -------------------------------------------------
                                                             AMOUNT OF              PERCENTAGE OF TOTAL
                                                       INSURANCE LIABILITIES       INSURANCE LIABILITIES
                                                       ---------------------       ---------------------
                                                           (IN BILLIONS)
Non-guaranteed separate accounts.....................          $38.1                         56%
MVA feature..........................................           17.1                         25
Policy loans(1)......................................            4.0                          6
Non-surrenderability.................................            3.9                          6
                                                               -----                        ---
     Subtotal........................................           63.1                         93
Surrender charges on remaining liabilities...........            4.2                          6
                                                               -----                        ---
     Total...........................................          $67.3                         99%
                                                               =====                        ===


---------------
(1) Policy loans primarily relate to the Company's leveraged COLI business in which the Company earns a stated spread on assets that are loaned to the related policyholder.

     In particular, the Company uses surrender charges to limit the ability of individual and group annuity policyholders to withdraw from such contracts. The following table summarizes the Company's annuity policy reserves as of December 31, 1996 and 1995 based on such policyholders' ability to withdraw funds.

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                       1995                         1996
                                              ----------------------       ----------------------
                                                          PERCENTAGE                   PERCENTAGE
                                              POLICY       OF TOTAL        POLICY       OF TOTAL
                                              RESERVES     RESERVES        RESERVES     RESERVES
                                              -------     ----------       -------     ----------
                                                                 (IN MILLIONS)
Not subject to discretionary withdrawal.....  $ 1,363          3%          $ 1,807          3%
Subject to discretionary withdrawal with
  adjustment:
  With MVA..................................   37,445         86            48,160         89
  At contract value, less surrender charge
     of 5% or more..........................    1,743          4             1,592          3
Subject to discretionary withdrawal at
  contract value with no surrender charge or
  surrender charge of less than 5%..........    2,863          7             2,628          5
                                              -------       ----           -------       ----
     Total annuity policy reserves..........  $43,414        100%          $54,187        100%
                                              =======       ====           =======       ====


     Life insurance policies also are subject to surrender; however, they are less susceptible to surrender than annuity contracts because policyholders must generally undergo a new underwriting process and incur new policy acquisition costs in order to obtain new life insurance policies.



     Surrenders and other fund withdrawals on all insurance liabilities, including liabilities related to Closed Book GRC, totaled $3.0 billion, $5.2 billion and $5.8 billion, and benefits totaled $1.1 billion, $1.2 billion and $1.2 billion, in each of 1994, 1995 and 1996, respectively. Surrenders and other fund withdrawals totaled $1.4 billion and $1.5 billion, and benefits totaled approximately $400 million and $500 million, during the three months ended March 31, 1996 and 1997, respectively. Such surrenders and other fund withdrawals and benefits were met with cash from operations and required no significant sale of fixed maturity assets.



     The Company's asset for DPAC reflects those portions of acquisition costs, including commissions and certain underwriting expenses associated with acquiring insurance products, which are deferred and amortized over the lesser of the estimated or actual contract life. As of December 31,

1996, DPAC was $2.8 billion, having grown from $836 million as of December 31, 1992, principally owing to the growth in sales of the Company's annuity products. As of March 31, 1997, DPAC was $2.9 billion. In determining its DPAC deferral and amortization, the Company believes it sets its amortization and lapse assumptions and other key variables at reasonable and conservative levels, deferring only those acquisition expenses that are within pricing allowables (which is a measure of the amount of expenses permissible for deferral consistent with the Company's target returns over the expected life of a product). In contrast, GAAP generally allows companies to defer recoverable acquisition expenses independent of expected return. These assumptions and the recoverability of the asset are periodically monitored by the Company's internal actuarial and accounting professionals, with adjustments made, where appropriate, in accordance with SFAS No. 60 and SFAS No. 97. Approximately 70% of the Company's DPAC asset relates to the Company's individual annuity block of business. The DPAC asset in respect of the individual variable and fixed MVA annuity products has a weighted average life of less than nine years and approximately six years, respectively, at the time of sale. By comparison, the Company imposes surrender charges, on a declining basis, for seven years, although its fixed MVA annuities sold with a five or six year rate guarantee may be surrendered without penalty at the end of the guarantee period.



     To date, the Company's experience has been favorable, in the aggregate, compared with the assumptions used in its internal DPAC amortization models. The Company believes that its product design, its relationships with its wholesalers and retail distributors and the quality of its customer service have been contributing factors to this positive variance. However, if lapse levels were to substantially rise due to certain factors discussed under "Risk Factors -- Risks Associated with Certain Economic and Market Factors" or "Risk
Factors -- Interest Rate Risk" or otherwise, the Company could determine that accelerated DPAC amortization would be necessary.


     For a discussion of potential material adverse effects to the Company's business, financial condition and results of operations in connection with any further downgrade in the ratings of the Company's insurance subsidiaries, see "Risk Factors -- Importance of Company Ratings".

RECENT ACCOUNTING PRONOUNCEMENTS


     For a discussion of certain enacted changes and recently proposed accounting principles, see the notes to consolidated financial statements included elsewhere in this Prospectus and "Risk Factors -- Potential New Accounting Policy for Derivatives".

                                    BUSINESS

GENERAL


     The Company is a leading insurance and financial services company with operations that provide (i) annuity products such as individual variable annuities and fixed MVA annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs to over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers and (iii) employee benefits products such as group life and group disability insurance for the benefit of over 15 million individuals. According to the latest publicly available data, with respect to the United States, the Company is the largest writer of both total individual annuities and individual variable annuities based on new sales for the year ended December 31, 1996 (according to information compiled by LIMRA and VARDS, respectively), the eighth largest consolidated life insurance company based on statutory assets, as of December 31, 1995, and the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance based on full-year 1995 new premiums and premium equivalents (according to information reported to EBPR).



     The Company's assets have grown at a compound annual growth rate of 36%, from $23 billion in 1992 to $80 billion in 1996. The Company has achieved rapid growth of assets by pursuing a strategy of selling diverse and innovative products through multiple distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent underwriting techniques and capitalizing on its brand name and customer recognition of the Stag Logo, one of the most recognized symbols in the financial services industry. During this period, the Company has attained strong market positions for its principal product offerings -- annuities, individual life insurance and employee benefits. In particular, the Company holds the leading market position in the variable annuity industry based on sales for the year ended December 31, 1996. The Company's sales of individual variable annuities grew from $1.8 billion in 1992 to $9.3 billion in 1996, and, for the year ended December 31, 1996, the Company had a 13% market share (according to information compiled by VARDS). During this period of growth, the Company's separate account assets, which are generated principally by the sale of annuities, grew from 36% of total assets at December 31, 1992 to 62% of total assets at December 31, 1996. The Company believes that such asset growth stems from various factors including the variety and quality of its product offerings, the performance of its products, the effectiveness of its multiple channel distribution network, the quality of its customer service and the overall growth of the variable annuity industry and the stock and bond markets. However, there is no assurance that the Company's historical growth rate will continue. See "Risk Factors -- Risks Associated with Certain Economic and Market Factors".


     Management believes the Company's substantial growth in assets, together with management's effort to control expenses, has made the Company one of the most efficient competitors in the insurance industry, placing it among the top ten of the fifty largest life insurers (based on statutory assets) in operating efficiency. The Company's ratio of general insurance expenses to statutory assets, an industry measure of operating efficiency, improved to .64% in 1996, from .72% in 1995 and 1.38% in 1992 as compared with the average ratio for the top fifty life insurance companies, for the year ended December 31, 1995, of 1.50%, based on information compiled by A.M. Best.


     The Company is a newly-organized holding company formed in December 1996, which holds virtually all the annuity, individual life insurance and employee benefits operations of The Hartford. In addition, The Hartford owns certain life insurance operations internationally (through wholly owned subsidiaries in Spain, the United Kingdom and The Netherlands) acquired in connection with the acquisition of companies primarily engaged in property-casualty insurance. The Company is a direct subsidiary of Hartford Accident and Indemnity and an indirect subsidiary of Hartford Fire. Hartford Fire is a direct wholly owned subsidiary of Nutmeg Insurance Company, which is a direct wholly owned subsidiary of The Hartford. The Hartford is among the largest domestic and international providers of commercial property-casualty insurance, property-casualty reinsurance and personal lines (including homeowners and auto) coverages. On December 19, 1995, ITT distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date in connection with the ITT Spin-Off. As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company. The Company's principal offices are located at 200 Hopmeadow Street, Simsbury, Connecticut 06089. The Company's telephone number is (860) 843-7716.

INDUSTRY OVERVIEW


     The life insurance and annuity industries recently have been influenced by certain savings trends and demographic factors. The United States Census Bureau reports that the number of individuals aged 45 to 64, which represents the Company's primary market, will grow from 55.7 million in 1996 to 71.1 million in 2005, making this age group the fastest growing segment of the U.S. population. In addition, the Bureau of Labor Statistics forecasts that individuals in the United States will live approximately 18.6 years beyond the age of their retirement. These emerging demographic trends have significantly influenced the growth of the Company as, in management's view, the "baby boomer" segment of the population has become increasingly concerned about retirement and the public's confidence in the ability of government-provided retirement benefits to meet retirement needs diminishes. The Company also has benefited as employer-provided defined benefit plans and other non-cash compensation have become used increasingly as a means to facilitate savings for retirement. Moreover, as the overall population ages, the Company believes that individuals will focus their attention on efficiently transferring wealth between generations. As a result, management believes that an increasing number of individuals will be attracted to the Company's variety of savings-oriented insurance products, with tax-advantaged status, in order to both fund their retirement years and protect accumulated savings.



     In addition, management believes that group life and group disability insurance will continue to be an important employee benefit due to the growing emphasis in recent years on the non-cash component of employee compensation. The Company also believes that the continued growth of small businesses may result in the overall growth of in force group insurance for the insurance industry. Management expects that an increased demand for high-quality services in the group insurance industry will result in continued growth in the Company's sales, particularly if the Company successfully expands the range of services offered in connection with its group disability products.


BUSINESS STRATEGY

     Management believes that its corporate strategies will maintain and enhance its position as a market leader within the financial services industry and will maximize stockholder value. In addition, the Company's strong positions in each of its businesses, coupled with the growth potential management believes exists in its markets, provide opportunities to increase sales of its products and services, as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations. Management has established the following strategic priorities for the Company:


     LEVERAGE THE COMPANY'S MULTIPLE CHANNEL DISTRIBUTION NETWORK. Management believes that the Company's multiple channel distribution network provides a distinct competitive advantage in selling its products and services to a broad cross-section of customers throughout varying economic and market cycles. The Company has access to a variety of distribution outlets through which it sells its products and services, including approximately 1,350 national and regional broker-dealers, approximately 450 banks (including 21 of the 25 largest banks in the United States), 137,000 licensed life insurance agents, 2,900 insurance brokers, 244 third-party administrators and 165 associations. In particular, the Company believes that the bank and broker-dealer network employed by its Annuity segment is among the largest in the insurance industry. Management believes that this extensive distribution system generally provides the Company with greater opportunities to access its customer base than its competitors and allows the Company to introduce new products and services quickly through this established distribution network as well as new channels of distribution. For example, the Company sells fixed MVA annuities, variable annuities, mutual funds, single premium variable life insurance and Section 401(k) plan services through its broker-dealer and bank distribution systems.



     OFFER DIVERSE AND INNOVATIVE PRODUCTS. The Company provides its customers a diverse mix of products and services aimed at serving their needs throughout the different stages of their lives and during varying economic cycles. The Company offers a variety of variable and fixed MVA annuity products with funds managed both internally and by outside money managers such as Wellington, Putnam and Dean Witter. The Company also regularly develops and brings to market innovative products and services. For example, the Company was the first major seller of individual annuities to successfully develop and market fixed annuities with an MVA feature which protects the Company from losses due to higher interest rates in the event of early surrender. The Company also was a leader in introducing the "managed disability" approach to the group disability insurance market. This approach focuses on early claimant intervention in an effort to facilitate a claimant's return to work and to contain costs.



     CAPITALIZE ON ECONOMIES OF SCALE, CUSTOMER SERVICE AND TECHNOLOGY. As a result of its growth and attention to maintaining low expenses, the Company believes it has achieved advantageous economies of scale and operating efficiencies in its businesses which together enable the Company to competitively price its products for its distribution network and policyholders. For example, as noted above, the Company is the eighth largest consolidated life insurance company based on statutory assets as of December 31, 1995, with a ratio (as of such date) of general insurance expenses to statutory assets that is less than half the average ratio of its principal competitors. In addition, the Company has reduced its individual annuity expenses as a percentage of total individual annuity account value to 28 basis points in 1996 from 43 basis points in 1992. In addition, the Company believes that it maintains high-quality service for its customers and utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products. In 1996, the Company received one of the five Quality Tested Service Seals awarded by DALBAR, a recognized independent research organization, for its achievement of the highest tier of customer service in the variable annuity industry.



     CONTINUE PRUDENT RISK MANAGEMENT. The Company's product designs, prudent underwriting standards and risk management techniques protect it against disintermediation risk and greater than expected mortality and morbidity. As of December 31, 1996, the Company had limited exposure to disintermediation risk on approximately 99% of its insurance liabilities through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions. With respect to the Company's individual annuities, 97% of the related total account value was subject to surrender charges as of December 31, 1996. The Company also enforces disciplined claims management to protect the Company against greater than expected mortality and morbidity. The Company regularly monitors its underwriting, mortality and morbidity assumptions to determine whether its experience remains consistent with these assumptions and to ensure that the Company's product pricing remains appropriate.



     BUILD ON BRAND NAME AND FINANCIAL STRENGTH. Management believes that the combined effect of the above-mentioned strengths, The Hartford's 187-year history and customer recognition of the Stag Logo have produced a distinguished brand name for the Company. The Company's financial strength, characterized by sound ratings and a balance sheet of well-protected liabilities and highly rated assets, also has enhanced the Company's brand name within the financial services industry. Management believes that brand awareness, an established reputation and financial strength will continue to be important factors in maintaining distribution relationships, enhancing investment advisory alliances and generating new sales with customers.

Annuity


  GENERAL


     The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The Company offers fixed and variable annuities, certain deferred compensation and retirement plan services, mutual funds, investment management services and certain other financial products. Growth in the Company's assets has been driven by its sale of variable annuities. Sales of individual annuities were approximately $9.8 billion in 1996, bringing individual annuity total account value to $41.7 billion as of December 31, 1996. Of the total individual annuity account value, $32.4 billion relates to variable annuities and $9.0 billion relate to fixed MVA annuities held in guaranteed separate accounts. Of the Company's $32.4 billion variable annuities in force, $29.9 billion, or 92%, is held in non-guaranteed separate accounts, as of December 31, 1996. In contrast, the next nine largest writers in the United States of variable annuities held an average of 70% of their variable annuities in force in non-guaranteed separate accounts, as of December 31, 1996, based on the Company's analysis of information compiled by VARDS. The following table sets forth the total account value by product and annual sales for the principal product offerings in the Annuity segment.



                 Annuity Segment Account Value and Annual Sales



                                                     As of or for the Year Ended December 31,
                                                ---------------------------------------------------
                                                 1992       1993       1994       1995       1996
                                                -------   --------   --------   --------   --------
                                                                   (in millions)
Account Value

Individual annuities
  General account.............................  $   614   $  1,255   $  1,714   $  2,439   $  2,783
  Guaranteed separate account(1)..............    2,663      3,989      7,026      8,996      8,960
  Non-guaranteed separate account(2)..........    3,578      8,670     11,594     18,466     29,907
                                                 ------    -------    -------    -------    -------
     Total account value......................  $ 6,855   $ 13,914   $ 20,334   $ 29,901   $ 41,650
                                                 ======    =======    =======    =======    =======
Group annuities
  General account.............................  $ 3,165   $  3,512   $  3,785   $  4,453   $  4,628
  Guaranteed separate account(1)..............       --         --         --         --        170
  Non-guaranteed separate account(2)..........    1,873      2,333      2,688      3,504      4,312
                                                 ------    -------    -------    -------    -------
     Total account value......................  $ 5,038   $  5,845   $  6,473   $  7,957   $  9,110
                                                 ======    =======    =======    =======    =======
ANNUAL SALES BY PRODUCT(3)
Individual variable annuities.................  $ 1,838   $  4,055   $  4,097   $  4,868   $  9,327
Fixed MVA/Other individual annuities..........      374        177      2,908      2,079        514
Mutual funds..................................       --         --         --         --         21
Group annuities...............................      326        370        366        495        634


---------------
(1) Guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and on which the Company contractually guarantees a minimum return, subject, in most cases, to an MVA feature if the relevant product is surrendered prior to the end of the applicable guarantee period. The assets are carried at fair value. Investment income and net realized capital gains and losses are not included in the Company's Consolidated Statements of Income. Revenues to the Company from the guaranteed separate accounts consist of investment earnings in excess of guaranteed amounts.


(2) Non-guaranteed separate accounts represent policyholder funds that are segregated from the general account of the Company and as to which the Company does not guarantee a minimum return. The assets are carried at fair value. Investment income and net realized capital gains and losses accrue directly to the policyholders and are therefore not included in the Company's Consolidated Statements of Income. Revenues to the Company from the separate accounts consist of mortality and expense charges and other investment fees.



(3) Annual sales data excludes asset transfers between different products sold by the Company.

  INDIVIDUAL ANNUITIES


     The Company is the market leader in the annuity industry and sells both variable and fixed products, with single and flexible premium payment options, through a wide distribution network of broker-dealers and other financial institutions. Of the Company's total sales of individual annuities in 1996, 95% were variable annuities and 5% were fixed MVA and other individual annuities. The Company believes that its variable annuities have been particularly well received due to the Company's product offerings, fund performance, successful utilization of external wholesaling organizations, relationships with broker-dealers and banks and quality of customer service, as well as the relatively low level of interest rates and strong stock and bond market appreciation. VARDS ranked the Company the number one writer of individual variable annuities for the year ended December 31, 1996 with a 13% market share based on sales. At present, the Company has approximately 950,000 individual annuity contracts in force. The Company earns fees for managing annuity assets (based on its total account value) and maintaining policyholders' accounts.



     Each policyholder has a variety of equity and fixed income fund options within the Company's different products. Deposits of varying amounts may be made at regular or irregular intervals. The assets underlying the Company's variable annuities are principally managed by Wellington, Putnam, Dean Witter and the investment staff of The Hartford. For a discussion of the Investment Management Agreements that the Company will enter into with The Hartford, see "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements". The value of these assets fluctuates in accordance with the investment performance of the funds selected by the policyholder. To encourage persistency, the Company's individual annuities are subject to withdrawal restrictions and surrender charges ranging initially from 6% to 7% of the contract's face amount which reduce to zero on a sliding scale, usually within seven policy years. The Company's individual annuity products, principally consisting of variable and fixed MVA annuities, generally are priced to earn an after-tax margin of approximately 35 to 40 basis points on average total account value and, in each of the past five years, the Company has achieved such earnings.



     Variable annuity products have advantages for the Annuity segment in comparison with traditional fixed annuity products. For variable annuities, the Company uses specified portions of the periodic premiums of a customer to purchase units in one or more mutual funds, as directed by the customer, who then assumes the investment performance risks and rewards. As a result, variable annuities permit policyholders to choose aggressive or conservative investment strategies as they deem appropriate without affecting the composition and quality of assets in the Company's general account. Management believes that the investment performance of its separate accounts in recent years has created a competitive advantage in the sale of its separate account products which makes these products attractive to potential customers.



     The growth of the Company's individual variable annuity account value has been considerable for the past several years due to strong sales, acquisitions, market appreciation and low levels of surrenders. The following table illustrates the growth in individual variable annuity account value from the beginning to the end of each calendar year listed below and the principal factors that caused the increase in account value for each such year.


                INDIVIDUAL VARIABLE ANNUITY TOTAL ACCOUNT VALUE

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------
                                         1992         1993          1994          1995          1996
                                        -------      -------      --------      --------      --------
                                                                (IN MILLIONS)
Beginning Total Account Value........   $ 2,169      $ 4,096      $  9,742      $ 13,078      $ 20,691
  Sales and Other Deposits...........     1,876        4,444         4,186         5,024         9,647
  Acquisitions.......................        --          827            --            --            --
  Market Appreciation................       209          724          (131)        3,440         3,406
  Surrenders.........................      (158)        (349)         (719)         (851)       (1,347)
                                         ------       ------       -------       -------       -------
Ending Total Account Value...........   $ 4,096      $ 9,742      $ 13,078      $ 20,691      $ 32,397
                                         ======       ======       =======       =======       =======

     The Company has made a strategic decision to align itself with a select group of high-quality independent money managers which have an interest in the continued growth in sales of the Company's products. Two of the four largest variable annuities (Putnam Capital Manager Variable Annuity and The Director) in the annuity industry, for the year ended December 31, 1996, are managed in part by Putnam and Wellington, respectively, each of which was selected by management as part of this strategy. The Company believes these relationships, and the name recognition of Wellington, Putnam and the Company's other independent money managers, greatly enhance the marketability of its annuities and strength of its product offerings.



     The following table illustrates the performance of certain of the funds available in respect of the Putnam Capital Manager Variable Annuity and The Director. The historical performance of these funds is not an indication of future performance.



                        SEPARATE ACCOUNT PERFORMANCE(1)



                                                                            ONE-YEAR      FIVE-YEAR
                                                                           ANNUALIZED     ANNUALIZED
                FUND                   TYPE OF FUND         ASSETS           RETURN         RETURN
------------------------------------ -----------------   -------------     ----------     ----------
                                                         (IN MILLIONS)
Putnam Capital Manager Variable
  Annuity
  Putnam VT Growth & Income......... Growth & Income        $ 5,551           21.92%         15.97%
  Putnam VT Voyager................. Aggressive Growth        3,161           12.94          16.03
  Putnam VT New Opportunities....... Aggressive Growth        1,486           10.17            N/A
                                     International
  Putnam VT Global Growth........... Stock                    1,322           17.18          12.11
  Putnam VT High Yield.............. High Yield                 761           12.81          13.48
  All other Putnam Capital Manager
     Variable Annuity non-guaranteed
     separate accounts..............                          3,143
                                                             ------
     Total Putnam Capital Manager
       Variable Annuity non-
       guaranteed separate
       accounts.....................                         15,424
                                                             ------
The Director
  Advisers.......................... Balanced                 5,126           16.59%         12.09%
  Capital Appreciation.............. Growth                   2,773           20.70          17.89
  Stock............................. Growth                   2,339           24.37          15.54
                                     International
  International Opportunities....... Stock                      886           12.93          10.03
  Dividend and Growth............... Growth & Income            816           22.91            N/A
  All other Director non-guaranteed
     separate accounts..............                          1,636
                                                             ------
     Total Director non-guaranteed
       separate accounts............                         13,576
                                                             ------
All other non-guaranteed separate
  account assets....................                            907
                                                             ------
     Total variable annuity general
       account assets...............                          2,490
                                                             ------
     Total individual variable
       annuity assets...............                        $32,397
                                                             ======


---------------

(1) The information included herein has been compiled by the Company, as of December 31, 1996, for the five largest mutual funds available within the Putnam Capital Manager Variable Annuity and The Director products (the two most popular variable annuity contracts sold by the Company).

     Fixed MVA annuities are fixed rate annuity contracts that guarantee that a specific sum of money will be paid in the future, either as a lump sum or as monthly income, to an ANNUITANT. In the event that a policyholder surrenders a policy prior to the end of a guarantee period, the MVA feature increases or decreases the cash surrender value of the annuity in respect of any interest rate decreases or increases, respectively, thereby protecting the Company from losses due to higher interest rates at the time of surrender (provided that the Company has appropriately matched its portfolio of assets supporting its fixed MVA annuities). The amount of such payments will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses. The Company's primary fixed MVA annuities are CRC(R) and The Hartford Saver(R) and The Hartford Saver Plus(R) annuities (together, the "Saver Annuities"), which have terms of one, three, five, six, seven, eight, nine or ten years and an average term of approximately seven years. As of December 31, 1996, interest rates on these contracts ranged from 3.4% to 9.3% and averaged 6.53%. CRC is a yield-to-maturity product with guaranteed principal and interest payments and an MVA feature (and, in general, surrender charges) triggered in the event of the early surrender of the policy. The assets related to CRC are held in a separate account by the Company but the guaranteed rate is supported by the general account of the Company. The Saver Annuities are yield-to-maturity products similar to CRC that cap the MVA feature, thereby guaranteeing a minimum rate of return minus any surrender charge. As a result of the design of its fixed MVA annuities, the Company allocates less capital in respect of fixed MVA annuities than would be required for other fixed annuity products. The Company offers its fixed MVA annuities with terms designed to provide for a spread sufficient to meet its internal return-on-equity goals. As a result, the Company achieves a net investment spread on its fixed MVA annuities that is generally lower than the net investment spreads now earned by its peers for fixed annuities without MVA features. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General".



     In 1995, the Company, in conjunction with Pacific Mutual Life Insurance Company, formed American Maturity Life Insurance Company ("AML") (of which the Company owns 60%) in order to enter into a ten-year exclusive arrangement with the American Association of Retired Persons ("AARP") to sell annuities to its 33 million members through direct mail and advertising. The Company believes this relationship improves the Company's access to the growing market of senior Americans. The Company initially offered a fixed MVA annuity to AARP members, but there have been only limited sales of such product by AML due to the present interest rate environment. However, in 1997, the Company has begun to offer AARP members a variable annuity product in an effort to better realize the benefits of this relationship.


  DEFERRED COMPENSATION AND RETIREMENT PLAN SERVICES


     The Company believes that it is among the leading providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). At present, the Company administers approximately 900 Section 457 plans for governmental entities, of which the Company is the exclusive provider for 750 of such plans. These plans cover approximately 200,000 individuals. Traditionally, Section 457 plan assets have been held in the Company's general account but increasingly plan beneficiaries are transferring assets into mutual funds held in separate accounts. The Company offers a number of different funds, both fixed income and equity, to the employees in such Section 457 plans. Generally, the Company manages the fixed income funds offered in Section 457 plans administered by the Company. Wellington, Fidelity Distributors Corporation, Twentieth Century Investors Research Corporation and certain other mutual fund companies act as advisors to the equity funds offered in Section 457 plans administered by the Company. See "Certain Relationships and Transactions -- Intercompany
Arrangements -- Investment Management Agreements". The Section 457 savings and retirement plan market is a mature one in which, in the belief of management, any future growth principally will be achieved through the acquisition of business from competing companies and through increased contributions from existing participants and individuals eligible to be participants.

     The Company also provides products and services to plans created under
Section 401(k) and 403(b) of the Internal Revenue Code. Management believes that opportunities exist to expand its operations by building on the Company's distribution strength in the individual annuity and Section 457 markets. The Company also sees opportunities to market these products and services to small employers, which management expects to be the fastest growing area of the market.


     The deferred compensation and retirement plan services products form the majority of the Company's group annuity account value. In 1996, the Company earned approximately 20 basis points, after tax, on its average group annuity account value.


  MUTUAL FUNDS AND OTHER INVESTMENT MANAGEMENT SERVICES


     In September 1996, the Company launched eight retail mutual funds. Six of these funds are managed by Wellington and closely resemble the Company's Director variable annuity equity funds managed by Wellington. The other two funds are fixed income funds managed by the Company. See "Certain Relationships and Transactions -- Intercompany Arrangements -- Investment Management Agreements". The Company has entered into agreements with over 150 financial services firms to distribute these mutual funds. However, because the Company is a recent entrant into the mutual fund business, there can be no assurance as to the Company's success in this business. Also, the Company manages institutional funds and provides certain other investment management services.


  STRUCTURED SETTLEMENT CONTRACTS AND OTHER SPECIAL PURPOSE ANNUITY CONTRACTS

     The Company also sells structured settlement contracts. These contracts provide for periodic payments to an injured person or survivor for a generally determinable number of years typically in settlement of a claim under a liability policy in lieu of a lump sum settlement. Approximately 40% of the Company's structured settlement contract sales relate to claims in respect of policies sold by agents of The Hartford's property-casualty insurance operations (who are paid an expense allowance). The remaining structured settlement contract sales are made through specialty brokers. The Company also markets other annuity contracts for special purposes such as the funding of terminated defined benefit pension plans.


     The Company reported revenues of $43.7 million, $69.2 million and $74.8 million from structured settlement and other special purpose annuity contracts, representing 1.2%, 1.7% and 1.7% of its total revenues, in 1994, 1995 and 1996, respectively.


  MARKETING AND DISTRIBUTION


     The Company's individual annuity distribution network has been developed based on management's strategy of utilizing multiple and competing distribution channels with variable costs in an effort to achieve the broadest distribution possible in the geographic areas in which the Company operates. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, successful utilization of external wholesaling organizations, relationship with broker-dealers and banks (through which the sale of the Company's individual annuities to customers is consummated) and quality of customer service. See "-- Information Systems; Customer Service; Research and Development".

     In general, the Company sells approximately 70% of its individual annuities through broker-dealers and 30% of its individual annuities through banks. Management is engaged in continuous efforts to maintain and develop strong relationships with the broker-dealers and banks that sell the Company's products. The following table sets forth the Company's individual annuity sales by distribution channel for the five years ended December 31, 1996.

                INDIVIDUAL ANNUITY SALES BY DISTRIBUTION CHANNEL

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                      1992     1993     1994     1995     1996
                                                     ------   ------   ------   ------   ------
                                                                   (IN MILLIONS)
Broker-dealers.....................................  $1,548   $3,124   $5,433   $5,125   $6,637
Banks(1)...........................................     664    1,108    1,572    1,822    3,204
                                                     ------   ------   ------   ------   ------
     Total.........................................  $2,212   $4,232   $7,005   $6,947   $9,841
                                                     ======   ======   ======   ======   ======

---------------
(1) Includes sales by banks which are made through their affiliated broker-dealers.


     The Company maintains a network of approximately 1,350 broker-dealers and approximately 450 banks (including 21 of the 25 largest banks in the United States) through the use of wholesaling organizations, principally Planco Financial Services, Inc. ("Planco") and Essex National Securities, Inc. ("Essex"), and strategic alliances with Putnam and Dean Witter to sell its individual annuity products. The number of broker-dealers and banks in this network has more than doubled since 1992. Planco, Essex, Putnam and Dean Witter generated approximately 40%, 7%, 48% and 5%, respectively, of the Company's total individual annuity sales in 1996. The agreements governing these relationships have varying renewal and termination provisions but generally provide for ongoing continuation unless one of the parties elects otherwise or fails to reaffirm continuation on a periodic basis. The Company periodically negotiates renewal terms for these relationships and there can be no assurance that such renewal terms will remain acceptable to the Company or such parties. Should one or more of these relationships terminate, on a short-term basis or otherwise, there could be a material disruption in sales. See "Risk
Factors -- Dependence on Certain Third-Party Relationships".



     The Putnam relationship commenced in 1988, Planco in 1986, Essex in 1990 and Dean Witter in 1994. Putnam is an investment management firm that sells the Company's individual variable annuity products, which are based on Putnam-managed funds, through broker-dealers and banks. Planco, a privately held independent wholesaling organization, distributes certain of the Company's products to broker-dealers and banks. Essex, a registered broker-dealer, wholesales a number of the Company's products to banks and other financial institutions. Dean Witter sells a proprietary variable annuity created by the Company based on Dean Witter-managed funds through its own network of broker-dealers, as well as the Company's CRC product.



     The Company also uses this distribution network to sell products other than individual annuities. Putnam and Planco sell single premium variable life products through broker-dealers and Planco sells Section 401(k) plan services and is the exclusive broker-dealer wholesaler for the Company's family of mutual funds. In addition to Planco, the Annuity segment uses internal personnel with extensive experience in the Section 457 market, as well as access to the Section 401(k) market, to sell its products and services in the deferred compensation and retirement plan market. Structured settlements are sold through The Hartford's property-casualty insurance operations and certain specialty brokers using a small group of internal personnel. Special purpose annuity contracts are sold through different organizations and distribution mechanisms depending on the ultimate use of the annuity contract.

INDIVIDUAL LIFE INSURANCE

  GENERAL


     The Individual Life Insurance segment sells a variety of individual life insurance products. The Company's in force life insurance consists of a variety of variable life, universal life, interest-sensitive whole life and term life insurance policies. The Company's business also includes traditional whole life, which was sold in prior years, and modified guaranteed life, which was acquired in the Fidelity Bankers and Pacific Standard acquisitions. The Company presently has policies in force for approximately 500,000 customers. The Company focuses in this segment particularly on the high-end estate and business planning markets and believes it is one of the leading competitors in these markets based on its relatively high average face value per policy. NEW ANNUALIZED WEIGHTED PREMIUMS of individual insurance life policies reached $130 million in 1996, $75 million of which was variable life, $46 million of which was universal life, traditional or interest-sensitive whole life and $7 million of which was term life. The Company also has recently begun to develop its single premium variable life business, which accounted for $20 million of the $75 million of variable life sales in 1996. In addition, through this segment the Company sells individual disability coverage for loss of income for professionals, corporate executives, business owners and administrative support personnel in the event of a disabling accident or illness. The Company has only recently entered the individual disability market and its current business in this area is immaterial.



     The following table illustrates, for the five years ended December 31, 1996, sales of individual life insurance and changes in individual life insurance account value and aggregate life insurance in force, with internal growth and acquisitions separately identified.



   INDIVIDUAL LIFE INSURANCE SEGMENT ANNUAL SALES, ACCOUNT VALUE AND IN FORCE



                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1992      1993      1994      1995      1996
                                               -------   -------   -------   -------   -------
                                                                (IN MILLIONS)
ANNUAL SALES(1)
  Variable life..............................  $    --   $     1   $    10   $    27   $    75
  Universal life/Interest-sensitive whole           77        80        72        71        46
     life....................................
  Term life..................................       11        13        10         7         7
  Other......................................        2         2         2         2         2
                                                  ----      ----    ------    ------    ------
       Total.................................  $    90   $    96   $    94   $   107   $   130
                                                  ====      ====    ======    ======    ======
ACCOUNT VALUE
Internal
  Variable life..............................  $    --   $     4   $    20   $   158   $   604
  Universal life/Interest-sensitive whole          708       872     1,066     1,265     1,534
     life....................................
  Other......................................      108       115       119       117       109
                                                  ----      ----    ------    ------    ------
       Total.................................  $   816   $   991   $ 1,205   $ 1,540   $ 2,247
                                                  ====      ====    ======    ======    ======
Acquisitions(2)
  Universal life/Interest-sensitive whole      $    --   $   136   $   251   $   197   $   208
     life....................................
  Modified guaranteed life...................       --       736       836       821       781
                                                  ----      ----    ------    ------    ------
       Total.................................  $    --   $   872   $ 1,087   $ 1,018   $   989
                                                  ====      ====    ======    ======    ======

                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1992      1993      1994      1995      1996
                                               -------   -------   -------   -------   -------
                                                                (IN MILLIONS)
IN FORCE
Internal
  Variable life..............................  $    --   $   158   $   700   $ 1,645   $ 4,946
  Universal life/Interest-sensitive whole       21,208    25,243    27,751    30,416    31,012
     life....................................
  Term life..................................    8,098    10,705    11,711    11,507    11,623
  Other......................................      114       125       131       144       155
                                                  ----      ----    ------    ------    ------
       Total.................................  $29,420   $36,231   $40,293   $43,712   $47,736
                                                  ====      ====    ======    ======    ======
Acquisitions(2)
  Universal life/Interest-sensitive whole      $    --   $ 1,583   $ 2,784   $ 2,578   $ 2,560
     life....................................
  Term life..................................       --        96       428       365       369
  MODIFIED GUARANTEED LIFE...................       --     1,416     1,715     1,624     1,478
                                                  ----      ----    ------    ------    ------
       Total.................................  $    --   $ 3,095   $ 4,927   $ 4,567   $ 4,407
                                                  ====      ====    ======    ======    ======


---------------

(1) Individual life insurance sales are recorded as new annualized weighted premiums, except that, prior to 1994, some of the related data is recorded on a paid weighted premium basis, which only records premium collected, and thus is not directly comparable.



(2) This data reflects the individual life insurance portion of the Fidelity Bankers, Pacific Standard and Investors Equity blocks of business assumptions.


  PRODUCTS


     VARIABLE LIFE. Variable life insurance provides a return linked to an underlying portfolio. The Company allows policyholders to determine their desired asset mix among a variety of mutual funds. As the total return on the investment portfolio increases or decreases, as the case may be, the death benefit or surrender value of the variable life policy may increase or decrease. The Company's single premium variable life product provides a death benefit to the policy beneficiary based on a single premium deposit. Variable life policies represented 58% of new annualized weighted premiums for individual life insurance products for the year ended December 31, 1996. The Company's variable life insurance portfolio also includes products with a second-to-die feature. These products are distinguished from other variable life insuance products in that two lives are insured rather than one, and the policy proceeds are paid upon the second death of the two insureds. Second-to-die policies are used in individual estate planning, often to fund estate taxes for a married couple.



     UNIVERSAL AND INTEREST-SENSITIVE WHOLE LIFE. Universal life and interest-sensitive whole life insurance coverages provide life insurance with adjustable rates of return based on current interest rates. The Company offers both flexible and fixed premium policies. These policies provide policyholders flexibility in the available coverage, the timing and amount of premium payments and the amount of the death benefit, provided there are sufficient policy funds to cover all policy charges for the coming period. Universal life and interest-sensitive whole life insurance policies represented 35% of new annualized weighted premiums for individual life insurance products for the year ended December 31, 1996. The Company also sells universal life insurance policies with a second-to-die feature similar to that of the variable life insurance product described above.



     OTHER. The Company also offers individual term life and individual disability insurance, although the Company has a limited presence in these markets. However, management believes there may be opportunities to successfully sell term insurance through banks and broker-dealers and is currently developing term insurance products to sell through these distribution channels. Also, the Company's individual disability insurance product is offered in a guaranteed renewable contract, designed to minimize the Company's risk by allowing for future premium increases in the event of greater than expected morbidity.

  MARKETING AND DISTRIBUTION


     The Individual Life Insurance distribution system is segregated into two product types: those products designed for high-end estate and business planning and those products designed for protection against lost income from death to cover basic needs such as mortgage payments (referred to as "middle income" sales). The high-end estate and business planning organization is managed through a sales office system of qualified life insurance professionals with specialized training in sophisticated life insurance sales. These employees have access to approximately 137,000 licensed life insurance agents. High-end sales also occur in certain regions of the United States through ELAR Partners LLC ("ELAR"), a group of independent life insurance marketing organizations. The middle income sales force is led by a group of internal employees who use lead generation techniques to sell insurance through a collection of independent sales organizations. The success of the Company's marketing efforts in its Individual Life Insurance segment primarily depends on the breadth and quality of its life insurance products, the competitiveness of its pricing, its relationships with its third-party distributors and the quality of its customer service. See "-- Information Systems; Customer Service; Research and Development". Approximately 74% of the Company's new sales of individual life insurance policies (measured by new annualized weighted premiums) in 1996 were consummated through the Company's internal estate and business planning sales force and ELAR in conjunction with life insurance professionals, The Hartford's property-casualty agents and broker-dealers, 11% were sold to the middle income market through licensed life insurance agents and 15% were single premium variable life insurance contracts sold through the bank and broker-dealer distribution network of the Annuity segment. Approximately $12 million, or 9%, of the Company's 1996 sales in the Individual Life Insurance segment were consummated through The Hartford's property-casualty agents.


EMPLOYEE BENEFITS

  GENERAL


     The Employee Benefits segment consists of two areas of operation: Group Insurance and Specialty Insurance Operations. The Company markets group insurance products, including group life insurance , group short- and long-term managed disability, stop loss and supplementary medical coverage to employers and employer-sponsored plans and accidental death and dismemberment, travel and special risk coverage to employers and associations. The Company also offers disability underwriting, administration, claims processing services and reinsurance to other insurers and self-funded employer plans. The Specialty Insurance Operations unit consists of the Company's COLI business, life/health reinsurance operations and international operations.

     The following table sets forth, for the five years ended December 31, 1996, net earned premiums for group insurance products, reserves for group insurance products and the COLI account value held in the Company's general account and separate accounts.



         EMPLOYEE BENEFITS SEGMENT PREMIUMS, RESERVES AND ACCOUNT VALUE



                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                           ------      ------      ------      ------      ------
                                                               (IN MILLIONS)
GROUP INSURANCE PREMIUMS
Group Disability......................     $  252      $  285      $  352      $  419      $  551
Group Life............................        274         291         308         361         432
Other.................................        315         280         314         323         346
                                           ------      ------      ------      ------      ------
     Total............................     $  841      $  856      $  974      $1,103      $1,329
                                           ======      ======      ======      ======      ======
GROUP INSURANCE RESERVES
Group Disability......................     $  549      $  691      $  857      $1,030      $1,268
Group Life............................        220         270         294         325         389
Other.................................        287         263         261         278         277
                                           ------      ------      ------      ------      ------
     Total............................     $1,056      $1,224      $1,412      $1,633      $1,934
                                           ======      ======      ======      ======      ======
COLI ACCOUNT VALUE
General Account.......................     $  864      $1,549      $2,308      $3,566      $4,028
Separate Account......................         --          --         897       3,484       4,441
                                           ------      ------      ------      ------      ------
     Total............................     $  864      $1,549      $3,205      $7,050      $8,469
                                           ======      ======      ======      ======      ======


  GROUP INSURANCE


     The Company provides life, disability and other group insurance coverage to large and small employers across the United States. The Company estimates that this aggregate coverage is maintained for the benefit of over 15 million individuals. The Company had approximately $1.3 billion of premiums for group insurance in 1996, of which $432 million is attributable to group life insurance coverage and $551 million is attributable to group disability coverage (and of which $23 million of such group life insurance premiums and $78 million of such disability premiums related to the acquisition of a block of business from North American Life Assurance Company of Toronto ("NAL")). The Company sells its product line to employers through brokers and consultants and to multiple employer groups through its relationships with trade associations. Management believes that the comparative quality of its underwriting and claims management provides a competitive advantage in the group disability insurance business. In addition, all group life insurance policies sold by the Company are term insurance, generally with one- to two-year rate guarantees. This allows the Company to make adjustments in rates or terms of its policies in order to minimize the adverse effect of various market trends.



     The Company is one of the largest participants in the "large case" market of the group disability insurance business. The large case market, as defined by the Company, generally consists of group disability policies covering over 1,000 employees in a particular company. As of December 31, 1996, the Company had approximately 530 group disability contracts in force in the large case market, covering an estimated 3 million employees. Management believes that further opportunities exist in the "small" and "medium case" group markets due to the Company's name recognition and reputation and managed disability and claims administration capabilities. The Company intends to continue to expand its operations in both the small and medium case markets. As of December 31, 1996, the Company had sold approximately 22,500 and 585 group disability contracts in the small and medium case markets, respectively, covering an estimated 600,000 and 335,000 employees, respectively. The Company's efforts in the group disability area focus on early intervention, return-to-work programs, reduction of long-term disability claims and successful rehabilitation. The

Company also works with disability claimants to improve the receipt rate of Social Security offsets (i.e., reducing payment of benefits by the amount of Social Security payments received).


     Managed disability coverage is the flagship product for the Company's group disability insurance operations. The Company emphasizes early claimant intervention in this coverage in an effort to facilitate a disabled claimant's return to work and to contain costs. The Company's newest generation of managed disability is the Ability Assurance(R) program in which the Company offers an expanded set of services to disabled employees of the Company's group disability customers. Management believes its individualized approach to claim servicing, as well as its incentive to control costs, leads to an overall reduction in the cost of group disability coverage for employers and thus provides an important competitive advantage.


     GROUP SHORT-TERM DISABILITY. Short-term disability benefit plans provide a weekly benefit amount (typically 60% to 70% of the employees earned income up to a specified maximum benefit) to insured employees when they are unable to work due to an accident or an illness. Most of these benefit plans begin providing benefits immediately for accidents, or typically following a one-week waiting period for sickness, and continue providing benefits for a limited term, generally 52 weeks or less. Short-term disability, excluding the NAL block of business, accounted for $104 million, or 8%, of net earned premiums from group insurance products for the year ended December 31, 1996.


     GROUP LONG-TERM DISABILITY. Long-term disability insurance provides a monthly benefit for those periods of time not covered by a short-term disability benefits plan when insured employees are unable to work due to disability. Employees may receive total or partial disability benefits. Most of these policies begin providing benefits following 90- or 180-day waiting periods and continue providing benefits until the employee reaches age 65-70. Long-term disability benefits are paid monthly and are limited to a portion, generally 50-70%, of the employee's earned income up to a specified maximum benefit. Premiums for long-term disability coverage are based upon expected claim incidence rates and duration of claims of the insured group, as well as assumptions concerning operating expenses and future interest rates. Long-term disability, excluding the NAL block of business, accounted for $369 million, or 28%, of net earned premiums from group insurance products for the year ended December 31, 1996.



     GROUP TERM LIFE. Group term life insurance provides term coverage to employees and their dependents for a specified period and has no accumulation of cash values. The Company works to distinguish itself from its competitors by offering innovative options for its basic group life insurance coverage, including portability of coverage and a living benefit option, whereby terminally ill policyholders can receive death benefits prior to their death. Premiums for group life insurance coverage are based upon the expected mortality of the insured group, as well as operating expense and interest rate assumptions. Group term life insurance, excluding the NAL block of business, accounted for $409 million, or 31%, of net earned premiums from group insurance products for the year ended December 31, 1996.



     OTHER. The Company also provides term life insurance, accidental death and dismemberment, travel accident, hospital indemnity, medicare supplement and other coverages primarily to individual members of various associations as well as employee groups. The Company provides excess of loss medical coverage (known as "stop loss" insurance) to employers who self-fund their medical plans and pay claims using the services of a third-party administrator.


  SPECIALTY INSURANCE OPERATIONS


     The Specialty Insurance Operations unit consists of a collection of niche businesses, including International Corporate Marketing Group ("ICMG"), which contains the Company's COLI operations, ITT Hartford International Life Reassurance Corporation ("HLRe"), a specialty reinsurer, and the Company's international operations.

     The Company is a leader in the COLI market and provides coverage for approximately 400,000 individuals. COLI is life insurance purchased by a company on the life of its employees, with the company named as the beneficiary under the policy. Through the purchase of COLI, corporations have been able to use the favorable tax treatment of life insurance to fund a variety of employee benefit liabilities such as post-retirement health care and non-qualified benefit programs. In 1992, the Company acquired the $5.6 billion COLI business of Mutual Benefit, an insurance company presently in insolvency proceedings. Under two coinsurance agreements between the Company and Mutual Benefit whereby Mutual Benefit reinsured the Company for $3.5 billion of the purchased business and certain newly written business, Mutual Benefit was required to secure the coinsured liabilities by depositing assets at least equal to 100% of the coinsured liabilities in certain trust accounts held for the benefit of the Company. These trust accounts were established in 1992 in an amount equal to $3.5 billion. The assets held in the two trust accounts comprise cash, Mutual Benefit's interest in policy loans on the coinsured business, certain investment-grade bonds and other securities that the trustee is permitted to hold under the terms of the trust agreements. The terms of these coinsurance agreements were approved by the New Jersey state court overseeing the insolvency of Mutual Benefit. Mutual Benefit subsequently assigned its rights and obligations under such coinsurance agreements, as well as the bulk of its business, to MBL Life Assurance Corporation ("MBL"). Mutual Benefit is currently subject to a final order of liquidation and, pending the disposition of certain assets unrelated to the Company, is expected to be dissolved. In addition, the rehabilitation plan under which MBL is operating the business assumed from Mutual Benefit, including the coinsurance arrangements, has been approved by the court. As a result of the security provided by these court-approved trusts, management believes that the Company is not affected by the outcome of Mutual Benefit's insolvency proceedings.



     The Company retained the Mutual Benefit dedicated COLI staff and formed ICMG, 60% of which is owned by the Company and 40% of which is owned by MBL. The Company has the right to acquire the remaining 40% of ICMG in November 1997 by paying MBL 40% of ICMG's earnings (which are substantially the same as its cash flow) over the following five years.


     Until the passage of the HIPA Act of 1996, the Company sold two principal types of COLI, leveraged and variable. The HIPA Act of 1996 phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The proceeds from such a policy help to fund general corporate liabilities such as deferred compensation plans or post-retirement obligations. This general account policy provides cash flow flexibility and optimizes certain tax advantages for a company or trust by allowing it to borrow the policy cash value and receive certain interest deductions on such policy loans. The Company's leveraged COLI product has been an important contributor to its profitability in recent years and will continue to contribute to the profitability of the Company although such contribution will be reduced in the future due to the effects of this legislation. VARIABLE COLI continues to be a product used by employers to fund non-qualified benefits or offset other post-employment benefits liabilities, but does not provide the same cash flow or tax advantages generated by leveraged COLI. See "Risk Factors -- Adverse Effect of Legislation and Regulatory Actions".


     In 1993, the Company also purchased HLRe (formerly known as American Skandia Life Reinsurance Corporation), a specialty insurance subsidiary that focuses on life/health reinsurance markets, especially the COLI market, from American Skandia Life Assurance Corporation. The leveraged COLI business of HLRe has been adversely affected by the HIPA Act of 1996 in a manner similar to the Company's ICMG COLI business. The Company recently signed an agreement to sell its conventional block of reinsurance to Cologne Life Reinsurance Company. This transaction, which the Company expects to close during 1997, will not have a material effect on the Company's results of operations.


     The Company recently initiated an international expansion strategy to diversify its risk exposure and expand its business opportunities in international markets. In June 1994, the Company consummated its initial international investment outside North America by forming ITT Hartford Sudamericana Holding, S.A. ("HSH"), a joint venture with a group of Argentine insurance executives, of which the Company owns 60%. Through this joint venture, the Company operates several subsidiaries devoted to life insurance, retirement annuities, life insurance brokerage and pensions. In 1995, the Company expanded its activities in Argentina by initiating reinsurance coverage for Argentina's developing life insurance market. In 1996, HSH and Banco de Galicia y Buenos Aires, S.A. formed a joint venture to operate an insurance business in a number of countries throughout South America. The Company also recently has formed two Brazilian joint ventures, Icatu Hartford Capitalizacao, S.A. and Icatu Hartford Seguros, S.A., each with Itaborai Participacoes S.A. (known as Grupo Icatu), a broad-based financial services company in Brazil, to sell life insurance, savings products, specialty health insurance and pensions. Management views each of these international joint ventures as a long-term project. As of December 31, 1996, the Company has invested less than $100 million of start-up capital in all its existing international operations. The Company plans to pursue other international opportunities in Latin America from time to time as it deems appropriate.


  MARKETING AND DISTRIBUTION

     The Company uses an experienced group of Company employees to distribute its group insurance products and services through a variety of distribution outlets. These channels include insurance agents, brokers, associations and third-party administrators. The Company sells its COLI products through Company employees working with brokers and consultants specializing in the COLI market. The success of the Company's distribution efforts in the group insurance and specialty insurance markets primarily depends on the variety and quality of its product offerings, the Company's relationships with its third-party distributors and the quality of its customer service, particularly in the case of its disability products. See "-- Information Systems; Customer Service; Research and Development". In addition, the Company benefits from its historical and ongoing public relations and advertising campaign. In particular, the Company's recent Break Away(SM) campaign, designed to showcase the achievements of disabled athletes, has received favorable reviews in the market.


GUARANTEED INVESTMENT CONTRACTS



  GENERAL



     The Guaranteed Investment Contracts segment consists of GRC supported by either the Company's general account or a guaranteed separate account. Historically, a significant majority of these contracts was sold as general account contracts with fixed rates and fixed maturities. The Company decided in 1995, after a thorough review of the guaranteed investment contract market, to significantly de-emphasize general account GRC, choosing instead to focus its distribution efforts on products sold by its other segments and selling general account GRC primarily as an accommodation to customers. As a result, the Company substantially withdrew from the general account GRC business in 1995 and, since 1994, sales of these products have declined dramatically. From 1992 to 1994, the Company sold over $5 billion of GRC. In contrast, the Company sold only $169 million of GRC in 1996, $108 million of which were general account GRC. In the first quarter of 1997, the Company wrote $13 million of general account GRC (most of which were renewals to existing customers).



     The Company internally segregates its Guaranteed Investment Contracts segment into two distinct blocks of business which are separately managed. The Company's GRC business sold prior to December 31, 1994 (including amounts sold prior to this date where the cash was not received by the Company, and thus recorded as a sale, until early in 1995) is referred to as Closed Book GRC. Closed Book GRC contains a segregated portfolio of assets monitored and managed on a liquidating basis; however, such designation as a "segregated" portfolio is only for internal management purposes and has no legal or regulatory effect. Management expects that the net income or loss from Closed Book GRC in the years subsequent to 1996 will be immaterial. For a further discussion of Closed Book GRC, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations for the Years Ended December 31, 1994, 1995 and 1996 -- Guaranteed Investment Contracts Segment Results -- Closed Book GRC".



     The following table illustrates, for the five years ended December 31, 1996, new sales and account value for the Guaranteed Investment Contracts segment.



                          NEW SALES AND ACCOUNT VALUE



                                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
                                                          1992     1993     1994     1995     1996
                                                         ------   ------   ------   ------   ------
                                                                       (IN MILLIONS)
Guaranteed investment contract sales...................  $1,608   $1,730   $1,732   $  893   $  169
Account value
     General account...................................   5,673    6,216    7,257    5,722    4,124
     Guaranteed separate account.......................     182      193      124      346      408
                                                         ------   ------   ------   ------   ------
          Total account value..........................  $5,855   $6,409   $7,381   $6,068   $4,532
                                                         ======   ======   ======   ======   ======



  PRODUCTS



     GENERAL ACCOUNT PRODUCTS. General account GRC provides a guaranteed rate of return on investment (generally for a fixed period of time) on funds deposited with the Company. Deposits can be made in a lump sum or in periodic payments. The customer may choose between a fixed rate of interest or a floating rate of interest tied to an index.



     SEPARATE ACCOUNT PRODUCTS. Separate account GRC either provides a limited guarantee of a certain rate of return on investment, with further upside potential if performance of the assets supporting the contract dictates, or a guaranteed rate of return tied to an index such as LIBOR. The assets supporting these products are held in a guaranteed separate account.



  MARKETING AND DISTRIBUTION



     Sales of GRC products are generated by an internal sales force of the Company. Historically, these individuals primarily sold GRC. Given that the Company has substantially withdrawn from the general account GRC business, these individuals now focus on other products sold by the Company and generally sell general account GRC primarily as an accommodation to customers.


INFORMATION SYSTEMS; CUSTOMER SERVICE; RESEARCH AND DEVELOPMENT


     The Company has significantly enhanced its systems capabilities in recent years. Over the last three years, the Company has spent over $20 million for systems technology and is projected to spend approximately $30 million over the next two years. The Company currently maintains a decentralized network of systems designed to meet the specific business needs of each of its units and is in the process of fully integrating this system throughout the Company. Management believes that such technology will improve workflow and document management, develop processing economies of scale and facilitate communications with customers. The Company also is on-line with many of its bank and broker-dealer distributors to facilitate the marketing, sales and servicing process.



     The Company focuses on the maintenance and expansion of its distribution system and customer base through quality customer service and efficient policy administration. In that regard, management continuously focuses attention on productivity improvements and process reassessments. As part of these efforts, the Company creates quality service standards based upon industry studies which are used to evaluate the Company's overall performance. Management believes its service performance compares favorably with other life insurance companies. The Company received one of the five Quality Tested Service Seals awarded in 1996 in the variable annuity industry by DALBAR, which recognized the Company's achievement of the highest tier of service in that industry. The Company's implementation of a new state-of-the-art administration and customer service system has further improved its ability to process new business applications, apply policyholder funds, pay commissions, respond to customer inquiries and provide valuable management information.


     The Company's product development process is largely market and customer driven, with each of the Company's units attempting to respond to and anticipate the needs of its customers. Employees from the Company's sales, actuarial, underwriting, accounting and administration operations are included in this process at an early stage to ensure that pricing and underwriting are coordinated and that administrative support is efficient and developed on a cost-effective basis. After the initiation of a product, the Company monitors sales and pricing assumptions to identify any adjustments necessary to maintain sufficient profitability. Also, the Company maintains close contact with the distributors to ensure that its new and established products and/or services satisfy the targeted customer needs.


UNDERWRITING AND PRICING


     The Company follows detailed and uniform underwriting practices and procedures for its Individual Life Insurance segment designed to properly assess and quantify risks before issuing coverage to qualified applicants. The Company has underwriters who evaluate policy applications on the basis of the information provided by the applicant and others. If the policy amount exceeds certain prescribed dollar limits, a prospective policyholder must submit to a variety of underwriting tests, such as medical examinations, electrocardiograms, blood tests, urine tests, treadmill tests, chest X-rays and inspection reports. Underwriting requirement limits are scrutinized against industry standards to prevent anti-selection and to stay abreast of industry trends. Acquired Immune Deficiency Syndrome ("AIDS") is expected to continue to adversely affect mortality for the life insurance industry. Where permitted by law, the Company has responded by considering AIDS information in underwriting and pricing decisions. At the present time, comprehensive blood test screening, including tests for the AIDS antibody, is performed on approximately 90% of all business written.



     The Company employs prudent underwriting standards to protect the quality of its group life and group disability insurance business. The Company has developed standard rating systems for each product line based on its past disability experience and relevant industry experience. The Company updates its manual rates on an ongoing basis and periodically reviews the quality of its group life and group disability underwriting. Company underwriters evaluate the risk characteristics of each prospective insured group. The premium rate quoted to a prospective insured group is based on a standard rate and, for larger groups, the group's past claims experience rate. Of the Company's group life and group disability insurance business, over 80% is renewal business from which the Company seeks annual rate increases where appropriate. The Company maintains a persistency rate of approximately 85% to 90% with respect to its group life and group disability insurance business.


     The Company is not obligated to accept any policy or group of policies from any distributor. Policies are underwritten on their merits and are not issued without having been examined and underwritten individually. In addition, the Company's policies generally afford it the flexibility to adjust dividend scales and to increase rates charged to its policyholders (subject to specified maximum charges) in order to provide for increased mortality and/or morbidity experience. Management believes that its underwriting standards produce mortality and morbidity results consistent with the assumptions used in product pricing, while also allowing competitive risk selection.

     Management believes that a competitive strength of the Company is its ability to coordinate underwriting and product pricing. Product pricing on group and individual insurance products is based on the expected pay-out of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors such as inflation. Investment-oriented products are priced based on various factors, including investment return, expenses and persistency, depending on the specific product features. Product specifications are designed to prevent greater than expected mortality and the Company periodically monitors mortality and morbidity assumptions. Ongoing internal underwriting audits, conducted at multiple levels, also monitor consistency of underwriting requirements and philosophy. The Company's underwriters have extensive experience in the field and the Company is committed to periodic retraining in order to keep its underwriters familiar with the latest industry trends.

RESERVES


     In accordance with applicable insurance regulations, the Company establishes and carries as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. The reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves include unearned premiums, premium deposits, claims reported but not yet paid, claims incurred but not reported and claims in the process of settlement. The Company's reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.


     For the Company's individual life policies, universal life and interest-sensitive whole life reserves are set according to premiums collected, plus interest credited, less charges. Other fixed death benefit reserves are based on assumed investment yield, persistency, mortality and morbidity as per commonly used actuarial tables, expenses and margins for adverse deviations. For the Company's group disability policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit payments.


     The stability of the Company's annuity and other interest-sensitive life insurance reserves is enhanced by policy restrictions on withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period of approximately seven years. Such surrender charge is initially a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates, thereby lengthening the effective duration of policy liabilities and improving the Company's ability to maintain profitability on such policies. In addition, the Company's fixed MVA annuities discourage surrender by policyholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Operating Subsidiaries". The Company's reserves comply in all material respects with state insurance department statutory accounting practices; however, in the Company's consolidated financial statements, life insurance reserves are determined in accordance with GAAP, which may vary from statutory accounting practices.


REINSURANCE


     The Company follows the standard industry practice of reinsuring ("CEDING") portions of its insurance risks with other insurance companies under traditional indemnity reinsurance agreements. This practice permits the Company to write policies in amounts larger than the risk it is willing to retain. Each of the Company's lines of business enters into reinsurance arrangements with different insurance carriers as it deems appropriate. In general, the Company has entered into yearly renewable term insurance contracts. The Company's method for allocating reinsurance obligations among such reinsurers varies by product line. As of December 31, 1994, 1995 and 1996, the amount of premiums ceded to third-party reinsurers totaled $184 million, $313 million and $413 million, respectively. The Company's principal unaffiliated reinsurers of individual life insurance policies at December 31, 1996 (and their corresponding A.M. Best rating as of June 30, 1996) were: Lincoln National Life Insurance Company ("A+"), Manulife Reassurance Corporation("A++"), Sun Life Assurance Company of Canada ("A++") and TMG Life Insurance Company ("A++"). As of December 31, 1996, the life insurance in force ceded to each of these reinsurers was $1.7 billion, $3.6 billion, $2.0 billion and $1.7 billion, respectively, which, in the aggregate, constituted approximately 21% of the Company's total ceded life insurance in force, other than amounts ceded in respect of COLI. As of December 31, 1996, the Company also ceded approximately $24 billion of individual and group life insurance in force to companies affiliated with The Hartford and assumed approximately $122 million of premiums relating to stop loss and short-term disability insurance sold by the Company but written by a number of The Hartford's property-casualty subsidiaries.


     Reinsurance does not discharge the Company's obligations to pay policy claims on the reinsured business. The Company remains responsible for policy claims to the extent the reinsurer fails to pay such claims. The Company therefore seeks to enter into reinsurance treaties with highly rated reinsurers that have passed an internal due diligence review. At December 31, 1996, excluding any reinsurance with its affiliates, of the $347 billion of gross insurance in force, the Company had ceded to reinsurers approximately $89 billion of insurance in force.


     The Company uses reinsurance to manage the net exposure in its individual life and group life insurance lines of business. The risks that are reinsured vary by product line. The Company does not currently reinsure any of the risks associated with group short-term disability insurance. As of January 1, 1997, the Company increased the level at which it retains the risk on any one individual life insurance policy to $2.5 million from $1.25 million. The Company reinsures mortality risk in excess of $1,000,000 on any single life covered by a group life insurance policy and retains no more than $8,000 of monthly benefits per insured life on group long-term disability policies. In addition, the Company reinsures its accidental death and dismemberment and group travel businesses for coverage exposure in excess of $250,000 per life and maintains catastrophic coverage of up to $200 million for exposure in excess of $500,000 where more than two policyholders are involved in a catastrophe. The Company's COLI business, which was acquired from Mutual Benefit, is 84% reinsured, primarily through Mutual Benefit and its successor, MBL Life Assurance Corporation, and assets have been placed in a security trust to support the reinsurance recoverable asset which was $3.5 billion in 1992 and $3.8 billion as of December 31, 1996.


INVESTMENT OPERATIONS

  GENERAL


     The Company's investment operations are managed by its investment strategy group which reports directly to senior management of the Company and consists of a risk management unit and portfolio management unit. The risk management unit is responsible for monitoring and managing the Company's asset/liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the general asset allocation, duration, CONVEXITY and other characteristics of the Company's general account and guaranteed separate account investment portfolios. The investment staff of The Hartford executes the strategic investment decisions of the portfolio management unit, including the identification and purchase of securities that fulfill the objectives of the investment strategy group.


     The primary investment objective of the Company for its general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets to that of policyholder obligations). The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market YIELD CURVES. The Company manages credit risk through industry and issuer diversification and asset allocation. The Company manages interest rate risk as part of its asset/liability management strategies, including the use of certain hedging techniques (which may include the use of certain financial derivatives), product design, such as the use of MVA features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as the resetting of credited interest rates for policies that permit such adjustments). For a further discussion of hedging strategies, including derivatives utilization, see "-- Asset/Liability Management Strategies", as well as notes to consolidated financial statements included elsewhere in this Prospectus.



     The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $39.4 billion as of December 31, 1996, wherein the policyholder assumes substantially all of the risk and reward, and guaranteed separate accounts totaling $10.4 billion as of December 31, 1996, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. The investment strategy followed varies by fund choice, as outlined in the applicable fund prospectus or separate account plan of operations. Non-guaranteed products include variable annuities and variable life insurance contracts. The funds underlying such contracts are managed by the investment staff of The Hartford and a variety of independent money managers, including Wellington, Putnam and Dean Witter. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance, and generally include MVA features to mitigate the disintermediation risk in the event of surrenders. Virtually all the assets in the guaranteed separate accounts are fixed maturity securities and, as of December 31, 1996, $10.2 billion, or approximately 99%, of the fixed maturity securities portfolio within the guaranteed separate accounts were investment grade or better. See "-- Asset/Liability Management Strategies".


     The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The investment strategy group works closely with the business lines to develop investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives, for each product line in order to achieve each such product line's individual risk and return objectives. For example, fixed maturities are managed according to duration and return guidelines based generally on the duration, cash payment and other characteristics of the underlying liabilities. Fixed maturities in the Company's general account are identified as available for sale and are carried at fair value with the net unrealized investment gains and losses reflected as a component of stockholder's equity. Equity securities are stated at fair value.


  EFFECTS OF INTEREST RATES ON INVESTMENT OPERATIONS



     From June 1991 to September 1993, interest rates fell more than 300 basis points. This dramatic decline in rates, combined with an unprecedented push by financial intermediaries to refinance mortgages, resulted in prepayment levels substantially above the expectations and historical experience for the entire investment community, including the Company.



     In particular, the duration of the Company's CMO holdings in the Closed Book GRC investment portfolio significantly shortened. Hedging performed to mitigate prepayment acceleration in this portfolio was insufficient to cover actual prepayment experience. As interest rates rose in 1994, prepayment activity declined as fast as it had accelerated during the falling interest rate environment, causing the duration of the CMO holdings in the Closed Book GRC investment portfolio to extend relative to expectations. Thus, the effect of actions taken by the Company to increase asset duration (to offset fast prepayments) in the Closed Book GRC investment portfolio in 1992 and

1993 was intensified by extension of the mortgage collateral for such portfolio in 1994. This produced a portfolio with assets having a longer duration than the related GRC liabilities.



     In response to the corresponding losses associated with the Closed Book GRC investment portfolio, the Company instituted an improved risk management process during 1995 and 1996, including the division of the Company's investment strategy group into two independently managed units -- a risk management unit and a portfolio management unit. The Company also reduced its exposure to MBSs and CMOs and recently enhanced its computerized analytical systems to allow for more effective management of its portfolio positions and potential exposures to identify potential asset/liability mismatches earlier. As a result, all material portfolios, including Closed Book GRC, are now reviewed on a monthly basis to determine if the net economic sensitivity of the assets and the related liabilities to interest changes is within a pre-determined range. The Company believes that the establishment of a separate risk management unit and more frequent review of all its material portfolios adds an important oversight mechanism to the Company's investment management operation.



     The assets and liabilities of the Company's material portfolios also are now stressed against parallel and non-parallel interest rate shifts of up to plus or minus 300 basis points along the yield curve. Based on recent interest rate volatility, a 300 basis point shift represents a shift of approximately three standard deviations occurring over the course of a full year and implicitly assumes that the affected portfolio is not managed. Since such a shift generally will occur over more than one day and the Company's portfolios are modeled and managed at least monthly, management believes that its monitoring process will minimize the effects of a dramatic interest rate shift. In the event of an interest rate shift of 100 basis points or more, the Company would immediately test all material portfolios for any potential asset/liability mismatches and would adjust any of its portfolios that failed to comply with its written guidelines. Thus, management believes that the quantification of the impact of interest rate shifts of greater than plus or minus 300 basis points is of limited value.



     The Company's analysis of non-parallel interest rate shifts is based upon a comparison of the "key rate" or "partial" durations of its assets and liabilities. At a minimum, the assets and liabilities are tested at the one, two, five, seven, ten and twenty-year points on the yield curve. When coupled with its analysis of parallel interest rate shifts, the Company is able to assess the risk of various interest rate shifts within 300 basis points, including parallel shifts along the yield curve as well as a flattening, steepening and other such non-parallel shifts on the yield curve. The results of such analyses demonstrate a very close matching of the Company's assets and liabilities, consistent with written portfolio guidelines maintained by the Company. By testing monthly, the Company believes that it can detect asset/liability mismatches earlier and take action to reduce the potential impact of interest rate fluctuations on the portfolio.



     In addition, the Company annually performs asset adequacy analysis for all of its life insurance subsidiaries. This includes cash flow testing for all material product lines. These analyses are accomplished by projecting, under a number of possible future interest rate scenarios, the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by state insurance laws. Projections also are made using several additional scenarios which involve more extreme fluctuations in future interest rates. The results of these tests demonstrate that the projected cash flows for the assets are sufficient to provide the cash flows needed for the liabilities under the scenarios tested.

  DESCRIPTION OF INVESTMENT ASSETS IN GENERAL ACCOUNT



     The following table sets forth by category the invested assets in the Company's general account as of December 31, 1996.


                          INVESTED ASSETS BY CATEGORY


                                                                      AS OF DECEMBER 31, 1996
                                                                  --------------------------------
                                                                                      PERCENT OF
                                                                                        TOTAL
                                                                                     INVESTED AND
                                                                                       SEPARATE
                                                                                    ACCOUNT ASSETS
                                                                     AMOUNT         --------------
                                                                  -------------
                                                                  (IN MILLIONS)
Fixed maturity securities, available-for-sale, at fair value....     $15,711              22.6%
Equity securities, available-for-sale, at fair value............         119               0.2
Policy loans, at outstanding balance(1).........................       3,839               5.5
Other investments at cost(2)....................................         161               0.2
                                                                     -------             -----
     Total general account invested assets......................      19,830              28.5
     Total separate account assets..............................      49,770              71.5
                                                                     -------             -----
       Total invested assets....................................     $69,600             100.0%
                                                                     =======             =====


---------------
(1) Policy loans, which have a current weighted average interest rate of 11.9%, are secured by the cash value of the related life insurance policy. These loans do not mature in the conventional sense but expire in conjunction with the related policy liabilities.

(2) The Company has approximately $2 million in commercial mortgages in its general account.

     The following table sets forth by category the fixed maturity securities, including CMOs, MBSs and other asset-backed securities ("ABSS"), held in the Company's general account as of December 31, 1996.

                     FIXED MATURITY SECURITIES BY CATEGORY


                                                                   AS OF DECEMBER 31, 1996
                                                          -----------------------------------------
                                                                            WEIGHTED
                                                                            AVERAGE
                                                             AMOUNT         YIELD(1)     PERCENTAGE
                                                          -------------     --------     ----------
                                                          (IN MILLIONS)
Fixed maturity securities:
  Corporate.............................................     $ 7,587          6.80%          48.3%
  CMOs..................................................       2,150          6.58           13.7
  Gov't/gov't agencies -- U.S. (including municipals)...         621          5.85            3.9
  MBSs-Agency...........................................         402          7.36            2.6
  ABSs..................................................       2,693          6.31           17.1
  Gov't/gov't agencies -- Foreign.......................         395          7.24            2.5
  Commercial mortgage-backed securities.................       1,098          7.68            7.0
  Short-terms...........................................         765          5.97            4.9
                                                             -------          ----          -----
       Total............................................     $15,711          6.69%         100.0%
                                                             =======          ====          =====


---------------

(1) For the year ended December 31, 1996, the calculated yield on average fixed maturities excluding derivatives was 6.69%, while the calculated yield including derivative hedge income was 6.48%. The calculated yield represents earnings on fixed maturities, excluding net realized capital gains and losses (and excluding or including derivative hedge income, as applicable), divided by average fixed maturities.



     As of December 31, 1996, the Company had approximately 16.3% of its fixed maturity securities portfolio invested in MBSs and CMOs. MBSs and CMOs are subject to significant prepayment and payment extension risk, since underlying mortgages may be repaid more or less rapidly than scheduled. See "Risk
Factors -- Interest Rate Risks". As a result, holders of MBSs and CMOs may receive prepayments which cannot be reinvested at yields comparable to the rates on such securities or may be forced to liquidate securities at a loss to meet liquidity obligations. The Company measures and manages prepayment and payment extension risk through option-adjusted modeling of the market price sensitivity (duration and convexity) of all of its assets, including MBSs and CMOs. For most MBSs and CMOs, prepayment risk causes "negative convexity". Convexity can be increased for a portfolio by adding securities or derivatives that have significant "positive convexity". In particular, the Company uses interest rate caps and floors to increase portfolio convexity and reduce the market price sensitivity of its MBSs and CMOs. At December 31, 1996, the net weighted average coupon and weighted average life for the Company's MBS portfolio was 7.74% and 5.2 years, respectively. At December 31, 1996, the net weighted average coupon of the mortgage collateral supporting the Company's CMO portfolio was 6.75%, and the weighted average life of the CMO portfolio was 4.6 years. The Company has reduced its exposure to CMOs and MBSs, from 24% of the total fixed maturity securities as of December 31, 1995 to 16.3% as of December 31, 1996.


     The following table sets forth, by category, the CMOs in the Company's general account as of December 31, 1996.

                     COLLATERALIZED MORTGAGE OBLIGATIONS(1)

                                                                           AS OF
                                                                     DECEMBER 31, 1996
                                                                 --------------------------
                                                                                 PERCENTAGE
                                                                  CARRYING           OF
                                                                    VALUE         INVESTED
                                                                 (AT MARKET)     CMO ASSETS
                                                                 -----------     ----------
                                                                     (IN
                                                                  MILLIONS)
    PAC........................................................    $   786           36.6%
    INVERSE FLOATERS...........................................        323           15.0
    PRINCIPAL-ONLY SECURITIES..................................        167            7.8
    INTEREST-ONLY SECURITIES...................................        126            5.9
    ACCRUAL SECURITIES.........................................        321           14.9
    SEQUENTIAL-PAY SECURITIES..................................         89            4.1
    FLOATERS...................................................        252           11.7
    Other......................................................         86            4.0
                                                                    ------          -----
         Total.................................................    $ 2,150          100.0%
                                                                    ======          =====

---------------
(1) As of December 31, 1996, approximately 56% of CMO holdings had implicit or explicit protection against prepayment.


     As of December 31, 1996, $15.66 billion or approximately 99.7% of the fixed maturity securities portfolio was investment-grade securities or better, and only $49 million or .3% of the fixed maturity securities portfolio was invested in below investment-grade securities (less than "BBB"). The following table sets forth the ratings of the fixed maturity securities in the Company's general account as of December 31, 1996.


              QUALITY DISTRIBUTION OF FIXED MATURITY SECURITIES(1)

                                                                AS OF DECEMBER 31, 1996
                                                        ----------------------------------------
                                                                           PERCENTAGE OF TOTAL
                                                           AMOUNT         GENERAL ACCOUNT ASSETS
                                                        -------------     ----------------------
                                                        (IN MILLIONS)
    U.S. Government/agency............................     $   353                   2.2%
    Short-terms.......................................         765                   4.9
    AAA...............................................       4,695                  29.9
    AA................................................       1,902                  12.1
    A.................................................       5,366                  34.2
    BBB...............................................       2,581                  16.4
    BB and below......................................          49                   0.3
                                                           -------                 -----
         Total fixed maturity securities..............     $15,711                 100.0%
                                                           =======                 =====

---------------
(1) The ratings referenced in this section are based on the S&P system or the equivalent rating of another nationally recognized rating organization or, if not rated, are internal ratings assigned by the Company based on the Company's internal analysis of such securities. The Company holds approximately 3.6% of non-rated securities.

     At December 31, 1996, approximately 10.3% of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings). These securities are not registered with the Commission and generally only can be purchased by certain institutional investors. Private placement securities are thus generally less liquid than public securities. However, covenants for private placements are generally designed to mitigate the impact of such increased liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations. If such securities are not so rated, the Company assigns ratings for internal monitoring purposes based on the Company's general understanding of methodologies employed by the nationally recognized rating organizations.



     The estimated maturities of the Company's fixed and variable rate investments in its general account, along with their respective yields at December 31, 1996, are reflected in the table below. ABSs, MBSs and CMOs are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds reported in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying mortgages and can be expected to vary from actual experience. Expected maturities differ from contractual maturities due to call or prepayment provisions.


                  FIXED MATURITY INVESTMENTS MATURITY SCHEDULE


                                                      ESTIMATED MATURITY
                            -----------------------------------------------------------------------
                             1997      1998      1999      2000      2001     THEREAFTER     TOTAL
                            ------    ------    ------    ------    ------    ----------    -------
                                                         (IN MILLIONS)
ABSS, MBSS AND CMOS(1)
  Variable rate(2)
     Amortized cost.......  $  185    $  111    $   80    $  233    $  157      $  891      $ 1,657
     Market value.........     183       131       171       226       148         851        1,710
     Pre-tax yield(3).....    5.97%     6.87%     6.60%     6.51%     6.63%       7.21%        7.09%
  Fixed rate
     Amortized cost.......  $  879    $  630    $  782    $  709    $  473      $1,188      $ 4,661
     Market value.........     880       626       773       706       468       1,180        4,633
     Pre-tax yield(3).....    6.38%     6.76%     6.49%     6.74%     6.76%       6.96%        6.69%
BONDS AND NOTES
  Variable rate(2)
     Amortized cost.......  $  183    $   72    $  113    $   90    $   16      $  248      $   722
     Market value.........     181        76        90        94        17         248          706
     Pre-tax yield(3).....    4.91%     5.74%     3.03%     5.97%     5.99%       6.72%        5.54%
  Fixed rate
     Amortized cost.......  $1,673    $  692    $  919    $  817    $  752      $3,766      $ 8,619
     Market value.........   1,692       689       918       821       751       3,791        8,662
     Pre-tax yield(3).....    6.35%     6.47%     6.43%     6.72%     6.84%       7.16%        6.80%
TOTAL FIXED MATURITIES
  Amortized cost..........  $2,920    $1,505    $1,894    $1,849    $1,398      $6,093      $15,659
  Market value............   2,936     1,522     1,952     1,847     1,384       6,070       15,711
  Pre-tax yield(3)........    6.25%     6.59%     6.26%     6.66%     6.78%       7.11%        6.74%


---------------

(1) With respect to the ABS, MBS and CMO portfolio of the Company, a 100 basis point increase in interest rates would be expected to decrease the duration of such portfolio from approximately 3.6 to 3.4 years; a 100 basis point decrease in interest rates would be expected to increase the duration of such portfolio from approximately 3.6 to 3.7 years. The maturities noted in this table would be significantly impacted if interest rates were to decrease by 100 basis points or increase by 300 basis points from December 31, 1996 levels.



(2) Variable rate securities are instruments for which the coupon rates move directly with or based upon an index rate. These securities include interest-only securities and inverse floaters, which represent less than 1% and 2.48%, respectively, of the Company's invested assets. Interest-only securities, for which cost approximates market, have an average life of 5.1 years and earn an average yield of 14.7%. Inverse floaters, for which cost approximates market, have an average life of 4.8 years and earn an average yield of 6.42%. Average yields are based upon estimated cash flows using prepayment speeds reported in broker consensus data.


(3) Pre-tax yields do not reflect yields on derivative instruments though derivative adjustments are included in fixed maturity amortized cost and market value.

  ASSET/LIABILITY MANAGEMENT STRATEGIES


     Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations to policyholders and contractholders, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. As an end user of derivatives, the Company employs a variety of derivative financial instruments, including swaps, caps, floors, forwards and exchange-traded financial futures and options, in order to hedge exposure to price, foreign currency and/or interest rate risk on anticipated investment purchases or existing assets and liabilities. The notional amounts of derivatives contracts represent the basis upon which pay and receive amounts are calculated and are not reflective of credit risk for derivatives contracts. Credit risk for derivatives contracts is limited to the amounts calculated to be due to the Company on such contracts. The Company believes it maintains prudent policies regarding the financial stability and credit standing of its major counterparties and typically requires credit enhancement provisions to further limit its credit risk. Many of these derivatives contracts are bilateral agreements that are not assignable without the consent of the relevant counterparty. Notional amounts pertaining to derivative financial instruments of the Company totaled $10.9 billion at December 31, 1996 ($8.3 billion of which related to life insurance investments and $2.6 billion of which related to life insurance liabilities). Management believes that the use of derivatives allows the Company to sell more innovative products, capitalize on market opportunities and execute a more flexible investment strategy for its general account portfolio. The strategies described below are used by the Company to manage the aforementioned risks associated with its obligations.


     ANTICIPATORY HEDGING. For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. The Company routinely executes anticipatory hedges to offset the impact of any changes in asset prices arising from interest rate changes pending the receipt of the premium or deposit payment and the resulting purchase of the assets. These hedges involve taking a long position in an interest rate futures position or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The notional amount of derivatives used for anticipatory hedges totaled $392 million and $718 million at December 31, 1996 and 1995, respectively.

     LIABILITY HEDGING. Several products obligate the Company to credit a return to the contractholder which is indexed to a market rate. In order to hedge risks associated with these products, the Company typically enters into interest rate swaps to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies the Company's asset/liability matching policy. Additionally, interest rate swaps are used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. The notional amount of derivatives used for liability hedging totaled $2.6 billion and $1.7 billion at December 31, 1996 and 1995, respectively.

     ASSET HEDGING. To meet the various policyholder obligations and to provide investment risk diversification, the Company may combine two or more derivative financial instruments to achieve the investment characteristics that match the associated liability. The use of derivatives in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivatives depends on the investment risk, the liquidity and efficiency of the market and the asset and liability characteristics. The notional amount of asset hedges totaled $2.4 billion and $3.0 billion at December 31, 1996 and 1995, respectively.

     PORTFOLIO HEDGING. The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce certain differences to acceptable levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential cash flow impact caused by interest rate changes. The notional amount of portfolio hedges totaled $5.5 billion and $4.2 billion at December 31, 1996 and 1995, respectively.


     The Company is committed to maintaining effective risk management discipline. Derivatives used by the Company must support at least one of the following objectives: to manage the risk arising from price, interest rate and foreign currency volatility, to manage liquidity or to control transaction costs. The Company has established credit limits, diversification standards and review procedures for all credit risk, whether borrower, issuer or counterparty.



     Each of the Company's segments utilizes the aforementioned derivatives strategies. In particular, the Annuity and Employee Benefits segments use anticipatory hedges to protect against adverse investment results from new business sales due to interim interest rate movements and the Annuity segment also uses a number of liability hedges in order to convert certain fixed rate liabilities into floating rate liabilities. In contrast, the Individual Life Insurance segment uses derivatives infrequently, other than utilizing certain liability hedges (such as the purchase of interest rate floors) to hedge against a dramatic decline in interest rates for products with long-term minimum credited rate guarantees. In June 1996, FASB issued an exposure draft of an accounting standard which, if adopted in the form in which it was issued, would require companies to report derivatives on the balance sheet at fair value with changes in fair value recorded in income or equity. Under SFAS No. 115, derivatives linked to assets are currently reflected in the fair value of such assets reported on the Company's balance sheet. This exposure draft also would change the accounting for derivatives used in hedging strategies from traditional deferral accounting to a current recognition approach which could impact a company's income statement and balance sheet and expand the definition of a derivative instrument to include certain structured securities currently accounted for as fixed maturities. This exposure draft has drawn widespread criticism primarily because the required accounting treatment would not match the perceived economic effect of such hedging strategies. As a result of, among other things, the concerns and criticisms in comment letters and at public hearings held on this exposure draft, the Company is unable to predict the form that the final accounting standard, if adopted, may take and believes it would be inappropriate to speculate on the effects of any such adoption at this time. See "Risk Factors -- Potential New Accounting Policy for Derivatives".



     For a discussion of (i) the investments of the Company segregated by major category, (ii) the types of derivatives related to the type of investment and their respective notional amounts and the accounting policies utilized by the Company for derivative financial instruments, see notes to consolidated financial statements included elsewhere in this Prospectus.

  INSURANCE LIABILITY CHARACTERISTICS


     Insurance liabilities, other than non-guaranteed separate accounts, which were backed by $40.6 billion in total assets (including investments of $30.2 billion), totaled $30.8 billion (net of ceded reinsurance) at December 31, 1996. These insurance liabilities consisted of future policy benefits of $4 billion, other policyholder funds of $22.2 billion, guaranteed separate accounts of $10.4 billion and reinsurance recoverables of $(5.8) billion. Matching of the duration of the investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The Company's insurance policy liabilities, along with estimated duration periods based on the Company's internal actuarial assumptions, can be summarized based on investment needs in the five categories described below at December 31, 1996.


                          ESTIMATED DURATION YEARS(1)

                                              BALANCE AT       LESS
                                             DECEMBER 31,      THAN       1-5      6-10      OVER 10
                DESCRIPTION                      1996         1 YEAR     YEARS     YEARS      YEARS
-------------------------------------------  ------------     ------     -----     -----     -------
                                                                  (IN BILLIONS)
Fixed rate asset accumulation vehicles.....     $ 13.8         $1.9      $ 8.2     $3.7       $ 0.0
Indexed asset accumulation vehicles........        0.2          0.2         --       --          --
Interest credited asset accumulation
  vehicles.................................       13.6          4.2        5.1      3.7         0.6
Long-term payout liabilities...............        2.7          0.1        0.6      0.8         1.2
Short-term payout liabilities..............        0.5          0.5         --       --          --
                                                 -----         ----      -----     ----        ----
     Total.................................     $ 30.8         $6.9      $13.9     $8.2       $ 1.8
                                                 =====         ====      =====     ====        ====

---------------
(1) The duration of liabilities reflects management's assessment of the market price sensitivity of the liabilities to changes in market interest rates, and is not necessarily reflective of the projected liabilities' cash flows under any specific scenario.


     FIXED RATE ASSET ACCUMULATION VEHICLES. Products in this category require the Company to pay a fixed rate of interest for a specified period of time. The cash flows are not interest rate sensitive because the products include an MVA feature and the liabilities have protection against the early withdrawal of funds through surrender charges. The primary risk associated with these products is that the spread between investment return and credited rate is not sufficient to earn the Company's targeted return. Product examples include fixed rate annuities with an MVA feature and fixed rate GRC. Contract duration is reflected above and is dependent on the policyholder's choice of guarantee period. The weighted average credited policyholder rate for these policyholder liabilities was 6.71% at December 31, 1996.


     INDEXED ASSET ACCUMULATION VEHICLES. Products in this category are similar to the fixed rate asset accumulation vehicles, but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk of changes in the index adversely affecting profitability. Product examples include indexed GRC with an estimated duration of up to two years. The weighted average credited rate was 5.78% at December 31, 1996.


     INTEREST CREDITED ASSET ACCUMULATION VEHICLES. Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. The primary risks vary depending on the degree of insurance element contained in the product. Product examples include universal life insurance contracts and the general account portion of the Company's variable annuity products. Liability duration is short- to intermediate-term and is reflected in the table above. The average credited rate for these liabilities was 5.52% at December 31, 1996, excluding policy loans.



     LONG-TERM PAYOUT LIABILITIES. Products in this category are long-term in nature and may contain significant actuarial (including mortality and morbidity) pricing risks. The cash flows are not interest sensitive, but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or the investment return will be lower than assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally six to ten years but, at times, exceeds 30 years. Policy liabilities under these contracts are not interest-sensitive.


     SHORT-TERM PAYOUT LIABILITIES. These liabilities are short-term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity. Liquidity is of greater concern than for the long-term payout liabilities. Products include individual and group-term life insurance contracts and short-term disability contracts.


COMPETITION


     The Company competes with the over 2,000 life insurance companies in the United States, as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. Some of these companies have greater financial resources and currently have higher financial strength and claims-paying ability ratings from major rating agencies than the Company. National banks, in particular, may become more significant competitors in the future for insurers who sell annuities, including the Company, as a result of recent court decisions and regulatory actions discussed under "-- Insurance Regulation -- Regulation at Federal Level". Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products could be materially impacted in the future. Also, several proposals to repeal or modify the Glass-Steagall Act and the Bank Holding Company Act have been made by members of Congress and the Executive Branch. Certain of these proposals would repeal or modify the current restrictions that prevent banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, their potential effect on the Company or its competitors.



     The fundamental competitive factors affecting the sale of the Company's products are price, the levels of commissions, charges and other expenses, financial strength and claims-paying ability ratings, distribution capabilities, reputation, quality of service, visibility in the marketplace and range of products. For variable life insurance and annuity products, additional competitive factors include mutual fund options, product design and investment performance ratings. The Company's ability to compete is affected in part by its ability to provide competitive products and quality service to the consumer, wholesalers, general agents, licensed insurance agents and broker-dealers. Management believes that its alternative and competing distribution systems provide the Company with a competitive advantage in penetrating and communicating with its growing target markets.



     The Company also competes for distributors of its products such as banks, broker-dealers and wholesalers. Management believes the principal bases upon which insurance and financial services companies compete for distribution channels are the services provided to, and the relationships developed with, broker-dealers, wholesalers and other distributors, as well as compensation and the variety and quality of products. Since the Company does not have a career agency force, it must compete with other insurers and financial services providers to attract and maintain productive independent distributors to sell its products. Moreover, the Company does not have exclusive agency agreements with many of its distributors and believes that certain of them sell products similar to those marketed by the Company for other insurance companies.



     In addition, the investment performance of investment managers chosen by the Company to manage the assets related to its products may vary and non-competitive investment performance could adversely affect the Company's ability to market its products.

RATINGS


     Ratings are an important factor in establishing the competitive position of insurance companies. The Company's principal insurance subsidiaries currently are rated "A+ (superior)" by A.M. Best and have claims-paying ability ratings of "AA" from S&P and "AA+" from Duff & Phelps, and one such insurance subsidiary, Hartford Life, has an insurance financial strength rating of "Aa3" from Moody's. A ratings downgrade (or the potential for such a downgrade) of the Company could, among other things, materially increase surrender levels, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of the Company's products and services, negatively impact persistency, adversely affect the Company's ability to compete and thereby materially and adversely affect the Company's business, financial condition and results of operations. For more information on the ratings of the Company, see "Risk Factors -- Importance of Company Ratings".


     A.M. Best's financial condition ratings for insurance companies currently range from "A++ (superior)" to "F (in liquidation)". These ratings reflect A.M. Best's opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders. Moody's insurance financial strength ratings currently range from "Aaa (exceptional)" to "C (lowest rated)". Such ratings are an opinion of the ability of an insurance company to repay senior policyholder claims and obligations. S&P's insurance claims-paying ability ratings currently range from "AAA (superior)" to "CCC (extremely vulnerable)". Such a rating is an opinion of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. Duff & Phelps' claims-paying ability ratings currently range from "AAA (negligible risk factors)" to "DD (liquidation)". Such a claims-paying ability rating relates to the likelihood of timely payment of policyholder and contractholder obligations.

     The foregoing ratings reflect each rating agency's opinion of the Company's principal life insurance subsidiaries' financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of investors.

INSURANCE REGULATION

  GENERAL REGULATION AT STATE LEVEL

     The insurance business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amounts and valuations of investments permitted.


     Several states, including the State of Connecticut, regulate affiliated groups of insurers, such as the Company, under insurance holding company legislation. As a holding company with no significant business operations of its own, the Company relies on dividends from its subsidiaries, which are primarily domiciled in the State of Connecticut, as the principal source of cash to meet its obligations, including the payment of principal and interest on debt obligations of the Company and the payment of dividends to holders of its capital stock. The payment of dividends by Connecticut-domiciled life insurers is limited under the insurance holding company laws of Connecticut which require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment of any dividend that, together with the other dividends or distributions made within the preceding twelve months, exceeds the greater of
(i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or (ii) net gain from operations for the twelve-month period ending on December 31 last preceding, in each case determined under statutory insurance accounting practices. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the approval of the Connecticut Insurance Commissioner. Based on these limitations and statutory results as of December 31, 1996, the Company would have been able to receive $132 million in dividends in 1997 from Hartford Life and Accident, the Company's direct subsidiary, without obtaining the approval of the Connecticut Insurance Commissioner.


     Life insurance companies are required to establish an AVR consisting of two components: (i) a "default component" which provides for future credit-related losses on fixed maturity investments and (ii) an "equity component" which provides for losses on all types of equity investments, including real estate. Insurers also are required to establish an IMR for fixed maturity net realized capital gains and losses, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect financial statements of the Company prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory surplus of the Company's insurance subsidiaries, the Company does not believe that the impact under current regulations of such reserve requirements will materially affect the ability of its insurance subsidiaries to grow its statutory surplus and pay dividends to the Company in the future.


     In addition, the Company is a holding company which owns directly or indirectly all the outstanding shares of capital stock of certain insurance company subsidiaries domiciled in Connecticut and New Jersey. Insurance laws of such states applicable to the Company generally provide that no person may acquire control of the Company, and thus indirect control of these insurance company subsidiaries, without the prior approval of the appropriate insurance regulators. In general, any person who acquires beneficial ownership of 10% or more of the voting securities of the Company would be presumed to have acquired such control, although the appropriate insurance regulators, upon application, may determine otherwise. See "Description of Capital Stock -- Restrictions on Ownership Under Insurance Laws".

     Each insurance company is required to file detailed annual reports with supervisory departments in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such departments at regular intervals. Each of the Company's life insurance subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance departments of their respective states of domicile. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules.


     In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. In 1996, a State of Connecticut association examination report of the Company's operations for the four years ended December 31, 1993 found no material discrepancies. The Company anticipates that its next examination will occur in 1998. In addition, in 1995, a State of New York Insurance Department examination of the Company's market conduct for the three years ended December 31, 1994 found no material deficiencies. The Company is currently undergoing separate periodic market conduct examinations conducted by the State of Connecticut (covering the period from July 1, 1995 through June 30,
1996), the State of Maryland (covering the period from January 1, 1992 through December 31, 1995) and the State of California (covering the period from January 1, 1995 through June 30, 1996). Management does not expect any finding from any of these examinations that would have a material adverse effect on the Company.

  REGULATORY INITIATIVES

     State insurance regulators and the NAIC are continually re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. These initiatives may be adopted by the various states in which the Company's insurance subsidiaries are licensed, but the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on the Company's operations, and there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.


     In the 1970s, the NAIC developed a set of financial relationships or "tests" known as the Insurance Regulatory Information System ("IRIS") that was designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit data annually to the NAIC, which in turn analyzes the data using ratios covering twelve categories of financial data with defined "usual ranges" for each such category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are in and of themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios, and regulators may then act, if such company has insufficient capital, to constrain the company's underwriting capacity. The Company has determined that, for 1996, one IRIS ratio for Hartford Life and two IRIS ratios for Hartford Life and Accident fall outside the usual range due to normal business operations such as the ownership by Hartford Life and Accident of Hartford Life.


     The NAIC also has approved risk-based capital ("RBC") standards, which are used to determine the amount of total adjusted capital (STATUTORY CAPITAL AND SURPLUS plus AVR and other adjustments) that a life insurance company must have, taking into account the risk characteristics of such company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve and other items, with the factor being higher for items with greater underlying risk and lower for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.


     The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. If a company's total adjusted capital is less than 100% but greater than or equal to 75% of its RBC, or if a negative trend has occurred (as defined in the regulations) and total adjusted capital is less than 125% of its RBC, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. If a company's total adjusted capital is less than 75% but greater than or equal to 50% of its RBC, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. If a company's total adjusted capital is less than 50% but greater than or equal to 35% of its RBC, the regulatory authority may take any action it deems necessary, including placing the company under its control. If a company's total adjusted capital is less than 35% of its RBC, the regulatory authority is mandated to place the company under its control. The RBC ratios for each of Hartford Life, Hartford Life and Accident and ITT Hartford Life and Annuity Insurance Company have been in excess of 200% of their respective RBC from 1993 through 1996.


     In addition, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct. For example, the NAIC has adopted the NAIC Model Illustration Regulation, which applies to group and individual life insurance policies and certificates, and the Market Conduct Handbook. State regulators have imposed significant fines on various insurers for improper market conduct. The American Council on Life Insurance established the Insurance Market Place Standards Association, a self-regulatory organization, to implement its Principles and Code of Ethical Life Insurance Market Conduct, which includes a third-party assessment procedure. Market conduct also has become one of the criteria used to establish the ratings of an insurance company. For example, A.M. Best's ratings analysis now includes a review of the insurer's compliance program. Management does not believe that these market conduct initiatives will have a material adverse effect on its business, financial condition or results of operations.



     In addition, the NAIC has adopted a model regulation called "Valuation of Life Insurance Policies Model Regulation", which would establish new minimum STATUTORY RESERVE requirements for individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must enact the model regulation. If these reserve standards were adopted in their current form, companies selling certain individual life insurance products such as term life insurance products with guaranteed premium periods and universal life insurance products with no-lapse guarantees would be required to adjust reserves to be consistent with the new minimum standards. It is impossible at this time to predict if the model regulation will be enacted and, if enacted, when it will become applicable. However, the Company anticipates no material impact as a result of the enactment of this legislation.


  ASSESSMENTS AGAINST INSURERS

     Under the INSURANCE GUARANTY FUND laws existing in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide for annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company's insurance subsidiaries were assessed $11 million, $13 million and $12 million in 1994, 1995 and 1996, respectively. Since such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the amount or timing of any future assessment on the Company's insurance subsidiaries. However, based on the best information presently available, management believes the Company's total future assessments will not be material to its operating results or financial position.

  REGULATION AT FEDERAL LEVEL

     Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, financial services regulation and federal taxation, can significantly and adversely affect the insurance industry and thus the Company. For example, Congress has from time to time considered legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products, the removal of barriers preventing banks from engaging in the insurance business, changes in ERISA regulations, the alteration of the federal income tax structure and the availability of Section 401(k) or individual retirement accounts. In particular, Congress has reviewed various proposals to repeal or modify the McCarran-Ferguson Act (which exempts the insurance industry from certain federal laws), the Glass-Steagall Act (which restricts banks from engaging in a securities-related business) and the Bank Holding Company Act (which prohibits banks from being affiliated with insurance companies).

     Moreover, the United States Supreme Court held on January 18, 1995 in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held on March 26, 1996 in Barnett Bank of Marion City v. Nelson that state laws prohibiting national banks from selling insurance in small-town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing competition for the Company. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on the Company and its competitors is uncertain, both the persistency of the Company's existing products and the Company's ability to sell products may be materially impacted in the future.



     In addition, the HIPA Act of 1996 phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. The Company's leveraged COLI product has been an important contributor to its profitability in recent years and will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result, net income contributed by COLI may be lower in the future (particularly during 1999 and later years) as a result of the elimination of leveraged COLI sales.


  SECURITIES LAWS


     Certain of the Company's subsidiaries, and certain policies and contracts offered by them, are subject to regulation under the federal securities laws administered by the Commission and certain state securities laws. Certain separate accounts of the Company's insurance subsidiaries are registered as investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Separate accounts through which certain variable annuity contracts and variable insurance policies issued by the Company's insurance subsidiaries are made available are also registered under the Securities Act. Certain other subsidiaries of the Company are registered as broker-dealers under the Exchange Act and are members of, and subject to regulation by, the National Association of Securities Dealers, Inc.


     Certain of the Company's subsidiaries are investment advisors registered under the Investment Advisers Act of 1940, as amended. The investment companies managed by such subsidiaries are registered with the Commission under the Investment Company Act and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia. Certain subsidiaries of the Company are also subject to the Commission's net capital rules.

     In October 1996, the National Securities Markets Improvements Act of 1996 was enacted into law. Of particular interest to the variable products industry are the provisions establishing a new "reasonableness standard" for all fees and charges in variable annuity and variable life insurance policies. Because insurers no longer will have to explain each and every component of their fees and charges to the Commission, and instead will be subject to an overall reasonableness standard for aggregate fees and charges, the Company believes the legislative changes will provide the industry with greater flexibility in product design. However, given the significant barriers to market entry, such as entering into relationships with broker-dealers and systems constraints, the Company believes that the legislation overall will have a minimal competitive impact.

     All aspects of the Company's investment advisory activities are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit investment advisory clients and investment company stockholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.

  ERISA CONSIDERATIONS


     Enacted into law on August 20, 1996, the Small Business Protection Act (the "SBPA") offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank (the "Harris Trust Decision") in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBPA provisions provide that insurers are protected from lawsuits claiming breaches of fiduciary duties under ERISA for past actions. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will be permanently grandfathered if they meet the requirements of regulations the United States Department of Labor is required to issue by December 31, 1997. The SBPA further provides that contracts issued from an insurer's general account after December 31, 1998, that are not guaranteed benefit policies, will be subject to ERISA. Although the Company does not believe that the Harris Trust Decision had a material adverse effect on its business, financial condition or results of operations, the Company supported and welcomed the enactment of the aforementioned provisions of the SBPA as a means to remove an area of potential exposure for the insurance industry generally.


     With respect to employee welfare benefit plans subject to ERISA, the United States Congress periodically has considered amendments to the law's federal preemption provision, which would expose the Company, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

PROPERTIES


     The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Hartford Fire pursuant to a sale-leaseback arrangement. After the Equity Offerings, the Company or one of its subsidiaries will sublease from Hartford Fire the right to use the headquarters building. For a further discussion of this sublease arrangement, see "Certain Relationships and Transactions--Intercompany Arrangements--Simsbury Sublease". The remainder of the material facilities of the Company are either leased or subleased from The Hartford or its subsidiaries or leased from third parties. The Company believes its existing properties are adequate for its present operations.


LEGAL PROCEEDINGS


     The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company's business, financial condition or results of operations. In addition, companies in the life insurance industry historically have been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper sales practices relating to sales of certain life insurance products. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. The Company is not and has not been a defendant in any such class-action lawsuit alleging improper sales practices. No assurance can be given that such class-action lawsuits or other litigation would not materially and adversely affect the Company's business, financial condition or results of operations.

EMPLOYEES


     As of March 18, 1997, the Company has 3,727 direct employees, 2,146 of whom are employed at the home office in Simsbury, Connecticut, and 1,581 of whom are employed at various branch offices throughout the United States, Canada and elsewhere. Management believes that its employee relations are good. None of the Company's employees is subject to a collective bargaining agreement and the Company is not aware of any current efforts to implement such an agreement.


                                   MANAGEMENT

DIRECTORS

     The names, ages and a description of the business experience, principal occupation and employment during at least the last five years of each of the directors of the Company that will be elected prior to the Equity Offerings are set forth below:

                                          NAME                  AGE
                                                                ---
                          Ramani Ayer.........................  49
                          Donald R. Frahm.....................  65
                          Paul G. Kirk, Jr....................  59
                          Lowndes A. Smith....................  57
                          H. Patrick Swygert..................  54
                          DeRoy C. Thomas.....................  71
                          Gordon I. Ulmer.....................  64
                          David K. Zwiener....................  42

     Mr. Ayer has been Chairman and Chief Executive Officer of The Hartford since February 1, 1997 and a director since 1991. Prior to that, Mr. Ayer served as an Executive Vice President of The Hartford since the ITT Spin-Off in December 1995. He has been President and Chief Operating Officer of Hartford Fire since 1991 and previously served as Executive Vice President of Hartford Fire from 1990 to April 1991 and Senior Vice President from 1989 to 1990. Mr. Ayer joined The Hartford in 1973 as a member of the Operations Research Department. In 1981 he was appointed Secretary and Director of Corporate Reinsurance. In 1983 he was named Vice President of Hartford Re Company, The Hartford's reinsurance subsidiary, and in 1984 he joined the Hartford Specialty Company, of which he was appointed President in 1986.


     Mr. Frahm served as Chairman and Chief Executive Officer of The Hartford from April 1988 until his retirement on January 31, 1997. He has served on The Hartford's Board of Directors since 1985. Mr. Frahm is a member of the Board of Directors of the Insurance Information Institute and the American Insurance Association. He also is a director of the Hartford Hospital, Junior Achievement North Central Connecticut Inc. and the Greater Hartford Chamber of Commerce. He also is a corporator of Connecticut Children's Medical Center.



     Mr. Kirk became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to the firm. He served as Chairman of the Democratic Party of the United States from 1985 to 1989 and as its Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic Party, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk has served on The Hartford's Board of Directors since 1995. He is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. Mr. Kirk also is a director of ITT Corporation (formerly ITT Destinations, Inc.) ("New ITT"), the Bradley Real Estate Corporation and Rayonier Inc. He is Co-Chairman of the Commission on Presidential Debates, Chairman of the Board of Directors of the John F. Kennedy Library Foundation, Chairman of the Board of Directors of the National Democratic Institute for International

Affairs and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.


     Mr. Smith has been Vice-Chairman of The Hartford since February 1, 1997 and is President and Chief Executive Officer of the Company. He served as an Executive Vice President of The Hartford from December 1995 until his appointment as Vice-Chairman and has been a director of The Hartford since 1991. Mr. Smith has been President and Chief Operating Officer of The Hartford's life insurance subsidiaries since 1989. Prior to that time, he served as Senior Vice President and Group Controller for all companies owned or operated by The Hartford. Mr. Smith joined The Hartford in 1968 as a member of the Corporate Accounting Department and in 1972 he was appointed the Secretary and Director of Corporate Accounting. He was elected Assistant Vice President in 1974, and he was named Controller in 1977. Mr. Smith is a director of the Connecticut Children's Medical Center and the American Council of Life Insurance.



     Mr. Swygert has been President of Howard University, Washington, D.C., since August 1995. Prior to that, he was President of the University at Albany, State University of New York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He has been a director of The Hartford since 1996 and is a member of the Board of Directors of The Victory Funds, Cleveland, Ohio. Mr. Swygert also is Chairman of the Washington, D.C. Area Consortium of Colleges and Universities, a trustee of the Institute of Public Administration and a member of the Commission on Women in Higher Education and the Capital District Martin Luther King, Jr. Commission.



     Mr. Thomas is a retired partner of LeBoeuf, Lamb, Greene & MacRae, a law firm in New York, New York, having practiced there from 1991 through December 31, 1994. He was President, Chief Operating Officer and a director of ITT from 1988 to 1991, and from 1983 to 1988 he was Vice-Chairman and Chief Operating Officer of ITT Diversified Services and Chairman and Chief Executive Officer of The Hartford. He has been a director of The Hartford since 1995 and also is a director of Houghton-Mifflin, Connecticut Health Services and MedSpan, Inc. He also is a former trustee of Fordham University, Wheelock College, University of Hartford, Hartford Hospital and CT Health System. Mr. Thomas is President of Goodspeed Opera House and the Chairman of the Old State House Association.



     Mr. Ulmer is former Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). He joined CBT in 1957 and held numerous positions before being elected President and a director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of BNEC, and he retired as President in December 1990. Mr. Ulmer has been a director of The Hartford since 1995 and also serves as a director of Rayonier Inc. and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard Business School Advanced Management Program and attended New York University's Graduate School of Engineering.



     Mr. Zwiener has been Executive Vice President and Chief Financial Officer of The Hartford since August 1995. From March 1993 until August 1995 he served as Executive Vice President and Chief Financial Officer of ITT Financial Corporation. From 1987 to February 1993, Mr. Zwiener served as Senior Vice President and Treasurer, as well as Executive Vice President -- Capital Markets Division, of Heller International Corporation.


     Promptly following the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not associated currently or formerly with The Hartford or the Company. The Board of Directors will then consist of ten members, including eight who are directors and/or officers of The Hartford. The Hartford will have the ability to change the size and composition of the Board of Directors.

     Members of the Board of Directors will be divided into three classes with staggered three-year terms and each class as equal in number as possible. Of the current members of the Board of Directors, the terms of Messrs. Zwiener, Kirk and Ulmer will expire at the next annual meeting of stockholders (expected to occur in the second quarter of 1998), the terms of Messrs. Smith and Thomas and one of the two individuals to be elected to the Board of Directors who is not currently or formerly associated with The Hartford or the Company will expire at the annual meeting of stockholders to be held in 1999 and the terms of Messrs. Ayer, Frahm and Swygert and the other individual to be elected to the Board of Directors who is not currently or formerly associated with The Hartford or the Company will expire at the annual meeting of stockholders to be held in 2000.


     The Board of Directors will have an audit committee which will review the results and scope of the audit and other services provided by the Company's independent auditors as well as review the Company's internal accounting and control procedures and policies. The Board of Directors also will have a compensation and personnel committee (the "Compensation and Personnel Committee") which will oversee the compensation and benefits of the management and employees of the Company and will consist entirely of directors who are disinterested persons within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.


COMPENSATION OF DIRECTORS


     Members of the Board of Directors who are employees of the Company or The Hartford or their respective subsidiaries will not be compensated for service on the Board of Directors or any committee thereof. Other directors of the Company will receive an annual retainer fee of $20,000 payable solely in restricted shares of Class A Common Stock, $1,000 in cash for each board meeting attended and $1,000 in cash for each committee meeting attended. See "-- Restricted Stock Plan for Non-Employee Directors". All directors will be reimbursed for travel expenses incurred on behalf of the Company.


RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     Prior to the Equity Offerings, the Company is expected to adopt (and the sole stockholder of the Company prior to the Equity Offerings is expected to approve) the 1997 Hartford Life, Inc. Restricted Stock Plan for Non-Employee Directors (the "1997 Restricted Stock Plan"). The 1997 Restricted Stock Plan is designed to further the Company's objectives of attracting and retaining individuals of ability as directors and aligning the directors' interests more closely with the interests of its stockholders.

     Under the proposed 1997 Restricted Stock Plan, directors of the Company who are not employees of the Company, The Hartford or any of their respective subsidiaries will automatically participate in the 1997 Restricted Stock Plan. There will be seven directors of the Company eligible to participate in the 1997 Restricted Stock Plan.

     The 1997 Restricted Stock Plan will be administered by the Compensation and Personnel Committee. The Compensation and Personnel Committee will have the responsibility of interpreting and establishing the rules appropriate for the administration of the 1997 Restricted Stock Plan.


     Grants of restricted Class A Common Stock will be made automatically on the date of each annual meeting of stockholders to each non-employee director elected at the meeting or continuing in office following the meeting. The amount of the award will equal (and be in lieu of) the annual retainer (currently set at $20,000 and not including meeting attendance fees) in effect for the twelve-month period beginning on the date of the annual meeting divided by the fair market value of one share of the Company's Class A Common Stock. Fair market value is the average of the high and low sales price per share of Class A Common Stock on the date of the annual meeting, as reported on the NYSE Composite Tape. No awards will be made prior to completion of the Equity Offerings. For periods of service on the Board of Directors preceding the Company's first annual meeting, each non-employee director is expected to be granted a prorated number of restricted shares of Class A Common Stock. Non-employee directors elected to the Board of Directors between annual meetings also will be awarded a prorated number of restricted shares based on the duration of their service. A total of 100,000 shares of Class A Common Stock may be issued under the 1997 Restricted Stock Plan. However, the 1997 Restricted Stock Plan is expected to provide that no award will be made thereunder, and the Company will have no obligation to make any award thereunder, if such award would cause the percentage of The Hartford's beneficial ownership of the combined voting power or the value of the capital stock of the Company to fall below 80%. The shares to be issued may be treasury shares, reacquired shares, authorized but unissued shares or shares purchased on the open market. The shares of Class A Common Stock that are granted under the 1997 Restricted Stock Plan will be registered in the name of the director and held in escrow by the Company and will be subject to a restriction period (after which restrictions will lapse) which shall mean a period commencing on the grant date and ending on the earliest of (i) the fifth anniversary of the grant date, (ii) upon retirement at age 72, (iii) upon a "change of control" (as defined in the 1997 Restricted Stock Plan) of the Company, (iv) death, (v) the onset of total disability, as defined in the Hartford Investment and Savings Plan, or (vi) resignation under certain circumstances. Except as provided above, any resignation from board service within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during the restriction period. However, during the restriction period, a director will have the right to vote and to receive dividends on the shares granted under the 1997 Restricted Stock Plan.



     The Board of Directors may amend, suspend or discontinue the 1997 Restricted Stock Plan at any time except that the Board of Directors may not, without stockholder approval, take any action that would cause grants of restricted stock under the 1997 Restricted Stock Plan to no longer be exempt from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 thereunder, or any other regulatory requirement. No amendment, suspension or discontinuance of the 1997 Restricted Stock Plan may impair a director's right under a restricted stock award previously granted without his or her consent.



     The 1997 Restricted Stock Plan will become effective as of the date of consummation of the Equity Offerings and terminate on December 31, 2007; provided, however, that grants of Restricted Stock made prior to the termination of the 1997 Restricted Stock Plan may vest following such termination in accordance with their terms.


NON-EMPLOYEE DIRECTORS' BENEFITS


     Prior to the Equity Offerings, the Company is expected to adopt the 1997 Hartford Life, Inc. Insurance Program for non-employee directors. Under the program, the Company will provide non-employee directors with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they are serving on the Board of Directors. Non-employee directors also may purchase additional benefits under this program.

OFFICERS

     The names, ages and positions of each of the executive and other key officers of the Company are set forth below:


             NAME               AGE                           POSITION
------------------------------  ----  --------------------------------------------------------
Lowndes A. Smith..............   57   Chief Executive Officer and President
John P. Ginnetti..............   51   Executive Vice President, Asset Management
Thomas M. Marra...............   38   Executive Vice President, Individual Life and Annuities
Leonard E. Odell, Jr..........   51   Senior Vice President, Specialty Insurance Operations
Raymond P. Welnicki...........   48   Senior Vice President, Employee Benefits
Gregory A. Boyko..............   45   Senior Vice President, Chief Financial Officer and
                                      Treasurer
Lynda Godkin..................   43   Vice President and General Counsel
Craig R. Raymond..............   36   Vice President and Chief Actuary
Ann M. de Raismes.............   46   Vice President, Human Resources
David M. Znamierowski.........   36   Vice President, Investment Strategy
Lizabeth H. Zlatkus...........   38   Vice President, Group Life and Disability
William A. Godfrey............   39   Vice President, Information Technology
Robert F. Nolan...............   42   Vice President, Corporate Relations
Walter C. Welsh...............   50   Vice President, Government Affairs



     Set forth below is a description of the business experience, principal occupation and employment, during at least the last five years, of the executive and other key officers of the Company.


     For Mr. Smith's business experience, principal occupation and employment history, see information under "-- Directors".


     Mr. Ginnetti has been Executive Vice President and Director of Asset Management Services since 1994. From 1988 to 1994, he served as Senior Vice President and Director of Individual Life and Annuities. Mr. Ginnetti joined Hartford Life in 1982 as General Counsel. Previously, he was Assistant General Counsel with the Life Insurance Company of North America.



     Mr. Marra has been Executive Vice President and Director of Individual Life and Annuities since 1996. Mr. Marra also oversees the Individual Life Insurance segment. Mr. Marra joined Hartford Life in 1980 as an associate actuary. He held positions of increasing responsibility and in 1991 was named Vice President and Director of Individual Annuities. He was elected Senior Vice President in 1994. He is the current Chairman of the National Association of Variable Annuities. He also is a Fellow of the Society of Actuaries.



     Mr. Odell has been Senior Vice President and Director of Specialty Insurance Operations since 1994. Prior to that, he was Vice President, Chief Actuary and Director of Business Development for Hartford Life. Mr. Odell joined Hartford Life in 1973 as Actuary and has held positions of increasing responsibility, including Vice President and Director of Individual Life Actuarial, Marketing and Underwriting and Vice President and Director of Group Actuarial, Marketing and Underwriting. He is a Fellow of the Society of Actuaries.



     Mr. Welnicki has been Senior Vice President and Director of Employee Benefits since 1994. He joined Hartford Life in 1992 as Actuary, Director of Group Actuarial and Long-Term Care. He was named Vice President of Hartford Life in 1993. Prior to 1992, he was employed with Aetna Life & Casualty Company as Assistant Vice President, Issues and Strategic Management. He is a Fellow of the Society of Actuaries.



     Mr. Boyko is Senior Vice President, Chief Financial Officer and Treasurer. He joined Hartford Life in 1995 as Controller and was elected Vice President in 1996. He previously worked at ING America Life Insurance Company where he held the position of Senior Vice President and Chief Financial Officer. His prior experience included positions at Connecticut Mutual Life Insurance

Company ("CML"), where he progressed from Controller of CML to Chief Financial Officer of Connecticut Mutual Insurance Services. Mr. Boyko holds a Juris Doctor degree and is a Certified Public Accountant, Chartered Life Underwriter and Chartered Financial Consultant. He is a member of the Connecticut and American Bar Associations and the Connecticut Society of Certified Public Accountants.

     Ms. Godkin is Vice President and General Counsel. She joined Hartford Life in 1990 as Counsel for the Employee Benefits segment. In 1994 she was named Assistant General Counsel and Director of Hartford Life's Law Department. In 1996 she was named General Counsel of Hartford Life. She previously practiced law at CIGNA Corporation. She began her legal career in 1981 at the law firm of Day, Berry & Howard in Hartford, Connecticut. She is a member of the Connecticut and American Bar Associations.


     Mr. Raymond is Vice President and Chief Actuary. Since joining Hartford Life in 1985, Mr. Raymond has held actuarial leadership positions of increased responsibility throughout the Company. In 1992, he was named Assistant Vice President and Director of Individual Life and Annuities, Actuarial and became Vice President in 1994. Prior to joining Hartford Life, Mr. Raymond held positions at Integon Corporation and The National Life and Accident Insurance Company. He is a Fellow of the Society of Actuaries and Chairman of the American Academy of Actuaries Committee on Life Insurance.


     Ms. de Raismes is Vice President and Director of Human Resources. She joined Hartford Life in 1984 as Manager of Staffing. She has been Director of Human Resources since 1991 and was elected Vice President in 1994. Previously, she held human resource management positions of increasing responsibility with SCM Corporation. She is a member of The Hartford Foundation Board of Directors.


     Mr. Znamierowski is Vice President and Director of Investment Strategy. Mr. Znamierowski joined Hartford Life in 1996 as Director of Risk Management. Previously, he held various positions with Aetna Life & Casualty Company, including Vice President, Investment Strategy and Policy. From 1986 through 1991, Mr. Znamierowski held positions with Salomon Brothers Inc.


     Ms. Zlatkus is Vice President and Director of Group Life and Disability. Ms. Zlatkus held positions of increasing responsibility since joining The Hartford in 1983. She was named Vice President and Director of Risk Management and Business Operations in 1994. Prior to joining The Hartford, she was a senior accountant with Peat, Marwick, Mitchell & Company. She became a Certified Public Accountant in 1982.


     Mr. Godfrey is Vice President and Director of Information Technology. He joined the senior management team at Hartford Life in 1996 to oversee technology management. Previously, Mr. Godfrey held information technology positions at Fleet Financial Group and systems development positions with CIGNA Corporation and Electronic Data Systems.



     Mr. Nolan is Vice President and Director of Corporate Relations. Mr. Nolan joined Hartford Life in 1992 and was elected Vice President in 1995. Previously, Mr. Nolan held positions of increasing responsibility at Aetna Life & Casualty Company in public relations, marketing communications and corporate communications.



     Mr. Welsh is Vice President and Director of Government Affairs. Mr. Welsh has worked at The Hartford since 1979. Since 1993, Mr. Welsh has served as Director of Government Relations for Hartford Life. From 1979 to 1993, Mr. Welsh held various tax management positions within the Law Department of The Hartford. He was named Assistant General Counsel in 1984 and was named Assistant Director of Taxes in 1986. He previously practiced law with the Internal Revenue Service and is a member of the Connecticut and American Bar Associations.

EMPLOYMENT AGREEMENT


     Mr. Smith currently is the only employee of the Company who is a party to an employment agreement with The Hartford. Mr. Smith's employment agreement is effective as of December 19, 1995 and expires on December 19, 1999. Upon completion of the Equity Offerings, the Company is expected to become a party to this agreement. The agreement provides, or is expected to be amended upon completion of the Equity Offerings to provide, among other things: (i) a base salary payable by the Company in an amount not less than $525,000 per annum,
(ii) participation in the benefit plans described herein, (iii) Mr. Smith's employment as President and Chief Executive Officer of the Company and The Hartford's life insurance subsidiaries, and as Vice-Chairman of The Hartford, and (iv) certain payments and benefits in the event of termination, without cause, by the Company or The Hartford such that Mr. Smith will receive salary, on a monthly basis, equivalent in the aggregate to the amounts of salary remaining unpaid until the expiration of this agreement, or, at the discretion of the Company and The Hartford, the balance remaining of such aggregate amount in a lump sum payment if Mr. Smith accepts other full-time employment. In addition, as long as such salary continues to be paid, he will be eligible for participation in certain benefit plans of the Company and The Hartford and outstanding stock options issued by the Company and The Hartford, or he will receive a termination allowance under The Hartford's Severance Pay Program or other termination allowance plan if such allowance exceeds the salary described above.

EXECUTIVE COMPENSATION

  SUMMARY


     Since the formation of the Company, none of the executive officers of the Company has received any compensation from the Company. All compensation has been paid by Hartford Fire, a certain percentage of which has been allocated to the Company's life insurance subsidiaries which have reimbursed Hartford Fire for such cost. Upon completion of the Equity Offerings, all compensation of the executive officers of the Company is expected to be paid by a subsidiary of the Company.


     The following table reflects all compensation paid by Hartford Fire to the Company's chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Executives") for services rendered to the Company for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                     ----------------
                                           ANNUAL COMPENSATION          SECURITIES
                                       ---------------------------      UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)       BONUS($)      OPTIONS(1)(#)     COMPENSATION(2)($)
------------------------------  ----   ------------   ------------   ----------------   ------------------
Lowndes A. Smith..............  1996     $525,000      $  310,000         37,200             $ 21,260
  Chief Executive Officer and
    President
John P. Ginnetti..............  1996      375,000         335,000         11,500               16,802
  Executive Vice President,
    Asset Management
Thomas M. Marra...............  1996      350,000         610,000         16,300               16,355
  Executive Vice President,
    Individual Life &
    Annuities
Leonard E. Odell, Jr. ........  1996      238,000         166,400         11,500               11,215
  Senior Vice President,
    Specialty & International
Raymond P. Welnicki...........  1996      238,000         169,500         11,500               11,911
  Senior Vice President,
    Employee Benefits

---------------
(1) Represents options to purchase shares of The Hartford common stock.


(2) Amounts in this column consist of contributions by The Hartford under the Hartford Investment and Savings Plan and the Hartford Excess Savings Plans (each, a defined contribution plan, as defined below), vacation time sold under The Hartford flexible benefit programs and imputed income from group term life insurance. Under the Hartford Investment and Savings Plan and the Hartford Excess Savings Plans, The Hartford makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contributions not to exceed 3% of such employee's salary. The Hartford also makes a non-matching contribution equal to 1/2 of 1% of an employee's salary. Contributions under these plans for 1996 were $18,375, $13,917, $12,250, $8,330 and $8,330 for Messrs. Smith, Ginnetti, Marra, Odell and Welnicki, respectively. The Hartford's flexible benefit programs allow for the sale back to The Hartford of up to one week of vacation time, and the amounts in this column include $2,885 for each of Messrs. Smith, Ginnetti, Marra and Odell from the sale of vacation time. In addition, The Hartford provides certain group term life insurance coverage to employees, and employees may purchase additional amounts of coverage. For federal income tax purposes, income will be imputed to an employee who purchases more than $50,000 of coverage to the extent that the value of the coverage is greater than the premium paid. For 1996, $1,220 and $3,581 of income was imputed to Messrs. Marra and Welnicki, respectively, and such amounts are included in this column.

OPTION GRANTS ON THE HARTFORD COMMON STOCK TO COMPANY EXECUTIVES IN LAST FISCAL
                                      YEAR


     The following table provides information on grants of options in fiscal year 1996 to the Named Executives to purchase shares of The Hartford common stock. No options to acquire Common Stock of the Company have been granted or are outstanding.


                                              INDIVIDUAL GRANTS                   POTENTIAL REALIZED
                                ----------------------------------------------     VALUE AT ASSUMED
                                NUMBER OF    % OF TOTAL                         ANNUAL RATES OF STOCK
                                SECURITIES    OPTIONS       PER                   PRICE APPRECIATION
                                UNDERLYING   GRANTED TO    SHARE                  FOR OPTION TERM(4)
                                 OPTIONS    EMPLOYEES IN  EXERCISE  EXPIRATION  ----------------------
             NAME               GRANTED(1)    1996(2)     PRICE(3)     DATE         5%         10%
------------------------------  ----------  ------------  --------  ----------  ----------  ----------
Lowndes A. Smith..............    37,200        2.60%      $52.00      2/16/06  $1,216,440  $3,082,764
John P. Ginnetti..............    11,500        0.80        52.00      2/16/06     376,050     953,005
Thomas M. Marra...............    16,300        1.14        52.00      2/16/06     533,010   1,350,761
Leonard E. Odell, Jr. ........    11,500        0.80        52.00      2/16/06     376,050     953,005
Raymond P. Welnicki...........    11,500        0.80        52.00      2/16/06     376,050     953,005

---------------
(1) Represents options to purchase shares of The Hartford common stock. The options granted to Mr. Smith became fully exercisable on December 5, 1996, when the closing price of The Hartford common stock was equal to or greater than $65.00 for ten consecutive trading days. The options granted to Messrs. Ginnetti, Marra, Odell and Welnicki are exercisable in three equal annual installments commencing on the first anniversary date of the grant. The exercisability, payment or vesting of options may be accelerated upon the occurrence of a change in control (as defined in the 1995 Hartford Incentive Stock Plan) of The Hartford.

(2) Percentages indicated are based on options to purchase a total of 1,431,217 shares of The Hartford common stock granted to 764 employees of The Hartford during 1996.

(3) Options were granted at exercise prices that were 100% of the fair market value of one share of common stock of The Hartford on the date of grant. The exercise price may be paid in cash or in shares of The Hartford common stock valued at their fair market value on the date of exercise.


(4) At the end of the three-year term of the options granted in 1996, the projected price of a share of The Hartford common stock would be $84.70 and $134.87 at assumed annual appreciation rates of 5% and 10%, respectively.


  AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


     The following table provides information on option exercises in 1996 by the Named Executives and the value of each such Named Executive's unexercised options to acquire common stock of The Hartford at December 31, 1996.


      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                                                          VALUES

                                                         NUMBER OF SECURITIES       VALUE OF UNEXERCISED,
                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS AT               OPTIONS HELD AT
                            SHARES                        FISCAL YEAR-END(#)         FISCAL YEAR-END(2)
                           ACQUIRED         VALUE     --------------------------  -------------------------
         NAME           ON EXERCISE (#)  REALIZED(1)               UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------- ---------------  -----------               -------------  ----------  -------------
                                                      EXERCISABLE
                                                      -----------
Lowndes A. Smith.......         --         $    --      241,216            --     $7,201,309    $      --
John P. Ginnetti.......         --              --       30,979        27,438      1,028,808      658,702
Thomas M. Marra........         --              --       35,582        38,891      1,112,123      898,365
Leonard E. Odell,
  Jr...................         --              --       13,721        19,134        444,726      392,493
Raymond P. Welnicki....      5,333          93,114        6,591        19,350        200,034      386,331

---------------
(1) The value realized reflects the difference between the fair market value of a share of The Hartford common stock on the date of exercise of the option and the per share exercise price of such option.


(2) Values are calculated for "in-the-money" options by subtracting the exercise price per share from the per share market price of $67.50, as reported on the NYSE Composite Tape, on December 31, 1996.

  LONG-TERM INCENTIVE PLANS -- AWARDS IN FISCAL YEAR 1996

     The following table provides information on long-term performance share awards made to the Named Executives during 1996.

                                AWARDS OF PERFORMANCE SHARES
                              RELATING TO THE HARTFORD COMMON         ESTIMATED FUTURE PAYOUTS UNDER
                                 STOCK IN LAST FISCAL YEAR           NON-STOCK PRICE-BASED PLANS(#)(1)
                            ------------------------------------   -------------------------------------
           NAME             # OF SHARES   PERIOD UNTIL PAYOUT(1)   THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
--------------------------  -----------   ----------------------   ------------   ---------   ----------
Lowndes A. Smith..........     8,250             12/31/98              4,125        8,250       16,500
John P. Ginnetti..........     2,550             12/31/98              1,275        2,550        5,100
Thomas M. Marra...........     3,600             12/31/98              1,800        3,600        7,200
Leonard E. Odell, Jr. ....     2,550             12/31/98              1,275        2,550        5,100
Raymond P. Welnicki.......     2,550             12/31/98              1,275        2,550        5,100

---------------
(1) Each of the Named Executives was granted the number of performance shares relating to The Hartford common stock set forth above. The grants are contingent upon The Hartford achieving two general performance objectives over a three-year period ending on December 31, 1998. The performance objectives and the extent to which a Named Executive may be entitled to a future payout are described under "-- Hartford Stock Plan; Prior Awards". The threshold, target and maximum number of shares that may be awarded as set forth in the table above are based on The Hartford equally achieving 75%, 100% and 150% or more, respectively, of each of the two performance objectives.

COMPENSATION, BENEFIT AND RETIREMENT PLANS


     As described below, prior to the Equity Offerings, the Company is expected to adopt (and the sole stockholder, prior to the Equity Offerings, is expected to approve) the 1997 Hartford Life, Inc. Incentive Stock Plan (the "1997 Stock Plan"), 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan (the "1997 Bonus Swap Plan") and 1997 Hartford Life, Inc. Employee Stock Purchase Plan (the "1997 Stock Purchase Plan") in which the officers of the Company are expected to participate after completion of the Equity Offerings. In addition, prior to the completion of the Equity Offerings, certain employees of the Company, including the Named Executives, were eligible to participate in the following benefit plans and programs operated by The Hartford: the 1995 ITT Hartford Incentive Stock Plan (the "Hartford Stock Plan"), the 1996 ITT Hartford Deferred Restricted Stock Unit Plan (the "Hartford Bonus Swap Plan"), the Annual Executive Bonus Program, the Hartford Fire Insurance Company Retirement Plan for U.S. Employees (the "Hartford Retirement Plan"), The Hartford Senior Executive Severance Pay Program (the "Hartford Senior Executive Severance Pay Program"), The Hartford Investment and Savings Plan (the "Hartford Investment and Savings Plan"), the 1996 ITT Hartford Deferred Compensation Plan (the "Hartford Deferred Compensation Plan"), the ITT Hartford Employee Stock Purchase Plan (the "Hartford Stock Purchase Plan") and certain other plans offered as part of The Hartford's employee welfare benefits program. After completion of the Equity Offerings, as described herein and to the extent provided in the Hartford Stock Plan, certain employees of the Company, including the Named Executives, will remain eligible for vesting of restricted stock of The Hartford and receipt of any performance shares and exercise of options previously awarded by The Hartford under the Hartford Stock Plan. Further, after completion of the Equity Offerings, certain employees of the Company, including the Named Executives, will continue to be eligible under and participate in The Hartford's plans and programs described above with respect to compensation paid by the Company and for services rendered to the Company, except that none of the employees of the Company, other than Mr. Smith, is expected to continue to be eligible to participate in the Hartford Bonus Swap Plan or the Hartford Stock Plan. The Company will reimburse The Hartford for any direct costs, distributions and other expenses associated with post-Equity Offerings payments (and corresponding reserves of the Company) to Company employees in respect of the Hartford Stock Plan and the other Hartford plans referred to above pursuant to the terms of the Master Intercompany Agreement. See "Certain Relationships and
Transactions -- Intercompany Arrangements -- Master Intercompany Agreement".


     The following is a description of the compensation, benefit and retirement plans for certain employees of the Company, including the Named Executives, that are currently expected to be adopted by the Board of Directors, and that are maintained by The Hartford and currently cover and are expected to continue to cover certain employees of the Company, including the Named Executives, as described above.

  1997 STOCK PLAN


     GENERAL. One of the reasons for the Equity Offerings is to enable the Company to provide meaningful long-term incentives for its key employees, directly related to their individual and collective performance in enhancing stockholder value. Once the Equity Offerings have been completed and a public market has developed for the Class A Common Stock, market-based incentives based on stock performance will allow the Company to provide significant incentives to key employees of the Company. Awards of stock options and other market-based incentives will permit key employees to profit as stockholder value is enhanced (through increases in the market price for Class A Common Stock) and will also give the Company an effective tool to encourage key employees to continue in the employ of the Company.



     The 1997 Stock Plan is expected to achieve these objectives and will be administered by the Compensation and Personnel Committee. The 1997 Stock Plan provides for the grant of incentive stock options (qualifying under Section 422 of the Internal Revenue Code), non-qualified stock options, stock appreciation rights ("SARs"), performance shares and restricted stock, or any combination of the foregoing, as the Compensation and Personnel Committee may determine, as well as substitute stock options and restricted stock for award to key employees who are permitted by the Compensation and Personnel Committee to surrender previously awarded options or restricted stock of The Hartford as described below. The 1997 Stock Plan will expire on December 31, 2007 but will continue in effect for awards then outstanding for so long as such awards are outstanding. No determination has yet been made as to the number of key employees of the Company who will be eligible to participate in the 1997 Stock Plan.



     The 1997 Stock Plan contains the following formula for establishing an annual limit on the number of shares that may be awarded (or with respect to which non-stock awards may be made) in any given calendar year (the "Annual Limit"), the maximum number of which generally will be 1.5% of the total issued and outstanding shares and treasury shares of Class A Common Stock as of the December 31st immediately preceding the year of the awards (each, a "Plan Year"). In addition, for the Plan Year that includes the Equity Offerings, the number of shares that may be awarded will equal the Annual Limit plus the number of substitute awards granted to key employees who are entitled to and do surrender stock options and restricted stock previously awarded by The Hartford. Any unused portion of the Annual Limit for any Plan Year shall be carried forward and be made available for awards in succeeding Plan Years. In addition to the foregoing, the 1997 Stock Plan is expected to provide that no award will be made thereunder, and the Company will have no obligation to make any award thereunder, if such award would cause the percentage of beneficial ownership by The Hartford of the combined voting power or the value of the capital stock of the Company to fall below 80%.



     In addition to the foregoing, in no event shall more than five million shares of Class A Common Stock be cumulatively available for awards of options under the 1997 Stock Plan and no more than 20% of the total number of shares available on a cumulative basis shall be available for awards of restricted Class A Common Stock and awards of performance shares relating to Class A Common Stock. For any Plan Year, no individual key employee may receive options to acquire Class A Common Stock or SARs for more than the lesser of (i) 10% of the Annual Limit applicable to that Plan Year or (ii) 500,000 shares; except that, for the Plan Year that follows the date of consummation of the Equity Offerings, each individual key employee may receive, in addition to the foregoing limit, the number of substitute options to acquire Class A Common Stock required to replace the surrendered options to acquire The Hartford common stock.

     Subject to the above limitations, shares of Class A Common Stock to be issued under the 1997 Stock Plan may be made available from the authorized but unissued Class A Common Stock, treasury stock or from shares purchased on the open market or any combination of the foregoing. In the event of a reorganization, merger, stock dividend or other change in the corporate structure of the Company or any change in the Class A Common Stock described in the 1997 Stock Plan, the number of shares subject to the 1997 Stock Plan, the number of shares then subject to awards and the price per share payable on exercise of options may be appropriately adjusted by the Compensation and Personnel Committee.



     For the purpose of computing the total number of shares of stock available for awards under the 1997 Stock Plan, there shall be counted against the foregoing limitations the number of shares of Class A Common Stock subject to issuance upon exercise or settlement of awards and the number of shares of Class A Common Stock that equal the value of awards of performance shares, in each case determined as at the dates on which such awards are granted. If any awards under the 1997 Stock Plan are forfeited, terminated, expire unexercised, are settled in cash in lieu of Class A Common Stock or are exchanged for other awards, the shares of stock which were theretofore subject to such awards shall again be available for awards under the 1997 Stock Plan to the extent of such forfeiture, termination, expiration, cash settlement or exchange of such awards. Further, any shares that are exchanged (either actually or constructively) by optionees as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of a stock option granted under the 1997 Stock Plan may be available for subsequent awards.


     The Compensation and Personnel Committee, none of whose members may receive any award under the 1997 Stock Plan, will administer the 1997 Stock Plan, including, but not limited to, making determinations with respect to the designation of those key employees who shall receive awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of Class A Common Stock on the date of grant), other option terms and conditions, and the number of performance shares to be granted and the applicable performance objectives. The Compensation and Personnel Committee may impose such additional terms and conditions on an award as it deems advisable. The Compensation and Personnel Committee's decisions in the administration of the 1997 Stock Plan shall be binding on all persons for all purposes.


     The Compensation and Personnel Committee may, in its sole discretion, delegate such administrative powers as it may deem appropriate to the chief executive officer or other members of senior management of the Company, except that awards to executive officers will be made solely by the Compensation and Personnel Committee subject to compliance with Rule 16b-3 under the Exchange Act.



     STOCK OPTIONS AND RELATED SARS. Options and related SARs under the 1997 Stock Plan will expire within ten years after grant; non-qualified stock options and related SARs will expire not more than ten years and two days after grant. The exercise price for options must be at least equal to the closing market price for the Class A Common Stock, as reported on the NYSE Composite Tape, on the date of grant. The exercise price for options must be paid to the Company at the time of exercise and, in the discretion of the Compensation and Personnel Committee, may be paid in the form of cash or already-owned shares of Class A Common Stock or a combination thereof. During the lifetime of a key employee, an option or SAR must be exercised only by the key employee (or his or her estate or designated beneficiary) but no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation and Personnel Committee). If termination is caused by retirement, total disability or death, an option or SAR may be exercised within five years after such termination (or such other period determined by the Compensation and Personnel Committee), but in no event later than the expiration of the original term of the option. If a key employee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

     PERFORMANCE SHARES. Performance shares under the 1997 Stock Plan are contingent rights to receive future payments of Class A Common Stock, cash or a combination thereof, based on the achievement of performance objectives as prescribed by the Compensation and Personnel Committee. Such performance objectives will be determined by the Compensation and Personnel Committee and may vary by employee, for a measurement period of not less than two nor more than five years, and related to at least one of the objective criteria enumerated in the 1997 Stock Plan, which may be (i) determined solely by reference to the performance of the Company, any subsidiary or affiliate of the Company or any division or unit of any of the foregoing or (ii) based on comparative performance of any one or more of the Company or any such subsidiary, affiliate, division or unit, as applicable, relative to other entities. The maximum number of performance shares that may be granted to any individual key employee in any given year is 100,000. The ultimate payments are determined by the number of shares awarded and the extent that performance objectives are achieved during the period. In the event a key employee terminates employment during such a performance period, the key employee will forfeit any right to payment unless the Compensation and Personnel Committee determines otherwise. However, in the case of retirement, total disability, death or cases of special circumstances, the key employee may, in the discretion of the Compensation and Personnel Committee, be entitled to an award prorated for the portion of the performance period during which he or she was employed by the Company.



     RESTRICTED SHARES. Restricted shares of Class A Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation and Personnel Committee during which time the shares may not be sold, transferred, assigned or pledged or otherwise disposed of. In the event a key employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by such employee and reacquired by the Company, except when the Compensation and Personnel Committee determines otherwise in special circumstances. The Compensation and Personnel Committee may provide for the lapse of restrictions where deemed appropriate and it may also require the achievement of pre-determined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a stockholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation and Personnel Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.



     SUBSTITUTE AND EXPECTED NEW AWARDS. In order to provide meaningful compensation in the form of options and related rights to acquire Class A Common Stock of the Company and restricted shares of Class A Common Stock to the Company's key employees who surrender, upon completion of the Equity Offerings, options and related rights to acquire common stock of The Hartford and restricted stock of The Hartford previously awarded pursuant to The Hartford Stock Plan (see "-- Hartford Stock Plan; Prior Awards"), the Compensation and Personnel Committee is authorized to award to such key employees of the Company substitute non-qualified options to acquire Class A Common Stock and restricted Class A Common Stock of the Company, not to exceed eight million shares of Class A Common Stock in the aggregate. As indicated above, the substitute options awarded to any one individual by the Compensation and Personnel Committee for the Plan Year following the date of consummation of the Equity Offerings shall not exceed the number of non-qualified options required to replace surrendered options on The Hartford common stock as determined by application of the formulas described below. Subject to this limitation, shares of Class A Common Stock to be issued upon the exercise of substitute stock options and restricted shares may be made available from authorized but unissued shares, treasury shares, shares purchased on the open market, or any combination of the foregoing.



     The terms and conditions of each substitute award, including, without limitation, the time or times when, and the manner in which, each substitute award shall be exercisable, the duration of the exercise or restriction period, the permitted method of exercise, settlement and payment, the rules that shall apply in the event of the termination of employment of the key employee, the events, if any, that may give rise to a key employee's right to accelerate the time of exercise of an option and the vesting provisions of restricted stock, shall be equitably determined to preserve the economic value of the surrendered award of The Hartford.



     The following describes the 1997 awards of restricted common stock of The Hartford and options to acquire common stock of The Hartford previously made pursuant to the Hartford Stock Plan (see "-- Hartford Stock Plan; Prior Awards") and the expected substitution therefor, upon completion of the Equity Offerings, of restricted Class A Common Stock and options to acquire Class A Common Stock. Other than the foregoing, no substitutions of Company awards for awards made by The Hartford are expected. The following also describes new awards of restricted Class A Common Stock and performance shares of the Company that are expected to be made upon completion of the Equity Offerings, such awards having been approved by The Hartford compensation and personnel committee contingent upon completion of the Equity Offerings.



     SUBSTITUTE AND NEW RESTRICTED STOCK AWARDS. Effective January 24, 1997, The Hartford compensation and personnel committee awarded Mr. Smith 20,000 shares of restricted common stock of The Hartford pursuant to the Hartford Stock Plan, subject to a three-year restriction period. Upon completion of the Equity Offerings, it is expected that 10,000 of these restricted shares will be canceled upon surrender, and that the Company's Compensation and Personnel Committee will issue to Mr. Smith, pursuant to the Company's 1997 Stock Plan, a number of substitute restricted shares of Class A Common Stock (rounded to the nearest whole number) calculated as follows: the number of surrendered shares of restricted common stock of The Hartford shall be multiplied by the average of the closing market prices of The Hartford's common stock, as reported on the NYSE Composite Tape, for the ten trading days following the date of consummation of the Equity Offerings (the "Hartford Average Fair Market Value"), and then divided by the average of the closing market prices of the Company's Class A Common Stock, as reported on the NYSE Composite Tape, for the ten trading days following the date of consummation of the Equity Offerings (the "Company Average Fair Market Value"). These substitute restricted shares will be subject to the same restriction period and other terms and conditions as the surrendered restricted shares of The Hartford.



     After completion of the Equity Offerings, it is expected that the Compensation and Personnel Committee will award to Mr. Marra, pursuant to the 1997 Stock Plan, the nearest whole number of shares equal to the greater of the amounts resulting from the following calculations: (i) the amount resulting from multiplying 15,000 by $72.25 (the closing market price for one share of The Hartford common stock, as reported on the NYSE Composite Tape, on January 24,
1997), and then dividing the resulting amount by the Company Average Fair Market Value, or (ii) the amount resulting from multiplying 15,000 by the Hartford Average Fair Market Value, and then dividing the resulting amount by the Company Average Fair Market Value. One-third of these restricted shares will be subject to a three-year restriction period and two-thirds will be subject to a seven-year restriction period, each restriction period to begin on the effective date of award. This award was approved, contingent upon completion of the Equity Offerings, by The Hartford compensation and personnel committee on December 11, 1996.



     SUBSTITUTE OPTION AWARDS. On January 24, 1997, The Hartford compensation and personnel committee approved pursuant to the Hartford Stock Plan the award to certain key employees of the Company of non-qualified options to acquire common stock of The Hartford. The exercise price for these options is $72.25, the closing market price for one share of The Hartford common stock, as reported on the NYSE Composite Tape, on January 24, 1997. The Hartford granted 47,170 options to Mr. Smith on such date. These options are to become exercisable on the earlier of (i) the date the closing market price for The Hartford common stock, as reported on the NYSE Composite Tape, reaches and remains at 125% of the exercise price for such options for ten consecutive trading days (rounded to the nearest whole number) or (ii) seven years from the date of grant. The Hartford granted 7,862, 12,579, 7,862 and 7,862 options to Messrs. Ginnetti, Marra, Odell and Welnicki, respectively, on such date, These options are to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant.



     After completion of the Equity Offerings, it is expected that 28,302 of the foregoing options on The Hartford common stock granted to Mr. Smith and all of the options to the other Named Executives will be canceled (upon surrender within a certain time period) and that the Company's Compensation and Personnel Committee will issue to such key employees in substitution therefor a number of non-qualified options to acquire Class A Common Stock pursuant to the Company's 1997 Stock Plan. The number of substitute options (rounded to the nearest whole number) issued to the Named Executives will be calculated as follows: the number of surrendered options on The Hartford common stock shall be multiplied by the Hartford Average Fair Market Value, and then divided by the Company Average Fair Market Value. The substitute options will have an exercise price determined as follows: $72.25 shall be divided by the Hartford Average Fair Market Value, and the resulting amount shall be multiplied by 100, resulting in a percentage amount. This percentage amount shall be multiplied by the Company Average Fair Market Value, resulting in the exercise price for the substitute options. Such options will become exercisable on the earlier of (i) the date the closing market price for the Class A Common Stock, as reported on the NYSE Composite Tape, reaches and remains at 125% of the exercise price for the substitute options for ten consecutive trading days or (ii) seven years from the date of grant of the canceled options.



     NEW PERFORMANCE SHARE AWARDS. After completion of the Equity Offerings, it is expected that the Compensation and Personnel Committee will award to certain key employees of the Company a number of performance shares contingent upon the Company achieving certain performance objectives described below. To the extent that the performance objectives are achieved, a combination of cash and shares of Class A Common Stock will be paid to such key employees pursuant to the terms of the 1997 Stock Plan. The number of performance shares (rounded to the nearest whole number) to be awarded will be calculated as follows: the dollar value approved by The Hartford compensation and personnel committee with respect to a key employee, contingent upon completion of the Equity Offerings, shall be divided by 75% of the Company Average Fair Market Value.



     Under the terms of the expected performance share awards, there will be two equally weighted performance objectives measured over the performance period beginning on the date of consummation of the Equity Offerings and ending on December 31, 1999: performance award core earnings per share of the Company ("Performance Core Earnings") and total stockholder return ("TSR"). Performance Core Earnings will be defined as the Company's GAAP net income minus (i) net realized capital gains and/or losses except for capital items related to Closed Book GRC; (ii) income or losses associated with one-time accounting changes;
(iii) the entire amount of any individual non-catastrophe loss associated with any significant, unusual and non-recurring charge that exceeds $100 million; and
(iv) the income or losses associated with the liabilities allocated pursuant to the Spin-Off Distribution Agreement in connection with the ITT Spin-Off. TSR will be measured by the difference between the price of the Company's Class A Common Stock at the beginning of the performance period and the price at the end of such period (assuming the reinvestment of dividends paid), compared with the TSR of the stock of the companies in the Merrill Lynch Life Insurance Stock Index, a recognized index of publicly traded life insurance companies. There will be a minimum threshold, a target and a maximum cap for Performance Core Earnings and TSR to be achieved in connection with the awards, such targets having been approved, contingent upon completion of the Equity Offerings, by The Hartford compensation and personnel committee. If the targets are achieved, the key employees will receive 100% of the performance shares awarded (payable one-third in cash and two-thirds in Class A Common Stock). If the minimum thresholds are not achieved, the key employees will not receive any of the performance shares awarded. If the Performance Core Earnings and TSR achieved exceed the minimum thresholds but fall below the targets, key employees will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the executives will receive awards adjusted upward by interpolation subject to a maximum cap.



     After completion of the Equity Offerings, the Company expects to make performance share awards to Messrs. Smith, Ginnetti, Marra, Odell and Welnicki equal to $360,000, $100,000, $160,000, $100,000 and $100,000, respectively.



     COMPENSATION UPON CHANGE OF CONTROL. The 1997 Stock Plan provides for the automatic protection of intended economic benefits for key employees in the event of a change of control of the Company (i.e., upon the occurrence of an "Acceleration Event" as defined below). Notwithstanding any other provisions of the 1997 Stock Plan, upon the occurrence of an Acceleration Event (a) all options and SARs will generally become immediately exercisable for a period of 60 calendar days; (b) all options and SARs will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for "just cause" (as defined in the 1997 Stock Plan) or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties; (c) SARs exercised during the 60-day period will be settled fully in cash based on a formula price generally reflecting the highest price paid for a share of Class A Common Stock during the 60-day period preceding the date such SARs are exercised; (d) "limited stock appreciation rights" shall automatically be granted on all outstanding options not otherwise covered by SARs, which shall generally be immediately exercisable in full and which shall entitle the holders to the same exercise period and formula price referred to in clauses (a), (b) and (c) above;
(e) outstanding performance share awards shall automatically vest, with the valuation of such performance shares based on the formula price; and (f) restrictions applicable to awards of restricted stock shall be automatically waived.



     "Acceleration Event" is generally defined in the 1997 Stock Plan as any of the following events: (i) the filing of a report on Schedule 13D with the Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company, The Hartford, any of their respective subsidiaries or any employee benefit plan sponsored by any of the foregoing, is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of the greater of (A) the percentage of the outstanding capital stock owned at such time by The Hartford or (B) 20% or more of the outstanding capital stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (ii) the purchase by any person (within the meaning of Section 13(d) of the Exchange Act), other than any of the entities described in clause (i) above, of shares pursuant to a tender offer or exchange offer to acquire any capital stock (or securities convertible into capital stock) for cash, securities or any other consideration; provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of the greater of (A) the percentage of the outstanding capital stock owned at such time by The Hartford or (B) 15% or more of the outstanding capital stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire capital stock); (iii) the approval by the stockholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of capital stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of capital stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (iv) a change in a majority of the members of the Board of Directors within a twelve-month period unless the election or nomination for election by the Company's stockholders of each new director during such twelve-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period; or (v) the occurrence of an Acceleration Event (as defined in the Hartford Stock
Plan) with respect to The Hartford at a time when The Hartford beneficially owns more than 50% of the combined voting power and value of the capital stock of the Company. The 1997 Stock Plan is expected to provide that a sale of The Hartford's interest in the Company will not be considered an Acceleration Event.



     AMENDMENT AND TERMINATION OF THE 1997 STOCK PLAN. The Board of Directors may amend or discontinue the 1997 Stock Plan at any time and, specifically, may make such modifications to the 1997 Stock Plan as it deems necessary to avoid the application of Section 162(m) of the Internal Revenue Code and the United States Treasury regulations issued thereunder. However, stockholder approval is required for certain amendments, including any amendment applicable to tax qualified options which may (i) increase the number of shares reserved for awards (except as provided in the 1997 Stock Plan with respect to stock splits or other similar changes) or (ii) materially change the group of employees eligible for awards.



  1997 BONUS SWAP PLAN



     Prior to the completion of the Equity Offerings, the Board of Directors is expected to adopt the 1997 Bonus Swap Plan, a component of the 1997 Stock Plan. Under the 1997 Bonus Swap Plan, key employees who elect to receive a portion of their annual bonuses in the form of contractual rights to receive shares of Class A Common Stock after the expiration of a three-year restriction period (the "elective shares") are awarded contractual rights to receive additional "premium" shares of restricted Class A Common Stock equal to 10% of the elective shares. The premium shares are also subject to a three-year restriction period. In the event a key employee terminates employment during the restriction period, the premium shares are forfeited by such employee and reacquired by the Company unless the Compensation and Personnel Committee provides otherwise where deemed appropriate in accordance with the 1997 Stock Plan. The restrictions on the premium shares may be waived, in the discretion of the Compensation and Personnel Committee, in the event of the key employee's retirement, total disability, death or in cases of special circumstances. The elective shares are nonforfeitable. The key employee will have no stockholder rights by virtue of participation in the 1997 Bonus Swap Plan, but will have the right to direct the voting of actual Company shares (owned by a grantor trust) corresponding to the number of elective and premium shares awarded to the executive. Additional elective and premium shares are awarded to a key employee equal to any dividend paid during the restriction period on the number of shares of Class A Common Stock corresponding to the elective and premium shares previously awarded. Such additional elective and premium shares are subject to the same conditions as the elective and premium shares with respect to which they are awarded. The 1997 Bonus Swap Plan is expected to provide that no awards shall be made thereunder, and the Company shall have no obligation to make any awards thereunder, if such an award would cause the percentage of beneficial ownership of The Hartford of the combined voting power or the value of the capital stock of the Company to fall below 80%.



  1997 STOCK PURCHASE PLAN



     The 1997 Stock Purchase Plan is intended to meet the applicable requirements of Section 423 of the Internal Revenue Code. Under the 1997 Stock Purchase Plan, all full-time and certain part-time employees of the Company who meet certain minimum service requirements will be eligible to purchase shares of Class A Common Stock by means of payroll deductions. Eligible employees may elect to participate in quarterly offering periods ("Purchase Periods") under the 1997 Stock Purchase Plan by authorizing after-tax payroll deductions of up to 10% (in whole percentages) of their salary for the purchase of shares of Class A Common Stock under the Stock Purchase Plan. The 1997 Stock Purchase Plan will have a term of five years and a maximum aggregate number of shares of Class A Common Stock available thereunder of 2.7 million. The price at which shares of Class A Common Stock will be purchased at the end of each Purchase Period will be 85% of the closing market price, as reported on the NYSE Composite Tape, at the beginning or end of the Purchase Period (or the nearest prior trading day), whichever is less. No participating employee will be entitled in any calendar year under the 1997 Stock Purchase Plan to purchase Class A Common

Stock having an aggregate closing market price at the beginning of the applicable Purchase Period, as reported on the NYSE Composite Tape (or the nearest prior trading day), in excess of $25,000. Further, the 1997 Stock Purchase Plan is expected to provide that no Class A Common Stock may be purchased thereunder, and the Company will have no obligation to permit the purchase of Class A Common Stock thereunder, if such purchase would cause the percentage of beneficial ownership by The Hartford of the combined voting power or the value of the capital stock of the Company to fall below 80%. Additional restrictions may apply to employees deemed to be "insiders" under Section 16 of the Exchange Act in order to comply with the exemption provided by Rule 16b-3 thereunder. Shares of Class A Common Stock available for issuance under the 1997 Stock Purchase Plan may be made available from treasury shares, authorized but unissued shares, reacquired shares, shares purchased on the open market, or any combination of the foregoing.


  HARTFORD STOCK PLAN; PRIOR AWARDS


     The Hartford Stock Plan has been in place since December 1995. The terms and provisions of the Hartford Stock Plan are identical in material part to those of the Company's 1997 Stock Plan (see "-- 1997 Stock Plan"), except that awards are made to key employees of The Hartford and its subsidiaries and affiliates by and in the discretion of The Hartford compensation and personnel committee in the form of tax-qualified incentive stock options and non-qualified options and related rights to acquire common stock of The Hartford, SARs relating to common stock of The Hartford, performance shares payable in cash and common stock of The Hartford and restricted shares of common stock of The Hartford. After completion of the Equity Offerings, the employees of the Company will remain eligible for awards under the Hartford Stock Plan; however, The Hartford compensation and personnel committee is not expected to make awards pursuant to the Hartford Stock Plan to any employees of the Company except Mr. Smith.



     As indicated above, 10,000 of the restricted shares of common stock of The Hartford awarded to Mr. Smith on January 24, 1997 pursuant to the Hartford Stock Plan are expected, upon completion of the Equity Offerings, to be canceled upon surrender thereof, and restricted shares of Class A Common Stock of the Company are expected to be issued in substitution therefor pursuant to the 1997 Stock Plan. See "-- 1997 Stock Plan -- Substitute and New Restricted Stock Awards". The remaining 10,000 restricted shares awarded to Mr. Smith on such date will not be subject to substitution.



     Certain options to acquire common stock of The Hartford granted to key employees of the Company on February 14, 1996 pursuant to the Hartford Stock Plan will not be subject to cancelation and substitution. For Mr. Smith, such options have an exercise price of $52 per share and are presently exercisable. For Messrs. Ginneti, Marra, Odell and Welnicki, such options are to become exercisable in one-third increments on the first, second and third anniversaries of the grant date, and are subject to the general terms of the Hartford Stock Plan.



     As indicated above, on January 24, 1997, The Hartford compensation and personnel committee awarded Mr. Smith options to acquire 47,170 shares of common stock of The Hartford pursuant to the Hartford Stock Plan. Of these options, 18,868 will not be subject to substitution. These options have an exercise price of $72.25 per share and will become exercisable on the earlier of (i) the date the closing market price for The Hartford's common stock, as reported on the NYSE Composite Tape, reaches and remains at 125% of the exercise price for such options for ten consecutive trading days or (ii) seven years from the date of grant.



     On February 14, 1996, The Hartford compensation and personnel committee made contingent awards of performance shares to certain key employees of the Company, including the Named Executives. The awards are contingent upon The Hartford achieving certain performance objectives described below. To the extent that the performance objectives are achieved, cash and shares of The Hartford common stock will be granted to such key employees pursuant to the performance share provisions of the Hartford Stock Plan. These performance shares will not be subject to cancelation and substitution, but rather will become payable after the performance period to the extent described below.


     Under the terms of the awards, there are two equally weighted performance objectives measured over the 1996-1998 performance period: core earnings per share of The Hartford ("Hartford Core Earnings") and TSR. Hartford Core Earnings is defined as The Hartford's GAAP net income minus: (i) net realized capital gains or losses; (ii) income or losses due to changes in methods of accounting;
(iii) the amount of losses from individual catastrophes in excess of 1% of worldwide property-casualty earned premium for the year; (iv) the amount of any individual non-catastrophe loss associated with any non-recurring charge that exceeds $100 million; and (v) the income or loss associated with allocations resulting from the liability sharing agreement entered into in connection with the ITT Spin-Off. TSR is measured by the difference between the price of The Hartford's common stock as of January 1, 1996 and the price as of December 31, 1998 (assuming the reinvestment of dividends paid), compared with the TSR of the stock of a group of peer insurance companies.



     The Hartford compensation and personnel committee established a minimum threshold, a target and a maximum cap for Hartford Core Earnings and TSR to be achieved in connection with the awards. If the targets are achieved, the key employee will receive 100% of the performance shares awarded (payable one-third in cash and two-thirds in common stock of The Hartford). If the minimum thresholds are not achieved, the key employee will not receive any of the performance shares awarded. If the Hartford Core Earnings and TSR achieved exceed the minimum thresholds but fall below the targets, the key employee will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the key employee will receive awards adjusted upward by interpolation subject to the maximum cap.



     On January 24, 1997, the Hartford compensation and personnel committee awarded Mr. Smith 4,444 performance shares relating to common stock of The Hartford pursuant to the Hartford Stock Plan. This award will not be subject to substitution. The terms of the award are substantially similar to those described above with respect to awards of performance shares made on February 14, 1996, except that the performance period for the award runs from 1997 to 1999 and the "Performance Core Earnings" definition applies.


  ANNUAL EXECUTIVE BONUS PROGRAM


     Certain executives and key managers of the Company, including the Named Executives, will be eligible to participate in an annual incentive bonus program (the "Annual Bonus Program") administered by The Hartford. Under this program, each executive and key manager is assigned a target bonus based on grade and position, expressed as a percentage of the individual's year end base salary rate. At year end, the aggregate amount of individual target bonuses is adjusted in accordance with a pre-established formula to create a bonus pool for the year.



     For 1996, the Company measures net income and ROE against budgeted amounts for the year and the measures are weighted 60% and 40%, respectively. Corporate staff, including Mr. Smith, will be measured by a weighted average performance factor for the Company. The maximum bonus pool is 200% of the aggregate target bonus. Individual bonus amounts from the bonus pool are determined on a discretionary basis taking into account specific personal contributions during the year.


     For 1996, incentive bonus programs were developed for Messrs. Ginnetti, Marra, Welnicki and Odell. Financial measures and target bonuses are unique to each such Named Executive. At year end, the individual target bonuses are adjusted in accordance with the pre-established formula under each plan, with a maximum bonus payout at 200% of target. The incentive formulas used to calculate these individual target bonuses are based on various financial measures, including ROE, net income and sales for the respective areas of responsibility for such individuals, as well as the Company's net income and certain other discretionary measures.

     During 1996, the target bonus adjustment factors pursuant to the above formulas were 178.7% for Mr. Ginnetti, 290.5% for Mr. Marra, 142.4% for Mr. Welnicki and 139.8% for Mr. Odell. In total, approximately $4,297,000 was authorized for expenditure to approximately 100 executives and key managers of the Company, including the amounts indicated in the Summary Compensation Table for the Named Executives.

     Bonus awards for certain Company executives that are payable in 1997 are subject to approval by The Hartford compensation and personnel committee and Company senior line of business management.


     For 1997, the formula for the Company's bonus program, which includes Mr. Smith, measures "core earnings" (as defined pursuant to the Annual Bonus Program) and ROE against budgeted amounts for the year, weighted at 60% and 40%, respectively.


     For 1997, incentive bonus programs, similar to those described above for 1996, have been developed for Messrs. Ginnetti, Marra, Odell and Welnicki. Financial measures, including a core earnings measure for bonus purposes, and target bonuses are unique to each executive. At year end, the individual target bonuses are adjusted in accordance with the pre-established formula under each plan, with a maximum bonus payout at 200%. These individual target bonuses are calculated in a manner substantially similar to the 1996 incentive bonus programs.

  HARTFORD RETIREMENT PLAN


     The Hartford Retirement Plan covered substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including the Named Executives, prior to the Equity Offerings and will continue to do so after the completion thereof. An employee's annual pension will equal 2% of his or her average final compensation up to thirty years of benefit service, reduced by 1 2/3% of the employee's primary Social Security benefit for each such year of benefit service; provided that no more than one-half of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the Hartford Retirement Plan as the total of (i) an employee's average annual base salary earned in the 60 calendar months during the last 120 consecutive calendar months of eligible service affording the highest such average, plus (ii) a member's average annual compensation, not including base salary, for the five calendar years of the member's last 120 consecutive calendar months of eligible service affording the highest such average. The Hartford Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age 60 following completion of fifteen years of eligible service. An employee will be vested in benefits accrued under the Hartford Retirement Plan upon completion of five years of eligible service.



     Applicable federal law limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. Therefore, The Hartford has non-qualified unfunded retirement plans (the "Hartford Excess Retirement Plans") for payment of those benefits at retirement for eligible employees that cannot be paid from the qualified Hartford Retirement Plan. After the completion of the Equity Offerings, certain employees of the Company, including the Named Executives, also will remain eligible to participate in the Hartford Excess Retirement Plans. The practical effect of the Hartford Excess Retirement Plans is to continue calculation of retirement benefits for all employees on a uniform basis. The Hartford also maintains an excess plan trust under which excess benefits under the Hartford Excess Retirement Plans for certain officers of The Hartford are funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump-sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Retirement Plan). Upon the completion of the Equity Offerings, such excess plan trust will continue to provide such benefits to any eligible Company officers.

     Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Hartford Retirement Plan at retirement at age 65 that are paid for by the Company.


                               PENSION PLAN TABLE

                  AVERAGE                                 YEARS OF SERVICE
                   FINAL                  ------------------------------------------------
                COMPENSATION                 15           20           25           30
    ------------------------------------  ---------    ---------    ---------    ---------
    $   50,000..........................  $  15,000    $  20,000    $  25,000    $  30,000
       100,000..........................     30,000       40,000       50,000       60,000
       300,000..........................     90,000      120,000      150,000      180,000
       500,000..........................    150,000      200,000      250,000      300,000
       750,000..........................    225,000      300,000      375,000      450,000
     1,000,000..........................    300,000      400,000      500,000      600,000
     1,500,000..........................    450,000      600,000      750,000      900,000


     The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table in "-- Executive Compensation -- Summary" comprise the compensation that is used for purposes of determining "average final compensation" under the plan. The years of service with the Company of each of the Named Executives for eligibility and benefit purposes as of December 31, 1996, are as follows: Mr. Smith, 28.75 years; Mr. Ginnetti, 14.5 years; Mr. Marra, 16.58 years; Mr. Odell, 23.33 years; and Mr. Welnicki, 4.17 years.


  HARTFORD SENIOR EXECUTIVE SEVERANCE PAY PROGRAM


     The Hartford Senior Executive Severance Pay Program applies to the Company's senior executives, including, as of December 31, 1996, the Named Executives. Under the Hartford Senior Executive Severance Pay Program, if a participant's employment is terminated by the Company, other than for misconduct or other disciplinary action or in other events specified in the program, the participant is entitled to severance pay in an amount up to 24 months of base salary from the Company depending upon his or her length of service, except that Mr. Smith is entitled to severance pay for the greater of (i) the remaining term of his employment contract (his current contract expires on December 19, 1999) or (ii) 24 months. The Hartford Senior Executive Severance Pay Program provides, however, that in no event will severance pay (for the Company's senior executives, including the Named Executives, other than Mr. Smith) exceed the amount of base salary from the Company for the number of months remaining between the termination of employment and the participant's normal retirement date, and that in no event will the total amount of severance pay exceed two times the participant's total annual compensation during the year immediately preceding such termination. The Hartford Senior Executive Severance Pay Program includes offset provisions for other compensation from the Company and requirements on the part of executives with respect to non-competition and compliance with certain standards of conduct. Under the Hartford Senior Executive Severance Pay Program, severance payments would ordinarily be made periodically over the scheduled term of such payments, however the Company and The Hartford have the option to make such payments in the form of a single lump-sum payment discounted to present value.


     The annual base salaries of Messrs. Smith, Ginnetti, Marra, Odell and Welnicki as of December 31, 1996 were $525,000, $375,000, $350,000, $238,000 and
$238,000, respectively.

  HARTFORD INVESTMENT AND SAVINGS PLAN


     The salaried employees of the Company who, prior to the Equity Offerings, have been participants in the Hartford Investment and Savings Plan, including the Named Executives, will continue to be eligible to participate in the Plan after the completion of the Equity Offerings. However, future employer contributions to the Hartford Investment and Savings Plan, on behalf of

Company employees, will be made in Class A Common Stock of the Company and a new investment fund permitting employees of the Company and The Hartford to invest their own prior and future contributions in the Company's stock will be added to the Plan. Employees of the Company may also elect to transfer to the new investment fund, within a certain time period, contributions previously made by The Hartford on their behalf. The Hartford Investment and Savings Plan is a defined contribution plan that is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The Hartford Investment and Savings Plan is expected to provide that no contributions of Class A Common Stock will be made thereunder, and the Company and The Hartford shall have no obligation to make or permit any contribution thereunder, if such contribution would cause the percentage of beneficial ownership by The Hartford of the combined voting power or the value of the capital stock of the Company to fall below 80%.



     Federal legislation limits the annual contributions which an employee may make to the Hartford Investment and Savings Plan. Accordingly, The Hartford has adopted Excess Savings Plans (the "Hartford Excess Savings Plans") and, after the completion of the Equity Offerings, the Company's employees will continue to be eligible for the Hartford Excess Savings Plans, which will enable an employee who is precluded by these limitations from contributing the entire 6% of his or her salary to the Hartford Investment and Savings Plan to make up the shortfall through salary deferrals to the Hartford Excess Savings Plan and thereby receive an amount credited to a book reserve account maintained by The Hartford equal to the 50% matching employer contribution and one-half of 1% non-matching employer contribution otherwise allowable under the Hartford Investment and Savings Plan. Salary deferrals, employer contributions and imputed earnings will be entered into a book reserve account maintained by The Hartford for each participant in the Hartford Excess Savings Plan.


  HARTFORD DEFERRED COMPENSATION PLAN


     Employees of The Hartford who meet certain salary level standards have been participants in the Hartford Deferred Compensation Plan. It is intended that the employees of the Company, including the Named Executives, who meet such standards will continue to be eligible for the Hartford Deferred Compensation Plan after the completion of the Equity Offerings. Under the Hartford Deferred Compensation Plan, eligible employees with eligible compensation of $200,000 or more may elect to defer receipt of up to 100% of their 1997 bonus. The Hartford will credit participating employees a hypothetical return on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the executive to measure such return.


  EMPLOYEE WELFARE BENEFITS


     After the completion of the Equity Offerings, salaried employees of the Company and its participating subsidiaries, including the Named Executives, will continue to participate in the broad-based employee welfare benefits program which is currently sponsored by The Hartford. The Company's salaried employees will participate in The Hartford's comprehensive benefits program, which will include group medical and dental coverage, group life insurance and other benefit plans, in addition to the pension program and investment and savings plan available to salaried employees of The Hartford described previously.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth at March 14, 1997, the beneficial ownership of common stock, par value $.01 per share, of The Hartford by the Company's directors, the Named Executives and all the directors and executive officers of the Company as a group.

                                                                           AMOUNT
                                                                         BENEFICIALLY
        NAME OF BENEFICIAL OWNER                                         OWNED(1)(2)
        ---------------------------------------------------------------  -----------
        Ramani Ayer....................................................     265,298
        Donald R. Frahm................................................     379,536
        Paul G. Kirk, Jr. .............................................       1,873
        Lowndes A. Smith...............................................     265,698
        H. Patrick Swygert.............................................         606
        DeRoy C. Thomas................................................      26,624
        Gordon I. Ulmer................................................       2,863
        David K. Zwiener...............................................     115,333
        John P. Ginnetti...............................................      98,036
        Thomas M. Marra................................................      63,219
        Leonard E. Odell, Jr. .........................................      29,880
        Raymond P. Welnicki............................................      14,140
        All directors and executive officers of the Company
          as a group (15) persons).....................................   1,276,508

---------------
(1) All shares are owned directly except as otherwise indicated below. Pursuant to regulations of the Commission, shares (i) that may be acquired by directors and executive officers upon exercise of stock options exercisable within sixty days after March 14, 1997, (ii) allocated to the accounts of certain directors and executive officers under the Hartford Investment and Savings Plan based on a valuation of plan accounts as of December 31, 1996,
    (iii) acquired by directors and executive officers under the Hartford Dividend Reinvestment and Cash Payment Plan through March 14, 1997, (iv) owned by a director's or executive officer's spouse or minor child or (v) that have been granted under the Hartford Incentive Stock Plan or the 1995 ITT Hartford Group, Inc. Restricted Stock Plan for Non-Employee Directors and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above.

    Of the number of shares shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days after March 14, 1997 by: Mr. Smith, 241,216 shares; Mr. Ginnetti, 38,165 shares; Mr. Marra, 55,216 shares; Mr. Odell, 19,901 shares; Mr. Welnicki, 13,240 shares; and all directors and executive officers as a group, 1,024,518 shares.


(2) The shares of The Hartford's common stock beneficially owned by each person named above do not exceed 1% of the issued and outstanding shares of common stock of The Hartford. The shares beneficially owned by all the directors and executive officers of the Company as a group are approximately 1% of such issued and outstanding shares.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GENERAL


     The Hartford is currently the beneficial owner of all the capital stock of the Company. Following the Equity Offerings, The Hartford will continue to be the controlling stockholder of the Company and will beneficially own 100% of the outstanding Class B Common Stock, which will represent approximately 96.1% of the combined voting power of all the outstanding Common Stock and approximately 83.2% of the economic interest in the Company (or approximately 95.6% and 81.4%, respectively, if the Underwriters' over-allotment options are exercised in full). For so long as The Hartford continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the outstanding Common Stock, it generally will be able to approve any matter submitted to a vote of the stockholders, including, among other things, the election of the entire Board of Directors or the amendment of the Certificate of Incorporation and By-laws without the consent of the other stockholders of the Company. In addition, through its controlling beneficial ownership of the Company (as well as certain provisions of the Master Intercompany Agreement discussed under "-- Intercompany Arrangements -- Master Intercompany Agreement"), The Hartford will be able to exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the Company's access to the capital markets, the payment of dividends and any change in control of the Company. In the foregoing situations or otherwise, various conflicts of interest between the Company and The Hartford could arise. Furthermore, ownership interests of directors or officers of the Company in common stock of The Hartford or service as a director or officer of both the Company and The Hartford could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and The Hartford.


COMPETITION


     The Hartford historically has conducted the operations of its Annuity, Individual Life Insurance and Employee Benefits segments (each as described in this Prospectus) in the United States and Canada solely through the Company and its subsidiaries. The Hartford has informed the Company that it currently intends to continue this strategy with respect to those products and services currently being offered by the Company through those business segments. Separately, The Hartford has informed the Company that The Hartford intends to engage in efforts to provide investment management services to large businesses, some of which may be customers of the Company. The Company currently does not plan to enter those lines of business in the United States and Canada in which The Hartford or any of its subsidiaries (other than the Company or any of its subsidiaries) currently operates. The Hartford currently provides commercial property-casualty insurance, property-casualty reinsurance and personal lines (including homeowners and auto) coverages.



     The Hartford historically has conducted its international life insurance and annuity operations both through the Company, and its subsidiaries, and through other subsidiaries of The Hartford. Currently, The Hartford holds life insurance and annuity operations internationally through direct or indirect wholly owned subsidiaries in The Netherlands, Spain and the United Kingdom, while the Company operates lines of business in Brazil and Argentina. There is no current intention on the part of the Company or The Hartford to enter such lines of business in countries in which The Hartford or the Company, respectively, currently operates.


     The Certificate of Incorporation of the Company provides that, subject to any contractual agreements of the Company to the contrary, and subject to applicable law, The Hartford or any subsidiary thereof (other than the Company or any of its subsidiaries) will have the right to compete with the Company or any of its subsidiaries. For a further discussion of the Company's Certificate of Incorporation, see "Certain Provisions of the Certificate of Incorporation and By-laws of the Company". It is possible that areas of competition and conflicts of interest may arise between the two companies or their respective subsidiaries in the future. No assurance can be given that such areas of competition or conflicts of interest will not arise or will be resolved in a manner favorable to the Company.


     The Hartford has advised the Company that its current intent is to continue to hold all the Class B Common Stock it beneficially owns. However, The Hartford has no contractual obligation to retain its shares of Class B Common Stock, except for a limited period described in "Underwriting". In addition, the Company has agreed that it will, upon the request of The Hartford, use its best efforts to effect the registration under applicable federal and state securities laws of any shares of Common Stock held by The Hartford or any of its affiliates. See "-- Intercompany Arrangements -- Master Intercompany Agreement". The address of The Hartford is Hartford Plaza, Hartford, Connecticut 06115.


BOARD OF DIRECTORS

     Promptly following the Equity Offerings, The Hartford and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with The Hartford or the Company. The Board of Directors will then consist of ten members, including eight who are directors and/or officers of The Hartford. See "Management -- Directors". Members of the Board of Directors will be divided into three classes and serve staggered three-year terms. The Hartford will have the ability to change the size and composition of the Company's Board of Directors.

INTERCOMPANY ARRANGEMENTS


     The Company's relationship with The Hartford will be governed by, among other things, certain agreements to be entered into in connection with the Equity Offerings and possibly in the future, including the Master Intercompany Agreement, the Investment Management Agreements, the Tax Sharing Agreement and the Simsbury Sublease, the material terms of which are summarized below. The agreements entered into in connection with the Equity Offerings generally will maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. Under applicable insurance holding company laws, agreements between the Company's insurance subsidiaries and The Hartford or its affiliates must be fair and reasonable and may be subject to the approval of applicable state insurance commissioners. However, none of these agreements, nor any agreements entered into in the future between the Company and The Hartford or their respective subsidiaries (for so long as The Hartford maintains controlling beneficial ownership in the Company), will result from arm's-length negotiations and, as a result, the terms of certain of such agreements may be less favorable to the Company than could be obtained from an independent third party.


     The descriptions set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreement or form thereof filed with the Registration Statement of which this Prospectus forms a part.

  MASTER INTERCOMPANY AGREEMENT


     SERVICES. The Company and The Hartford will enter into the Master Intercompany Agreement which will identify those services that The Hartford will agree to provide to the Company and that the Company will agree to provide to The Hartford, with the costs of such services allocated according to established methodologies determined on an annual basis by The Hartford, in its sole discretion, after consultation with the Company, which evidence each such party's fair and reasonable share of such costs. Such allocation of costs for such services provided in prior years is reflected in the Company's consolidated financial statements. In particular, The Hartford intends to allow eligible employees of the Company to continue to participate in The Hartford's employee benefit plans.

     The general purpose of the Master Intercompany Agreement is to ensure that The Hartford continues to provide to the Company the range of services provided by it prior to the Equity Offerings. These services include, among others, certain corporate relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax and treasury services.



     In addition, the Company will have the exclusive right under the Master Intercompany Agreement to distribute certain of its products through The Hartford. The Hartford will not solicit or encourage any of its independent agents to (x) sell or endorse any products of another company similar in type and nature to such products of the Company or (y) transfer any of such independent agents' in force business with the Company relating to such products to another company.



     APPROVAL OF CORPORATE ACTIVITIES. The Master Intercompany Agreement also will require that, prior to the date on which The Hartford ceases to beneficially own 50% or more of the combined voting power of the Voting Stock then outstanding, neither the Company nor any of its subsidiaries may undertake or agree to undertake any of the following without the prior written consent of The Hartford:


          (i) any merger or consolidation (or equivalent transaction) of the Company or any of its subsidiaries with or into any corporation, partnership, joint venture or any other person, or division thereof, which merger or consolidation (or equivalent transaction) is material to the Company and its subsidiaries taken as a whole;

          (ii) the acquisition by the Company or any of its subsidiaries of a majority of the issued and outstanding shares of capital stock or all or substantially all the assets of any corporation, partnership, joint venture or any other person involving consideration or value in excess of $5 million;


          (iii) any sale, assignment, lease, transfer or other disposition, or the pledge, mortgage or encumbrance, of assets of the Company or any of its subsidiaries other than (w) any transaction in the ordinary course of business and consistent with past practice, (x) any acquisition, disposition or transfer of securities pursuant to investment portfolio decisions in the ordinary course of business and consistent with past practice, (y) any transaction between or among any of the Company and its subsidiaries or (z) any transaction, or series of related transactions, which does not involve aggregate consideration or value in excess of $5 million;



          (iv) any transaction, or series of related transactions, not specifically enumerated in subparagraphs (i) through (iii) above, involving aggregate consideration, value or liabilities in excess of $10 million or that is or are otherwise material to the Company and its subsidiaries taken as a whole;


          (v) any transaction, or series of related transactions, that could have a material effect on The Hartford;

          (vi) any increase or decrease in, or the reclassification of, the authorized capital stock of the Company or the creation of any class or series of capital stock of the Company;

          (vii) the dissolution, liquidation or winding up of the Company;


          (viii) any redemption, acquisition or issuance by the Company of any shares of its capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock, other than issuances in respect of and pursuant to the requirements of the 1997 Restricted Stock Plan, the 1997 Stock Plan, the 1997 Bonus Swap Plan and the 1997 Stock Purchase Plan or such other employee and director stock option, profit sharing or other benefit plans of the Company in effect from time to time;


          (ix) the declaration or payment of dividends on or in respect of any class or series of capital stock of the Company or any other distribution to the stockholders of the Company, other than dividends on or in respect of the Common Stock consistent with the Company's dividend policy then in effect; and

          (x) any direct or indirect act that would result, either alone or taking into account the business, operations, properties, activities and legal and regulatory status of The Hartford and the Company, in (i) The Hartford or any of its subsidiaries (other than the Company and any of its subsidiaries) being required to file any notice, report or other document or make any registration with, or obtain any approval, consent or authorization of, any governmental or regulatory agency, other than in the ordinary course of business and consistent with past practice, or otherwise becoming subject to any applicable law or regulation or (ii) any director of The Hartford being ineligible to serve or prohibited from so serving as a director of The Hartford under or pursuant to any applicable law or regulation.


     REGISTRATION RIGHTS. The Master Intercompany Agreement will further provide that, upon the request of The Hartford or any other Rights Holder, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by The Hartford or any such other Rights Holder, as applicable, for sale in accordance with its intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Master Intercompany Agreement. The Hartford and each other Rights Holder also will have the right which, subject to certain limitations, it may exercise at any time and from time to time, to include the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by it in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. The Company generally will agree, subject to the provisions of the Master Intercompany Agreement, to pay all out-of-pocket costs and expenses in connection with each such registration that The Hartford or any other Rights Holder requests or in which The Hartford or any other Rights Holder participates. Subject to certain limitations specified in the Master Intercompany Agreement, such registration rights will be assignable by The Hartford or any other Rights Holder and their assigns. The Master Intercompany Agreement will contain customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by the parties thereunder in connection with such a registration.


     INDEMNIFICATION. The Master Intercompany Agreement will provide for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of The Hartford's businesses (other than the businesses of the Company and its subsidiaries) to The Hartford. In addition, for those liabilities not specifically arising out of or allocable to either of their respective former or present businesses, the parties will agree to share such liabilities, allocating 30% of the cost of such liabilities to the Company and 70% of the cost of such liabilities to The Hartford. In addition, pursuant to the terms of the Master Intercompany Agreement, the Company will be responsible for 30% of certain shared liabilities not specifically arising out of or allocable to any of the present or former businesses of ITT, New ITT or The Hartford under the distribution agreement executed in connection with the ITT Spin-Off (the "Spin-Off Distribution Agreement") and for which The Hartford has responsibility thereunder. See
"-- ITT Spin-Off".

     Under the tax allocation agreement entered into in connection with the ITT Spin-Off (the "Spin-Off Tax Agreement"), The Hartford also is responsible for a one-third share of certain federal, state or foreign tax liabilities with respect to the ITT Spin-Off and certain business activities of ITT prior to the date of such ITT Spin-Off. See "-- ITT Spin-Off". Pursuant to the Master Intercompany Agreement, the Company will be responsible for 30% of any such liabilities and The Hartford will be responsible for 70% of any such liabilities. In addition, the Company and The Hartford agree that, pursuant to the Master Intercompany Agreement, any sales or use tax arising from or imposed upon the transfer of property or services by either of them or their respective subsidiaries following the completion of the Equity Offerings will be the liability of the party receiving such property or services. The Master Intercompany Agreement also provides that the Company and its subsidiaries will be liable for any payroll tax attributable to 1997 that arises from the employment by the Company after the completion of the Equity Offerings of individuals who perform services for the Company or any of its subsidiaries during 1997. Further, the Master Intercompany Agreement provides that the Company and its subsidiaries or The Hartford and its subsidiaries (other than the Company and its subsidiaries) (each group, an "Indemnifiable Group"), as applicable, will each indemnify the other Indemnifiable Group for any taxes, including interest and penalties thereon (regardless of which Indemnifiable Group member taxes are imposed upon), attributable to, or otherwise arising as a result of, the exercise by the Internal Revenue Service, or any other governmental revenue authority, of the authority granted under Section 482 of the Internal Revenue Code or any similar statutory provision, to distribute, apportion or allocate gross income, deductions, credits or allowances between or among The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) and the Company and its subsidiaries, as applicable.



     LICENSE AND SUBLICENSE. Hartford Fire will grant to (x) the Company the Hartford License and the right to grant Hartford Sublicenses to the extent described under "Risk Factors -- Control by and Relationship with The
Hartford -- Intercompany Arrangements -- Master Intercompany Agreement" and (y) the Company and/or certain of its subsidiaries a personal, non-transferable sublicense to use the "ITT" name and marks, including the logo, owned by ITT Sheraton Corporation (each, an "ITT Sublicense") which was previously licensed to Hartford Fire under the ITT Trade Name and Service Mark License Agreement (the "ITT License Agreement") entered into in connection with the ITT Spin-Off, each such license subject to customary usage restrictions. The rights that will be granted under an ITT Sublicense may be restricted or terminated pursuant to the terms of the ITT License Agreement, including a provision that allows for termination by The Hartford of its license thereunder upon six months' prior written notice. Moreover, the ITT License Agreement provides that ITT may, under certain limited circumstances, terminate the ITT License Agreement and thereby the ITT Sublicenses. For a description of the circumstances under which ITT may terminate the ITT License Agreement, see "-- ITT Spin-Off".



     Subject to the foregoing limitations, each of the Hartford License, any Hartford Sublicenses and the ITT Sublicenses will be perpetual, except that, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock, Hartford Fire may revoke the Hartford License and/or any Hartford Sublicenses upon the later of the fifth anniversary of the date of consummation of the Equity Offerings or one year after receipt by the Company of written notice of Hartford Fire's intention to revoke the Hartford License and/or any Hartford Sublicenses. However, only with respect to any future international property-casualty operations conducted by the Company, the Hartford License and/or any Hartford Sublicenses may be revoked by Hartford Fire upon six months' written notice in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock. Each ITT Sublicense will terminate on the earlier of
(i) the earliest termination date specified in the ITT License Agreement or (ii) the date that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding Voting Stock; provided, however, that if the Company provides an indemnity to The Hartford to cover any resulting liabilities, the Company may elect to have each ITT Sublicense terminate only upon the earliest termination date specified in the ITT License Agreement. In addition, in each case the Hartford License, any Hartford Sublicenses and the ITT Sublicenses may be revoked immediately in certain other limited, customary circumstances, such as material breach of any such licenses, insolvency and any non-permitted transfers of such licenses and sublicenses. Each of the Company and The Hartford agrees to indemnify the other and any of its subsidiaries, and their respective employees, officers, directors and agents, from and against any claims, demands, suits, actions, damages and judgments brought or obtained by a third party arising out of any (i) use of the "Hartford" name and/or any of the various trademarks and service marks licensed pursuant to the Hartford License and any Hartford Sublicenses by the Company or certain of its subsidiaries or The Hartford or any of its subsidiaries, as applicable, or (ii) breach by the Company or certain of its subsidiaries or The Hartford and any of its subsidiaries, as applicable, of the terms and conditions of the Hartford License and any Hartford Sublicenses, as applicable. In addition, Hartford Fire agrees to indemnify the Company and any of its subsidiaries, and their respective employees, officers, directors and agents, from and against any claims, demands, suits, actions, damages and judgments brought or obtained by a third party arising out an assertion that the use of such "Hartford" name, trademarks or service marks infringes the trade names, trademarks and service marks of a third party. The Company may assign its rights in the Hartford License to a third party upon the prior written approval of Hartford Fire. See "Risk Factors -- Control by and Relationship with The Hartford -- Intercompany Arrangements -- Master Intercompany Agreement".



     TERM. The Master Intercompany Agreement contains various termination provisions. In the case of the provision of services, the relevant provisions of the Master Intercompany Agreement are subject to termination by the Company or The Hartford, upon six months' prior written notice, on and after the date on which The Hartford ceases to own 50% or more of the combined voting power of the Voting Stock then outstanding and as otherwise specified therein. As noted above, the provisions in respect of approval of certain corporate activities by The Hartford are only effective so long as The Hartford beneficially owns 50% or more of the combined voting power of the outstanding Voting Stock. The Master Intercompany Agreement does not provide for termination of the provisions in respect of registration rights and indemnification discussed above. For a discussion of the termination provisions in respect of the Hartford License, any Hartford Sublicenses and the ITT Sublicenses, see "-- License and Sublicense".


  TAX SHARING AGREEMENT AND TAX CONSOLIDATION

     Pursuant to the Tax Sharing Agreement, the Company, its subsidiaries and The Hartford will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of The Hartford arising from an audit or otherwise). With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the consolidated group.

     The Hartford will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company.


     The Hartford will control all the tax decisions of the Company, as is presently the case, by virtue of its controlling beneficial ownership of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, The Hartford will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, file all returns on behalf of the Company and determine the amount of the Company's liability to (or entitlement to payment from) The Hartford under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and The Hartford. For example, under the Tax Sharing Agreement, The Hartford may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to The Hartford and detrimental to the Company.

     Provided that The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which The Hartford is the common parent. It is the present intention of The Hartford and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, certain of the Company's subsidiaries also will be included with certain subsidiaries of The Hartford (other than Company subsidiaries) in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar principles apply with respect to members of a combined group for state law tax purposes. Accordingly, although the Tax Sharing Agreement will allocate tax liabilities between the Company and The Hartford during the period in which the Company is included in The Hartford's consolidated group, the Company could be liable for the federal income tax liability of any other member of The Hartford consolidated group in the event any such liability is incurred, and not discharged, by such other member.


     In addition, provided that The Hartford continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the controlled group of which The Hartford is the common parent. Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable for pension funding, pension termination liabilities and certain other pension-related excise taxes as well as other taxes of another member of The Hartford-controlled group in the event any such liability is incurred, and not discharged, by such other member.

  INVESTMENT MANAGEMENT AGREEMENTS


     The Investment Management Agreements will provide that the investment staff of The Hartford will implement (e.g., selection, purchase and sale of securities) the investment strategies determined by the investment strategy group of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds. The Investment Management Agreements also will provide that the Company will pay a fee designed to reflect the actual costs of providing such services. In addition, the Investment Management Agreements generally will provide that, prior to April 1, 2000, The Hartford may not terminate such Agreements, and the Company may only terminate such Agreements, upon six months' written notice, based on The Hartford's failure to satisfy performance benchmarks agreed to by the parties. Further, the Investment Management Agreements generally will provide that from and after April 1, 2000, the Investment Management Agreements will continue unless 180 days' prior written notice of termination is provided on or after October 1, 1999 by one party to the other. The Investment Management Agreements for the Company's mutual funds may be terminated by any of the mutual funds' board of directors at any time. See "Risk Factors -- Control by and Relationship with The Hartford -- Intercompany Arrangements -- Investment Management Agreements".


  SIMSBURY SUBLEASE

     The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Hartford Fire pursuant to a sale-leaseback arrangement. After the Equity Offerings, the Company or one of its subsidiaries will sublease from Hartford Fire the right to use the headquarters building pursuant to the Simsbury Sublease. The right to purchase the facility and the renewal option in respect of the sale-leaseback arrangement are being retained by Hartford Fire. In addition, a subsidiary of The Hartford owns the land underlying and surrounding the headquarters building. The Hartford Fire sublease expires on January 1, 2010. Rental payments are fixed (but not level) over the term of the lease. The Company expects to pay rent of $12 million in each of 1997, 1998 and

1999, respectively, $21 million in each of 2000 and 2001, respectively, and $175 million thereafter in the aggregate over the remaining term of the sublease.

  ITT SPIN-OFF


     The agreements entered into in connection with the ITT Spin-Off are not affected by the Equity Offerings and, in material part, to the extent still in force and effect, are the obligations of The Hartford. However, certain matters addressed in the agreements relating to the ITT Spin-Off are also addressed in agreements to be entered into in connection with the Equity Offerings. The Spin-Off Distribution Agreement provides for, among other things, the assumption of liabilities and cross-indemnities designed generally to allocate among ITT, New ITT and The Hartford, effective as of the effective date of the ITT Spin-Off (the "Distribution Date"), financial responsibility for the liabilities arising out of or in connection with their respective businesses, including liabilities in respect of The Hartford's business, and for certain shared liabilities not specifically arising out of or allocable to any of their respective former or present businesses. The Hartford is responsible for one-third of the costs of such shared liabilities under the Spin-Off Distribution Agreement. The intellectual property agreements entered into in connection with the ITT Spin-Off provide for the licensing to and among such entities of rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property owned by them and their respective subsidiaries as of the Distribution Date, including a grant of rights and licenses to The Hartford (with rights to sublicense to its subsidiaries) to continue to use the "ITT" name and marks in the operation of its business following the Distribution Date, subject to certain conditions. For a description of the allocation of the above-described shared liabilities between the Company and The Hartford, see
"-- Master Intercompany Agreement -- Indemnification".



     However, under the terms of the ITT License Agreement, ITT may, in its discretion, terminate such agreement in the event of a change in control of The Hartford, which is defined therein to include (i) the sale of 20% or more of the outstanding common stock of The Hartford to any person, (ii) a tender or exchange offer for 15% or more of the outstanding common stock of The Hartford,
(iii) a consolidation or merger in which The Hartford is not the surviving corporation and (iv) a change in the majority of the members of the board of directors of The Hartford during any twelve-month period. Pursuant to the Master Intercompany Agreement, Hartford Fire will grant the ITT Sublicenses to the Company and certain of its subsidiaries subject to the foregoing terms and conditions and certain other terms and conditions included in the ITT License Agreement. See "-- Master Intercompany Agreement -- License and Sublicense".


     The Spin-Off Tax Agreement provides that New ITT and The Hartford will pay their respective shares of ITT's consolidated tax liability for the tax years that they were included in ITT's consolidated federal income tax return, as well as their respective shares of any state, local and foreign taxes attributable to periods prior to the Distribution Date. The Hartford is responsible for a one-third share of certain federal, state or foreign tax liabilities with respect to the ITT Spin-Off and certain business activities of ITT prior to the date of such ITT Spin-Off. While there can be no ultimate assurance, management does not believe that its share of any such tax liabilities under the Spin-Off Tax Agreement will have a material adverse effect on the results of operations, financial condition or businesses of the Company. For a description of the allocation of such liabilities between the Company and The Hartford, see
"-- Master Intercompany Agreement -- Indemnification".

  HARTFORD FIRE GUARANTEE


     Pursuant to the Guarantee Agreement, Hartford Fire has provided to Hartford Life and Accident and Hartford Life an unconditional guarantee since 1990, on behalf of and for the benefit of such subsidiaries and the owners of the life, disability and other insurance and annuity contracts issued by either such subsidiary, in respect of any contractual claims made under such contracts by the beneficiaries thereof. Upon the completion of the Equity Offerings, Hartford Fire will terminate such guarantee; however, the guarantee will remain in full force and effect with respect to any outstanding contracts at the time of such termination. Although management does not believe the termination of the guarantee will have an adverse impact on sales, it is possible that future sales of some of the Company's products could be adversely impacted as a result of the absence of the marketing benefit associated with such guarantee.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Equity Offerings, the Company will have issued and outstanding 23,000,000 shares of Class A Common Stock (or 26,000,000 if the Underwriters' over-allotment options are exercised in full) and 114,000,000 shares of Class B Common Stock. All of the shares of Class A Common Stock sold in the Equity Offerings will be freely tradeable without restrictions under the Securities Act, except for shares owned by "affiliates" of the Company, as such term is defined in Rule 144, which will be subject to the resale limitations of Rule 144. All the outstanding shares of Class B Common Stock held by The Hartford will continue to be "restricted securities" as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144. The Company has agreed that it will, upon the request of The Hartford or any other Rights Holder, except for a limited period described in "Underwriting", use its best efforts to effect the registration under the applicable federal and state securities laws of any shares of capital stock held by The Hartford or any such other Rights Holder, as applicable, or any of its affiliates (with such rights to be assignable by The Hartford or any such other Rights Holder under certain circumstances). See "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- Registration Rights".



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including affiliates of the Company, who has beneficially owned "restricted securities" for at least two years may sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of Class A Common Stock or (ii) the reported average weekly trading volume of the Class A Common Stock on all national securities exchanges during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned "restricted securities" for at least three years, may sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions or notice requirements. Effective April 29, 1997, the Rule 144 holding period will be reduced from two years to one year and the Rule 144(k) holding period (for non-affiliates) will be reduced from three years to two years. Sales of "restricted securities" by affiliates, even after a three-year (or two-year) holding period, must continue to be made in brokers' transactions subject to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, is controlled by or is under common control with, such issuer. For the foregoing purposes, The Hartford, as the beneficial owner of all the Class B Common Stock, is an "affiliate" of the Company. The above summary of Rule 144 is not intended to be a complete description of that rule.


     Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Class B Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The above summary of Rule 144A is not intended to be a complete description of that rule.


     The Company intends to file one or more registration statements on Form S-8 pursuant to the Securities Act to register the shares of Class A Common Stock that will be reserved for issuance under certain of its benefit plans, thus permitting the resale in the public market, without restriction under the Securities Act, of any shares of Class A Common Stock issued upon exercise of options that will be granted by the Company under such benefit plans to non-affiliates. Any such registration statements will become effective immediately upon filing. As of the date of this Prospectus, no options to purchase shares of Class A Common Stock have been granted by the Company to any of its employees under its benefit plans.


     Prior to the Equity Offerings, there has been no public market for the Class A Common Stock and no prediction can be made as to the effect, if any, that future sales or the availability of shares for future sales, will have on the market price of the shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Class A Common Stock, or the ability of the Company to raise capital through public offerings of equity securities. Application is being made to list the Class A Common Stock on the NYSE under the symbol "HLI".

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 600,000,000 shares of Class A Common Stock, par value $.01 per share, 600,000,000 shares of Class B Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, par value $.01 per share. Of the shares of Class A Common Stock, 23,000,000 shares are being offered hereby (or 26,000,000 shares if the Underwriters' over-allotment options are exercised in full) and 114,000,000 shares are reserved for issuance upon conversion of any of the Class B Common Stock into Class A Common Stock. 114,000,000 shares of Class B Common Stock are outstanding and held by The Hartford or one of its directly or indirectly wholly owned subsidiaries as of the date hereof. None of the shares of Preferred Stock will be outstanding upon the completion of the Equity Offerings. A description of various provisions of the Company's Certificate of Incorporation and By-laws affecting the rights of the Class A Common Stock, Class B Common Stock and Preferred Stock is set forth below. This description is intended as a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-laws filed as exhibits to the Registration Statement of which this Prospectus is a part.


CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  DIVIDENDS


     Holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment thereof, subject to any preferential dividend rights of any outstanding Preferred Stock. Cash dividends may be declared and paid to the holders of Class A Common Stock only if at such time cash dividends in the same amount per share are declared and paid to the holders of Class B Common Stock, and vice versa. Dividends payable other than in cash or Common Stock (or in rights options, warrants or securities convertible into or exchangeable for Common Stock) will be declared and paid to holders of Class A Common Stock and Class B Common Stock on a pro rata per share basis. Dividends consisting of shares of Common Stock, or of rights, options, warrants or other securities convertible into or exchangeable for such shares, may be declared and paid to holders of Class A Common Stock only if a like dividend is declared and paid to holders of Class B Common Stock, and vice versa, and, to that end, shares of Class A Common Stock, or any rights, options, warrants or securities convertible into or exchangeable for Class A Common Stock, would be declared and paid only to holders of shares of Class A Common Stock and shares of Class B Common Stock, or any rights, options, warrants or securities convertible into or exchangeable for Class B Common Stock, would be declared and paid only to holders of Class B Common Stock. The Company may not reclassify, subdivide or combine the shares of either class of Common Stock without at the same time proportionately reclassifying, subdividing or combining the shares of the other class.



     For a discussion of certain limitations on the payment of dividends by the Company, see "Risk Factors -- Holding Company Structure; Restriction on Dividends", "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- Approval of Corporate Activities".


  VOTING RIGHTS


     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions as described below. Except as required by law or as provided below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast in person or by proxy by all shares of Class A Common Stock and Class B Common Stock, voting together as a single class, subject to any voting rights granted to holders of any outstanding Preferred Stock. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Certificate of Incorporation (including any such amendment to increase or decrease the authorized shares of any class) must be approved by a majority of the votes entitled to be cast in person or by proxy by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, except that certain provisions of the Certificate of Incorporation may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding. See "Certain Provisions of the Certificate of Incorporation and By-laws of the Corporation -- Corporate Opportunities". However, amendments to the Certificate of Incorporation that would change the powers, preferences and relative participating, optional or other special rights of the Class A Common Stock or Class B Common Stock also must be approved by a majority of the outstanding shares of such class voting as a separate class. The superior voting rights of the Class B Common Stock described above may discourage unsolicited tender offers and merger proposals.


  CONVERSION


     Following the completion of the Equity Offerings, each share of Class B Common Stock is convertible at any time by the holder thereof at the option of such holder, into one share of Class A Common Stock, except as provided herein. Subject to the exceptions described in the following sentence, upon the sale or other transfer (whether by merger, operation of law or otherwise) by a stockholder of the Company of shares of Class B Common Stock such that any person or persons, other than such stockholder or any of its affiliates (within the meaning of the rules and regulations under the Exchange Act), or a Class B Transferee (as defined below), will have beneficial ownership thereof, such shares will automatically convert into an equal number of shares of Class A Common Stock. However, if shares of Class B Common Stock representing 50% or more of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock) are transferred by the holder thereof in a single transaction, or series of related transactions, to any person or group of affiliated persons not affiliated with such transferor (a "Class B Transferee"), such shares of Class B Common Stock so transferred will not automatically convert into shares of Class A Common Stock upon such transfer. Each share of Class B Common Stock retained by such transferor following any such transfer will automatically convert into a share of Class A Common Stock upon such transfer. In addition, each share of Class B Common Stock will automatically convert into one share of Class A Common Stock on the date on which the number of shares of Class B Common Stock then outstanding is less than 50% of the then outstanding shares of Common Stock.


     The provisions of the Company's Certificate of Incorporation described above are generally designed so that, were The Hartford to reduce its ownership of shares of the Class B Common Stock to less than 50% of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock), its shares of Class B Common Stock would be automatically converted into Class A Common Stock, thereby resulting in all holders of Common Stock having identical voting rights other than any Class B Transferee. However, The Hartford (and any Class B Transferee) is permitted to transfer shares of Class B Common Stock representing 50% or more of all the then outstanding shares of Common Stock (calculated without regard to the difference in voting rights between the classes of Common Stock) to a Class B Transferee with the effect that such Class B Transferee will succeed to the ownership of such shares of Class B Common Stock and thus control of the Company.


  OTHER

     Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the rights of the holders of the Preferred Stock, the net assets of the Company available for distribution to stockholders of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests and the Class B Common Stock shall rank pari passu with the Class A Common Stock as to such distribution.


     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. However, see "Certain Relationships and Transactions -- Intercompany Arrangements -- Master Intercompany Agreement -- Registration Rights".


     The outstanding shares of Class B Common Stock are, and the shares of Class A Common Stock offered by the Company in the Equity Offerings will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

     The authorized Preferred Stock of the Company is available for issuance from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors has the authority to prescribe for each series of the Preferred Stock it establishes the number of shares in that series, the number of votes (if any) to which such shares in that series are entitled, the dividends payable on such shares in that series, any conversion rights applicable thereto and the other powers, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock, the issuance thereof could have an adverse effect on holders of the Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of the Common Stock.

RESTRICTIONS ON OWNERSHIP UNDER INSURANCE LAWS

     Although the Certificate of Incorporation and By-laws of the Company do not contain any provision restricting ownership of the Common Stock, under applicable state insurance laws and regulations, no person may acquire control of any of the insurance subsidiaries of the Company or any corporation controlling such subsidiaries unless such person has filed a statement containing specified information with appropriate regulatory authorities and approval for such acquisition is obtained from such authorities. For example, under the laws of the State of Connecticut, any person acquiring, directly by stock ownership or indirectly by revocable proxy or otherwise, 10% or more of the voting securities of any other person is presumed to have acquired control of such person, and, as a result, any person who beneficially acquires 10% or more of the voting securities of the Company's insurance company subsidiaries or the Company without obtaining the approval of the Connecticut Insurance Commissioner would be in violation of Connecticut's insurance holding company laws and may be subject to injunctive action requiring disposition or seizure of such shares of voting securities and prohibiting the voting of such shares, as well as other action determined by the applicable regulatory authority. The application of such state insurance laws may be a deterrent to any person proposing to acquire control of the Company, particularly in a hostile transaction.


                           CERTAIN PROVISIONS OF THE
                        CERTIFICATE OF INCORPORATION AND
                             BY-LAWS OF THE COMPANY

TRANSACTIONS WITH INTERESTED PARTIES


     The Company's Certificate of Incorporation includes certain provisions addressing potential conflicts of interest between the Company and The Hartford and regulating and defining the conduct of certain affairs of the Company as they may involve The Hartford and its subsidiaries, directors and officers. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) between the Company and The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) or between the Company and any entity in which any of the Company's directors has a financial interest (a "Related Entity"), or between the Company and any director or officer of the Company, The Hartford or any subsidiary of the Company or The Hartford or any Related Entity will be void or voidable for the reason that The Hartford or any subsidiary thereof, any Related Entity or any director or officer of the Company, The Hartford or any subsidiary of the Company or The Hartford or any Related Entity is a party thereto, or because any such director or officer is present at, participates in or votes at a meeting of the Board of Directors or a committee thereof which authorizes such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof), if:


          (i) the material facts as to such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) are disclosed or are known to the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) and the Board of Directors or such committee in good faith authorizes, approves or ratifies such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) by the affirmative vote of a majority of the Disinterested Directors (as defined below), even though the number of Disinterested Directors voting may be less than a quorum;

          (ii) the material facts as to such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) are disclosed or are known to the holders of Common Stock entitled to vote thereon, and the contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) is specifically approved or ratified in good faith by a majority of the votes entitled to be cast by all then outstanding shares of Common Stock present in person or represented by proxy and not owned by The Hartford or any subsidiary thereof or a Related Entity, as the case may be; or

          (iii) such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof) is fair as to the Company at the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Company.

     For purposes hereof, "Disinterested Directors" means the directors of the Company who are not (i) officers of either the Company or The Hartford or any of their respective subsidiaries or (ii) directors of The Hartford or any subsidiary thereof (other than the Company).

CORPORATE OPPORTUNITIES

     The Certificate of Incorporation further provides that, subject to any contract to which the Company is a party and subject to applicable law, The Hartford or any subsidiary thereof (other than the Company or any subsidiary thereof) will have the right to: (i) engage in the same or similar business activities or lines of business as the Company or any subsidiary thereof; (ii) do business with any client or customer of the Company or any subsidiary thereof; and (iii) employ or otherwise engage any officer or employee of the Company or any subsidiary thereof. In addition, in the event that The Hartford or any of its subsidiaries (other than the Company and its subsidiaries) or the Company or any of its subsidiaries acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both The Hartford and the Company, such person shall have no duty, other than pursuant to the laws of the State of Delaware, to communicate or present such corporate opportunity to the Company or The Hartford, as applicable.

CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION


     Until The Hartford ceases to beneficially own, directly or indirectly, more than 20% of the number of outstanding shares of Common Stock, the Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the combined voting power of the Common Stock then outstanding, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Certificate of Incorporation which is inconsistent with, any provision of the Certificate of Incorporation (whether directly or indirectly through any merger of the Company with any other entity) relating to transactions with interested parties and corporate opportunities (each as described above), as well as the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption. Thereafter, under the DGCL, an affirmative vote of 50% or more of the combined voting power of the Common Stock then outstanding would be required to effect such an amendment or repeal. Accordingly, so long as The Hartford beneficially owns more than 20% of the number of outstanding shares of Common Stock, it can prevent any such amendment or repeal.



     In addition, the Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the combined voting power of all the then outstanding shares of Common Stock, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Certificate of Incorporation (whether directly or indirectly through any merger of the Company with any other entity) which is inconsistent with, any provision of the Certificate of Incorporation relating to the classification of the Board of Directors, the filling of vacancies on the Board of Directors, the prohibition on the taking of actions by stockholders by written consent in lieu of a meeting and the calling of a special meeting of stockholders, as well as the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption.


POTENTIAL LIMITS ON CHANGE OF CONTROL

     Certain provisions of the Certificate of Incorporation and By-laws may delay, defer or prevent a tender offer, proxy contest or other takeover attempt involving the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its stockholders. In addition, these provisions also are intended to ensure that the Board of Directors will have sufficient time to act in what the Board of

Directors believes to be in the best interests of the Company and its stockholders. However, such provisions could have the effect of making it more difficult for a third party to undertake, or discouraging a third party from undertaking, an unsolicited takeover bid or otherwise attempting to obtain control of the Company or the Board of Directors, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include (i) the availability of shares of Preferred Stock for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement, pursuant to Section 141 of the DGCL, that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Certificate of Incorporation may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding;
(vi) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. The Hartford, as owner of more than 80% of the combined voting power of all classes of voting stock, could sell or otherwise dispose of a substantial portion of its holdings and still be able to block any tender offer, proxy contest or other takeover attempt by any third party and certain other material transactions and matters.


LIMITATION ON LIABILITY

     To the fullest extent permitted by applicable law as then in effect, no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation should have no effect on the availability of equitable remedies such as an injunction or recission based on a director's breach of his or her duty of care and does not eliminate or limit a director's liability arising in connection with causes of action brought under the federal securities laws. This provision, however, may discourage or deter stockholders or management from bringing a lawsuit against a director for a breach of his or her fiduciary duty, though such an action, if successful, might otherwise have benefited the Company and its stockholders.

     The By-laws provide that the Company, to the fullest extent permitted by applicable law as then in effect, will indemnify any person who was or is involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, by reason of the fact that such person was or is a director, officer, employee or agent of the Company or was or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such investigation, claim, action, suit or proceeding. To receive such indemnification under the DGCL as currently in effect, such a person must have been successful in such investigation, claim, action, suit or proceeding or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

DELAWARE STATUTE

     The Company is a Delaware corporation subject to Section 203 of the DGCL.
Section 203 provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination, including mergers or consolidations or acquisitions of assets or additional shares of the corporation, with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder unless
(i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203 of the DGCL, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances,
Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for the above-referenced three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its beneficial ownership of the Class B Common Stock, The Hartford is in a position to elect to exclude the Company from the restrictions under Section 203 of the DGCL, although it currently has no intention to do so.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is The Bank of New York.

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS


     The audited consolidated financial statements and financial statement schedules of the Company and its subsidiaries, as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and elsewhere in the Registration Statement to which this Prospectus relates in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory paragraph with respect to the change in the method of accounting for debt and equity securities as of January 1, 1994, as discussed in Note 2 of notes to consolidated financial statements.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
              TO NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK


     The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Class A Common Stock by a holder that, for United States federal tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means any person or entity which is
(a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust that is subject to United States federal taxation on its income regardless of its source. This summary does not address all United States federal income and estate tax considerations that may be relevant to a Non-United States Holder in light of its particular circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal tax laws (i.e., insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Internal Revenue Code, existing, temporary and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Each prospective Non-United States Holder is advised to consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of Class A Common Stock.


DIVIDENDS

     Dividends paid with respect to the Class A Common Stock to a Non-United States Holder generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend (i) is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States or (ii) if a tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder. Such U.S. federal withholding tax will apply without regard to whether a dividend represents a distribution of current or accumulated earnings and profits of the Company or a return of basis for U.S. federal income tax purposes. In order to claim the benefit of an applicable tax treaty rate, a Non-United States Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. To the extent that a dividend represents a return of basis for U.S. federal income tax purposes, a Non-United States Holder may obtain a refund of any amounts currently withheld with respect to such return of basis by filing an appropriate claim for a refund with the Internal Revenue Service.

     Dividends which are effectively connected with such a United States trade or business or, if a tax treaty applies, are attributable to such a United States permanent establishment, are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such effectively connected dividends received by a Non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a Non-United States Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-United States Holder of Class A Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF CLASS A COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of Class A Common Stock unless (i) (a) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the Non-United States Holder; (ii) in the case of a Non-United States Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) has a "tax home" for United States federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable; (iii) the Non-United States Holder is subject to tax pursuant to the provisions of United States federal income tax laws applicable to certain United States expatriates; or (iv)(a) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the Non-United States Holder held the Class A Common Stock, and (b) assuming that the Class A Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder holds, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Class A Common Stock. The Company believes it is not currently a U.S. real property holding corporation and does not anticipate becoming such a corporation.

     If an individual Non-United States Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-United States Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, Non-United States Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class A Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates. Effectively connected gains realized by a Non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-United States Holder's country of residence.

     Under current law, United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class A Common Stock to a Non-United States Holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class A Common Stock to or through the foreign office of a broker. However, under the Proposed Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. In the case of the payment of proceeds from such a sale of Class A Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Class A Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAXES

     Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       ----
  Report of Independent Public Accountants...........................................   F-2
  Consolidated Statements of Income for each of the three years in the period ended
     December 31, 1996...............................................................   F-3
  Consolidated Balance Sheets as of December 31, 1996 and 1995.......................   F-4
  Consolidated Statements of Stockholder's Equity for each of the three years in the
     period ended December 31, 1996..................................................   F-5
  Consolidated Statements of Cash Flows for each of the three years in the period
     ended December 31, 1996.........................................................   F-6
  Notes to Consolidated Financial Statements.........................................   F-7
  Condensed Consolidated Statements of Income (Unaudited) for the three months ended
     March 31, 1996 and 1997.........................................................  F-28
  Condensed Consolidated Balance Sheets (Unaudited) as of March 31, 1997 and December
     31, 1996........................................................................  F-29
  Condensed Consolidated Statements of Stockholder's Equity (Unaudited) for the three months ended March 31, 1997.....................................................  F-30
  Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months ended March 31, 1996 and 1997...................................................  F-31
  Notes to Condensed Consolidated Financial Statements (Unaudited)...................  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life, Inc.:

     We have audited the accompanying consolidated balance sheets of Hartford Life, Inc. (a Delaware corporation and wholly owned subsidiary of Hartford Accident and Indemnity Company) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of Hartford Life, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hartford Life, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


     As discussed in Note 2 of notes to consolidated financial statements, Hartford Life, Inc. adopted a new accounting standard promulgated by the Financial Accounting Standards Board, changing its method of accounting, as of January 1, 1994, for debt and equity securities.



                                          /s/ ARTHUR ANDERSEN LLP


Hartford, Connecticut
February 10, 1997

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                            1994          1995          1996
                                                           ------        ------        ------
REVENUES
  Premiums and other considerations......................  $2,139        $2,643        $3,069
  Net investment income..................................   1,403         1,451         1,534
  Net realized capital gains (losses)....................       1            (4)         (219)
                                                           ------        ------        ------
     TOTAL REVENUES......................................   3,543         4,090         4,384
                                                           ------        ------        ------

BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses.........   2,254         2,395         2,727
  Amortization of deferred policy acquisition costs......     149           205           241
  Dividends to policyholders.............................     419           675           635
  Interest expense.......................................      29            35            55
  Other insurance expense................................     469           554           695
                                                           ------        ------        ------
     TOTAL BENEFITS, CLAIMS AND EXPENSES.................   3,320         3,864         4,353
                                                           ------        ------        ------
INCOME BEFORE INCOME TAX EXPENSE.........................     223           226            31
Income tax expense.......................................      72            76             7
                                                           ------        ------        ------
          NET INCOME.....................................  $  151        $  150        $   24
                                                           ======        ======        ======
PRO FORMA NET INCOME PER SHARE (UNAUDITED)...............                              $  .19
                                                                                       ======



          The accompanying notes to consolidated financial statements are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN MILLIONS, EXCEPT SHARE DATA)



                                                                         AS OF DECEMBER 31,
                                                                         -------------------
                                                                          1995        1996
                                                                         -------     -------
ASSETS
Investments:
  Fixed maturities, available for sale, at fair value (amortized cost
     $16,156 and $15,659)..............................................  $16,139     $15,711
  Equity securities, available for sale, at fair value.................       63         119
  Policy loans, at outstanding balance.................................    3,380       3,839
  Other investments, at cost...........................................      490         161
                                                                         -------     -------
     TOTAL INVESTMENTS.................................................   20,072      19,830
                                                                         -------     -------
Cash...................................................................       70          72
Premiums and amounts receivable........................................      157         170
Reinsurance recoverable................................................    5,855       5,839
Deferred policy acquisition costs......................................    2,220       2,800
Deferred income tax....................................................      443         543
Other assets...........................................................      849         909
Separate account assets................................................   36,296      49,770
                                                                         -------     -------
     TOTAL ASSETS......................................................  $65,962     $79,933
                                                                         ========    ========
LIABILITIES
Future policy benefits.................................................  $ 3,554     $ 4,026
Other policyholder funds...............................................   22,764      22,213
Other liabilities......................................................    1,439       1,757
Allocated Advances from parent.........................................      732         893
Separate account liabilities...........................................   36,296      49,770
                                                                         -------     -------
     TOTAL LIABILITIES.................................................   64,785      78,659
                                                                         -------     -------
STOCKHOLDER'S EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued and outstanding.........................
Common Stock, par value $.01 per share, 1,000 shares authorized; 100
  shares issued and outstanding........................................       --          --
Class A Common Stock, par value $.01 per share,
  600,000,000 shares authorized; no shares issued and outstanding......
Class B Common Stock, par value $.01 per share,
  600,000,000 shares authorized; no shares issued and outstanding......
Capital surplus........................................................      585         585
Net unrealized capital (loss) gain on investments, net of tax..........      (44)         29
Retained earnings......................................................      636         660
                                                                         -------     -------
     TOTAL STOCKHOLDER'S EQUITY........................................    1,177       1,274
                                                                         -------     -------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........................  $65,962     $79,933
                                                                         ========    ========



          The accompanying notes to consolidated financial statements are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)


                                                                                  NET
                                                                               UNREALIZED
                                                                                CAPITAL
                                                    CLASS   CLASS             GAIN (LOSS)
                                                      A       B                    ON                     TOTAL
                                 PREFERRED  COMMON  COMMON  COMMON  CAPITAL   INVESTMENTS,   RETAINED  STOCKHOLDER'S
                                   STOCK    STOCK   STOCK   STOCK   SURPLUS    NET OF TAX    EARNINGS     EQUITY
                                 ---------  ------  ------  ------  -------  --------------  --------  ------------
BALANCE, DECEMBER 31, 1993......  $    --   $  --   $  --   $  --   $  355       $   (6)      $  576      $  925
Net income......................       --      --      --      --       --           --          151         151
Dividends declared on common
  stock.........................       --      --      --      --       --           --          (17)        (17)
Capital contribution............       --      --      --      --       50           --           --          50
Change in net unrealized capital
  gain (loss) on investments,
  net of tax(1).................       --      --      --      --       --         (724)          --        (724)
Translation adjustments.........       --      --      --      --       --           --            1           1
                                      ---     ---     ---    ----    -----        -----       ------
BALANCE, DECEMBER 31, 1994......       --      --      --      --      405         (730)         711         386
Net income......................       --      --      --      --       --           --          150         150
Dividends declared on common
  stock.........................       --      --      --      --       --           --         (226)       (226)
Capital contribution............       --      --      --      --      180           --           --         180
Change in net unrealized capital
  gain (loss) on investments,
  net of tax....................       --      --      --      --       --          686           --         686
Translation adjustments.........       --      --      --      --       --           --            1           1
                                      ---     ---     ---    ----    -----        -----       ------
BALANCE, DECEMBER 31, 1995......       --      --      --      --      585          (44)         636       1,177
Net income......................       --      --      --      --       --           --           24          24
Change in net unrealized capital
  gain (loss) on investments,
  net of tax....................       --      --      --      --       --           73           --          73
                                      ---     ---     ---    ----    -----        -----       ------
BALANCE, DECEMBER 31, 1996......  $    --   $  --   $  --   $  --   $  585       $   29       $  660      $1,274
                                      ===     ===     ===    ====    =====        =====       ======


---------------

(1) The 1994 change in net unrealized capital gain (loss) on investments, net of tax, includes a gain of $103 due to the adoption of SFAS No. 115 as discussed in Note 2(b) of notes to consolidated financial statements.



          The accompanying notes to consolidated financial statements are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                             1994         1995         1996
                                                            -------      -------      -------
OPERATING ACTIVITIES
Net income................................................  $   151      $   150      $    24
Adjustments to net income:
Depreciation and amortization.............................       35           17           12
Net realized capital (gains) losses on sale of
  investments.............................................       (1)           4          219
Increase in premiums receivable...........................      (21)         (27)         (13)
Increase in other liabilities.............................      201          171          433
Change in receivables, payables and accruals..............      102         (266)           2
(Decrease) increase in accrued taxes......................      (65)          35          (90)
Increase in deferred income taxes.........................     (109)        (104)        (137)
Increase in deferred policy acquisition costs.............     (470)        (390)        (580)
Increase in liability for future policy benefits..........      371          654          472
(Increase) decrease in reinsurance recoverable and related
  assets..................................................       (5)          22           (4)
                                                            -------      -------      -------
     CASH PROVIDED BY OPERATING ACTIVITIES................      189          266          338
                                                            -------      -------      -------
INVESTING ACTIVITIES
Purchases of fixed maturity investments...................   (9,968)      (6,950)      (7,045)
Sales of fixed maturity investments.......................    6,262        5,494        4,018
Maturities and principal paydowns of fixed maturity
  investments.............................................    2,069        1,847        2,890
Purchase of other investments.............................   (1,530)        (928)        (391)
Sales of other investments................................      167           64          284
Net sales (purchases) of short-term investments...........      181         (189)         302
                                                            -------      -------      -------
     CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES.....   (2,819)        (662)          58
                                                            -------      -------      -------
FINANCING ACTIVITIES
Increase in Allocated Advances............................      100           --          115
Capital contribution......................................       50           --           --
Dividends paid............................................      (17)          --          (19)
Net receipts from (disbursements for) investment and
  universal life-type contracts credited to (charged from)
  policyholder accounts...................................    2,523          431         (490)
                                                            -------      -------      -------
     CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES.....    2,656          431         (394)
                                                            -------      -------      -------
Net increase in cash......................................       26           35            2
Impact of foreign exchange................................       (1)           1           --
Cash -- beginning of year.................................        9           34           70
                                                            -------      -------      -------
     CASH -- END OF YEAR..................................  $    34      $    70      $    72
                                                            =======      =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

CASH PAID DURING THE YEAR FOR:
Income taxes..............................................  $   257      $   173      $   166
Interest..................................................  $    29      $    35      $    55

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION

Capital contribution......................................  $    --      $   180      $    --
Dividends.................................................  $    --      $   207      $    --
Increase in Allocated Advances for other assets...........  $    --      $    --      $    46



          The accompanying notes to consolidated financial statements are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN MILLIONS)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Hartford Life, Inc. (the "Company") was formed on December 13, 1996 and capitalized on December 16, 1996 with the contribution of all the outstanding common stock of Hartford Life and Accident Insurance Company ("Hartford Life and Accident"). The Company is a direct subsidiary of Hartford Accident and Indemnity Company ("Hartford Accident and Indemnity") and is ultimately a subsidiary of Hartford Fire Insurance Company ("Hartford Fire"). Hartford Fire is an indirect wholly owned subsidiary of ITT Hartford Group, Inc. ("The Hartford"). On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date (the transactions relating to such distribution are referred to herein as the "ITT Spin-Off"). As a result of the ITT Spin-Off, The Hartford became an independent, publicly traded company. The Company is a holding company and as such has no material business of its own.


     The Company is a leading insurance and financial services company with operations that provide: (a) annuity products such as individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs; (b) life insurance for income protection and estate planning; and (c) employee benefits products such as group life and group disability insurance.


2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Hartford Life, Inc. and Hartford Life and Accident and subsidiaries on the basis of historical cost, in a manner similar to pooling of interests accounting. Hartford Life and Accident directly owns all the outstanding shares of capital stock of ITT Hartford Life of Canada Insurance Company and Hartford Life Insurance Company, which in turn owns all outstanding shares of ITT Hartford Life and Annuity Insurance Company and ITT Hartford International Life Reassurance Corporation.

     These financial statements present the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated. The consolidated financial statements are prepared on a basis of generally accepted accounting principles which differ materially from the statutory accounting prescribed by various insurance regulatory authorities.

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CHANGES IN ACCOUNTING PRINCIPLES

     On November 14, 1996, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes". This Issue requires companies to record income on certain structured securities on a retrospective interest method. The Company adopted EITF No. 96-12 for structured securities

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

acquired after November 14, 1996. Adoption of EITF No. 96-12 did not have a material effect on the Company's financial condition or results of operations.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which was effective in 1996. As permitted by SFAS No. 123, the Company continued to measure compensation costs of employee stock option plans (relating to options on common stock of The Hartford) using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. As of February 10, 1997, the Company had not adopted an employee stock compensation plan. Certain officers of the Company participate in The Hartford's stock option plan. Compensation costs allocated by The Hartford to the Company, as well as pro forma compensation costs as determined under SFAS No. 123, were immaterial to the results of operations for 1995 and 1996.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement established criteria for determining whether transferred assets should be accounted for as sales or secured borrowings. Subsequently, in December 1996, the FASB issued SFAS No. 127, "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125", which defers the effective date of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 125 is not expected to have a material effect on the Company's financial condition or results of operations.

     Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The new standard requires, among other things, that securities be classified as "held-to-maturity", "available-for-sale" or "trading" based on the Company's intentions with respect to the ultimate disposition of the security and its ability to effect those intentions. The classification determines the appropriate accounting carrying value (cost basis or fair value) and, in the case of fair value, whether the fair value difference from cost, net of tax, impacts stockholder's equity directly or is reflected in the Consolidated Statements of Income. Investments in equity securities had previously been and continue to be recorded at fair value with the corresponding after-tax impact included in stockholder's equity. Under SFAS No. 115, the Company's fixed maturity investments are classified as "available-for-sale" and, accordingly, these investments are reflected at fair value with the corresponding impact included as a component of stockholder's equity designated as "Net unrealized capital gain (loss) on investments, net of tax". As with the underlying investment security, unrealized capital gains and losses on derivative financial instruments are considered in determining the fair value of the portfolios. The impact of adoption was an increase to stockholder's equity of $103. The Company's cash flows were not impacted by this change in accounting principle.


     In February 1997, FASB issued SFAS No. 128, "Earnings per Share". This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company has not yet quantified the effect of adopting this statement.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

  REVENUE RECOGNITION

     Revenues for universal life policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders.

  FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS

     Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Health reserves, which are the result of sales of group long-term and short-term disability, stop loss, Medicare supplement and individual disability products, are stated at amounts determined by estimates on individual cases and estimates of unreported claims based on past experience. Liabilities for universal life-type and investment contracts are stated at policyholder account values before surrender charges.

  DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs, including commissions and certain underwriting expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, generally 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins. Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization for the books of business are reestimated and readjusted by a cumulative charge or credit to income.


     The Company's other insurance expense includes the following:



                                                                   1994      1995      1996
                                                                   -----     -----     -----
Commissions......................................................  $ 623     $ 705     $ 949
Deferred acquisition costs.......................................   (628)     (633)     (836)
Other............................................................    474       482       582
                                                                   -----     -----     -----
     Total expense...............................................  $ 469     $ 554     $ 695
                                                                   ======    ======    ======


  POLICYHOLDER REALIZED CAPITAL GAINS AND LOSSES

     Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

  FOREIGN CURRENCY TRANSLATION

     Foreign currency translation gains and losses are reflected in stockholder's equity. Balance sheet accounts are translated at the exchange rates in effect at each year end and income statement accounts are translated at the average rates of exchange prevailing during the year. The national currencies of international operations are generally their functional currencies.

  INVESTMENTS

     The Company's investments in fixed maturities include bonds, redeemable preferred stock and commercial paper which are classified as "available-for-sale" and accordingly are carried at fair value with the after-tax difference from cost reflected as a component of stockholder's equity designated as "Net unrealized capital gain (loss) on investments, net of tax". Equity securities, which include common and non-redeemable preferred stocks, are carried at fair value with the after-tax difference from cost reflected in stockholder's equity. Policy and mortgage loans are each carried at their outstanding balance which approximates fair value. Investments in partnerships and trusts are carried at cost. Net realized capital gains (losses), after deducting the policyholders' share, are reported as a component of revenue and are determined on a specific identification basis.


     The Company's accounting policy for impairment recognition requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired security for appropriate valuation on an ongoing basis. During 1996, it was determined that certain individual securities within the investment portfolio supporting the Company's block of traditional guaranteed rate contracts written prior to 1995 ("Closed Book GRC") could not recover to amortized cost prior to sale. Therefore, an other than temporary impairment loss of $88 after tax was recorded.


  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses a variety of derivative financial instruments including, swaps, caps, floors, forwards and exchange traded-financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on anticipated investment purchases or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's accounting for derivative financial instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, Accounting for Futures Contracts, SFAS No. 52, Foreign Currency Translation, American Institute of Certified Public Accountants Statement of Position 86-2, Accounting for Options, and various EITF pronouncements. Written options are, in all cases, used in conjunction with other assets and derivatives as part of the Company's asset/liability management strategies. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivatives used to hedge fixed maturities or equities are carried at fair value with the after-tax difference from cost reflected in stockholder's equity. Derivatives used to hedge other invested assets or liabilities are carried at cost.

     Derivatives must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

month average, falls below 80%, hedge accounting will be terminated. Derivatives used to create a synthetic asset must meet synthetic accounting criteria including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Interest rate swaps are the primary type of derivatives used to convert London interbank offered quotations for U.S. dollar deposits ("LIBOR") based variable rate instruments to fixed rate instruments. Synthetic instrument accounting, consistent with industry practice, provides that the synthetic asset is accounted for like the financial instrument it is intended to replicate. Derivatives which fail to meet risk management criteria are marked to market with the impact reflected in the Consolidated Statements of Income.

     Gains or losses on financial futures contracts entered into in anticipation of the future receipt of product cash flows are deferred and, at the time of the ultimate purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the futures contracts are closed, except for futures used in duration hedging which are deferred and are adjusted into the cost basis on a quarterly basis. The adjustments to the cost basis are amortized into investment income over the remaining asset life.

     Open forward commitment contracts are marked to market through stockholder's equity. Such contracts are recorded at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of the forward commitment contracts before the delivery of the securities are recognized immediately in the Consolidated Statements of Income as a component of net investment income.


     The cost of purchased options and/or premiums received on covered written options, entered into as part of an asset/liability management strategy, is/are adjusted into the cost basis of the underlying asset or liability and amortized over the remaining life of the hedge. Gains or losses on expiration or termination of the hedge are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life. The Company had not written any options as of December 31, 1995 and 1996.


     Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in earnings. Interest rate swaps purchased in anticipation of an asset purchase (an "anticipatory transaction") are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized gain or loss.

     Premiums paid on purchased floor or cap agreements and the premium received on issued floor or cap agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

     Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

  RELATED PARTY TRANSACTIONS

     Transactions of the Company with Hartford Accident and Indemnity and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees and payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by Hartford Fire. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $46, $51, and $45 in 1994, 1995, and 1996, respectively. Management of the Company believes that the methods used are reasonable. In addition, the Company was charged its share of costs allocated to The Hartford by ITT prior to the ITT Spin-Off, which were immaterial in 1994 and 1995. Included in other liabilities is $44 and $61 due The Hartford as of December 31, 1995 and 1996, respectively.


     The Company cedes approximately $24,000 of individual and group life insurance in force to companies affiliated with The Hartford (and paid premiums of $3 but did not pay or receive any commissions in respect thereto) and assumes approximately $122 of premiums relating to stop loss and short-term disability written by a number of The Hartford's property-casualty subsidiaries (and, consistent with industry practice, reimbursed the ceding Company $12 for commissions and $3 for premium taxes incurred as a result of writing these policies).


     On June 30, 1995, the ownership of ITT Lyndon Insurance Company was transferred to the Company via a capital contribution of $180, representing the net assets of such company.

  DIVIDENDS TO POLICYHOLDERS

     Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings of the life insurance subsidiaries of the Company. The participating insurance in force accounted for 28%, 23%, and 25% in 1994, 1995, and 1996, respectively, of total insurance in force.


3. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT -- PRO FORMA INFORMATION (UNAUDITED)



     On February 7, 1997, the Company declared a dividend of $1,184 payable to its direct parent, Hartford Accident and Indemnity. As a result, the Company borrowed $1,084 on February 18, 1997, pursuant to a $1,300 line of credit, with interest payable at the two-month Eurodollar rate plus 15 basis points (5.65% at the inception of the borrowing) (for a description of the line of credit and the calculation of the applicable Eurodollar rate, see Note 15), which, together with a promissory note in the amount of $100, was paid as a dividend to Hartford Accident and Indemnity on February 20, 1997. Of the $1,184 dividend, $893 constituted a repayment of the portion of The Hartford's third-party indebtedness internally allocated, for financial reporting purposes, to the Company's life insurance subsidiaries (the "Allocated Advances"). The principal on this promissory note is due and payable February 19, 1998, together with interest payable at the two-month Eurodollar rate (determined as described in Note 15 in respect of the above-referenced line of credit) plus 15 basis points (initially 5.60% upon the execution of this promissory note).



     On April 3, 1997, the Company reclassified the authorized shares of common stock, par value $.01 per share, of the Company into Class B Common Stock, par value $.01 per share (the "Class B

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)


Common Stock"), and authorized the Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and the preferred stock, par value $.01 per share (the "Preferred Stock"). Holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of any outstanding Preferred Stock, and generally have identical voting rights and vote together (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share. Also, each share of Class B Common Stock is convertible into a share of Class A Common Stock at any time at the option of the holder and will automatically convert into a share of Class A Common Stock (i) upon the transfer of such share Class B Common Stock by the holder thereof to a non-affiliate (except where the shares of Class B Common Stock so transferred represent 50% or more of all the outstanding shares of Common Stock, calculated without regard to the difference in voting rights between the classes of Common Stock) or (ii) in the event that the number of shares of outstanding Class B Common Stock is less than 50% of all the Common Stock then outstanding.



     On April 4, 1997, the Company declared and paid a dividend of $25 to Hartford Accident and Indemnity in the form of a promissory note in such amount. The principal on this promissory note is due and payable April 3, 1998, together with interest payable at the one-month Eurodollar rate (determined as described in Note 15 in respect of the above-referenced line of credit) plus 15 basis points (initially 5.84% upon the execution of this promissory note).



     Pro forma net income per share data is presented only for the year ended December 31, 1996, as such information for earlier periods would not be meaningful. Pro forma net income per share data is calculated based upon the shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings (see Note 15) plus an assumed issuance of Class A Common Stock in the Equity Offerings (the number of shares that, based on the midpoint of the range of the estimated initial public offering prices and the estimated underwriting discounts and expenses payable by the Company, would result in net proceeds equal to the excess of the amount of the February and April 1997 dividends over the 1996 earnings and the Allocated Advances).


4.  INVESTMENTS

       COMPONENTS OF NET INVESTMENT INCOME

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                         1994          1995         1996
                                                        -------       ------       ------
    Interest income...................................  $ 1,345       $1,450       $1,546
    Income from other investments.....................       69           13            3
                                                         ------       ------       ------
    Gross investment income...........................    1,414        1,463        1,549
    Less: Investment expenses.........................       11           12           15
                                                         ------       ------       ------
    NET INVESTMENT INCOME.............................  $ 1,403       $1,451       $1,534
                                                         ======       ======       ======

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

       COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)


                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                        ---------------------------------
                                                         1994          1995         1996
                                                        -------       ------       ------
    Fixed maturities..................................  $   (37)      $   30       $ (214)
    Equity securities.................................       (9)          (6)           2
    Real estate and other.............................       47          (26)          (4)
    Less: Decrease in liability to policyholders for
      realized capital gains..........................       --           (2)          (3)
                                                        -------       ------       ------
    NET REALIZED CAPITAL GAINS (LOSSES)...............  $     1       $   (4)      $ (219)
                                                        ========      ======       ======


       COMPONENTS OF NET UNREALIZED CAPITAL GAINS (LOSSES) ON EQUITY SECURITIES


                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                        ---------------------------------
                                                         1994          1995         1996
                                                        -------       ------       ------
    Gross unrealized gains............................  $     3       $    4       $    7
    Gross unrealized losses...........................      (11)          (2)          (1)
                                                        -------       ------       ------
    Net unrealized capital (losses) gains.............       (8)           2            6
    Deferred income tax (asset) liability.............       (3)          --            2
                                                        -------       ------       ------
    Net unrealized capital (losses) gains,
      after-tax.......................................       (5)           2            4
    Balance beginning of year.........................       (6)          (5)           2
                                                        -------       ------       ------
    CHANGE IN NET UNREALIZED CAPITAL GAINS (LOSSES) ON
      EQUITY SECURITIES...............................  $     1       $    7       $    2
                                                        ========      ======       ======


       COMPONENTS OF NET UNREALIZED CAPITAL (LOSSES) GAINS ON FIXED MATURITIES

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                            -----------------------------
                                                             1994        1995       1996
                                                            -------     ------     ------
    Gross unrealized gains................................  $   174     $  581     $  425
    Gross unrealized losses...............................   (1,333)      (598)      (373)
    Unrealized losses (gains) credited to policyholders...       43        (53)       (13)
                                                            -------     ------     ------
    Net unrealized capital (losses) gains.................   (1,116)       (70)        39
    Deferred income tax (asset) liability.................     (391)       (24)        14
                                                            -------     ------     ------
    Net unrealized capital (losses) gains, after-tax......     (725)       (46)        25
    Balance beginning of year.............................      103       (725)       (46)
                                                            -------     ------     ------
    CHANGE IN NET UNREALIZED CAPITAL (LOSSES) GAINS ON
      FIXED MATURITIES....................................  $  (828)    $  679     $   71
                                                            ========    ======     ======

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

  COMPONENTS OF FIXED MATURITIES INVESTMENTS

                                                               AS OF DECEMBER 31, 1995
                                                  -------------------------------------------------
                                                                GROSS          GROSS
                                                  AMORTIZED   UNREALIZED     UNREALIZED      FAIR
                                                    COST        GAINS          LOSSES        VALUE
                                                  ---------   ----------     ----------     -------
U.S. government and government agencies and
  authorities (guaranteed and sponsored)........   $   554       $  5         $     (9)     $   550
U.S. government and government agencies and
  authorities (guaranteed and sponsored) --
  asset-backed..................................     3,880        230             (407)       3,703
States, municipalities and political
  subdivisions..................................       202          4               (3)         203
International governments.......................       364         21               (4)         381
Public utilities................................     1,027         31               (2)       1,056
All other corporate including international.....     4,682        190              (98)       4,774
All other corporate -- asset-backed.............     3,421         81              (63)       3,439
Short-term investments..........................     1,088         --               --        1,088
Certificates of deposit.........................       938         19              (12)         945
                                                   -------        ---            -----      -------
TOTAL FIXED MATURITIES..........................   $16,156       $581         $   (598)     $16,139
                                                   =======        ===            =====      =======

                                                               AS OF DECEMBER 31, 1996
                                                  -------------------------------------------------
                                                                GROSS          GROSS
                                                  AMORTIZED   UNREALIZED     UNREALIZED      FAIR
                                                    COST        GAINS          LOSSES        VALUE
                                                  ---------   ----------     ----------     -------
U.S. government and government agencies and
  authorities (guaranteed and sponsored)........   $   194       $ 13         $     (4)     $   203
U.S. government and government agencies and
  authorities (guaranteed and sponsored) --
  asset-backed..................................     2,167        165             (138)       2,194
States, municipalities and political
  subdivisions..................................       423          6              (11)         418
International governments.......................       380         19               (4)         395
Public utilities................................       967         13               (9)         971
All other corporate including international.....     5,477        137             (125)       5,489
All other corporate -- asset-backed.............     4,151         57              (60)       4,148
Short-term investments..........................       765         --               --          765
Certificates of deposit.........................     1,135         15              (22)       1,128
                                                   -------       ----            -----      -------
TOTAL FIXED MATURITIES..........................   $15,659       $425         $   (373)     $15,711
                                                   =======       ====            =====      =======


     The amortized cost and fair value of fixed maturities at December 31, 1996, by maturity, are shown below. Asset-backed securities, including mortgage-backed securities and collateralized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining life of such securities. These estimates are developed using prepayment speeds reported in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the underlying mortgages and can be expected to vary from actual experience. Expected maturities differ from contractual maturities due to call or prepayment provisions.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

                             MATURITY                           AMORTIZED COST     FAIR VALUE
    ----------------------------------------------------------  --------------     ----------
    One year or less..........................................     $  2,920         $  2,936
    Over one year through five years..........................        6,646            6,705
    Over five years through ten years.........................        3,993            3,982
    Over ten years............................................        2,100            2,088
                                                                    -------          -------
              TOTAL...........................................     $ 15,659         $ 15,711
                                                                    =======          =======

     Sales of fixed maturities excluding short-term fixed maturities for the years ended December 31, 1994, 1995 and 1996 resulted in proceeds of $6,262, $5,494 and $4,018, respectively, resulting in gross realized capital gains of $79, $111 and $102, respectively, and gross realized capital losses (including investment writedowns) of $116, $81 and $316, respectively, not including policyholder gains and losses. Sales of equity securities for the years ended December 31, 1994, 1995 and 1996 resulted in proceeds of $58, $42 and $74, respectively, resulting in gross realized capital gains of $5, $0 and $2, respectively, and gross realized capital losses of $14, $6 and $0, respectively, not including policyholder gains and losses.

  CONCENTRATION OF CREDIT RISK


     As of December 31, 1996, the Company had a reinsurance recoverable of $3,800 from Mutual Benefit Life Assurance Corporation ("Mutual Benefit"), supported by assets in a security trust of $3,800 (including policy loans of $3,300). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary.


     The Company has invested in the securities of a single issuer in amounts greater than 10% of stockholder's equity. The table below details the issuer and the amount invested by the Company, as of December 31, 1996. Excluding these investments and investments in U.S. government and agencies, the Company has no other significant concentrations of credit risk in fixed maturities.

                                              AMORTIZED     FAIR
                   ISSUER                       COST        VALUE              RATING
--------------------------------------------  ---------     -----     -------------------------
MBNA Credit Card............................    $ 180       $ 181              BBB-AAA
Green Tree Financial Corporation............    $ 175       $ 175               A-AAA
Province of Quebec..........................    $ 152       $ 158     A+ (Standard and Poor's)
Traveler's Group, Inc.......................    $ 160       $ 160     A+ (Standard and Poor's)
Finova Capital..............................    $ 136       $ 137     A- (Standard and Poor's)
Ford Motor Corporation......................    $ 143       $ 144     A+ (Standard and Poor's)
Sears, Roebuck and Co. .....................    $ 131       $ 131             BBB - A-

  DERIVATIVE INVESTMENTS

     Derivatives play an important role in facilitating the management of interest rate risk, in creating opportunities to develop asset packages which efficiently fund product obligations, in hedging against indexation risks which affect the value of certain liabilities, and in adjusting investment risk characteristics when dictated by significant changes in market risks. As an end user of derivatives, the Company uses a variety of derivative financial instruments, including swaps, caps, floors, forwards and exchange traded financial futures and options in order to hedge exposure to price, foreign currency and/or interest rate risk on anticipated investment purchases or existing assets and liabilities. The notional amounts of derivative contracts represent the basis upon which pay and

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)


receive amounts are calculated and are not reflective of credit risk for derivative contracts. Credit risk for derivative contracts is limited to the amounts calculated to be due to the Company on such contracts. The Company believes it maintains prudent policies regarding the financial stability and credit standing of its major counterparties and typically requires credit enhancement provisions to further limit its credit risk for derivative contracts. Many of these derivative contracts are bilateral agreements that are not assignable without the consent of the relevant counterparty. Notional amounts pertaining to derivative financial instruments totaled $9,627 and $10,877 at December 31, 1995 and 1996, respectively ($7,919 and $8,249 related to life insurance investments and $1,708 and $2,628 related to life insurance liabilities at December 31, 1995 and 1996, respectively).


     The following table summarizes the Company's derivatives, segregated by major categories, as of December 31, 1995 and 1996.

                                                 AMOUNTS HEDGED (NOTIONAL AMOUNTS) (EXCLUDING LIABILITY HEDGES)
                                              ---------------------------------------------------------------------
                                                          PURCHASED
                                    TOTAL      ISSUED     OPTIONS,                 INTEREST   FOREIGN      TOTAL
                                   CARRYING    CAPS &      CAPS &                    RATE     CURRENCY    NOTIONAL
                                    VALUE     FLOORS(C)   FLOORS(D)   FUTURES(E)   SWAPS(H)   SWAPS(F)     AMOUNT
                                   --------   ---------   ---------   ----------   --------   --------   ----------
1995
Asset-backed securities (excluding
  inverse floaters and
  anticipatory)................... $ 6,375     $   118     $ 3,433      $  323      $  290      $ --       $4,164
Inverse floaters(A)...............     770         560         354          18         681        --        1,613
Anticipatory(G)...................      (3)         --          --         478         240        --          718
Other bonds and notes.............   7,909          33          66         323         798       186        1,406
Short-term investments............   1,088          --          --          --          --        --           --
                                   -------      ------      ------      ------      ------      ----       ------
        TOTAL FIXED MATURITIES....  16,139         711       3,853       1,142       2,009       186        7,901
Equity securities, policy loans
  and other investments...........   3,933          --          --          --          18        --           18
                                   -------      ------      ------      ------      ------      ----       ------
        TOTAL INVESTMENTS......... $20,072     $   711     $ 3,853      $1,142      $2,027      $186       $7,919
                                   =======      ======      ======      ======      ======      ====       ======
        TOTAL DERIVATIVES -- FAIR
          VALUE(B)................             $   (32)    $    47      $   --      $ (113)     $(24)      $ (122)
                                                ======      ======      ======      ======      ====       ======

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

                                                 AMOUNTS HEDGED (NOTIONAL AMOUNTS) (EXCLUDING LIABILITY HEDGES)
                                              ---------------------------------------------------------------------
                                                          PURCHASED
                                    TOTAL      ISSUED     OPTIONS,                 INTEREST   FOREIGN      TOTAL
                                   CARRYING    CAPS &      CAPS &                    RATE     CURRENCY    NOTIONAL
                                    VALUE     FLOORS(C)   FLOORS(D)   FUTURES(E)   SWAPS(H)   SWAPS(F)     AMOUNT
                                   --------   ---------   ---------   ----------   --------   --------   ----------
1996
Asset-backed securities (excluding
  inverse floaters and
  anticipatory)................... $ 5,939     $   500     $ 2,454      $   --      $  941      $ --       $3,895
Inverse floaters(A)...............     404          98         856          --         346        --        1,300
Anticipatory(G)...................      --          --          --         287         105        --          392
Other bonds and notes.............   8,603         456         747          50       1,265       125        2,643
Short-term investments............     765          --          --          --          --        --           --
                                   -------      ------      ------      ------      ------      ----       ------
        TOTAL FIXED MATURITIES....  15,711       1,054       4,057         337       2,657       125        8,230
Equity securities, policy loans
  and other investments...........   4,119          --          --          --          19        --           19
                                   -------      ------      ------      ------      ------      ----       ------
        TOTAL INVESTMENTS......... $19,830     $ 1,054     $ 4,057      $  337      $2,676      $125       $8,249
                                   =======      ======      ======      ======      ======      ====       ======
        TOTAL DERIVATIVES -- FAIR
          VALUE(B)................             $   (10)    $    35      $   --      $  (27)     $ (9)      $  (11)
                                                ======      ======      ======      ======      ====       ======

---------------
(A) Inverse floaters are variations of collateralized mortgage obligations for which the coupon rates move inversely with an index rate such as LIBOR. The risk to principal is considered negligible as the underlying collateral for the securities is guaranteed or sponsored by government agencies. To address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps and purchased caps and floors.

(B) The fair value of derivative instruments including swaps, caps, floors, futures, options and forward commitments was determined using dealer quoted prices, for 1995, and using a pricing model which is validated through quarterly comparison to dealer quoted prices, for 1996.

(C) The 1995 data includes issued caps of $475 with a weighted average strike rate of 8.5% (ranging from 7.0% to 10.4%) and over 85% maturing in 2000 through 2004. In addition, issued floors totaled $236, a weighted average strike rate of 8.1% (ranging from 5.3% to 10.9%) and mature through 2007 with 76% maturing by 2004. The 1996 data includes issued caps of $433 with a weighted average strike rate of 8.21% (ranging from 7.0% to 9.5%) and over 93% maturing in 2000 through 2005. In addition, issued floors totaled $621, have a weighted average strike rate of 5.16% (ranging from 4.875% to 7.85%) with all of them maturing by the end of 2005.


(D) The 1995 data includes purchased floors of approximately $2,100 and purchased caps of approximately $1,800. The floors have a weighted average strike price of 5.7% (ranging from 3.7% to 6.8%) and over 87% mature in 1997 through 1999. The caps have a weighted average strike price of 7.6% (ranging from 4.5% to 10.1%) and over 82% mature in 1997 through 2000. The 1996 data includes purchased floors of approximately $2,600, purchased options of $10 and purchased caps of approximately $1,400. The floors have a weighted average strike rate of 5.77% (ranging from 3.70% to 7.85%) and over 95% mature in the years 1997 through 2001. The options mature in 1997. The caps have a weighted average of 7.68% (ranging from 4.40% to 10.125%) and over 77% of them mature in the years 1997 through 2001.


(E) As of December 31, 1995 and 1996, over 95% and 71% respectively, of the notional futures contracts expire within one year.

(F) As of December 31, 1995 and 1996, over 25% and 42%, respectively, of the Company's foreign currency swaps expire within one year; the balance mature over the succeeding 4 to 5 years.

(G) Deferred gains and losses on anticipatory transactions are included in the carrying value of bond investments in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1995, the Company had $12.9 in net deferred gains for futures, interest rate swaps and purchased options. The Company basis adjusted $12.6 of the deferred gains in 1996. At December 31, 1996, the Company had $5.7 in net deferred gains for futures, interest rate swaps and purchased options. The Company expects to basis adjust the $5.7 of deferred gains in 1997.


(H) For additional information on the Company's interest rate swaps, see the table on page F-19.


     The following table summarizes the maturities by notional value of interest rate swaps outstanding at December 31, 1995 and 1996, and the related weighted average interest pay rate or receive rate. The variable rates represent spot rates (primarily 90-day LIBOR) as of December 31,

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

1996. Such variable rates have been calculated assuming that the spot rates remain unchanged throughout the life of the interest rate swaps.

                                                                                                                   LATEST
                                      1996      1997      1998      1999      2000      THEREAFTER     TOTAL      MATURITY
                                      -----     -----     -----     -----     -----     ----------     ------     --------
1995
PAY FIXED/RECEIVE VARIABLE
Notional value....................    $  15     $  50     $  --     $ 453     $  31       $  229       $  778       2004
Weighted average pay rate.........     4.95%     7.28%       --      8.10%     7.11%        7.78%        7.85%
Weighted average receive rate.....     5.81%     5.94%       --      5.75%     5.70%        5.88%        5.80%
PAY VARIABLE/RECEIVE FIXED
Notional value....................    $ 120     $  68     $  25     $  25     $  35       $  295       $  568       2007
Weighted average pay rate.........     5.89%     8.63%     5.93%       --      5.88%        4.35%        5.41%
Weighted average receive rate.....     2.78%     7.87%     4.00%       --      6.48%        6.66%        5.56%
PAY VARIABLE/RECEIVE DIFFERENT
  VARIABLE
Notional value....................    $ 161     $  18     $  36     $  12     $ 200       $  254       $  681       2004
Weighted average pay rate.........     5.51%     6.19%     3.65%     3.45%     4.53%       16.26%        5.59%
Weighted average receive rate.....     6.48%     8.10%     5.58%     5.16%     6.81%        5.91%        6.55%
Total interest rate swaps.........    $ 296     $ 136     $  61     $ 490     $ 266       $  778       $2,027       2007
Total weighted average pay rate...     5.64%     7.78%     4.58%     7.57%     5.01%        6.40%        6.51%
Total weighted average receive
  rate............................     4.94%     7.19%     4.94%     5.44%     6.64%        6.30%        5.91%


                                                                                                                   LATEST
                                      1997      1998      1999      2000      2001      THEREAFTER     TOTAL      MATURITY
                                      -----     -----     -----     -----     -----     ----------     ------     --------
               1996
PAY VARIABLE/RECEIVE FIXED
Notional value....................    $  --     $  50     $ 165     $  35     $ 162       $  334       $  746       2016
Weighted average pay rate.........       --       5.7%      5.8%      5.5%      5.5%         5.6%         5.6%
Weighted average receive rate.....       --       3.2%      1.5%      6.5%      6.3%         6.7%         5.2%
PAY FIXED/RECEIVE VARIABLE
Notional value....................    $  86     $  25     $ 486     $  74     $ 582       $  399       $1,652       2007
Weighted average pay rate.........      7.5%       --       6.4%      6.7%      7.0%         6.8%         6.8%
Weighted average receive rate.....      5.6%       --       5.6%      5.7%      6.2%         5.8%         5.9%
PAY VARIABLE/RECEIVE DIFFERENT
  VARIABLE
Notional value....................    $  19     $  15     $  --     $ 200     $  --       $   44       $  278       2007
Weighted average pay rate.........      5.9%      5.7%       --       6.4%       --         12.9%         7.4%
Weighted average receive rate.....      3.7%      5.5%       --       5.0%       --          6.4%         5.2%
Total interest rate swaps.........    $ 105     $  90     $ 651     $ 309     $ 744       $  777       $2,676       2016
Total weighted average pay rate...      7.2%      5.7%      6.2%      6.4%      6.7%         6.6%         6.5%
Total weighted average receive
  rate............................      5.2%      3.8%      4.4%      5.4%      6.2%         6.3%         5.6%



     In addition, interest rate sensitivity related to certain Company insurance liabilities was altered primarily through interest rate swap agreements. The notional amount of the liability agreements in which the Company generally pays one variable rate in exchange for another was approximately $2,500 at December 31, 1995 and 1996. As of December 31, 1996, the weighted average pay rate was 5.6% and the weighted average receive rate was 6.5%. These agreements mature at various times through 2001.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

     A reconciliation between notional amounts at December 31, 1995 and 1996 by derivative type and strategy is as follows:

                                                                   BY DERIVATIVE TYPE
                                                     -----------------------------------------------
                                                     12/31/95                               12/31/96
                                                     NOTIONAL                MATURITIES/    NOTIONAL
                                                      AMOUNT     ADDITIONS   TERMINATIONS    AMOUNT
                                                     ---------   ---------   ------------   --------
Caps...............................................   $ 2,284     $  1,293     $  1,715     $  1,862
Floors.............................................     2,380        2,184        1,165        3,399
Options............................................        --           10           --           10
Swaps/Forwards.....................................     3,821        4,292        2,844        5,269
Futures............................................     1,142        3,776        4,581          337
                                                       ------      -------      -------      -------
          TOTAL....................................   $ 9,627     $ 11,555     $ 10,305     $ 10,877
                                                       ======      =======      =======      =======

                                                                       BY STRATEGY
                                                     -----------------------------------------------
                                                     12/31/95                               12/31/96
                                                     NOTIONAL                MATURITIES/    NOTIONAL
                                                      AMOUNT     ADDITIONS   TERMINATIONS    AMOUNT
                                                     ---------   ---------   ------------   --------
Liability..........................................   $ 1,708     $  2,057     $  1,137     $  2,628
Anticipatory.......................................       718        2,117        2,443          392
Asset..............................................     3,037        1,572        2,229        2,380
Portfolio..........................................     4,164        5,809        4,496        5,477
                                                       ------      -------      -------      -------
          TOTAL....................................   $ 9,627     $ 11,555     $ 10,305     $ 10,877
                                                       ======      =======      =======      =======

     FAIR VALUE OF FINANCIAL INSTRUMENTS


                                                                AS OF                  AS OF
                                                          DECEMBER 31, 1995      DECEMBER 31, 1996
                                                         -------------------    -------------------
                                                         CARRYING     FAIR      CARRYING     FAIR
                                                          AMOUNT      VALUE      AMOUNT      VALUE
                                                         --------    -------    --------    -------
ASSETS
  Fixed maturities....................................   $ 16,139    $16,139    $ 15,711    $15,711
  Equity securities...................................         63         63         119        119
  Policy loans........................................      3,380      3,380       3,839      3,839
  Mortgage loans......................................        271        271           2          2
  Investments in partnerships and trust...............        180        194          66         68
  Other...............................................         39         39          93        119
LIABILITIES
  Other policy benefits...............................   $ 12,727    $12,767    $ 11,707    $11,469
  Allocated Advances..................................        732        732         893        893


     The following methods and assumptions were used to estimate the fair value of each class of financial instrument: fair value for fixed maturities and equity securities approximate those quotations published by applicable stock exchanges or received from other reliable sources; policy and mortgage loan carrying amounts approximate fair value; investments in partnerships and trusts are based on external market valuations from partnership and trust managements; fair value of derivative instruments, including swaps, caps, floors, futures, and forward commitments, is determined by using a pricing model which is validated through quarterly comparison to dealer quoted

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

market prices; and other policy benefits payable for investment type contracts are determined by estimating future cash flows discounted at the yearend market rate.

5.  INCOME TAX

     The Company and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns.

     As long as The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which The Hartford is the common parent. It is the current intention of The Hartford and its subsidiaries to continue to file a single consolidated federal income tax return. The Company will continue to remit (receive from) The Hartford a current income tax provision (benefit) computed in accordance with such tax sharing agreement. The Company's effective tax rate was 32%, 34% and 23% in 1994, 1995 and 1996, respectively.

     Income tax expense was as follows:

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                   1994     1995     1996
                                                                   -----    -----    -----
Current.........................................................   $ 202    $ 213    $ 134
Deferred........................................................    (130)    (137)    (127)
                                                                   -----    -----    -----
          TOTAL.................................................   $  72    $  76    $   7
                                                                   =====    =====    =====


     A reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes is as follows:


                                                                            FOR THE YEAR
                                                                                ENDED
                                                                            DECEMBER 31,
                                                                          -----------------
                                                                          1994   1995   1996
                                                                          ---    ---    ---
Tax provision at U.S. statutory rate...................................   $78    $79    $11
Tax-exempt income......................................................    (4)    (3)    (2)
Foreign tax credit.....................................................    --     (4)    --
Other..................................................................    (2)     4     (2)
                                                                          ----   ----   ----
          TOTAL........................................................   $72    $76    $ 7
                                                                          ====   ====   ====

     Income taxes paid were $257, $173, and $166 in 1994, 1995 and 1996, respectively. The current tax refund due from The Hartford was $16 and $59 as of December 31, 1995 and 1996, respectively.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

     Deferred tax assets (liabilities) included the following:

                                                                        AS OF DECEMBER
                                                                              31,
                                                                       -----------------
                                                                       1995         1996
                                                                       ----         ----
Tax return deferred acquisition costs...............................   $405         $524
Financial statement deferred acquisition costs and reserves.........    181         (260)
Employee benefits...................................................     13           15
Unrealized loss (gain) on investments...............................     24          (16)
Investments and other...............................................   (180)         280
                                                                       ----         ----
          TOTAL.....................................................   $443         $543
                                                                       ====         ====

     Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In such circumstances, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1996 was $37.

6.  REINSURANCE

     The Company cedes insurance to non-affiliated insurers in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Group life and accident and health insurance business is reinsured to unaffiliated companies.

     Insurance net retained premiums were comprised of the following:

                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                  1994      1995      1996
                                                                 ------    ------    ------
Gross premiums................................................   $1,989    $2,348    $3,077
Insurance assumed.............................................      334       608       405
Insurance ceded...............................................     (184)     (313)     (413)
                                                                 ------    ------    ------
          TOTAL...............................................   $2,139    $2,643    $3,069
                                                                 ======    ======    ======

     Reinsurance recoveries, which reduced death and other benefits, for the years ended December 31, 1994, 1995 and 1996 approximated $113, $162 and $239, respectively.


     Also in December 1994, the Company ceded to a third party approximately $1,000 in individual variable annuities on a modified coinsurance basis. In December 1995, the Company ceded approximately $1,200 in individual variable annuities on a modified coinsurance basis to a third party. The Company, and thereby the coinsurer, does not retain the investment risk with respect to its variable annuity contracts. The policyholder elects the investment options and all investment gains and losses are then credited to the policyholder's account. In addition, the liability structure of the variable annuity contracts does not contain significant actuarial risk of mortality or morbidity. These transactions did not have a material impact on consolidated net income.


     In May 1994, the Company assumed the life insurance policies and the individual annuities of Pacific Standard with reserves and account values of approximately $434. The Company received cash and investment-grade assets to support the life insurance and individual annuity contract obligations assumed.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

7.  PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company's employees are included in Hartford Fire's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $7, $6 and $7 in 1994, 1995 and 1996, respectively.

     The Company also provides, through Hartford Fire, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1994, 1995 and 1996, respectively.

     The assumed rate of future increases in the per capita cost of health care (the health care trend rate) was 9.3% for 1996, decreasing ratably to 6.0% in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered employees.

8.  ALLOCATED ADVANCES FROM PARENT


     For financial reporting purposes, the Company has treated certain amounts previously allocated by The Hartford to the Company's life insurance subsidiaries as Allocated Advances from parent. Such Allocated Advances were not treated as liabilities or indebtedness for tax and statutory accounting purposes. Cash received in respect of Allocated Advances was used to support the growth of the life insurance subsidiaries and was treated as surplus for statutory accounting purposes. Interest expense represents the expense internally allocated to the Company with respect to the Allocated Advances based on The Hartford's actual (third party) external borrowing costs. Interest expense paid was treated as dividends for tax and statutory accounting purposes. The weighted average interest rate paid by the Company was 6.5%, 6.8%, and 7.1% in 1994, 1995 and 1996, respectively.


9.  BUSINESS SEGMENT INFORMATION


     The Company sells financial products such as fixed and variable annuities, retirement plan services, and life and disability insurance on both an individual and a group basis. The Company divides its businesses into four segments: Annuity, Individual Life Insurance, Employee Benefits and Guaranteed Investment Contracts. In addition, the Company also maintains a Corporate Operation. The Annuity segment offers individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services, mutual funds, investment management services and other financial products. The Individual Life Insurance segment sells a variety of individual life insurance products, including variable life, universal life and interest-sensitive whole life policies.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)


The Employee Benefits segment sells group insurance products, including group life and group disability insurance and corporate-owned life insurance, and engages in certain international operations. The Guaranteed Investment Contracts segment sells a limited amount of guaranteed investment contracts and contains Closed Book GRC. Through its Corporate Operation, the Company reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are: (i) unallocated income and expense, (ii) the Company's group medical business, which it exited in 1993, and (iii) certain other items not directly allocable to any segment. Net realized capital gains and losses are recognized in the period of realization, but are allocated to the segments utilizing durations of the segment portfolios.



                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1994        1995        1996
                                                          -------     -------     -------
    REVENUES
    Annuity.............................................  $   594     $   720     $   973
    Individual Life Insurance...........................      391         408         472
    Employee Benefits...................................    1,986       2,515       2,833
    Guaranteed Investment Contracts.....................      481         378          34
    Corporate Operation.................................       91          69          72
                                                          -------     -------     -------
         TOTAL REVENUES.................................  $ 3,543     $ 4,090     $ 4,384
                                                          =======     =======     =======
    INCOME BEFORE INCOME TAX EXPENSE
    Annuity.............................................  $   129     $   168     $   224
    Individual Life Insurance...........................       40          58          68
    Employee Benefits...................................       81         101         115
    Guaranteed Investment Contracts.....................        2        (103)       (346)
    Corporate Operation.................................      (29)          2         (30)
                                                          -------     -------     -------
         INCOME BEFORE INCOME TAX EXPENSE...............  $   223     $   226     $    31
                                                          =======     =======     =======
    ASSETS
    Annuity.............................................  $29,837     $39,673     $52,967
    Individual Life Insurance...........................    2,808       3,173       3,968
    Employee Benefits...................................    9,346      15,137      16,297
    Guaranteed Investment Contracts.....................    7,337       6,069       4,533
    Corporate Operation.................................      955       1,910       2,168
                                                          -------     -------     -------
         TOTAL ASSETS...................................  $50,283     $65,962     $79,933
                                                          =======     =======     =======


10.  STATUTORY NET INCOME AND SURPLUS

     A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 1997, without prior approval, is estimated to be $132. Statutory net income and surplus as of and for the years ended December 31 were:

                                                              1994       1995       1996
                                                             ------     ------     ------
    Statutory net income...................................  $   74     $  113     $  171
                                                             ======     ======     ======
    Statutory surplus......................................  $1,088     $1,224     $1,320
                                                             ======     ======     ======

     The insurance subsidiaries of the Company prepare their statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department and the State of New Jersey Insurance Department. Prescribed statutory accounting practices

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

include publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules.

11.  SEPARATE ACCOUNTS


     The Company maintained separate account assets and liabilities totaling $36,296 and $49,770 at December 31, 1995 and 1996, respectively, which are reported at fair value. Separate account assets are segregated from other investments, and investment income and gains and losses accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts of approximately $25,900 and $39,400 at December 31, 1995 and 1996, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate account assets of approximately $10,400 at December 31, 1995 and 1996, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Included in the non-guaranteed category are policy loans of approximately $1,700 and $2,000 at December 31, 1995 and 1996, respectively. Investment income (including investment gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income. Separate account management fees, net of minimum guarantees, were $256, $387 and $538 in 1994, 1995 and 1996, respectively.



     The guaranteed separate accounts include modified guaranteed individual annuity and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.53% at December 31, 1996. The assets that support these liabilities were comprised of approximately $10,200 in fixed maturities at December 31, 1996. The portfolios are segregated from other investments and are managed so as to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, individual annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives of approximately $100 in carrying value and $2,400 in notional amounts at December 31, 1996.


12.  CLAIM RESERVES


     The following table displays the development of the claim reserves (included in future policy benefits on the Consolidated Balance Sheets) resulting primarily from group disability products as of December 31, 1995 and 1996:


                                                                     AS OF DECEMBER 31,
                                                                     -------------------
                                                                      1995         1996
                                                                     ------       ------
    CLAIM RESERVES, JANUARY 1......................................  $1,115       $1,254
                                                                     ------       ------
    Less: Reinsurance recoverable, January 1.......................      38           35
                                                                     ------       ------
    Incurred expenses related to:
      Current year.................................................     632          799
      Prior year...................................................     (28)         (66)
                                                                     ------       ------
         Total incurred............................................     604          733
                                                                     ------       ------
    Paid expenses related to:
      Current year.................................................     227          236
      Prior year...................................................     235          273
                                                                     ------       ------
         Total paid................................................     462          509
                                                                     ------       ------
    Add: Reinsurance recoverable, December 31......................      35           53
                                                                     ------       ------
    CLAIM RESERVES, DECEMBER 31....................................  $1,254       $1,496
                                                                     ======       ======

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

13.  COMMITMENTS AND CONTINGENCIES

     Under insurance guaranty fund laws existing in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company paid guaranty fund assessments of approximately $11, $13 and $12 in 1994, 1995 and 1996, respectively, of which $5, $7 and $6 were estimated to be creditable against premium taxes.

     The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company's business, financial position, or results of operations.

     The rent paid to Hartford Fire for the space occupied by the Company was $11 in 1994, 1995, and 1996. The Company expects to pay annual rent of $12 in each of 1997, 1998, and 1999, $21 in each of 2000 and 2001, and $175 thereafter over the remaining term of the sublease, which expires on December 31, 2009. Rental expense is recognized on a level basis over the term of the sublease and amounted to approximately $14 in 1994, 1995 and 1996.

14.  QUARTERLY RESULTS FOR 1996 AND 1995 (UNAUDITED)


                                                     FOR THE THREE MONTHS ENDED
                                  ----------------------------------------------------------------
                                     MARCH 31,       JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                  ---------------   -----------   --------------   ---------------
                                   1996     1995    1996   1995   1996     1995     1996     1995
                                  ------   ------   ----   ----   -----   ------   ------   ------
Revenues......................... $1,303   $1,065   $987   $896   $ 817   $1,062   $1,277   $1,067
Benefits, claims, and expenses...  1,264    1,030    944    857     931    1,025    1,221    1,028
                                  ------   ------   ----   ----   -----   ------   ------   ------
Net income....................... $   39   $   35   $ 43   $ 39   $(114)  $   37   $   56   $   39
                                  ======   ======  =====  =====  ======   ======   ======   ======


15.  SUBSEQUENT EVENTS


     On February 10, 1997, the Company filed a Registration Statement with the Securities and Exchange Commission relating to the U.S. and international offerings of shares of Class A Common Stock (the "Equity Offerings") representing up to 20% ownership of the Company. After completion of the Equity Offerings, The Hartford would own all of the shares of Class B Common Stock (after reclassification of the Company's common stock into Class B Common Stock). The Company intends to use the estimated net proceeds of the Equity Offerings to make a capital contribution to its insurance subsidiaries, to reduce its third-party indebtedness and for other general corporate purposes.


     The Hartford has advised the Company that its current intent is to continue to beneficially own at least 80% of the Company, but it is under no contractual obligation to do so, except for a limited period. Provided that The Hartford continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the controlled group of which The Hartford is the common parent.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                                 (IN MILLIONS)

Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable for pension funding, pension termination liabilities and certain other pension-related excise taxes as well as other taxes of another member of The Hartford controlled group in the event any such liability is incurred, and not discharged, by such other member.


     In connection with the proposed Equity Offerings, the Company plans to enter into formal agreements, including a master intercompany agreement, investment management agreements and a new tax sharing agreement, with The Hartford covering such matters as corporate services, approval of certain corporate activities, registration rights, owned and leased space, allocation of expenses, taxes and liabilities, investment advisory services, use of trademarks and certain other corporate matters. As part of the master intercompany agreement, the Company would agree to remit to The Hartford 30% of any shared liabilities for which The Hartford is responsible in respect of the ITT Spin-Off, 30% of any taxes which may be assessed to The Hartford relating to the ITT Spin-Off and will indemnify The Hartford for certain other tax liabilities. As of December 31, 1996, there was no known liability associated with the ITT Spin-Off. Such agreements are meant to maintain the relationship between the Company and The Hartford in a manner consistent in all material respects with past practice. As a result, management believes these agreements should not have a material impact on the results of operations of the Company.


     In addition, under insurance company holding laws, agreements between the Company's insurance subsidiaries and The Hartford must be fair and reasonable and may be subject to the approval of applicable insurance commissioners. The agreements will be intended to maintain the relationship between the Company and The Hartford in a manner generally consistent with past practices. However, none of these arrangements will result from arm's-length negotiations and, therefore, the prices charged to the Company and its subsidiaries for services provided under these arrangements may be higher or lower than prices that may be charged by third parties.


     On February 10, 1997, the Company entered into a $1,300 unsecured short-term credit facility with a syndicate of four banks. Interest on borrowings will be equal to a Eurodollar rate determined by taking the average one, two, three or six-month rate (based upon the applicable interest period selected by the Company) at which deposits in U.S. dollars are offered by each of the four participating lenders in London, England to prime banks in the London interbank market, plus an applicable margin (based upon the Company's current public debt ratings). Borrowings must be repaid by February 9, 1998.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                            FOR THE THREE
                                                                               MONTHS
                                                                           ENDED MARCH 31,
                                                                         -------------------
                                                                          1996         1997
                                                                         ------       ------
REVENUES
  Premiums and other considerations....................................  $  941       $  679
  Net investment income................................................     362          375
  Net realized capital gains (losses)..................................      --            1
                                                                         ------       ------
     TOTAL REVENUES....................................................   1,303        1,055
                                                                         ------       ------
BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses.......................     651          659
  Amortization of deferred policy acquisition costs....................      66           83
  Dividends to policyholders...........................................     286           54
  Interest expense.....................................................      11           16
  Other insurance expense..............................................     230          143
                                                                         ------       ------
     TOTAL BENEFITS, CLAIMS AND EXPENSES...............................   1,244          955
                                                                         ------       ------
INCOME BEFORE INCOME TAX EXPENSE.......................................      59          100
Income tax expense.....................................................      20           37
                                                                         ------       ------
          NET INCOME...................................................  $   39       $   63
                                                                         ======       ======
Pro forma net income per share.........................................               $ 0.51
                                                                                      ======



     The accompanying notes to condensed consolidated financial statements


           (unaudited) are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                        (IN MILLIONS, EXCEPT SHARE DATA)



                                                                HISTORICAL              PRO FORMA
                                                        --------------------------     -----------
                                                        DECEMBER 31,     MARCH 31,      MARCH 31,
                                                            1996           1997           1997
                                                        ------------     ---------     -----------
ASSETS
Investments:
  Fixed maturities, available for sale, at fair value
     (amortized cost $15,659 and $15,697).............    $ 15,711        $15,550        $15,550
  Equity securities, available for sale, at fair
     value............................................         119            107            107
  Policy loans, at outstanding balance................       3,839          3,757          3,757
  Other investments, at cost..........................         161            179            179
                                                        ------------     ---------     -----------
     TOTAL INVESTMENTS................................      19,830         19,593         19,593
                                                        ------------     ---------     -----------
Cash..................................................          72             82             82
Premiums and amounts receivable.......................         170            163            163
Reinsurance recoverable...............................       5,839          5,750          5,750
Deferred policy acquisition costs.....................       2,800          2,930          2,930
Deferred income tax...................................         543            584            584
Other assets..........................................         909            987            987
Separate account assets...............................      49,770         51,413         51,413
                                                        ------------     ---------     -----------
     TOTAL ASSETS.....................................    $ 79,933        $81,502        $81,502
                                                        ===========      ========      ==========
LIABILITIES
Future policy benefits................................    $  4,026        $ 4,227        $ 4,227
Other policyholder funds..............................      22,213         21,590         21,590
Other liabilities.....................................       1,757          2,164          2,164
Borrowings under line of credit.......................          --          1,084          1,084
Short-term debt due parent............................          --            100            125
Allocated Advances from parent........................         893             --             --
Separate account liabilities..........................      49,770         51,413         51,413
                                                        ------------     ---------     -----------
     TOTAL LIABILITIES................................      78,659         80,578         80,603
                                                        ------------     ---------     -----------
STOCKHOLDER'S EQUITY
Preferred Stock, par value $.01 per share; 50,000,000
  shares authorized; no shares issued and
  outstanding.........................................
Common Stock, par value $.01 per share, 1,000 shares
  authorized; 100 shares issued and outstanding.......          --             --             --
Class A Common Stock, par value $.01 per share,
  600,000,000 shares authorized; no shares issued and
  outstanding.........................................
Class B Common Stock, par value $.01 per share,
  600,000,000 shares authorized; 114,000,000 shares
  issued and outstanding, pro forma...................                                         1
Capital surplus.......................................         585            585            584
Net unrealized capital gain (loss) on investments, net
  of tax..............................................          29            (93)           (93)
Retained earnings.....................................         660            432            407
                                                        ------------     ---------     -----------
     TOTAL STOCKHOLDER'S EQUITY.......................       1,274            924            899
                                                        ------------     ---------     -----------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......    $ 79,933        $81,502        $81,502
                                                        ===========      ========      ==========



     The accompanying notes to condensed consolidated financial statements


           (unaudited) are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



     CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (UNAUDITED)


                                 (IN MILLIONS)



                                                                                 NET
                                                                              UNREALIZED
                                                   CLASS   CLASS               CAPITAL
                                                     A       B              GAIN(LOSS) ON                 TOTAL
                               PREFERRED  COMMON   COMMON  COMMON  CAPITAL   INVESTMENTS,   RETAINED  STOCKHOLDER'S
                                 STOCK     STOCK   STOCK   STOCK   SURPLUS    NET OF TAX    EARNINGS     EQUITY
                               ---------  -------  ------  ------  -------  --------------  --------  -------------
BALANCE, DECEMBER 31, 1996....  $    --   $   --   $  --   $  --   $  585       $   29       $  660      $ 1,274
Net income....................       --       --      --      --       --           --           63           63
Dividend declared February 20,
  1997........................       --       --      --      --       --           --         (291)        (291)
Change in net unrealized
  capital gain (loss) on
  investments, net of tax.....       --       --      --      --       --         (122)          --         (122)
                                  -----    -----   -----   -----    -----        -----        -----        -----
BALANCE, MARCH 31, 1997.......       --       --      --      --      585          (93)         432          924
Issuance of Class B Common
  Stock.......................       --       --      --       1       (1)          --           --           --
Dividend declared April 4,
  1997........................       --       --      --      --       --           --          (25)         (25)
                                  -----    -----   -----   -----    -----        -----        -----        -----
PRO FORMA BALANCE MARCH 31,
  1997........................  $    --   $   --   $  --   $   1   $  584       $  (93)      $  407      $   899
                                  =====    =====   =====   =====    =====        =====        =====        =====



     The accompanying notes to condensed consolidated financial statements


           (unaudited) are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                 (IN MILLIONS)



                                                                        FOR THE THREE MONTHS
                                                                          ENDED MARCH 31,
                                                                        --------------------
                                                                         1996         1997
                                                                        -------      -------
OPERATING ACTIVITIES
Net income............................................................  $    39      $    63
Adjustments to net income:
Depreciation and amortization.........................................        8            7
Net realized capital gains on sale of investments.....................       --           (1)
Increase in premiums receivable.......................................        2            8
Increase in other liabilities.........................................      336          389
Change in receivables, payables and accruals..........................       86          (36)
Increase (decrease) in accrued taxes..................................       73           (9)
(Decrease) increase in deferred income taxes..........................      (83)          23
Increase in deferred policy acquisition costs.........................      (96)        (131)
Increase in liability for future policy benefits......................       76          200
Decrease (increase) in reinsurance recoverable and related assets.....       11          (90)
                                                                        -------      -------
     CASH PROVIDED BY OPERATING ACTIVITIES............................      452          423
                                                                        -------      -------
INVESTING ACTIVITIES
Purchases of fixed maturity investments...............................   (1,812)      (1,935)
Sales of fixed maturity investments...................................      748        1,177
Maturities and principal paydowns of fixed maturity investments.......      672          764
Purchase of other investments.........................................     (489)         (45)
Sales of other investments............................................      179          164
Net sales (purchases) of short-term investments.......................      222         (121)
                                                                        -------      -------
     CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES.................     (480)           4
                                                                        -------      -------
FINANCING ACTIVITIES
Increase in short-term debt...........................................       --        1,084
Decrease in Allocated Advances........................................       --         (893)
Dividends paid........................................................      (19)        (191)
Net receipts from (disbursements for) investment and universal life-type contracts credited to (charged from) policyholder
  accounts............................................................       55         (417)
                                                                        -------      -------
     CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES.................       36         (417)
                                                                        -------      -------
Net increase in cash..................................................        8           10
Impact of foreign exchange............................................       --           --
Cash -- beginning of period...........................................       70           72
                                                                        -------      -------
     CASH -- END OF PERIOD............................................  $    78      $    82
                                                                        =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

CASH PAID DURING THE PERIOD FOR:
Income taxes..........................................................  $   128      $    11
Interest..............................................................  $    11      $    16

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION
Dividends.............................................................  $    --      $   100



     The accompanying notes to condensed consolidated financial statements


           (unaudited) are an integral part of the above statements.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                                 (IN MILLIONS)



1.  BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements of Hartford Life, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim periods. In the opinion of management, these statements include all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented. For a description of accounting policies, see Note 1 of notes to consolidated financial statements for the year ended December 31, 1996 included elsewhere in this Prospectus.



2.  STOCK OFFERING



     On February 10, 1997, the Company filed a Registration Statement with the Securities and Exchange Commission relating to the U.S. and international offerings of shares of Class A Common Stock (the "Equity Offerings") representing up to 20% ownership of the Company. After completion of the Equity Offerings, ITT Hartford Group, Inc. ("The Hartford") would own all of the shares of Class B Common Stock (after reclassification of the Company's common stock into Class B Common Stock on April 3, 1997). The Company intends to use the estimated net proceeds of the Equity Offerings to make a capital contribution to its insurance subsidiaries, to reduce its third-party indebtedness and for other general corporate purposes.



3.  DEBT



     On February 7, 1997, the Company declared a dividend of $1,184 payable to its direct parent, Hartford Accident and Indemnity Company ("Hartford Accident and Indemnity"). As a result, the Company borrowed $1,084 on February 18, 1997, pursuant to a $1,300 line of credit, with interest payable at the two-month Eurodollar rate plus 15 basis points (5.65% at the inception of the borrowing) (for a description of the line of credit and the calculation of the applicable Eurodollar rate, see Note 15 of notes to consolidated financial statements for the year ended December 31, 1996, included elsewhere in this Prospectus), which, together with a promissory note in the amount of $100, was paid as a dividend to Hartford Accident and Indemnity on February 20, 1997. Of the $1,184 dividend, $893 constituted a repayment of the portion of The Hartford's third-party indebtedness internally allocated, for financial reporting purposes, to the Company's life insurance subsidiaries (the "Allocated Advances"). The principal on this promissory note is due and payable February 19, 1998, together with interest payable at the two-month Eurodollar rate (determined as described above) plus 15 basis points (initially 5.60% upon the execution of this promissory note).



4.  PRO FORMA INFORMATION



     On April 3, 1997, the Company reclassified the authorized shares of common stock, par value $.01 per share, of the Company into Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and authorized the Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and the preferred stock, par value $.01 per share (the "Preferred Stock"). Holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of any outstanding Preferred Stock, and generally have identical voting rights and vote together (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share. Also, each share of Class B Common Stock is convertible into a share of Class A

                      HARTFORD LIFE, INC. AND SUBSIDIARIES



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                                 (IN MILLIONS)



Common Stock at any time at the option of the holder and will automatically convert into a share of Class A Common Stock (i) upon the transfer of such share of Class B Common Stock by the holder thereof to a non-affiliate (except where the shares of Class B Common Stock so transferred represent 50% or more of all the outstanding shares of Common Stock, calculated without regard to the difference in voting rights between the classes of Common Stock) or (ii) in the event that the number of shares of outstanding Class B Common Stock is less than 50% of all the Common Stock then outstanding.



     On April 4, 1997, the Company declared and paid a dividend of $25 to Hartford Accident and Indemnity in the form of a promissory note in such amount. The principal on this promissory note is due and payable April 3, 1998, together with the interest payable at the one-month Eurodollar rate (determined as described above) plus 15 basis points (initially 5.84% upon the execution of this promissory note).



     The pro forma balance sheet and pro forma statement of stockholder's equity reflect the above transactions as if they had occurred on March 31, 1997.



     Pro forma net income per share data is calculated based upon the shares of Class B Common Stock owned by The Hartford immediately prior to the Equity Offerings plus an assumed issuance of Class A Common Stock in the Equity Offerings (the number of shares that, based on the midpoint of the range of the estimated initial public offering prices and the estimated underwriting discounts and expenses payable by the Company, would result in net proceeds equal to the excess of the amount of the February and April 1997 dividends over the earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 and the Allocated Advances).

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Dean Witter Reynolds Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                                 NUMBER OF
                                                                                 SHARES OF
                                                                                  CLASS A
                                 UNDERWRITER                                    COMMON STOCK
------------------------------------------------------------------------------  ------------
Goldman, Sachs & Co...........................................................
Dean Witter Reynolds Inc......................................................
Merrill Lynch, Pierce, Fenner & Smith              Incorporated...............
Morgan Stanley & Co. Incorporated.............................................
Smith Barney Inc..............................................................

                                                                                    -------
     Total....................................................................   18,400,000
                                                                                    =======


     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $     per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 4,600,000 shares of Class A Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Dean Witter International Ltd., Merrill Lynch International, Morgan Stanley & Co. International Limited and Smith Barney Inc.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International

Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 2,400,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 23,000,000 shares of Class A Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 600,000 additional shares of Class A Common Stock.



     At the request of the Company, up to 700,000 shares of Class A Common Stock being offered in the Equity Offerings are being reserved for sale to employees (other than international employees) of the Company, The Hartford and their respective affiliates, and the respective directors thereof, at the initial public offering price. A limited group of individuals purchasing reserved shares of Class A Common Stock may be required to agree not to sell, offer or otherwise dispose of any of such shares of Class A Common Stock for a period of up to five months after the date of this Prospectus.


     The Company, The Hartford, certain subsidiaries of The Hartford and certain executive officers and directors of the Company have agreed, subject to certain exceptions, that, during the period beginning on the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, file a registration statement with respect to or otherwise dispose of, directly or indirectly, any Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase Common Stock, without the prior written consent of the representatives of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Equity Offerings.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Class A Common Stock offered by them.

     Prior to the Equity Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     In connection with the Equity Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Equity Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock;

and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Equity Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Equity Offerings for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.



     The Class A Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the trading symbol "HLI". In order to meet one of the requirements for listing the Class A Common Stock on the NYSE, the Underwriters will be required to undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.



     Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to The Hartford and/or the Company and their respective affiliates, for which such Underwriters have received and will receive customary fees and commissions. In addition, certain of the Underwriters distribute a number of the Company's products for which they receive customary compensation. An affiliate of Dean Witter Reynolds Inc. provides money management services for certain of the Company's products for which it receives customary compensation.



     The Company and the Hartford have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                 GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

     The following Glossary includes definitions of certain insurance-related terms as well as terms relating specifically to the Company and should be read in conjunction with the terms defined elsewhere in this Prospectus.

     ACCOUNT VALUE: The amount of money held in either a general account or separate account of an insurance company to support policyholder liabilities.

     ACCRUAL SECURITIES: A type of CMO the holder of which receives higher principal amounts of bonds, in lieu of cash, for interest earned until all the principal amounts of bonds preceding the accrual tranche have been fully repaid. At such time, this security begins receiving both interest and principal in cash.

     ANNUITANT: A person who receives an income benefit from an annuity for life or for a specified period.

     ABS: Investment-grade securities representing undivided ownership interests in a pool of financial assets, such as credit card receivables, auto loans, equipment leases and bank loans.

     AVR: Under statutory accounting practices, AVR is a liability on a life insurance company's statutory financial statements beginning with such company's statutory financial statements for 1992. AVR establishes statutory reserves for debt securities, preferred stock, common stock, mortgage loans, equity real estate and joint ventures and other invested assets. AVR generally captures all net realized and unrealized capital gains and losses on such assets, other than those resulting from changes in interest rates. AVR has no effect on financial statements prepared in conformity with GAAP.


     BASIS POINT: The smallest measure used in quoting yields on bills, notes and bonds. One basis point is .01%, or one one-hundredth of one percent of yield. Thus, if a bond's yield increases from 8.00% to 8.50%, it would be said to have risen 50 basis points.


     CEDING: The reinsuring of all or a portion of an insurer's risk with another insurer.

     COLI: A fixed premium individual or group life insurance policy owned by a company or a trust sponsored by a company. The proceeds from such a policy may be used to help fund general corporate liabilities such as deferred compensation plans or post-retirement obligations.

     CMO: A mortgage-backed obligation secured by the cash flow of a pool of mortgages. Regular principal and interest payments made by borrowers are separated into different payment streams, creating several bonds that repay invested capital at different rates.


     CONVEXITY: A measure of the shape of the price/yield curve. Convexity helps explain the difference between the prices estimated by standard duration and the actual market prices of a security resulting from a change in market-required yield.


     COST OF INSURANCE: The mortality charges assessed against certain life insurance policies such as universal life.

     CREDITED RATES: Interest rates applied (i.e., credited) to life insurance policies and annuity contracts, whether contractually guaranteed or currently declared for a specified period, as outlined in the policy or contract.


     DPAC: Deferred policy acquisition costs include commissions and certain other underwriting, policy issuance and selling expenses which vary with and are directly related to the production of business. These acquisition costs are deferred and later amortized in proportion to either revenues or gross profits when reported in financial statements prepared in conformity with GAAP.

     DISINTERMEDIATION: The risk to a financial institution of a loss due to the movement of policyholder funds at book (i.e., without a market value adjustment) when interest rates are higher than at contract inception.

     DURATION: A measure expressed in years of the price sensitivity of a financial instrument to changes in interest rates.


     FIXED MVA ANNUITIES: Fixed rate annuity contracts that guarantee that a specific sum of money will be paid in the future, either as a lump sum or as monthly income, to an annuitant. In the event of surrender prior to the specified period, the MVA feature adjusts the surrender value of the contract thereby protecting the Company from losses due to higher interest rates at the time of surrender provided that the Company has appropriately matched its portfolio of assets and liabilities. The amount of such payments will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses.


     FLOATER: Debt instrument with a variable coupon, paying a rate indexed to any of a variety of rates, typically short term.

     GENERAL ACCOUNT: All assets of an insurer other than those allocated to a separate account. An insurer's general account consists of the assets held in the general account of the insurer. The insurer bears the investment risk on the invested assets of the general account.

     GUARANTEED SEPARATE ACCOUNT: Assets held in an insurer's separate account, where the insurer provides some form of guarantee on the rate credited to the policy. This guarantee is backed by the general account assets of the insurer. Assets held in guaranteed separate accounts usually contain a market value adjustment to protect the insurer against disintermediation risk.

     GENERAL INSURANCE EXPENSES: Costs incurred by an insurance company other than agent commissions, other premium-related expenses and taxes; mainly the administrative expense of running the company.

     IMR: The interest maintenance reserve was adopted by the NAIC in December 1991 to be established under statutory accounting practices as a liability or a non-admitted asset on a life insurer's statutory financial statements beginning with the insurer's statutory financial statements for 1992. IMR applies to all types of fixed income investments (bonds, preferred stocks, MBSs and mortgage loans). IMR captures the net gains or losses from changes in the overall level of interest rates which are realized upon the sale of investments and amortizes these net realized capital gains or losses into income over the remaining life of each investment sold. IMR has no effect on financial statements prepared in conformity with GAAP.

     IN FORCE:  Insurance policies in effect.

     INSURANCE GUARANTY FUNDS: Funds created in all fifty states, the District of Columbia and Puerto Rico by law to cover funding shortfalls in paying claims of insolvent insurance companies. These funds are maintained by assessments of insurance companies operating in a particular state in proportion to their business written in that state.

     INTEREST-ONLY SECURITIES: Securities representing only the interest payments of CMOs or MBS based on an underlying pool of mortgages. The interest payments are "stripped" from the principal repayment obligation and can represent the interest from an entire pool of mortgages or can be tranches within a CMO.

     INVERSE FLOATER: Mortgage-backed bond, usually part of a CMO, bearing an interest rate that moves inversely with a specified index.

     LEVERAGED COLI: A fixed premium life insurance policy owned by a company or a trust sponsored by a company. This general account policy provides cash flow flexibility and optimizes certain tax advantages for a company or trust by allowing it to borrow the policy cash value and receive certain interest deductions on the policy loans.

     MBS: An investment grade security backed by a pool of mortgages or trust deeds.

     MODIFIED GUARANTEED LIFE INSURANCE: Certain blocks of life insurance policies, which have provisions protecting the Company from disintermediation risk, assumed by the Company in connection with the rehabilitation of certain insurance companies.

     MORBIDITY: The relative incidence of disability or sickness due to disease or physical impairment.

     MORTALITY:  The relative incidence of death.

     MVA: The market value adjustment feature in the Company's fixed annuity products that adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect the Company against losses due to higher interest rates at the time of surrender.

     NEW ANNUALIZED WEIGHTED PREMIUM: An internal measure the Company developed to measure new sales on an equivalent basis period-to-period and product-to-product. For example, the premium for a new single premium life insurance policy sold is divided by ten.

     NON-GUARANTEED SEPARATE ACCOUNT: Assets held in an insurer's separate account as to which the insurer does not guarantee any minimum return to the policyholder. Rather, any investment income and net realized capital gains and losses with respect to these assets accrue directly to the policyholder.

     PAC: A CMO security, also known as a planned amortization class security, which amortizes with a predetermined sinking fund as long as prepayments on the underlying collateral remain within a broad range of speeds, providing the holder with an enhanced degree of cash flow certainty.

     PERSISTENCY: The rate, expressed as a percentage of the number of policies remaining in force over the previous year, at which insurance policies or annuity contracts remain in force.

     POLICY: A life or disability or other insurance policy or annuity contract issued by the Company's insurance subsidiaries.

     PREMIUMS: The amount that a policy owner is charged, reflecting the expectation of profit, loss or risk. The insurance company assumes certain risks of the insured (e.g., mortality, morbidity) in exchange for a premium payment. Premiums are calculated utilizing actuarial models and assumptions.

     PREMIUM EQUIVALENTS: Claims and administration fees on self-funded disability business.

     PRINCIPAL-ONLY SECURITIES: Securities representing only the principal repayment obligations of CMOs or MBS based on an underlying pool of mortgages. The principal repayment obligations are "stripped" from the interest payments and can represent the principal from an entire pool of mortgages or can be tranches within a CMO.

     REINSURANCE: The practice whereby one party (the reinsurer or assuming company), in consideration of a premium paid to such party, agrees to indemnify another party, called the ceding company. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against losses; and it provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes with lower amounts of capital.

     RESERVES: Liabilities established by insurers that generally represent the estimated discounted present value of the net cost of claims, payments or contract liabilities and the related expenses that the insurer will ultimately be required to pay in respect of insurance or annuities it has written.

     SEPARATE ACCOUNTS: Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of relevant state insurance law. The investments in each separate account are maintained separately from those in other separate accounts and the general account.

     SEQUENTIAL-PAY SECURITIES: Bonds, also known as sequentials, that start to pay principal when the principal and interest of classes with an earlier priority have been fully repaid.


     SINGLE PREMIUM VARIABLE LIFE INSURANCE: Investment-oriented life insurance policy structured similarly to variable life insurance, except that a single premium payment is made at the initiation of the policy rather than fixed premiums throughout the term of the policy.


     STATUTORY ACCOUNTING PRACTICES: Accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulatory authorities for purposes of financial reporting to regulators. Statutory accounting practices emphasize solvency rather than operating results that match revenues and expenses during an accounting period.

     STATUTORY ASSETS: Assets determined in accordance with statutory accounting principles. This valuation methodology is generally considered very conservative, but is deemed most appropriate by regulators in evaluating solvency.

     STATUTORY CAPITAL AND SURPLUS: The excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

     STATUTORY RESERVE: Amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

     STRUCTURED SETTLEMENT CONTRACTS: Contracts providing for periodic payments to an injured person for a determinable number of years or for life, typically in settlement of a claim under a property-casualty insurance policy.

     SURRENDER CHARGE: The fee charged to a policy owner when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the account value in relation to the anticipated amortization of the deferred policy acquisition costs.

     TERM LIFE INSURANCE: Life insurance protection during a certain number of years but expiring without policy cash value if the insured survives the stated period.

     THIRD-PARTY ADMINISTRATOR: An entity that processes insurance or self-funded claims for, and/or provides administrative services to, companies or associations that have purchased insurance coverage, including stop loss insurance, for a fee.

     UNDERWRITING: The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business. In the life insurance industry, underwriter may also mean an agent or other field representative who is referred to as a "field underwriter".

     UNIVERSAL LIFE INSURANCE: A form of life insurance where an insurance account is maintained for each insurance policy. Premiums, net of specified expenses, are credited to the account, as is interest, generally at a rate determined from time to time by the insurer. Specific charges are made against the account for the cost of insurance protection and for the insurer's expenses. The universal life form allows considerable flexibility as to the amount and timing of premium payments and for the level of death benefits provided.

     VARIABLE ANNUITIES: Annuities in which premium payments are used to purchase accumulation units. The value of a unit fluctuates in accordance with the investment experience of a separate account; variable annuity contracts typically include a general account guaranteed interest investment option. At the time of the payment of benefits to the annuitant, the annuitant may generally elect from a number of payment options that provide either fixed or variable benefit payments.

     VARIABLE COLI: A separate account COLI policy where the benefits payable upon surrender of the policy or the death of certain of the policyholder's employees vary to reflect the investment experience of the separate account supporting such policy.

     VARIABLE LIFE INSURANCE: Investment-oriented life insurance policy that offers fixed premiums and a minimum death benefit and provides a return linked to an underlying portfolio of securities that may be either in the general or separate account of the insurer. The portfolio typically is a group of mutual funds established by the insurer as a separate account, with the policyholder given investment discretion in choosing among the investment alternatives provided. In general, the better the total return on the investment portfolio, the higher the death benefit or account value of the variable life policy.

     WHOLE LIFE INSURANCE: Permanent life insurance offering guaranteed death benefits and guaranteed cash values.

     YIELD CURVE: A spectrum of measures that compares the interest rate yields on securities of the same credit quality but with varying maturities ranging from the shortest to the longest available.

=======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Available Information.......................    2
Prospectus Summary..........................    3
Risk Factors................................   14
Company Financing Plan......................   24
Capitalization..............................   25
Use of Proceeds.............................   26
Dividend Policy.............................   26
Dilution....................................   27
Selected Consolidated Financial Data........   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   32
Business....................................   57
Management..................................   92
Security Ownership of Management............  114
Certain Relationships and Transactions......  115
Shares Eligible for Future Sale.............  123
Description of Capital Stock................  124
Certain Provisions of the Certificate of
  Incorporation and By-laws of the Company..  127
Validity of Class A Common Stock............  130
Experts.....................................  130
Certain United States Federal Tax
  Consequences to Non-United States Holders
  of Class A Common Stock...................  131
Index to Consolidated Financial
  Statements................................  F-1
Underwriting................................  U-1
Glossary of Selected Insurance and Other
  Terms.....................................  G-1


                               ------------------

     THROUGH AND INCLUDING        , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=======================================================
=======================================================

                               23,000,000 SHARES


                              HARTFORD LIFE, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

                                   PROSPECTUS
                               ------------------
                              GOLDMAN, SACHS & CO.
                           DEAN WITTER REYNOLDS INC.
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.
                      REPRESENTATIVES OF THE UNDERWRITERS
            =======================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997


                               23,000,000 SHARES


                              HARTFORD LIFE, INC.
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
[HARTFORD LOGO]

HARTFORD LIFE

                            ------------------------


    Of the 23,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered, 4,600,000 shares are being offered hereby in an international offering outside the United States and 18,400,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both Equity Offerings. See "Underwriting".



    Hartford Life, Inc. (the "Company") is an indirect wholly owned subsidiary of ITT Hartford Group, Inc. ("The Hartford") and, upon completion of the Equity Offerings, The Hartford will beneficially own 100% of the outstanding shares of Class B Common Stock, which will represent approximately 83.2% of the economic interest (i.e., the right to participate in distributions in respect of the common equity) in the Company (81.4% if the Underwriters' over-allotment options are exercised in full).



    Holders of Class A Common Stock generally have rights identical to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of the Company's stockholders. Following completion of the Equity Offerings, The Hartford will beneficially own shares of Class B Common Stock representing approximately 96.1% of the combined voting power of all the Company's classes of voting stock (95.6% if the Underwriters' over-allotment options are exercised in full) and will thereby be able, among other things, to direct the election of all the Company's directors and exercise a controlling influence over the business and affairs of the Company. See "Risk Factors -- Control by and Relationship with The Hartford" and "Description of Capital Stock".


    The Hartford has advised the Company that its current intention is to continue to hold all the shares of Class B Common Stock it beneficially owns. However, The Hartford has no contractual obligation to retain its shares of Class B Common Stock, except for a limited period described in "Underwriting".


    Prior to the Equity Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share will be between $24 and $27. For factors to be considered in determining the initial public offering price, see "Underwriting".



    Up to 700,000 shares of Class A Common Stock are being reserved for sale to certain employees of the Company, The Hartford and their respective subsidiaries, and the respective directors thereof, at the initial public offering price.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.



    The Class A Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange, Inc. under the symbol "HLI".

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                        INITIAL PUBLIC         UNDERWRITING           PROCEEDS TO
                                        OFFERING PRICE          DISCOUNT(1)           COMPANY(2)
                                     --------------------- --------------------- ---------------------
Per Share...........................           $                     $                     $
Total(3)............................           $                     $                     $


---------------

(1) The Company and The Hartford have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".


(2) Before deducting estimated expenses of $5,000,000 payable by the Company.


(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 600,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 2,400,000 shares as part of the concurrent U.S. Offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting".

                            ------------------------

    The shares of Class A Common Stock offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares of Class A Common Stock
will be ready for delivery in New York, New York on or about           , 1997,
against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL
                     DEAN WITTER INTERNATIONAL LTD.
                                             MERRILL LYNCH INTERNATIONAL
                                                                     MORGAN
STANLEY & CO.
                                               INTERNATIONAL

                                                               SMITH BARNEY INC.
                            ------------------------

            The date of this Prospectus is                   , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             AVAILABLE INFORMATION


     Hartford Life, Inc. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and the Class A Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto, filed with the Commission by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or on the internet at http://www.sec.gov. Copies of such materials also may be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


     Upon the completion of the offering made hereby in the United States (the "U.S. Offering") by the underwriters therefor (the "U.S. Underwriters") and the concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Equity Offerings") by the underwriters therefor (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"), the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission.


     The Class A Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE"). Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE EQUITY OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE EQUITY OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------
     THE COMPANY IS A HOLDING COMPANY WHICH OWNS DIRECTLY OR INDIRECTLY ALL THE OUTSTANDING SHARES OF CAPITAL STOCK OF CERTAIN INSURANCE COMPANY SUBSIDIARIES DOMICILED IN CONNECTICUT AND NEW JERSEY. INSURANCE LAWS OF SUCH STATES APPLICABLE TO THE COMPANY GENERALLY PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF THESE INSURANCE COMPANY SUBSIDIARIES, WITHOUT THE PRIOR APPROVAL OF THE APPROPRIATE INSURANCE REGULATORS. IN GENERAL, ANY PERSON WHO ACQUIRES BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE VOTING SECURITIES OF THE COMPANY WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, ALTHOUGH THE APPROPRIATE INSURANCE REGULATORS, UPON APPLICATION, MAY DETERMINE OTHERWISE.
                            ------------------------

     FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                            ------------------------
     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares of Class A Common Stock in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares of Class A Common Stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares of Class A Common Stock, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

     In this Prospectus, references to "dollars", "U.S. $" and "$" are to United States dollars.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the International Underwriters named below, and each of such International Underwriters, for whom Goldman Sachs International, Dean Witter International Ltd., Merrill Lynch International, Morgan Stanley & Co. International Limited and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                                                             NUMBER OF
                                                                             SHARES OF
                                                                              CLASS A
                                UNDERWRITER                                 COMMON STOCK
    --------------------------------------------------------------------    ------------
    Goldman Sachs International.........................................
    Dean Witter International Ltd.......................................
    Merrill Lynch International.........................................
    Morgan Stanley & Co. International Limited..........................
    Smith Barney Inc....................................................

                                                                              ---------
              Total.....................................................      4,600,000
                                                                              =========


     Under the terms and subject to the conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities
dealers at such price less a concession of $     per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share to certain brokers and dealers. After the shares of Class A
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 18,400,000 shares of Class A Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Dean Witter Reynolds Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Smith Barney Inc.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock
(a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,600,000 shares of Class A Common Stock offered. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 2,400,000 additional shares of Class A Common Stock.



     At the request of the Company, up to 700,000 shares of Class A Common Stock being offered in the Equity Offerings are being reserved for sale to employees (other than international employees) of the Company, The Hartford and their respective affiliates, and the respective directors thereof, at the initial public offering price. A limited group of individuals purchasing reserved shares of Class A Common Stock may be required to agree not to sell, offer or otherwise dispose of any of such shares of Class A Common Stock for a period of up to five months after the date of this Prospectus.


     The Company, The Hartford, certain subsidiaries of The Hartford and certain executive officers and directors of the Company have agreed, subject to certain exceptions that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, file a registration statement with respect to or otherwise dispose of, directly or indirectly, any Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) or grant any options or warrants to purchase Common Stock, without the prior written consent of the representatives of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Equity Offerings.


     Each International Underwriter has also agreed that (a) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Class A Common Stock, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Class A Common Stock to a person who is a kind described in Article 11(3) of the Financial

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Class A Common Stock offered by them.

     Prior to the Equity Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     In connection with the Equity Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Equity Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Equity Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Equity Offerings for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.



     The Class A Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the trading symbol "HLI". In order to meet one of the requirements for listing the Class A Common Stock on the NYSE, the Underwriters will be required to undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.



     Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to The Hartford and/or the Company and their respective affiliates, for which such Underwriters have received and will receive customary fees and commissions. In addition, certain of the Underwriters distribute a number of the Company's products for which they receive customary compensation. An affiliate of Dean Witter International Ltd. provides money management services for certain of the Company's products for which it receives customary compensation.



     The Company and The Hartford have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

=======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Available Information.......................    2
Prospectus Summary..........................    3
Risk Factors................................   14
Company Financing Plan......................   24
Capitalization..............................   25
Use of Proceeds.............................   26
Dividend Policy.............................   26
Dilution....................................   27
Selected Consolidated Financial Data........   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   32
Business....................................   57
Management..................................   92
Security Ownership of Management............  114
Certain Relationships and Transactions......  115
Shares Eligible for Future Sale.............  123
Description of Capital Stock................  124
Certain Provisions of the Certificate of
  Incorporation and By-laws of the Company..  127
Validity of Class A Common Stock............  130
Experts.....................................  130
Certain United States Federal Tax
  Consequences to Non-United States Holders
  of Class A Common Stock...................  131
Index to Consolidated Financial
  Statements................................  F-1
Underwriting................................  U-1
Glossary of Selected Insurance and Other
  Terms.....................................  G-1


                               ------------------

     THROUGH AND INCLUDING        , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
INTERNATIONAL PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER THE U.S. PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=======================================================
=======================================================

                               23,000,000 SHARES


                              HARTFORD LIFE, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

                                   PROSPECTUS
                               ------------------
                          GOLDMAN SACHS INTERNATIONAL
                         DEAN WITTER INTERNATIONAL LTD.
                          MERRILL LYNCH INTERNATIONAL
                              MORGAN STANLEY & CO.
                                  INTERNATIONAL
                                SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS
            =======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all the expenses in connection with the issuance and distribution of the Class A Common Stock being registered, other than underwriting discounts and commissions which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee and NASD filing fee.


    Commission Registration Fee.............................................  $   212,728
    NASD Filing Fee.........................................................       30,500
    NYSE Listing Fee........................................................      500,000
    Blue Sky Fees and Expenses..............................................       35,000
    Accounting Fees and Expenses............................................      500,000
    Legal Fees and Expenses.................................................    1,000,000
    Printing Expenses.......................................................      800,000
    Transfer Agent's Fees...................................................      350,000
    Miscellaneous...........................................................  $ 1,571,772
                                                                              -----------
              TOTAL.........................................................  $ 5,000,000
                                                                               ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of
Section 145 of the DGCL.

     Article 4 of the Company's Restated By-laws provides in terms similar to those of Section 145 of the DGCL that the Company shall have the power and shall be required to indemnify its officers and directors in accordance with such law.


     As permitted by Section 102(b)(7) of the DGCL, Article Eleventh of the Company's Restated Certificate of Incorporation states that:


          To the fullest extent permitted by applicable law as then in effect, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.



     The forms of Underwriting Agreements and the form of Master Intercompany Agreement, filed as Exhibits 1.1, 1.2 and 10.1, respectively, to this Registration Statement, provide for indemnification of the Registrant and certain controlling persons under certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On December 16, 1996, the Registrant issued 100 shares of Common Stock, par value $.01 per share, to Hartford Accident and Indemnity Company in exchange for all the outstanding shares of common stock of Hartford Life and Accident Insurance Company and $1 in cash. Such issuance did not involve an underwriter, and no discount or commission was paid in connection therewith. Exemption from registration is provided under Section 4(2) of the Securities Act of 1933, regarding transactions by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.   DESCRIPTION
-----------   ---------------------------------------------------------------------------------
   1.1        Form of Underwriting Agreement (U.S. Version).
   1.2        Form of Underwriting Agreement (International Version).
   3.1        Form of Restated Certificate of Incorporation of Hartford Life, Inc.
   3.2        Form of By-laws of Hartford Life, Inc.
   4.1        Specimen Certificate of Class A Common Stock of Hartford Life, Inc.
   5.1        Opinion of Cravath, Swaine & Moore as to the legality of the securities being registered.
  10.1        Form of Master Intercompany Agreement between Hartford Life, Inc., ITT Hartford
              Group, Inc. and, with respect to Articles VI and XII, Hartford Fire Insurance
              Company.
  10.2        Form of Tax Sharing Agreement between ITT Hartford Group, Inc. and its subsidiaries, including Hartford Life, Inc.
  10.3        Form of Management Agreement between Hartford Life Insurance Company and The
              Hartford Investment Management Company.
  10.4        Form of Management Agreement between Hartford Life Insurance Company, Hartford
              Accident and Indemnity Company and The Hartford Investment Management Company.
  10.5        Form of Management Agreement between certain subsidiaries of the Company and
              Hartford Investment Services, Inc.
  10.6        Form of Management Agreement between certain subsidiaries of the Company and
              Hartford Investment Services, Inc.
  10.7        Form of Sublease Agreement between Hartford Fire Insurance Company and Hartford
              Life, Inc.
  10.8        Credit Agreement dated as of February 10, 1997, among Hartford Life, Inc., the initial lenders named therein and Citibank, N.A.
  10.9        Promissory Note dated February 20, 1997, executed by Hartford Life, Inc. for the benefit of Hartford Accident and Indemnity Company.
  10.10       Employment Agreement for Lowndes A. Smith.
  10.11       Form of 1997 Hartford Life, Inc. Incentive Stock Plan.
  10.12       Form of 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan.
  10.13       Form of 1997 Hartford Life, Inc. Employee Stock Purchase Plan.

EXHIBIT NO.   DESCRIPTION
-----------   ---------------------------------------------------------------------------------
  10.14       Form of 1997 Hartford Life, Inc. Restricted Stock Plan for Non-Employee
              Directors.
  10.15       Trade Name and Service Mark License Agreement effective as of November 1, 1995, between ITT Corporation and ITT Hartford Group, Inc.
  10.16       Promissory Note dated April 4, 1997, executed by Hartford Life, Inc. for the benefit of Hartford Accident and Indemnity Company.
  11.1        Computation of earnings per share.
**21.1        Subsidiaries of Hartford Life, Inc.
  23.1        Consent of Cravath, Swaine & Moore (included in Exhibit 5.1).
  23.2        Consent of Arthur Andersen LLP.
**23.3        Consent of Ramani Ayer.
**23.4        Consent of Donald R. Frahm.
**23.5        Consent of Paul G. Kirk, Jr.
**23.6        Consent of Lowndes A. Smith.
**23.7        Consent of H. Patrick Swygert.
**23.8        Consent of DeRoy C. Thomas.
**23.9        Consent of Gordon I. Ulmer.
**23.10       Consent of David K. Zwiener.
**24.1        Powers of Attorney.
**27.1        Financial Data Schedule.


---------------
 * To be filed by amendment.

** Previously filed.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (a) To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (c) That, for the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simsbury, State of Connecticut, on April 24, 1997.


                                          HARTFORD LIFE, INC.

                                          By      /s/ LOWNDES A. SMITH
                                            ------------------------------------
                                            Name: Lowndes A. Smith
                                            Title:   Chief Executive Officer and
                                             President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                      DATE

           /s/ LOWNDES A. SMITH             Chief Executive Officer,          April 24, 1997
------------------------------------------  President and Director
             Lowndes A. Smith               (Principal Executive Officer)

           /s/ GREGORY A. BOYKO             Senior Vice President, Chief      April 24, 1997
------------------------------------------  Financial Officer and
             Gregory A. Boyko               Treasurer (Principal Financial
                                            and Accounting Officer)

          /s/ MICHAEL S. WILDER             Director                          April 24, 1997
------------------------------------------
            Michael S. Wilder

          /s/ MICHAEL O'HALLORAN            Director                          April 24, 1997
------------------------------------------
            Michael O'Halloran

             /s/ LYNDA GODKIN               Director                          April 24, 1997
------------------------------------------
               Lynda Godkin

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

Report of Independent Public Accountants on Schedules.................................   S-2

Schedule I: Summary of Investments -- Other Than Investments in Affiliates............   S-3
Schedule II: Supplementary Condensed Financial Statements.............................   S-4
Schedule III: Supplementary Insurance Information for the years ended December 31,
  1994, 1995 and 1996.................................................................   S-6
Schedule IV: Reinsurance..............................................................   S-7

     All other schedules are omitted because they are not applicable, or not required or because the required information has been included in the consolidated financial statements or notes thereto.

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

To Hartford Life, Inc.:


     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Hartford Life, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated February 10, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Our report on the Consolidated Financial Statements includes an explanatory paragraph with respect to the change in method of accounting for debt and equity securities, as of January 1, 1994, as discussed in Note 2 of notes to consolidated financial statements. The accompanying schedules are the responsibility of the Company's management and are presented for the purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                               /s/ ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 10, 1997

                      HARTFORD LIFE, INC. AND SUBSIDIARIES
                                   SCHEDULE I

         SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1996
                                 (IN MILLIONS)

                                                                                       AMOUNT AT
                                                                                      WHICH SHOWN
                                                                       ESTIMATED      ON BALANCE
                   TYPES OF INVESTMENT                      COST       FAIR VALUE        SHEET
---------------------------------------------------------  -------     ----------     -----------
FIXED MATURITIES
Bonds and Notes
  U.S. government and government agencies and authorities
     (guaranteed and sponsored)..........................  $   194      $    203        $   203
  U.S. government and government agencies and authorities
     (guaranteed and sponsored) -- asset-backed..........    2,167         2,194          2,194
  States, municipalities and political subdivisions......      423           418            418
  International governments..............................      380           395            395
  Public utilities.......................................      967           971            971
  All other corporate including international............    5,477         5,489          5,489
  All other corporate -- asset-backed....................    4,151         4,148          4,148
  Short-term investments.................................      765           765            765
  Certificates of deposit................................    1,135         1,128          1,128
                                                           -------       -------        -------
          TOTAL FIXED MATURITIES.........................   15,659        15,711         15,711
                                                           -------       -------        -------
EQUITY SECURITIES
  Common stocks -- industrial, miscellaneous, and all
     other...............................................      113           119            119
                                                           -------       -------        -------
          TOTAL FIXED MATURITIES AND EQUITY SECURITIES...   15,772        15,830         15,830
                                                           -------       -------        -------
OTHER INVESTMENTS
  Policy loans...........................................    3,839         3,839          3,839
  Mortgage loans.........................................        2             2              2
  Investments in partnerships and trusts.................       66            68             66
  Futures, options, and miscellaneous....................       93           119             93
                                                           -------       -------        -------
          TOTAL OTHER INVESTMENTS........................    4,000         4,028          4,000
                                                           -------       -------        -------
          Total investments..............................  $19,772      $ 19,858        $19,830
                                                           =======       =======        =======

       NOTE: THE FAIR VALUES FOR SHORT-TERM INVESTMENTS APPROXIMATE COST.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES
                                  SCHEDULE II

                  SUPPLEMENTARY CONDENSED FINANCIAL STATEMENTS
                                 (IN MILLIONS)

     The following Condensed Balance Sheets, Condensed Statements of Income and Condensed Statements of Cash Flows reflect Hartford Life, Inc. with its subsidiaries on an equity basis. This presentation does not affect Consolidated Income or Stockholder's Equity.

CONDENSED BALANCE SHEETS


                                                                            AS OF DECEMBER
                                                                                  31,
                                                                           -----------------
                                                                            1995       1996
                                                                           ------     ------
ASSETS
  Investment in affiliates...............................................  $1,909     $2,121
  Other assets...........................................................      --         46
                                                                           ------     ------
          TOTAL ASSETS...................................................  $1,909     $2,167
                                                                           ======     ======
LIABILITIES AND STOCKHOLDER'S EQUITY
  Allocated Advances.....................................................  $  732     $  893
                                                                           ------     ------
          TOTAL LIABILITIES..............................................     732        893
          TOTAL STOCKHOLDER'S EQUITY.....................................   1,177      1,274
                                                                           ------     ------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.....................  $1,909     $2,167
                                                                           ======     ======


CONDENSED STATEMENTS OF INCOME

                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                       ---------------------
                                                                       1994     1995     1996
                                                                       ----     ----     ---
Earnings of subsidiaries.............................................  $252     $261     $86
Interest expense.....................................................    29       35      55
                                                                       ----     ----     ---
INCOME BEFORE TAX EXPENSE............................................   223      226      31
Income tax expense...................................................    72       76       7
                                                                       ----     ----     ---
NET INCOME...........................................................  $151     $150     $24
                                                                       ====     ====     ===

                      HARTFORD LIFE, INC. AND SUBSIDIARIES
                                  SCHEDULE II

          SUPPLEMENTARY CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN MILLIONS)

CONDENSED STATEMENTS OF CASH FLOWS


                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                   1994      1995      1996
                                                                   -----     -----     -----
OPERATING ACTIVITIES
  Net income.....................................................  $ 151     $ 150     $  24
  Undistributed earnings.........................................   (134)     (150)       (5)
  Change in working capital......................................     --        --        --
                                                                   -----     -----     -----
     CASH FROM OPERATING ACTIVITIES..............................     17        --        19
                                                                   -----     -----     -----
INVESTING ACTIVITIES
  Capital contribution to subsidiary.............................   (150)       --      (115)
                                                                   -----     -----     -----
     CASH USED FOR INVESTING ACTIVITIES..........................   (150)       --      (115)
                                                                   -----     -----     -----
FINANCING ACTIVITIES
  Increase in Allocated Advances.................................    100        --       115
  Dividends paid.................................................    (17)       --       (19)
  Capital contribution...........................................     50        --        --
                                                                   -----     -----     -----
     CASH FROM FINANCING ACTIVITIES..............................    133        --        96
                                                                   -----     -----     -----
  Net change in cash.............................................     --        --        --
  Cash -- beginning of year......................................     --        --        --
                                                                   -----     -----     -----
     CASH -- END OF YEAR.........................................  $  --     $  --     $  --
                                                                   =====     =====     =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE YEAR FOR
  Interest expense...............................................  $  29     $  35     $  55
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
  Capital contribution...........................................  $  --     $ 180     $  --
  Dividends......................................................  $  --     $ 207     $  --
  Increase in Allocated Advances for other assets................  $  --     $  --     $  46

                      HARTFORD LIFE, INC. AND SUBSIDIARIES
                                  SCHEDULE III

                      SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN MILLIONS)

                                                                                           FUTURE POLICY
                                                                                             BENEFITS,        OTHER
                                                                              DEFERRED     UNPAID CLAIMS      POLICY
                                                                               POLICY        AND CLAIM      CLAIMS AND
                                                                             ACQUISITION    ADJUSTMENT       BENEFITS
                                  SEGMENT                                       COSTS        EXPENSES        PAYABLE
---------------------------------------------------------------------------  -----------   -------------   ------------
1994
Annuity....................................................................    $ 1,231        $   895        $  5,468
Individual Life Insurance..................................................        575            560           1,688
Employee Benefits..........................................................         12          1,402           7,894
Guaranteed Investment Contracts............................................         11             --           7,257
Corporate Operation........................................................          2             44              --
                                                                                ------         ------         -------
 Consolidated Operations...................................................    $ 1,831        $ 2,901        $ 22,307
                                                                                ======         ======         =======
1995
Annuity....................................................................    $ 1,559        $ 1,314        $  5,705
Individual Life Insurance..................................................        630            569           1,940
Employee Benefits..........................................................         29          1,643           9,399
Guaranteed Investment Contracts............................................          1             --           5,720
Corporate Operation........................................................          1             28              --
                                                                                ------         ------         -------
 Consolidated Operations...................................................    $ 2,220        $ 3,554        $ 22,764
                                                                                ======         ======         =======
1996
Annuity....................................................................    $ 2,033        $ 1,547        $  6,061
Individual Life Insurance..................................................        748            514           2,133
Employee Benefits..........................................................         18          1,965           9,895
Guaranteed Investment Contracts............................................          1             --           4,124
Corporate Operation........................................................         --             --              --
                                                                                ------         ------         -------
 Consolidated Operations...................................................    $ 2,800        $ 4,026        $ 22,213
                                                                                ======         ======         =======


                                                                                                                NET
                                                                                PREMIUMS         NET          REALIZED
                                                                               AND OTHER      INVESTMENT      CAPITAL
                                  SEGMENT                                    CONSIDERATIONS     INCOME     (LOSSES) GAINS
---------------------------------------------------------------------------  --------------   ----------   --------------
1994
Annuity....................................................................      $  264         $  330         $   --
Individual Life Insurance..................................................         277            113              1
Employee Benefits..........................................................       1,543            443             --
Guaranteed Investment Contracts............................................          --            481             --
Corporate Operation........................................................          55             36             --
                                                                                 ------         ------          -----
 Consolidated Operations...................................................      $2,139         $1,403         $    1
                                                                                 ======         ======          =====
1995
Annuity....................................................................      $  323         $  397         $   --
Individual Life Insurance..................................................         266            142             --
Employee Benefits..........................................................       2,048            467             --
Guaranteed Investment Contracts............................................           1            377             --
Corporate Operation........................................................           5             68             (4)
                                                                                 ------         ------          -----
 Consolidated Operations...................................................      $2,643         $1,451         $   (4)
                                                                                 ======         ======          =====
1996
Annuity....................................................................      $  539         $  434         $   --
Individual Life Insurance..................................................         313            159             --
Employee Benefits..........................................................       2,215            618             --
Guaranteed Investment Contracts............................................           2            251           (219)
Corporate Operation........................................................          --             72             --
                                                                                 ------         ------          -----
 Consolidated Operations...................................................      $3,069         $1,534         $ (219)
                                                                                 ======         ======          =====


                                                                             BENEFITS,    AMORTIZATION
                                                                              CLAIMS,     OF DEFERRED
                                                                             AND CLAIM       POLICY        DIVIDENDS
                                                                             ADJUSTMENT   ACQUISITION         TO          OTHER

                                  SEGMENT                                     EXPENSES       COSTS       POLICYHOLDERS   EXPENSES*

---------------------------------------------------------------------------  ----------   ------------   -------------   --------

1994
Annuity....................................................................    $  290         $ 90           $  --         $ 85

Individual Life Insurance..................................................       252           52              --           47

Employee Benefits..........................................................     1,200            3             419          283

Guaranteed Investment Contracts............................................       467            4              --            8

Corporate Operation........................................................        45           --              --           75

                                                                               ------         ----            ----         ----

 Consolidated Operations...................................................    $2,254         $149           $ 419         $498
                                                                               ======         ====            ====         ====

1995
Annuity....................................................................    $  317         $117           $  --         $118

Individual Life Insurance..................................................       217           72              --           61

Employee Benefits..........................................................     1,373            4             675          362

Guaranteed Investment Contracts............................................       453           12              --           16

Corporate Operation........................................................        35           --              --           32
                                                                               ------         ----            ----         ----

 Consolidated Operations...................................................    $2,395         $205           $ 675         $589
                                                                               ======         ====            ====         ====

1996
Annuity....................................................................    $  416         $174           $  --         $159

Individual Life Insurance..................................................       266           63               1           74

Employee Benefits..........................................................     1,684            4             634          396

Guaranteed Investment Contracts............................................       332            1              --           47

Corporate Operation........................................................        29           (1)             --           74
                                                                               ------         ----            ----         ----

 Consolidated Operations...................................................    $2,727         $241           $ 635         $750
                                                                               ======         ====            ====         ====




* Includes interest expense on Allocated Advances.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES
                                  SCHEDULE IV

                                  REINSURANCE
                                 (IN MILLIONS)


                                                                                         PERCENTAGE
                                                     CEDED TO     ASSUMED                OF AMOUNT
                                           GROSS       OTHER     FROM OTHER     NET       ASSUMED
                                           AMOUNT    COMPANIES   COMPANIES     AMOUNT     TO NET
                                          --------   ---------   ----------   --------   ---------
FOR THE YEAR ENDED DECEMBER 31, 1994
Life insurance in force.................  $237,420   $ 64,538     $ 32,987    $205,869      16.0%
                                          ========   ========      =======    ========
INSURANCE REVENUES
Life insurance and annuities............  $  1,358   $    119     $    195    $  1,434      13.6%
Accident and health insurance...........       631         65          139         705      19.7%
                                          --------   --------      -------    --------
Total...................................  $  1,989   $    184     $    334    $  2,139      15.6%
                                          ========   ========      =======    ========

FOR THE YEAR ENDED DECEMBER 31, 1995
Life insurance in force.................  $328,130   $109,829     $ 18,805    $237,106       7.9%
                                          ========   ========      =======    ========
INSURANCE REVENUES
Life insurance and annuities............  $  1,653   $    247     $    471    $  1,877      25.1%
Accident and health insurance...........       695         66          137         766      17.9%
                                          --------   --------      -------    --------
Total...................................  $  2,348   $    313     $    608    $  2,643      23.0%
                                          ========   ========      =======    ========
FOR THE YEAR ENDED DECEMBER 31, 1996
Life insurance in force.................  $300,783   $103,131     $ 46,040    $243,692      18.9%
                                          ========   ========      =======    ========
INSURANCE REVENUES
Life insurance and annuities............  $  2,338   $    326     $    183    $  2,195       8.3%
Accident and health insurance...........       739         87          222         874      25.4%
                                          --------   --------      -------    --------
Total...................................  $  3,077   $    413     $    405    $  3,069      13.2%
                                          ========   ========      =======    ========

                               INDEX TO EXHIBITS


  EXHIBIT
    NO.                                          DESCRIPTION
   1.1        Form of Underwriting Agreement (U.S. Version).
   1.2        Form of Underwriting Agreement (International Version).
   3.1        Form of Restated Certificate of Incorporation of Hartford Life, Inc.
   3.2        Form of By-laws of Hartford Life, Inc.
   4.1        Specimen Certificate of Class A Common Stock of Hartford Life, Inc.
   5.1        Opinion of Cravath, Swaine & Moore as to the legality of the securities being registered.
  10.1        Form of Master Intercompany Agreement between, Hartford Life, Inc., ITT Hartford
                Group, Inc. and, with respect to Articles VI and XII, Hartford Fire Insurance
                Company.
  10.2        Form of Tax Sharing Agreement between ITT Hartford Group, Inc. and its subsidiaries, including Hartford Life, Inc.
  10.3        Form of Management Agreement between Hartford Life Insurance Company and The
                Hartford Investment Management Company.
  10.4        Form of Management Agreement between Hartford Life Insurance Company, Hartford
                Accident and Indemnity Company and The Hartford Investment Management Company.
  10.5        Form of Management Agreement between certain subsidiaries of the Company and
                Hartford Investment Services, Inc.
  10.6        Form of Management Agreement between certain subsidiaries of the Company and
                Hartford Investment Services, Inc.
  10.7        Form of Sublease Agreement between Hartford Fire Insurance Company and Hartford
                Life, Inc.
  10.8        Credit Agreement dated as of February 10, 1997, among Hartford Life, Inc., the initial lenders named therein and Citibank, N.A.
  10.9        Promissory Note dated February 20, 1997, executed by Hartford Life, Inc. for the benefit of Hartford Accident and Indemnity Company.
  10.10       Employment Agreement for Lowndes A. Smith.
  10.11       Form of 1997 Hartford Life, Inc. Incentive Stock Plan.
  10.12       Form of 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan.
  10.13       Form of 1997 Hartford Life, Inc. Employee Stock Purchase Plan.
  10.14       Form of 1997 Hartford Life, Inc. Restricted Stock Plan for Non-Employee
                Directors.
  10.15       Trade Name and Service Mark License Agreement effective as of November 1, 1995, between ITT Corporation and ITT Hartford Group, Inc.
  10.16       Promissory Note dated April 4, 1997, executed by Hartford Life, Inc. for the benefit of Hartford Accident and Indemnity Company.
  11.1        Computation of earnings per share.
**21.1        Subsidiaries of Hartford Life, Inc.
  23.1        Consent of Cravath, Swaine & Moore (included in Exhibit 5.1).
  23.2        Consent of Arthur Andersen LLP.
**23.3        Consent of Ramani Ayer.
**23.4        Consent of Donald R. Frahm.
**23.5        Consent of Paul G. Kirk, Jr.
**23.6        Consent of Lowndes A. Smith.
**23.7        Consent of H. Patrick Swygert.
**23.8        Consent of DeRoy C. Thomas.
**23.9        Consent of Gordon I. Ulmer.
**23.10       Consent of David K. Zwiener.
**24.1        Powers of Attorney.
**27.1        Financial Data Schedule.


---------------
 * To be filed by amendment.

** Previously filed.